UNITED STATES

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

APP PHARMACEUTICALS, INC.

(Name of Registrant As Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):

☐		No fee required

☒		Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share, of APP Pharmaceuticals, Inc.
(2)

Aggregate number of securities to which transaction applies: 163,194,389

160,792,504 outstanding shares of common stock, 2,024,653 shares of common stock issuable upon exercise of outstanding APP stock options with an exercise price equal to or less than $23.00, and 377,232 shares of common stock issuable in respect of APP’s outstanding restricted stock units, all as of July 24, 2008.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying (a) $23.23 (the average of the high and low prices of the shares of APP common stock as reported in the consolidated reporting system as of July 28, 2008) by (b) the number of securities reflected in (2) above.

	(4)	Proposed maximum aggregate value of transaction: $3,791,005,656
	(5)	Total fee paid: $148,987 as computed in accordance with Exchange Act Rule 0-11(c)(1) by multiplying the maximum aggregate value reflected in (4) above by 0.003930%.
☐		Fee paid previously with preliminary materials.

☒

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
$1,475.11
	(2)	Form, Schedule or Registration Statement No.:
Registration Statement on Form S-4
	(3)	Filing Parties:
Fresenius Kabi Pharmaceuticals Holding, LLC
	(4)	Date Filed:
July 31, 2008

The information in this information statement/prospectus is not complete and may be changed. The registrant may not sell the securities described herein until the registration statement filed with the Securities and Exchange Commission is declared effective. This information statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 31, 2008

APP PHARMACEUTICALS, INC.

1501 East Woodfield Road, Suite 300 East

Schaumburg, Illinois 60173

NOTICE OF ACTION BY WRITTEN CONSENT AND APPRAISAL RIGHTS

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

[—], 2008

Dear Stockholder:

As previously announced, on July 6, 2008, APP Pharmaceuticals, Inc. entered into a merger agreement with Fresenius SE and certain of its subsidiaries under which APP will be acquired by, and become an indirect, wholly-owned subsidiary of, Fresenius.

In the merger, APP stockholders (other than stockholders who validly perfect appraisal rights under Delaware law) will be entitled to receive, for each share of APP common stock that they hold, (i) $23.00 per share in cash, without interest, and (ii) one contingent value right, or CVR, issued by Fresenius Kabi Pharmaceuticals Holding, LLC, or FK Holdings, the subsidiary of Fresenius that will own APP following the merger. Each CVR will entitle its holder to receive a cash payment, without interest, of up to $6.00 to the extent that the “Adjusted EBITDA” of APP and FK Holdings for the three years ending December 31, 2010, determined in accordance with the CVR agreement described in this information statement/prospectus, exceeds a threshold amount.

Our board of directors, after careful consideration and acting upon the unanimous recommendation of a special committee of our independent directors, has approved and declared advisable the merger and the merger agreement. A copy of the merger agreement is attached to this information statement/prospectus as Annex A.

Under Delaware law, the approval of holders of a majority of the outstanding shares of APP common stock is required to adopt the merger agreement. On July 6, 2008, Dr. Patrick Soon-Shiong and entities affiliated with him, who together owned approximately 81.1% of the outstanding shares of APP common stock as of the date of the merger agreement, executed a written consent approving and adopting the merger and the merger agreement pursuant to the terms of a written consent and voting agreement they entered into with Fresenius. Accordingly, your approval is not required and is not being requested.

Under Delaware law, if you comply with certain requirements of Delaware law described in this information statement/prospectus, you will have the right to seek an appraisal and to be paid the “fair value” of your shares of APP common stock as determined in accordance with Delaware law (exclusive of any element of value arising from the accomplishment or expectation of the merger) instead of the merger consideration. Your appraisal rights under Delaware law are more fully described in this information statement/prospectus under “Rights of Appraisal” beginning on page 93.

There is currently no public market for the CVRs. FK Holdings intends to apply to list the CVRs on the NASDAQ Capital Market under the symbol “[—].”

THE CVRs INVOLVE VARIOUS RISKS, WHICH ARE DESCRIBED IN THIS INFORMATION STATEMENT/PROSPECTUS UNDER “RISK FACTORS” BEGINNING ON PAGE 17.

We urge you to read this information statement/prospectus carefully and in its entirety.

Neither APP nor Fresenius is soliciting proxies from APP stockholders.

This notice and the accompanying information statement/prospectus shall constitute notice to you of the action by written consent contemplated by Section 228 of the Delaware General Corporation Law.

By order of the board of directors,

Patrick Soon-Shiong, M.D.

Chairman

The information statement/prospectus is dated [—], 2008 and is first being mailed to APP’s stockholders on or about [—], 2008.

INFORMATION STATEMENT

OF

APP PHARMACEUTICALS, INC.

1501 East Woodfield Road, Suite 300 East

Schaumburg, Illinois 60173

PROSPECTUS

OF

FRESENIUS KABI PHARMACEUTICALS HOLDING, LLC

Else-Kroener-Strasse 1

61352 Bad Homburg v.d.H.

Germany

We Are Not Asking You for a Proxy and

You Are Requested Not to Send Us a Proxy

[—], 2008

This information statement/prospectus is being furnished to the holders of common stock of APP Pharmaceuticals, Inc., or APP, by the board of directors of APP and by Fresenius Kabi Pharmaceuticals Holding, LLC, or FK Holdings, in connection with the Agreement and Plan of Merger, dated as of July 6, 2008, by and among Fresenius SE, a societas europaea organized under the laws of Germany, which we refer to as Fresenius, FK Holdings, an indirect, wholly-owned subsidiary of Fresenius, and Fresenius Kabi Pharmaceuticals, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of FK Holdings, which we refer to as Merger Sub, and APP. Under the merger agreement, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into APP and APP will become a direct, wholly-owned subsidiary of FK Holdings and an indirect, wholly-owned subsidiary of Fresenius. It is anticipated that prior to completion of the merger, FK Holdings will be converted into a Delaware corporation with the name Fresenius Kabi Pharmaceuticals Holding, Inc.

After careful consideration and acting upon the unanimous recommendation of a special committee of APP’s independent directors, APP’s board of directors approved the merger and the merger agreement. A copy of the merger agreement is attached to this information statement/prospectus as Annex A.

Under the merger agreement, when the merger is completed, APP stockholders (other than stockholders who validly perfect appraisal rights under Delaware law or Fresenius, FK Holdings or Merger Sub) will be entitled to receive, for each share of APP common stock they hold, (i) $23.00 in cash, without interest, and (ii) one contingent value right, or CVR, issued by FK Holdings and representing the right to receive an additional cash payment, without interest, of up to $6.00 per CVR, as determined in accordance with the terms of the Contingent Value Rights Agreement to be entered into in connection with the merger.

Each CVR will represent the right to receive a pro-rata portion of an amount equal to 2.5 times the excess of the cumulative net income before interest, taxes, depreciation and amortization, of APP and FK Holdings and their subsidiaries, on a consolidated basis, subject to certain adjustments, or Adjusted EBITDA, for the three years ending December 31, 2010, over $1.267 billion. In the event that Adjusted EBITDA for this period does not exceed this threshold amount, no payment will be made on the CVRs. See “Description of the CVRs” beginning on page 78. A copy of the form of Contingent Value Rights Agreement, which we refer to as the CVR indenture, is attached hereto as Annex B.

THE CVRs INVOLVE RISKS. THESE RISKS ARE DISCUSSED IN GREATER DETAIL IN THIS INFORMATION STATEMENT/PROSPECTUS UNDER “RISK FACTORS” BEGINNING ON PAGE 17.

There is currently no public market for the CVRs. FK Holdings intends to apply to list the CVRs on the NASDAQ Capital Market under the symbol “[—].”

In accordance with Delaware law, the affirmative vote (or consent in writing in lieu thereof) of the holders of a majority of the outstanding shares of APP common stock, voting (or consenting in writing in lieu thereof) as a single class, is required to adopt the merger agreement. On July 6, 2008, immediately following execution of the merger agreement, Dr. Patrick Soon-Shiong and certain entities affiliated with him, which we refer to collectively in this information statement/prospectus as the principal stockholders and who together owned at that date approximately 81.1% of the outstanding shares of APP common stock, signed a Written Consent and Voting Agreement, which we refer to as the voting agreement, and delivered a written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement. A copy of the voting agreement executed by the principal stockholders is attached hereto as Annex C. Because the principal stockholders owned a majority of the outstanding shares of APP common stock entitled to vote on the adoption of the merger agreement, the principal stockholders’ action by written consent was sufficient to adopt the merger agreement and to approve the merger without any further action by any other APP stockholder. As a result, no other votes are necessary to adopt the merger agreement, and your approval is not required and is not being requested. Neither APP nor Fresenius is soliciting proxies from APP’s stockholders.

Under Section 262 of the DGCL, if you are not one of the principal stockholders and you comply with the requirements of Section 262 of the DGCL, you will have the right to seek an appraisal and to be paid the “fair value” of your shares of APP common stock at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) instead of the merger consideration. This information statement/prospectus constitutes notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached as Annex F to this information statement/prospectus.

Under applicable securities regulations, the merger may not be completed until 20 business days after the date of mailing of this information statement/prospectus to APP stockholders. Under the merger agreement, the parties are not required to complete the merger for an additional four business days following completion of this 20 business day period. Therefore, notwithstanding the execution and delivery of the written consent by the principal stockholders, the merger may not be completed until that time has elapsed, and therefore, the earliest possible date on which the merger can be completed is [—].

Please read this information statement/prospectus carefully and in its entirety as it contains important information.

Please do not send any APP stock certificates at this time. If the merger is completed, you will receive detailed instructions regarding the surrender of your stock certificates and payment for your shares of APP common stock as promptly as practicable after the merger is completed.

This information statement/prospectus is first being mailed to APP stockholders on or about [—], 2008. This information statement/prospectus also constitutes FK Holdings’ prospectus, filed with the Securities and Exchange Commission, which we refer to as the SEC, as part of a Registration Statement on Form S-4 filed under the Securities Act of 1933, which we refer to as the Securities Act, with respect to the CVRs to be issued in connection with the merger. APP has supplied all the information contained herein with respect to itself. FK Holdings has supplied all the information contained herein with respect to itself and Fresenius and their respective subsidiaries.

The CVRs have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this information statement/prospectus. Any representation to the contrary is a criminal offense.

ADDITIONAL INFORMATION

This information statement/prospectus incorporates important business and financial information about APP from documents that APP has filed with the SEC but that have not been included in or delivered with this information statement/prospectus. For a listing of documents incorporated by reference in this information statement/prospectus, please see the section entitled “Where You Can Find More Information” on page 107. APP will provide you with copies of this information relating to APP, without charge, upon written or oral request to:

APP Pharmaceuticals, Inc.

1501 East Woodfield Road, Suite 300 East

Schaumburg, Illinois 60173

Attention: Investor Relations

Telephone Number: (847) 969-2700

In order for you to receive timely delivery of the documents before closing of the merger, APP should receive your request no later than [—], 2008.

This information can also be obtained without charge from the “Investor Relations” section of APP’s website at http://www.apppharma.com and from the SEC’s website at www.sec.gov.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as an APP stockholder. To better understand these matters, and for a description of the legal terms governing the merger, you should carefully read this entire information statement/prospectus, including the annexes, as well as the documents that we have incorporated by reference into this document. See “Where You Can Find More Information.”

Unless otherwise indicated or the context requires otherwise, all references to “Fresenius” refer to Fresenius SE; all references to “Fresenius group” means Fresenius and its subsidiaries; all references to “FK Holdings” refer to Fresenius Kabi Pharmaceuticals Holding, LLC, an indirect, wholly-owned subsidiary of Fresenius which will be converted into a Delaware corporation with the name Fresenius Kabi Pharmaceuticals Holding, Inc. prior to the merger; all references to “APP” refer to APP Pharmaceuticals, Inc. and its subsidiaries, including its operating subsidiary, APP Pharmaceuticals, LLC; all references to “Merger Sub” refer to Fresenius Kabi Pharmaceuticals, LLC, a direct, wholly-owned subsidiary of FK Holdings; all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of July 6, 2008, by and among APP, Fresenius, FK Holdings and Merger Sub, a copy of which is attached as Annex A to this information statement/prospectus, as it may be amended from time to time; all references to the “merger” refer to the merger contemplated by the merger agreement; and all references to the “principal stockholders” refer to Dr. Patrick Soon-Shiong and certain entities affiliated with him, who together owned approximately 81.1% of the outstanding shares of APP common stock as of the date of the merger agreement.

Q:	Why are APP stockholders receiving this information statement/prospectus?

A:	Fresenius and APP have agreed to the acquisition of APP by Fresenius upon the terms and conditions of the merger agreement described in this information statement/prospectus, and APP’s principal stockholders have adopted the merger agreement and approved the merger. Applicable provisions of Delaware law and certain securities regulations require APP and Fresenius to provide you with information regarding the merger even though your vote or consent is neither required nor requested to adopt the merger agreement or complete the merger.

Q:	What will happen to APP as a result of the merger?

A:	The acquisition of APP by Fresenius will be accomplished through a merger of Merger Sub with and into APP, with APP surviving the merger as a direct, wholly-owned subsidiary of FK Holdings and an indirect, wholly-owned subsidiary of Fresenius. As a result of the merger, APP’s common stock will be cancelled and de-listed from the NASDAQ Global Select Market and will no longer be publicly traded.

Q:	Why did APP’s board of directors approve the merger and the merger agreement?

A:	After careful consideration and evaluation of the merger, upon the unanimous recommendation of a special committee of APP’s independent directors, which we refer to as the special committee, and in consideration of, among other things, the opinions of APP’s financial advisors that the merger consideration, taken in the aggregate, was fair from a financial point of view to holders (other than the principal stockholders) of shares of APP common stock, APP’s board of directors determined that the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of the stockholders of APP. Accordingly, APP’s board of directors approved, adopted and declared advisable the merger agreement and the merger. To review the special committee’s and APP’s board of directors’ reasons for recommending and approving the merger and the merger agreement, see “The Merger—Reasons for the Merger.”

Q:	Is the approval of stockholders necessary to adopt the merger? Why am I not being asked to vote on the merger?

A:	Adoption of the merger agreement requires approval of the holders of a majority of the outstanding shares of APP common stock, voting (or consenting in writing in lieu thereof) together as a single class. APP stockholder approval was obtained on July 6, 2008 when the principal stockholders delivered a written consent adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement. The principal stockholders’ action by written consent was sufficient under Delaware law to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement without the approval of any other stockholder of APP. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy and you are not requested to send us a proxy.

Q:	If the merger is completed, what will I receive for my shares of APP common stock?

A:	Upon completion of the merger, each share of APP common stock that is issued and outstanding (other than those for which appraisal rights are validly perfected or those owned by Fresenius, FK Holdings or Merger Sub) will be cancelled and converted into the right to receive (i) $23.00 in cash, without interest, and (ii) one contingent value right, which we refer to as a CVR, representing the right to receive a payment of up to $6.00 in cash, without interest, if and to the extent that any amount is payable as determined in accordance with the CVR indenture to be entered into in connection with the merger. We refer to the consideration for the merger described in clauses (i) and (ii) together as the merger consideration. See “The Merger Agreement—Merger Consideration”; “The Merger Agreement—Treatment of APP Stock Options and Other Equity Awards”; and “The Merger Agreement—Exchange and Payment Procedures.”

Q:	What are the CVRs?

A:	The CVRs are contingent value rights to be issued in the merger by FK Holdings. Each CVR represents the right to receive a pro rata portion of an amount equal to 2.5 times the amount by which cumulative Adjusted EBITDA of APP and FK Holdings and their subsidiaries on a consolidated basis, for the three years ending December 31, 2010, exceeds $1.267 billion, up to a maximum of $6.00 in cash per CVR. If Adjusted EBITDA for this period does not exceed this threshold amount, no amounts will be payable on the CVRs and the CVRs will expire valueless. The CVRs are not an equity security of FK Holdings and do not represent ownership rights in FK Holdings and holders of CVRs are not entitled to any vote on or with respect to any matter put to a vote of the holders of equity securities of FK Holdings. Similarly, holders of CVRs are not entitled to any dividends declared or paid with respect to any equity security of FK Holdings. A holder of a CVR is entitled only to those rights set forth in the CVR indenture.

Q:	How much is the CVR payment and when will it be paid?

A:	The CVR payment, if any, will be calculated based upon the Adjusted EBITDA of APP and FK Holdings and their consolidated subsidiaries for the three years ending December 31, 2010, and, accordingly, the CVR payment amount cannot be determined until after December 31, 2010. The maximum CVR payment is $6.00 in cash per CVR. The CVR payment, if any, is payable by FK Holdings on June 30, 2011. See “Description of the CVRs.”

Q:	Is interest payable with respect to the CVRs?

A:	Generally, no. Except in the limited circumstance where a CVR payment is due and has not been paid when due by FK Holdings (in which case, default interest accrues), no interest will accrue on the CVRs.

Q:	Are the CVR payments secured or guaranteed?

A:	No. The CVR payments are neither secured nor guaranteed. CVR payments, if any become due, are unsecured general obligations of FK Holdings, are not guaranteed by Fresenius or any of its affiliates and are expressly subordinated to an unlimited amount of senior indebtedness of FK Holdings and its subsidiaries. Fresenius has agreed to make an equity contribution to FK Holdings to support payment of amounts due under the CVR to the extent that FK Holdings does not have sufficient funds.

Q:	Can I sell the CVRs?

A:	Yes. The CVRs are transferable (subject to applicable restrictions under securities laws) and are being registered with the SEC in connection with the merger pursuant to the registration statement of which this information statement/prospectus forms a part. FK Holdings intends to apply to list the CVRs on the NASDAQ Capital Market. There can be no guarantee, however, that the CVRs will be listed on the NASDAQ Capital Market or any other exchange, and, if listed, there is no assurance that they will continue to satisfy the listing requirements of the NASDAQ Capital Market, or that a trading market in the CVRs will develop or exist at any time. Furthermore, no prediction can be made regarding the liquidity of any such market or the prices at which the CVRs may trade at any point in time, if at all.

Q:	Will the merger consideration I receive in the merger increase if APP’s results of operations improve or if the price of APP’s common stock increases above the cash amount per share included in the merger consideration?

A:	No. The merger consideration payable for each share of APP common stock at closing is fixed at (i) $23.00 cash, without interest, and (ii) one CVR, and the payment received at closing will not change regardless of APP’s results of operations or the price of APP’s publicly traded common stock. However, improvements in APP’s results of operations could positively affect the Adjusted EBITDA of FK Holdings and APP and their consolidated subsidiaries and result in a payment on the CVRs. See “Description of the CVRs.”

Q:	When is the merger expected to be completed?

A:	APP and Fresenius are working hard to complete the merger as quickly as practicable. We anticipate that the merger will be completed before the end of the first quarter of 2009. However, we cannot predict the exact timing of the completion of the merger or guarantee that the merger will be completed.

Q:	Am I entitled to appraisal rights?

A:	Yes. Stockholders other than the principal stockholders are entitled to appraisal rights under the General Corporation Law of the State of Delaware, which we refer to as the DGCL, in connection with the merger so long as they take all the steps required to perfect their rights under Delaware law. See “Rights of Appraisal.”

Q:	What are the material U.S. federal income tax consequences to the APP stockholders of the merger?

A:	The receipt of the merger consideration in exchange for shares of APP common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign income or other tax laws). For U.S. federal income tax purposes, a U.S. holder of APP common stock generally will recognize gain or loss at the time of the merger equal to the difference, if any, between (a) the amount of cash and the fair market value of the CVRs received by the U.S. holder in exchange for such APP common stock and (b) the U.S. holder’s adjusted tax basis in such APP common stock. Because individual circumstances may differ, we strongly recommend that you consult your own tax advisor to fully understand the tax consequences of the merger to you. See “Certain Material U.S. Federal Income Tax Consequences” for a more detailed explanation.

Q:	Should I send my APP common stock certificates now?

A:	No. After the completion of the merger, you will be sent a letter of transmittal and detailed instructions for exchanging your APP common stock certificates for the merger consideration.

Q:	Where can I find more information about APP?

A:	APP files periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the internet site maintained by the SEC, at http://www.sec.gov, and on APP’s internet site, at http://www.apppharma.com. For a more detailed description of the information available, please refer to the section entitled “Where You Can Find More Information.”

Q:	Who can help answer my questions?

A:	If you have additional questions about the merger after reading this information statement/prospectus, or require assistance or need additional copies of this information statement/prospectus, please contact:

APP Pharmaceuticals, Inc.

Attention: Investor Relations

1501 East Woodfield Road, Suite 300 East

Schaumburg, Illinois 60173

Phone: (847) 969-2700

SUMMARY

The following summary highlights only selected information contained elsewhere in this information statement/prospectus and may not contain all the information that may be important to you. Accordingly, you are encouraged to read this information statement/prospectus carefully and in its entirety, including its annexes and the documents incorporated by reference in this information statement/prospectus. See the section entitled “Where You Can Find More Information.”

Parties to the Merger Agreement

APP Pharmaceuticals, Inc.

1501 East Woodfield Road, Suite 300 East

Schaumburg, IL 60173

Telephone: (847) 969-2700

APP Pharmaceuticals, Inc., a corporation organized under the laws of Delaware, or APP, is a fully-integrated pharmaceutical company that develops, manufactures and markets injectable pharmaceutical products with a primary focus on the oncology, anti-infective, anesthetic/analgesic and critical care markets. APP offers one of the most comprehensive product portfolios used in hospitals, long-term care facilities, alternate care sites and clinics within North America and manufactures a comprehensive range of dosage formulations.

Fresenius SE

Else-Kroener-Strasse 1

61352 Bad Homburg v.d.H.

Germany

Telephone: +49 (6172) 608 0

Fresenius SE, a societas europaea organized under the laws of Germany, or Fresenius, is a health care group with products and services for dialysis, hospital and medical care of patients at home. In addition, Fresenius focuses on hospital operations as well as on engineering and services for hospitals. The Fresenius group consists of Fresenius Medical Care, Fresenius Kabi, Fresenius Helios and Fresenius Vamed. The Fresenius group had total assets of €15,324 million as of December 31, 2007, and sales of €11,358 million for the year ending December 31, 2007, in each case determined in accordance with U.S. GAAP.

Fresenius Kabi Pharmaceuticals Holding, LLC

Else-Kroener-Strasse 1

61352 Bad Homburg v.d.H.

Germany

Telephone: +49 (6172) 608 0

Fresenius Kabi Pharmaceuticals Holding, LLC, or FK Holdings, a Delaware limited liability company, is an indirect, wholly-owned subsidiary of Fresenius. FK Holdings was formed solely for the purpose of executing the merger. FK Holdings has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement, and has no assets or liabilities. Upon completion of the merger, APP will be a wholly-owned subsidiary of FK Holdings. It is anticipated that prior to completion of the merger, FK Holdings will be converted into a Delaware corporation.

Fresenius Kabi Pharmaceuticals, LLC

Else-Kroener-Strasse 1

61352 Bad Homburg v.d.H.

Germany

Telephone: +49 (6172) 608 0

Fresenius Kabi Pharmaceuticals, LLC, a Delaware limited liability company, or Merger Sub, is a wholly-owned subsidiary of FK Holdings formed for the purpose of executing the merger, to act as the holding company of APP and to issue the CVRs. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the merger, Merger Sub will be merged into APP, Merger Sub’s separate existence will cease, and APP will be a direct, wholly-owned subsidiary of FK Holdings.

The Merger

Under the merger agreement, Merger Sub will merge with and into APP, and APP will be the surviving corporation in the merger. As a result of the merger, APP will become a direct, wholly-owned subsidiary of FK Holdings and an indirect, wholly-owned subsidiary of Fresenius. APP will continue to do business immediately following the merger as APP Pharmaceuticals, Inc.

Merger Consideration

Upon completion of the merger, each share of APP common stock outstanding immediately prior to the merger, other than those held by stockholders who properly demand and perfect appraisal rights or Fresenius, FK Holdings or Merger Sub, will be converted into the right to receive (i) $23.00 in cash, without interest, and (ii) one CVR.

The CVRs

Each CVR will entitle its holder to receive, on June 30, 2011, a cash payment, without interest, equal to a pro rata portion of an amount equal to 2.5 times the excess over $1.267 billion, if any, of the cumulative Adjusted EBITDA of APP and FK Holdings and their subsidiaries on a consolidated basis for the three years ending December 31, 2010. The maximum amount payable with respect to each CVR is $6.00 in cash. If cumulative Adjusted EBITDA for this period does not exceed the threshold, no amounts will be payable on the CVRs and the CVRs will expire valueless. Adjusted EBITDA will exclude (i) costs, expenses, and revenue from sales outside the U.S. and Canada, and (ii) costs, expenses and revenue for sales of product not currently under development by APP. The CVRs are unsecured obligations of FK Holdings, subordinated to an unlimited amount of FK Holdings’ indebtedness.

There are numerous risks associated with the CVRs, including whether APP and FK Holdings will generate sufficient Adjusted EBITDA to require any payment under the CVRs, and there is no assurance that the minimum Adjusted EBITDA threshold will be met or exceeded. The CVRs are freely transferable (subject to restrictions under applicable securities laws) and are being registered with the SEC in connection with the merger pursuant to the registration statement, of which this information statement/prospectus forms a part. FK Holdings intends to apply to list the CVRs on the NASDAQ Capital Market. See “Description of the CVRs” and “Risk Factors.”

Opinions of APP’s Financial Advisors

Opinion of Goldman, Sachs & Co.

Goldman, Sachs & Co., which we refer to as Goldman Sachs, delivered its opinion to the board of directors of APP and the special committee thereof that, as of July 6, 2008, and based upon and subject to the factors and assumptions set forth therein, the merger consideration, which consists of $23.00 in cash consideration plus a CVR entitling the holder thereof to a potential payment of up to $6.00 in cash, taken in the aggregate, to be received by the holders (other than the principal stockholders) of shares of APP common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated July 6, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Goldman Sachs provided its opinion for the information and assistance of the special committee in connection with their consideration of the merger. The Goldman Sachs opinion is not a recommendation as to any action that an APP stockholder should take with respect to the merger. Pursuant to an engagement letter between the special committee and Goldman Sachs, APP has agreed to pay Goldman Sachs a transaction fee of 0.4% of the aggregate consideration paid in the merger, all of which is payable upon consummation of the merger.

Opinion of Lazard Frères & Co. LLC

In connection with the merger, Lazard Frères & Co. LLC, which we refer to as Lazard, rendered its oral opinion on July 6, 2008 to the board of directors of APP and its special committee, which was subsequently confirmed in writing, that, as of July 6, 2008 and based upon and subject to the factors and assumptions set forth therein, the merger consideration, taken in the aggregate, to be received by the holders (other than the principal stockholders) of shares of APP common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Lazard, dated July 7, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex E. Lazard provided its opinion for the information and assistance of the board of directors of APP and the special committee in connection with their consideration of the merger. The Lazard opinion is not a recommendation as to any action that an APP stockholder should take with respect to the merger. Pursuant to an engagement letter between APP and Lazard, APP has agreed to pay Lazard a transaction fee of 0.4% of the aggregate consideration paid in the merger, all of which is payable upon consummation of the merger.

See “The Merger – Opinions of Financial Advisors to APP.”

Required Approval of the Merger

Under Section 251 of the DGCL, approval of APP’s board of directors and the affirmative vote (or written consent in lieu thereof) of a majority of the outstanding shares of APP common stock voting (or consenting in writing in lieu thereof) is required to adopt the merger agreement. APP’s board of directors has declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Written Consent and Voting Agreement

Concurrently with the execution of the merger agreement, the principal stockholders, who together owned approximately 81.1% of the outstanding shares of APP common stock entitled to vote on the adoption of the merger agreement at the date of the merger agreement, entered into a voting agreement with Fresenius, FK Holdings and Merger Sub and agreed, among other things, to take specified actions in furtherance of the merger, including delivering to APP a written consent (in accordance with Section 228 of the DGCL) adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement. A copy of the voting agreement is attached to this information statement/prospectus as Annex C. On July 6, 2008, immediately following execution of the merger agreement and the voting agreement, the principal stockholders delivered the written consent adopting the merger. Because the principal stockholders owned a majority of the outstanding shares of APP common stock entitled to vote on the adoption of the merger agreement, the principal stockholders’ action by written consent was effective to adopt the merger agreement and to approve the merger and the other transactions contemplated by the merger agreement without any further action by any other APP stockholder. As a result, no other votes are necessary to adopt the merger agreement, and your approval is not required and is not being requested. If the merger agreement is terminated in accordance with its terms (other than a termination resulting from a breach of the voting agreement), the voting agreement will automatically terminate, and the written consent of each of the principal stockholders will be automatically revoked.

Interests of APP’s Directors and Executive Officers in the Merger

When reading this information statement/prospectus, you should be aware that the executive officers and directors of APP may have interests in the merger that may be different from, or in addition to, the interests of other APP stockholders generally. A description of these interests is set forth below.

Each executive officer of APP (other than the chief financial officer) will be entitled to receive (i) severance pay equal to two times his then-current base salary plus the amount of his incentive cash bonus for 2007 and (ii) health and dental benefits through May 23, 2010, in each case in the event of a “qualifying termination” on or before May 23, 2010. The chief financial officer of APP will be entitled to receive severance payments equal to (i) his then-current base salary for eighteen months, plus (ii) an amount generally approximating the incentive cash bonus for the prior year, calculated based on bonuses paid in prior years and prorated based on the number of days of employment in the year of termination, plus (iii) $50,000, if this amount is not paid as contemplated on March 31, 2009, if his employment is terminated by APP without “cause” or he voluntarily resigns for “good reason,” in each case whether or not in connection with a change of control transaction. Assuming the merger is completed on December 31, 2008 and all executive officers are terminated immediately after the closing of the merger in a “qualifying termination” or without “cause” or for “good reason,” as applicable, the total aggregate value of these payments to, and benefits for, the executive officers would be approximately $4.2 million.

In addition, each executive officer and director of APP holds stock options and/or restricted stock units of APP, which, whether or not vested, will immediately vest and be cancelled upon the closing of the merger in exchange for a portion of the merger consideration. See “The Merger Agreement—Treatment of APP Stock Options and Other Equity Awards” on page 63. Assuming the merger is completed on December 31, 2008, and excluding any value attributable to the CVRs, the total amount that the executive officers and directors of APP would receive in respect of their vested and unvested equity awards would be approximately $5.9 million.

Concurrently with the execution of the merger agreement, Dr. Soon-Shiong entered into a Consulting Agreement dated July 6, 2008, with Fresenius and FK Holdings, which we refer to as the consulting agreement, pursuant to which Dr. Soon-Shiong will act as a consultant to FK Holdings for a period of one year from the effective date of the merger, subject to extension by agreement of the parties. Dr. Soon-Shiong will receive an annual consultancy fee equal to $600,000 and is entitled to additional compensation of $600,000 for each calendar year while the consulting agreement is in effect in which the Adjusted EBITDA of FK Holdings and APP exceeds by ten percent APP management’s projected Adjusted EBITDA for such year. In addition, Fresenius has agreed to take all reasonably necessary actions to appoint and maintain Dr. Soon-Shiong as a member of FK Holdings’ board of directors through June 30, 2011.

The special committee of APP’s independent directors was aware of these interests and considered them, among other factors, in unanimously recommending to APP’s board of directors to approve the merger agreement and declare the advisability of the merger. APP’s board of directors was also aware of these interests and considered them, among other factors, in approving the merger agreement and declaring the advisability of the merger.

Following the date of the merger agreement, Dr. Soon-Shiong and certain entities affiliated with him agreed to purchase €100 million of the Mandatory Exchangeable Bonds offered by Fresenius as part of the financing for the merger. See “The Merger—Financing of the Merger—Mandatory Exchangeable Bonds.”

Treatment of APP Stock Options and Other Equity Awards

Upon completion of the merger, each outstanding option to purchase APP common stock, whether or not vested, will immediately vest and be cancelled and:

•	if the exercise price is less than $23.00, the option will entitle the holder to receive (i) cash, without interest, equal to the difference between $23.00 and the exercise price and (ii) one CVR.

•

if the exercise price is equal to or greater than $23.00 but less than $29.00, the option will entitle the holder to receive, on June 30, 2011, cash, without interest, equal to the excess, if any, of (i) $23.00 plus the amount payable with respect to each CVR, over (ii) the exercise price of such option.

•	if an option to purchase APP common stock has an exercise price greater than $29.00, the holder will not be entitled to receive any merger consideration for such option.

Upon completion of the merger, each outstanding APP restricted stock unit, or RSU, will immediately vest and convert into the right to receive: (i) $23.00 in cash, without interest, and (ii) one CVR.

CVR Indenture

The CVRs will be issued under the CVR indenture, to be entered into by FK Holdings and [•], as trustee, prior to the effective time of the merger. A copy of the form of Contingent Value Rights Agreement is attached to this information statement/prospectus as Annex B.

FK Holdings will cause the CVR indenture to be qualified under the Trust Indenture Act of 1939, as amended. The terms of the CVRs include those stated in the CVR indenture and those made part of the CVR indenture by reference to the Trust Indenture Act.

Conditions to the Merger

Before the merger can be completed, a number of conditions must be satisfied or (to the extent permitted under applicable laws and the terms of the merger agreement) waived. These conditions to the respective obligations of APP and Fresenius to complete the merger include, among others:

•

approval and adoption of the merger agreement by the requisite vote of the holders of APP common stock (this condition was satisfied upon delivery of the written consent of the principal stockholders);

•

the SEC shall have declared effective the registration statement, of which this information statement/prospectus is a part, and no stop order suspending the effectiveness of the registration statement shall be in effect;

•	to the extent required by applicable law, the CVR indenture shall have been qualified under the Trust Indenture Act;

•	this information statement/prospectus shall have been mailed to APP’s stockholders at least 20 business days prior to the closing;

•	the absence of any injunction or order issued by any governmental entity of competent jurisdiction in the United States or Canada prohibiting the completion of the merger;

•	the expiration or earlier termination of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act;

•

counsel to APP having issued a tax opinion in accordance with the merger agreement and the tax allocation agreement entered into by APP, APP Pharmaceuticals, LLC, Abraxis BioScience, Inc. and Abraxis BioScience, LLC pursuant to the November 2007 spin-off of Abraxis BioScience from APP to the effect that the merger should not affect the qualification of the spin-off under Section 355 and Section 368(a)(1)(D) of the Code and the non-recognition of gain to APP in the spin-off;

•

solely with respect to the obligations of Fresenius, the representations and warranties of APP contained in the merger agreement being true and correct as of the closing date (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of that date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect (as defined in the merger agreement) on APP;

•

solely with respect to the obligations of APP, the representations and warranties of Fresenius, FK Holdings and Merger Sub contained in the merger agreement being true and correct in all material respects as of the closing date (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of that date);

•

with respect to the obligations of Fresenius, on the one hand, and of APP, on the other hand, the other party having performed, or complied with, in all material respects, its covenants and agreements in the merger agreement;

•

solely with respect to the obligations of Fresenius, since the date of the merger agreement, there shall not have been any material adverse effect (as defined in the merger agreement) on APP, and the non-competition agreement shall be in full force and effect; and

•

solely with respect to the obligations of APP, the CVR indenture shall have been entered into by FK Holdings and the trustee and be in full force and effect, the equity commitment of Fresenius in favor of FK Holdings shall be in full force and effect, and the CVRs shall have been approved for listing (subject to notice of issuance) on the NASDAQ Capital Market or other exchange or trading platform agreed by APP and Fresenius.

Restrictions on Solicitation of Third Party Acquisition Proposals

The merger agreement generally restricts APP’s ability to: (1) solicit or encourage the making of any third party proposal for the acquisition of a significant interest in APP’s equity or assets or engage in any discussions with, or provide any non-public information to, any person in respect of inquires regarding or the making of a third party proposal for the acquisition of a significant interest in APP’s equity interests or assets, or (2) approve or recommend any third party proposal or enter into any agreement or letter of intent relating to a third party proposal. However, under certain circumstances specified in the merger agreement, if the APP board of directors determines that failing to do so would be inconsistent with its fiduciary duties, the APP board of directors may provide non-public information to a third party and, if after consultation with its independent financial advisors and outside counsel, the board of directors determines in good faith that any unsolicited third party acquisition proposal constitutes or is reasonably likely to lead to a superior proposal, as defined in the merger agreement, then the APP board of directors may engage in discussions with the party that made the acquisition proposal.

Termination of the Merger Agreement

APP and Fresenius may terminate the merger agreement by mutual written consent at any time before the completion of the merger (even though the principal stockholders have approved and adopted the merger agreement by written consent). In addition, either APP or Fresenius may terminate the merger agreement if:

•

the merger has not been completed by the termination date, which is March 31, 2009. However, if any of the conditions relating to antitrust and competition law approvals (described under “The Merger Agreement—Conditions to the Merger”) have not been satisfied by March 31, 2009, but all of the other conditions have been satisfied by that date, then either APP or Fresenius may extend the termination date to June 30, 2009, so long as Fresenius is able to extend the commitment for the debt portion of its financing for the merger on commercially reasonable terms to June 30, 2009; or

•	any permanent injunction or order issued by any court of competent jurisdiction in the United States preventing the merger has become final and non-appealable.

In addition, APP may terminate the merger agreement if:

•

Fresenius, FK Holdings or Merger Sub breaches or fails to perform any of its representations, warranties, covenants or agreements in the merger agreement so that the conditions relating to the accuracy of its representations and warranties or the performance of its covenants or agreements could not be satisfied by the termination date; or

•

prior to the date that is 25 business days (and in certain cases, 40 business days) after the date of the merger agreement if APP’s board of directors determines, in accordance with the merger agreement, that an unsolicited third-party acquisition proposal constitutes a superior proposal (as defined in the merger agreement) and APP terminates the merger agreement in order to concurrently enter into an agreement with respect to that superior proposal in accordance with the merger agreement. See “The Merger Agreement—Termination in Connection with a Superior Proposal.”

In addition, Fresenius may terminate the merger agreement if:

•

APP breaches or fails to perform any of its representations, warranties, covenants or agreements in the merger agreement so that the conditions relating to the accuracy of its representations and warranties, the performance of its covenants or agreements could not be satisfied by the termination date.

Termination Fees

APP must pay to Fresenius a break-up fee of $140 million if APP terminates the merger agreement to accept a superior proposal. For more information, see “The Merger Agreement—Termination Fees and Expenses.”

Regulatory Approvals

Under the HSR Act, the merger may not be completed until notification and report forms have been filed with the U.S. Federal Trade Commission, or the FTC, and the Antitrust Division of the U.S. Department of Justice, or the Antitrust Division, and the applicable waiting period has expired or been terminated. On July 14, 2008, APP filed and on July 15, 2008, Fresenius filed, their respective notification and report forms under the HSR Act with the FTC and the Antitrust Division.

Subject to the terms and conditions of the merger agreement, APP and Fresenius have agreed to use their reasonable best efforts to obtain all regulatory clearances necessary to complete the merger, including divestitures of assets or restrictions on operations; however, Fresenius is not required to take any action that would result in a material adverse effect on the combined business of APP and Fresenius Kabi AG after giving effect to the merger, and APP is not required to take any action unless it is conditioned on the completion of the merger.

Although not a condition to closing under the terms of the Merger Agreement, on July 29, 2008, Fresenius filed a notification with the German Bundeskartellamt under the Act Against Restraints on Competition. APP and Fresenius are in the process of verifying that no other antitrust merger control filings will be made.

Rights of Stockholders to Seek Appraisal

Under Delaware law, holders of APP common stock who have not delivered a written consent in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares of APP common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all applicable requirements of Delaware law. This appraisal amount could be more than, the same as or less than the merger consideration. Among other requirements, any holder of APP common stock intending to exercise appraisal rights must submit a written demand for an appraisal to APP within 20 days of the mailing of this information statement/prospectus to APP’s stockholders. Your failure to strictly follow the procedures specified under Delaware law will result in the loss of your appraisal rights. For a summary of the requirements for asserting and perfecting your appraisal rights, see “Rights of Appraisal.” The provisions of Delaware law that address appraisal rights and govern the required procedures are attached as Annex F to this information statement/prospectus.

Certain Material U.S. Federal Income Tax Consequences

The receipt of the merger consideration in exchange for shares of APP common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign income or other tax laws). For U.S. federal income tax purposes, a U.S. holder of APP common stock generally will recognize gain or loss at the time of the merger equal to the difference, if any, between (a) the amount of cash and the fair market value of the CVRs received by the U.S. holder in exchange for such APP common stock and (b) the U.S. holder’s adjusted tax basis in such APP common stock. Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We strongly recommend that you consult your own tax advisor to fully understand the tax consequences of the merger to you.

Market Price of APP Common Stock

APP common stock is listed on the NASDAQ Global Select Market under the trading symbol “APPX.” The closing sale price of APP common stock on the NASDAQ Global Select Market on July 3, 2008, the last trading day prior to the announcement of the merger, was $17.82. The $23.00 cash consideration to be paid for each share of APP common stock in the merger represents a premium of approximately 29% over the closing sale price of APP common stock on July 3, 2008. On [—], the last trading day before the date of this information statement/prospectus, the closing sale price of APP common stock on the NASDAQ Global Select Market was $[—] per share.

Risks

In evaluating the CVRs, you should carefully read this information statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF APP

The following selected historical consolidated financial data of APP for the years ending December 31, 2007, 2006 and 2005 and as of December 31, 2007 and 2006, have been derived from APP’s historical audited consolidated financial statements incorporated by reference into this information statement/prospectus. The following selected historical consolidated financial data for the years ending December 31, 2004 and 2003 and as of December 31, 2005, 2004 and 2003, have been derived from APP’s historical audited consolidated financial statements not required to be incorporated by reference into this information statement/prospectus. The audited financial statements were audited by Ernst & Young. The following selected historical consolidated financial data for APP as of and for the three months ending March 31, 2008 and 2007, has been derived from APP’s unaudited interim consolidated financial statements contained in APP’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2008, which is incorporated by reference into this information statement/prospectus. In the opinion of APP’s management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations at these dates and for these periods. Results of interim periods are not necessarily indicative of the results expected for a full year or for future periods. This information is only a summary and you should read this selected historical consolidated financial data together with APP’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the unaudited and audited consolidated financial statements and notes thereto incorporated by reference into this information statement/prospectus.

	As of and for the three months ending March 31,		As of and for the years ending December 31,
	2008	2007	2007	2006	2005	2004	2003
	(unaudited)
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Net revenue	$148,079	$140,268	$647,374	$583,201	$385,082	$405,010	$351,315

Net income from continuing operations	$9,157	$13,617	$82,179	$55,226	$30,456	$74,984	$60,363

Net income per common share from continuing operations	$0.06	$0.09	$0.51	$0.35	$0.19	$0.59	$0.39

Consolidated Balance Sheet Data:
Total assets	$1,087,100	$1,841,778	$1,077,587	$1,773,721	$524,229	$392,623	$323,777
Long term debt	$990,625	$233,000	$995,000	$165,000	$190,000	$42,750	$30,850
Total stockholders’ (deficit) equity	$(72,910)	$1,061,180	$(79,771)	$1,033,361	$68,140	$167,418	$139,747

SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

FOR FK HOLDINGS

The following selected unaudited pro forma consolidated financial data is presented as if the merger were completed on January 1, 2007, for statement of operations purposes and on March 31, 2008, for balance sheet purposes. This data should be read in conjunction with the “Unaudited Pro Forma Consolidated Financial Statements” and other financial statements incorporated by reference into this information statement/prospectus. See the section entitled “Where You Can Find More Information.”

FK Holdings is a newly-incorporated company which has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement, and has no assets or liabilities. Therefore, no historical financial statements of FK Holdings are included herein.

	For the three months ending March 31, 2008	For the year ending December 31, 2007
	(in thousands)
Statement of Operations Data:
Net revenue	$148,079	$647,374
Net loss from continuing operations	$(28,413)	$(93,865)

As of March 31, 2008
(in thousands)
Balance Sheet Data:
Total assets	$4,996,975
Long term debt	$3,860,548
Total stockholder’s equity	$829,963

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement/prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, as well as assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of earnings, revenues, synergies, margins, EBITDA or Adjusted EBITDA or other financial items; any statements of the plans, strategies and objectives of management for future operations, including integration and any potential restructuring plans and the anticipated timing of filings and approvals relating to the merger; any statements concerning proposed new products, services, developments or industry rankings; any statements regarding future economic conditions or performance; any statements of belief and any statements of assumptions underlying any of the foregoing.

Such forward-looking statements, whether expressed or implied, are subject to risks and uncertainties which could cause the actual results of FK Holdings or APP and its consolidated subsidiaries to differ materially from those implied by such forward-looking statements, due to a number of factors, many of which are beyond either FK Holdings’ or APP’s control, which include, but are not limited to:

•	the market adoption of and demand for existing and new pharmaceutical products;

•	the ability to maintain and/or improve sales;

•	the ability to successfully manufacture products in an efficient, timely and cost effective manner;

•	the ability to service debt;

•	the impact on products and revenues of patents and other owned or licensed proprietary rights;

•

compliance with laws, regulations and standards, and the application and interpretation of those laws, regulations and standards, that govern or affect the pharmaceutical industry, the non-compliance with which may delay or prevent the sale of products;

•	the difficulty in predicting the timing or outcome of product development efforts and regulatory approvals;

•	the availability and price of acceptable raw materials and components from third-party suppliers;

•	evolution of the fee-for-service arrangements being adopted by major wholesale customers;

•	inventory reductions or fluctuations in buying patterns by wholesalers or distributors;

•	the possibility that the merger may involve unexpected costs;

•	the effect of the announcement or completion of the merger on APP’s customer and supplier relationships, operating results and business generally;

•	risks that the merger disrupts APP’s current plans and operations, and the potential difficulties for APP’s employee retention as a result of the announcement or completion of the merger;

•	the outcome of any pending or future litigation and administrative claims;

•	the impact of recent legislation changes to the governmental reimbursement system;

•	potential restructurings of FK Holdings and its subsidiaries following the merger (which will include APP and its subsidiaries) which could affect its ability to generate Adjusted EBITDA;

•	the ability of FK Holdings following the merger to generate Adjusted EBITDA sufficient to trigger a payment under the CVRs; and

•

challenges of integration and restructuring associated with the merger or other planned acquisitions and the challenges of achieving anticipated synergies; the possibility that FK Holdings may be required to modify some aspects of the merger or other acquisitions in order to obtain regulatory approvals and other risks that are described in the section titled “Risk Factors” and in the documents that are incorporated by reference into this information statement/prospectus.

If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, results of FK Holdings and APP could differ materially from the expectations in these statements. FK Holdings and APP do not undertake any obligation to update these forward-looking statements, except as required by law.

RISK FACTORS

In addition to the other information included in, incorporated by reference into, and found in the Annexes attached to this information statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors. Please see the section entitled “Where You Can Find More Information.” The CVRs involve a high degree of risk and the risks and uncertainties described below are not the only ones faced by APP or FK Holdings. Additional risks and uncertainties not presently known, or that APP or FK Holdings currently deem immaterial, could negatively impact the business, results of operations or financial condition of APP or FK Holdings in the future. If any of the following risks and uncertainties develop into actual events, the business, results of operations or financial condition of APP could be adversely affected, which could adversely affect the likelihood of any payments being made under the CVRs and the amount of any such payments.

Risks Related to the Contingent Value Rights

You may not receive any payment on the CVRs.

Your right to receive any future payment on the CVRs will be contingent upon the achievement by APP and FK Holdings and their consolidated subsidiaries of cumulative Adjusted EBITDA (calculated in accordance with the CVR indenture) in excess of the threshold specified in the CVR indenture. If cumulative Adjusted EBITDA does not exceed this threshold for any reason, no payment will be made under the CVRs and the CVRs will expire valueless. Accordingly, the value, if any, of the CVRs is speculative, and the CVRs may ultimately have no value. See “Description of the CVRs.”

Regulatory agencies must approve the merger and could impose conditions that could affect the value of the CVRs you receive in the merger.

FK Holdings and APP intend to comply with antitrust laws of the United States and any other jurisdiction in which the merger is subject to review. The reviewing authorities may impose conditions on FK Holdings and APP as a condition to giving their approval or consent to the merger. Fresenius and APP have agreed to use reasonable best efforts to obtain the required regulatory approvals, including negotiating and committing to the sale, divestiture or disposition of such assets or businesses, subject to exceptions. The value of the CVR depends on the ability of APP and FK Holdings and their consolidated subsidiaries to generate Adjusted EBITDA (calculated in accordance with the CVR indenture) over and above the threshold level. Conditions imposed by regulatory authorities could reduce the scope or otherwise harm the operation of the APP business following the merger, which could adversely affect FK Holdings’ and APP’s ability to generate Adjusted EBITDA, which could reduce the amount of any CVR payment or could result in no payment being made on the CVRs.

You will not be able to determine the amount of cash to be received under the CVRs until 2011 which makes it difficult to value the CVRs.

If any payment is made on the CVR, it will not be made until June 2011 (except in certain cases of foreclosure of the APP shares pledged as security for the indebtedness of FK Holdings), and the amount of any payment will not be determined prior to the second quarter of 2011. FK Holdings will provide an interim statement of Adjusted EBITDA for each of 2008 and 2009, and a final statement of Adjusted EBITDA following the end of 2010. The final calculation of any CVR payment, however, will be provided to you no earlier than the second quarter of 2011. Because the amount of any payment on the CVRs will not be determined prior to the second quarter of 2011 and the CVR payment will be determined on the basis of cumulative Adjusted EBITDA for a three-year period, it may be difficult to value the CVRs, and accordingly it may be difficult or impossible for you to resell your CVRs.

The management of FK Holdings may not follow the current business, financial and operational policies of APP.

The directors of FK Holdings elected by Fresenius will have significant authority to effect decisions affecting the capital structure of FK Holdings and APP. There can be no assurance that the business, financial and operational policies of APP in effect prior to the merger including, for example, APP’s business strategy, will continue after the merger. Different policies may adversely affect the value of the CVRs and any payment thereunder. Except in limited circumstances described in the CVR indenture, FK Holdings does not have any obligations to CVR holders regarding the operation of the APP business after the completion of the merger.

FK Holdings has no obligation to continue to research, develop or commercialize APP’s products.

FK Holdings has no obligation to initiate or continue research, development or commercialization activities with respect to any APP products and, in its sole discretion, FK Holdings may abandon efforts to research, develop or commercialize any product, whether or not such product is in development or commercialized as of the closing date of the merger. Changes or abandonment of APP’s current research, development or commercialization activities by FK Holdings may adversely affect the amount of Adjusted EBITDA generated by FK Holdings, APP and their consolidated subsidiaries, which would adversely affect the value of the CVR and any payment thereunder.

The U.S. federal income tax treatment of the CVRs is unclear.

Pursuant to the CVR indenture, APP and FK Holdings have agreed to report any CVR payment (excluding any imputed interest) as additional consideration for the sale of APP common stock. Assuming this method of reporting is correct, if a payment is made with respect to a CVR, the holder of the CVR generally should recognize capital gain or loss equal to the difference between the amount of such payment (less any imputed interest) and the holder’s adjusted tax basis in the CVR. APP and FK Holdings have also agreed that a portion of any CVR payment will be treated as interest income, in accordance with Section 483 of the Code. However, there is no legal authority directly addressing the U.S. federal income tax treatment of the CVRs and, therefore, there can be no assurance that the Internal Revenue Service would not assert, or that a court would not sustain, a position that any CVR payment or a sale or exchange of a CVR does not attract capital gain treatment, or that a different method should be used for purposes of calculating the amount of imputed interest. If such a position were sustained, all or any part of any CVR payment could be treated as ordinary income and could be required to be included in income prior to the receipt of any CVR payment. See “Certain Material U.S. Federal Income Tax Consequences” for a more detailed explanation of the U.S. federal income tax treatment of the CVRs.

Any payments in respect of the CVRs are subordinated to the right of payment of FK Holdings’ other indebtedness.

The CVRs are unsecured obligations of FK Holdings and the CVR payments, acceleration payments, all other obligations under the CVR indenture and the CVRs and any rights or claims relating thereto are subordinated in right of payment to the prior payment in full of all senior obligations of FK Holdings. Senior obligations of FK Holdings include all principal, interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under, or with respect to, FK Holdings’ and APP’s senior credit facilities and, so long as the senior obligations are outstanding pursuant to the preceding clause, intercompany loans and other senior debt. With the financing arrangements expected to be entered into in connection with the merger, there would be approximately $3,900 million outstanding under credit facilities of Fresenius and its subsidiaries that would be senior to the obligations under the CVRs. Substantially all such indebtedness would be considered senior obligations for the purposes of the subordination provisions of the CVR indenture. In addition, if a default on FK Holdings’ senior obligations would occur as a result of the CVR payment, there is an existing payment default on FK Holdings’ senior obligations, the maturity of FK Holdings’ senior obligations is accelerated or in other circumstances, no CVR payment will be payable, if any payment is due, until any such default is remedied. See “The Merger—Financing of the Merger.”

An active public market for the CVRs may not develop, or the CVRs may trade at low volumes, both of which could have an adverse effect on the resale price, if any, of the CVRs.

The CVRs are a new security for which there is currently no public trading market. An active public trading market for the securities may not develop or be sustained. FK Holdings has agreed to use its reasonable best efforts to cause the CVRs to be approved for listing at the effective time of the merger on the NASDAQ Capital Market, or an exchange, electronic trading network or trading platform as agreed by Fresenius and APP. Notwithstanding its efforts, FK Holdings may be unable to have the CVRs listed for trading.

Even if an active public trading market develops, there may be little or no market demand for the CVRs, making it difficult or impossible to resell the CVRs, which would have an adverse effect on the resale price, if any, of the CVRs. In addition, holders of CVRs may incur brokerage charges in connection with the resale of the CVRs, which in some cases could exceed the proceeds realized by the holder from the resale of its CVRs. Neither FK Holdings nor APP can predict the price, if any, at which the CVRs will trade following the closing of the transaction.

Because there has not been any public market for the CVRs, the market price and trading volume of the CVRs may be volatile.

Neither APP nor FK Holdings can predict the extent to which investor interest will lead to a liquid trading market in the CVRs or whether the market price of the CVRs will be volatile following the merger. The market price of the CVRs could fluctuate significantly for many reasons, including, without limitation:

•	as a result of the risk factors listed in this information statement/prospectus;

•	actual or anticipated fluctuations in the operating results of APP and FK Holdings;

•	for reasons unrelated to operating performance, such as reports by industry analysts, investor perceptions, or negative announcements by our customers or competitors regarding their own performance;

•	regulatory changes that could impact APP’s business; and

•	general economic, securities markets and industry conditions.

Risk Factors Related to the Business of APP and FK Holdings

If APP and FK Holdings are unable to develop and commercialize new products, their ability to generate revenue and Adjusted EBITDA will deteriorate.

Profit margins for a pharmaceutical product generally decline as new competitors enter the market. As a result, the future success of APP and FK Holdings will depend on their ability to commercialize the product candidates APP is currently developing, as well as develop new products in a timely and cost-effective manner. APP currently has over 25 abbreviated new drug applications, or ANDAs, pending with the U.S. Food and Drug Administration, or the FDA, and approximately 65 product candidates under development. Successful development and commercialization of product candidates will require significant investment in many areas, including research and development and sales and marketing, and APP and FK Holdings may not realize a return on those investments. In addition, development and commercialization of new products are subject to inherent risks, including:

•	failure to receive necessary regulatory approvals;

•	difficulty or impossibility of manufacture on a large scale;

•	prohibitive or uneconomical costs of marketing products;

•	inability to secure raw material or components from third-party vendors in sufficient quantity or quality or at a reasonable cost;

•	failure to be developed or commercialized prior to the successful marketing of similar or superior products by third parties;

•	lack of acceptance by customers;

•	impact of authorized generic competition;

•	infringement on the proprietary rights of third parties;

•	grant of new patents for existing products may be granted, which could prevent the introduction of newly-developed products for additional periods of time; and

•

grant to another manufacturer by the FDA of a 180-day period of marketing exclusivity under the Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Act, as patents or other exclusivity periods for brand name products expire.

The timely and continuous introduction of new products is critical to the business of APP and FK Holdings. The ability of APP and FK Holdings to grow revenue will deteriorate if they are unable to successfully develop and commercialize new products, which could have an adverse effect on FK Holdings’ ability to achieve the Adjusted EBITDA threshold required to trigger a payment under the CVRs.

If sales of key products decline, the business of APP and FK Holdings may be adversely affected.

APP’s top ten products comprised approximately 57% and 61% of its total revenue for the year ending December 31, 2007, and the quarter ending March 31, 2008, respectively. APP’s key products could lose market share or revenue due to numerous factors, many of which are beyond the control of APP and FK Holdings, including:

•	lower prices offered on similar products by other manufacturers;

•	substitute or alternative products or therapies;

•	development by others of new pharmaceutical products or treatments that are more effective than the products of APP and FK Holdings;

•	introduction of other generic equivalents or products which may be therapeutically interchanged with the products of APP and FK Holdings;

•	interruptions in manufacturing or supply;

•	changes in the prescribing practices of physicians;

•	changes in third-party reimbursement practices; and

•	migration of key customers to other manufacturers or sellers.

Any factor adversely affecting the sale of the key products of APP and FK Holdings may cause their revenues to decline, which could have an adverse effect on FK Holdings’ ability to achieve the Adjusted EBITDA threshold required to trigger a payment under the CVRs.

If APP and FK Holdings or their suppliers are unable to comply with ongoing and changing regulatory standards, sales of their products could be delayed or prevented.

Virtually all aspects of APP’s business, including the development, testing, manufacturing, processing, quality, safety, efficacy, packaging, labeling, record-keeping, distribution, storage and advertising and promotion of APP’s products and disposal of waste products arising from these activities, are subject to extensive regulation by federal, state and local governmental authorities in the United States, including the FDA and the Department of Health and Human Services Office of Inspector General (OIG). APP’s business is also subject to regulation in foreign countries. Compliance with these regulations is costly and time-consuming.

APP’s manufacturing facilities and procedures and those of its suppliers are subject to ongoing regulation, including periodic inspection by the FDA and foreign regulatory agencies. For example, manufacturers of pharmaceutical products must comply with detailed regulations governing current good manufacturing practices, including requirements relating to quality control and quality assurance. APP must spend funds, time and effort in the areas of production, safety, quality control and quality assurance to ensure compliance with these regulations. APP and FK Holdings cannot assure that their manufacturing facilities or those of their suppliers will not be subject to regulatory action in the future.

APP’s products must receive appropriate regulatory clearance before they can be sold in a particular country, including the United States. APP and FK Holdings may encounter delays in the introduction of a product as a result of, among other things, failure of clinical trials to show safety or efficacy, undesirable side effects, insufficient or incomplete submissions to the FDA for approval of a product, objections by another company to submissions for approval, patent protection covering brand name products, patent challenges by other companies which result in a 180-day exclusivity period awarded to the challenger, and changes in regulatory policy during the period of product development or during the regulatory approval process. The FDA has the authority to revoke drug approvals previously granted and remove from the market previously approved products for various reasons, including issues related to current good manufacturing practices for that particular product or in general. APP and FK Holdings may be subject from time to time to product recalls initiated by them or by the FDA. Delays in obtaining regulatory approvals, the revocation of a prior approval or product recalls could impose significant costs on APP and FK Holdings and adversely affect their ability to generate revenue.

The inability of APP and FK Holdings or the inability of their suppliers to comply with applicable FDA and other regulatory requirements can result in, among other things, warning letters, fines, consent decrees restricting or suspending their manufacturing operations, delay of approvals for new products, injunctions, civil penalties, recall or seizure of products, total or partial suspension of sales and criminal prosecution. Any of these regulatory actions could materially and adversely affect their ability to generate and receive revenue and result in the incurrence of significant expenses, which could have an adverse effect on FK Holdings’ ability to achieve the Adjusted EBITDA threshold required to trigger a payment under the CVRs.

State pharmaceutical marketing compliance and reporting requirements may expose APP and FK Holdings to regulatory and legal action by state governments or other government authorities.

In recent years, several states, including California, Vermont, Maine, Minnesota, New Mexico, West Virginia and Nevada in addition to the District of Columbia, have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs and file periodic reports on sales, marketing, pricing and other activities. Similar legislation is being considered in other states. Many of these requirements are new and uncertain, and available guidance is limited. APP has received notice regarding possible non-compliance with these state laws and certain licensing requirements. However, APP is continuing to assess and address its compliance obligations under these state laws. Unless APP and FK Holdings are in full compliance with these laws, they could face enforcement action and fines and other penalties and could receive adverse publicity, all of which could harm their business.

If side effects or manufacturing problems are identified after the products are on the market, APP and FK Holdings may be subject to additional regulatory requirements or enforcement.

If side effects are identified after any products of APP and FK Holdings are on the market, or if manufacturing problems occur, regulatory approval may be withdrawn and reformulation of products, additional clinical trials, changes in labeling of products, and changes to or re-approvals of their manufacturing facilities may be required, any of which could have a material adverse effect on sales of the affected products.

After any of the products of APP and FK Holdings are approved for commercial use, APP and FK Holdings or regulatory bodies could decide that changes to the product labeling are needed to ensure the safety and effectiveness of the products. Label changes may be necessary for a number of reasons, including the identification of actual or theoretical safety or efficacy concerns by regulatory agencies or the discovery of significant problems with a similar product that implicates an entire class of products. Any significant concerns raised about the safety or efficacy of the products could also result in the need to reformulate those products, to conduct additional clinical trials, to make changes to the manufacturing processes, or to seek re-approval of the relevant manufacturing facilities. Significant concerns about the safety and effectiveness of a product could ultimately lead to the revocation of its marketing approval. The revision of product labeling or the regulatory actions described above could be required even if there is no clearly established connection between the product and the safety or efficacy concerns that have been raised. The revision of product labeling or the regulatory actions described above could have a material adverse effect on sales of the affected products and on their business and results of operations, which could have an adverse effect on FK Holdings’ ability to achieve the Adjusted EBITDA threshold required to trigger a payment under the CVRs.

The manufacture of APP’s products is highly exacting and complex, and if APP and FK Holdings or their suppliers encounter production problems, their business may suffer.

Almost all of the pharmaceutical products APP makes are sterile, injectable drugs. APP also purchases some such products from other companies. The manufacture of all the products is highly exacting and complex, due in part to strict regulatory requirements and standards which govern both the manufacture of a particular product and the manufacture of these types of products in general. Problems may arise during their manufacture due to a variety of reasons including equipment malfunction, failure to follow specific protocols and procedures and environmental factors. If problems arise during the production of a batch of product, that batch of product may have to be discarded. This could, among other things, lead to loss of the cost of raw materials and components used, lost revenue, time and expense spent in investigating the cause and, depending on the cause, similar losses with respect to other batches or products. If such problems are not discovered before the product is released to the market, recall costs may also be incurred. To the extent APP and FK Holdings experience problems in the production of their pharmaceutical products, this may be detrimental to their business, operating results and reputation.

APP’s market is highly competitive, and if APP and FK Holdings are unable to compete successfully, their revenue will decline and their business will be harmed.

The markets for injectable pharmaceutical products are highly competitive, rapidly changing and undergoing consolidation. Most of APP’s products are generic injectable versions of brand name products that are still being marketed by proprietary pharmaceutical companies. The first company to market a generic product is often initially able to achieve high sales, profitability and market share with respect to that product. Prices, revenue and market size for a product typically decline, however, as additional generic manufacturers enter the market.

APP faces, and FK Holdings will face, competition from major, brand-name pharmaceutical companies as well as generic manufacturers such as Hospira, Inc., Bedford Laboratories, Baxter Laboratories (including Elkin-Sinn), SICOR Inc. (acquired by Teva Pharmaceuticals USA) and Mayne Pharma (acquired by Hospira, Inc.) and, in the future, increased competition from new, foreign competitors. Smaller and foreign companies may also prove to be significant competitors, particularly through collaboration arrangements with large and established companies. Some of APP’s competitors have significantly greater research and development, financial, sales and marketing, manufacturing, regulatory and other resources than APP and FK Holdings. As a result, they may be able to devote greater resources to the development, manufacture, marketing or sale of their products, receive greater resources and support for their products, initiate or withstand substantial price competition, more readily take advantage of acquisition or other opportunities, or otherwise more successfully market their products.

Any reduction in demand for the products of APP and FK Holdings could lead to a decrease in prices, fewer customer orders, reduced revenues, reduced margins, reduced levels of profitability or loss of market share. These competitive pressures could adversely affect their business and operating results, which could have an adverse effect on FK Holdings’ ability to achieve the Adjusted EBITDA threshold required to trigger a payment under the CVRs.

APP and FK Holdings face uncertainty related to pricing and reimbursement and health care reform.

In both domestic and foreign markets, sales of the products of APP and FK Holdings will depend, in part, on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers, health maintenance organizations and other health care-related organizations. However, reimbursement by such payors is presently undergoing reform, and there is significant uncertainty at this time how this will affect sales of certain pharmaceutical products. There is possible U.S. legislation or regulatory action affecting, among other things, pharmaceutical pricing and reimbursement, including under Medicaid and Medicare, and the importation of prescription drugs that are marketed outside the U.S. and sold at prices that are regulated by governments of various foreign countries.

Medicare, Medicaid and other governmental reimbursement legislation or programs govern drug coverage and reimbursement levels in the United States. Federal law requires all pharmaceutical manufacturers to rebate a percentage of their revenue arising from Medicaid-reimbursed drug sales to individual states. Generic drug manufacturers’ agreements with federal and state governments provide that the manufacturer will remit to each state Medicaid agency, on a quarterly basis, 11% of the average manufacturer price for generic products marketed and sold under abbreviated new drug applications covered by the state’s Medicaid program. For proprietary products, which are marketed and sold under new drug applications, manufacturers are required to rebate the greater of (a) 15.1% of the average manufacturer price or (b) the difference between the average manufacturer price and the manufacturer’s best price to any customer for products sold during a specified period. The Medicaid program also requires pharmaceutical manufacturers to report certain information to the Centers for Medicare & Medicaid Services (CMS) on a periodic basis, including average manufacturer price and best price. The Medicare program requires manufacturers of Part B drugs, generally injectables, to report average sales price to CMS on a quarterly basis. If a pharmaceutical manufacturer is found to have knowingly submitted false information to the government, it may be liable for civil monetary penalties per item of false information.

Both the federal and state governments in the United States and foreign governments continue to propose and pass new legislation, rules and regulations designed to contain or reduce the cost of health care. Existing regulations that affect the price of pharmaceutical and other medical products may also change before any of the products of APP and FK Holdings are approved for marketing. Cost control initiatives could decrease the price that APP and FK Holdings receive for any product they develop in the future. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services and litigation has been filed against a number of pharmaceutical companies in relation to these issues. Additionally, significant uncertainty exists as to the reimbursement status of newly approved injectable pharmaceutical products. The products of APP and FK Holdings may not be considered cost effective or adequate third-party reimbursement may not be available to enable APP and FK Holdings to maintain price levels sufficient to realize an adequate return on their investment.

If APP and FK Holdings are unable to maintain APP’s key customer arrangements, sales of their products and revenue would decline.

Almost all injectable pharmaceutical products are sold to customers through arrangements with group purchasing organizations, or GPOs, and distributors. The majority of hospitals contract with the GPO of their choice for their purchasing needs. APP currently derives, and APP and FK Holdings expect to continue to derive, a large percentage of its and their revenue through a small number of GPOs. Currently, fewer than ten GPOs control a large majority of sales to hospital customers.

APP has purchasing arrangements with the major GPOs in the United States, including AmeriNet, Inc., Broadlane Healthcare Corporation, Consorta, Inc., MedAssets Inc., Novation, LLC, Owen Healthcare, Inc., PACT, LLC, Premier Purchasing Partners, LP, International Oncology Network, National Oncology Alliance, and U.S. Oncology, Inc. In order to maintain these relationships, APP and FK Holdings believe they need to be a reliable supplier, offer a broad product line, remain price competitive, comply with FDA regulations and provide high-quality products. The GPOs through which APP sells its products also have purchasing agreements with other manufacturers that sell competing products and the bid process for products such as those of APP and FK Holdings is highly competitive. Most of APP’s GPO agreements may be terminated on short notice. If APP and FK Holdings are unable to maintain these arrangements with GPOs and key customers, revenue of the products of APP and FK Holdings would decline, which could have an adverse effect on FK Holdings’ ability to achieve the Adjusted EBITDA threshold required to trigger a payment under the CVRs.

The strategy to license rights to or acquire and commercialize proprietary or other specialty injectable products may not be successful, and APP and FK Holdings may never receive any return on their investment in these product candidates.

APP and FK Holdings may license rights to or acquire or commercialize proprietary or other specialty injectable products or technologies. Other companies, including those with substantially greater financial and sales and marketing resources, will compete with APP and FK Holdings to license rights to or acquire or commercialize these products. APP and FK Holdings may not be able to license rights to or acquire these proprietary or other products or technologies on acceptable terms, if at all. Even if APP and FK Holdings obtain rights to a pharmaceutical product and commit to payment terms, including, in some cases, up-front license payments, APP and FK Holdings may not be able to generate product sales sufficient to create a profit or otherwise avoid a loss.

A product candidate may fail to result in a commercially successful drug for other reasons, including the possibility that the product candidate may:

•	fail to receive necessary regulatory approvals;

•	be difficult or uneconomical to produce in commercial quantities;

•	be precluded from commercialization by proprietary rights of third parties; or

•	fail to achieve market acceptance.

The marketing strategy, distribution channels and levels of competition with respect to any licensed or acquired product may be different from those of APP’s current products, and APP and FK Holdings may not be able to compete favorably in any new product category.

APP depends and FK Holdings will depend heavily on the principal members of APP’s management team, the loss of whom could harm their business.

APP depends and FK Holdings will depend heavily on the principal members of APP’s executive management team. Each of the members of APP’s executive management team is employed “at will.” The loss of the services of any member of APP’s executive management team may significantly delay or prevent the achievement of product development or business objectives of APP and FK Holdings.

To be successful, APP and FK Holdings must attract, retain and motivate key employees, and the inability to do so could seriously harm their operations.

To be successful, APP and FK Holdings must attract, retain and motivate executives and other key employees. APP and FK Holdings face competition for qualified scientific, technical and other personnel, which may adversely affect their ability to attract and retain key personnel. APP and FK Holdings also must attract and motivate employees and keep them focused on their strategies and goals.

APP depends on third parties to supply raw materials and other components and APP and FK Holdings may not be able to obtain sufficient quantities of these materials, which will limit their ability to manufacture their products on a timely basis and harm their operating results.

The manufacture of APP’s products requires raw materials and other components that must meet stringent FDA requirements. Some of these raw materials and other components are available only from a limited number of sources. Additionally, APP’s regulatory approvals for each particular product specify the raw materials and components, and the suppliers for such materials, that APP and FK Holdings may use for that product. Obtaining approval to change, substitute or add a raw material or component, or the supplier of a raw material or component, can be time consuming and expensive, as testing and regulatory approval is necessary. If their suppliers are unable to deliver sufficient quantities of these materials on a timely basis or they encounter difficulties in their relationships with these suppliers, the manufacture and sale of their products may be disrupted, and their business, operating results and reputation could be adversely affected.

Other companies may claim that APP and FK Holdings infringe their intellectual property or proprietary rights, which could cause APP and FK Holdings to incur significant expenses or prevent them from selling their products.

The success of APP and FK Holdings depends in part on their ability to operate their business without infringing the patents and proprietary rights of third parties. The manufacture, use, offer for sale and sale of pharmaceutical products have been subject to substantial litigation in the pharmaceutical industry. These lawsuits relate to the enforceability, validity and infringement of patents or proprietary rights of third parties. Infringement litigation is prevalent with respect to generic versions of products for which the patent covering the brand name product is expiring, particularly since many companies which market generic products focus their development efforts on products with expiring patents. A number of pharmaceutical companies, biotechnology companies, universities and research institutions may have filed patent applications or may have been granted patents that cover aspects of APP’s and FK Holdings’ products or their licensors’ products, product candidates or other technologies.

Future or existing patents issued to third parties may contain claims that conflict with the products of APP and FK Holdings. APP and FK Holdings are subject to infringement claims from time to time in the ordinary course of their business, and third parties could assert infringement claims against APP and FK Holdings in the future with respect to APP’s current products, products APP and FK Holdings may develop or products APP and FK Holdings may license. In addition, APP’s patents and patent applications, or those of the licensors of APP and FK Holdings, could face other challenges, such as interference, opposition and reexamination proceedings. Any such challenge, if successful, could result in the invalidation of, or a narrowing of scope of, any such patents and patent applications. Litigation or other proceedings could force APP and FK Holdings to:

•	stop or delay selling, manufacturing or using products that incorporate or are made using the challenged intellectual property;

•	pay damages; or

•	enter into licensing or royalty agreements that may not be available on acceptable terms, if at all.

Any litigation or interference proceedings, regardless of their outcome, would likely delay the regulatory approval process, be costly and require significant time and attention of key management and technical personnel.

APP’s and FK Holdings’ inability to protect their intellectual property rights in the United States and foreign countries could limit their ability to manufacture or sell their products.

APP relies and FK Holdings will rely on trade secrets, unpatented proprietary know-how, continuing technological innovation and patent protection to preserve their competitive position. The patents of APP and those for which it has or will license rights, may be challenged, invalidated, infringed or circumvented, and the rights granted in those for which APP and FK Holdings hold patents may not provide proprietary protection or competitive advantages to APP and FK Holdings. APP and FK Holdings and their licensors may not be able to develop patentable products. Even if patent claims are allowed, the claims may not issue, or in the event of issuance, may not be sufficient to protect the technology owned by or licensed to APP and FK Holdings. Third-party patents could reduce the coverage of the patents licensed, or that may be licensed to or owned by APP and FK Holdings. If patents containing competitive or conflicting claims are issued to third parties, APP and FK Holdings may be prevented from commercializing the products covered by such patents, or may be required to obtain or develop alternate technology. In addition, other parties may duplicate, design around or independently develop similar or alternative technologies.

APP and FK Holdings may not be able to prevent third parties from infringing or using their intellectual property. APP generally controls and limits access to, and the distribution of, its product documentation and other proprietary information. Despite these efforts to protect this proprietary information, however, unauthorized parties may obtain and use information that APP and FK Holdings regard as proprietary. Other parties may independently develop similar know-how or may even obtain access to the technologies of APP and FK Holdings.

The laws of some foreign countries do not protect proprietary information to the same extent as the laws of the United States, and many companies have encountered significant problems and costs in protecting their proprietary information in these foreign countries.

The U.S. Patent and Trademark Office and the courts have not established a consistent policy regarding the breadth of claims allowed in pharmaceutical patents. The allowance of broader claims may increase the incidence and cost of patent interference proceedings and the risk of infringement litigation. On the other hand, the allowance of narrower claims may limit the value of the proprietary rights of APP and FK Holdings.

APP and FK Holdings may become subject to federal and state false claims or other similar litigation brought by private individuals and the government.

The Federal False Claims Act allows persons meeting specified requirements to bring suit alleging false or fraudulent Medicare or Medicaid claims and to share in any amounts paid to the government in fines or settlement. These suits, known as qui tam actions, have increased significantly in recent years and have increased the risk that a health care company will have to defend a false claim action, pay fines and/or be excluded from Medicare and Medicaid programs. Federal false claims litigation can lead to civil monetary penalties, criminal fines and imprisonment and/or exclusion from participation in Medicare, Medicaid and other federally-funded health programs. Other alternate theories of liability may also be available to private parties seeking redress for such claims. A number of parties have brought claims against numerous pharmaceutical manufacturers, and APP and FK Holdings cannot be certain that such claims will not be brought against APP and FK Holdings, or if they are brought, that such claims might not be successful. A majority of states have enacted their own false claim act statutes and have used them to bring similar suits against pharmaceutical manufacturers.

APP and FK Holdings may need to change APP’s business practices to comply with changes to, or may be subject to charges under, the fraud and abuse laws.

APP is, and FK Holdings will be, subject to various federal and state laws pertaining to health care fraud and abuse, including the federal Anti-Kickback Statute and its various state analogues, the federal False Claims Act and marketing and pricing laws. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state health care programs such as Medicare and Medicaid. APP believes that it is in substantial compliance with these laws, but the government could disagree and challenge APP’s practices, which could materially and adversely affect APP’s and FK Holdings’ business. APP and FK Holdings may have to change APP’s advertising and promotional business practices, or APP’s existing business practices could be challenged as unlawful due to changes in laws, regulations or rules or due to administrative or judicial findings, which could materially adversely affect their business.

APP and FK Holdings may be required to defend lawsuits or pay damages for product liability claims.

Product liability is a major risk in testing and marketing pharmaceutical products. APP and FK Holdings may face substantial product liability exposure for products that they sell after regulatory approval. Historically, APP has carried product liability insurance and APP and FK Holdings expect to continue to carry such policies. Product liability claims, regardless of their merits, could exceed policy limits, divert management’s attention and adversely affect the reputation of APP and FK Holdings and the demand for their products.

APP and FK Holdings are subject to risks associated with international expansion, which could harm both domestic and international operations.

The business strategy of APP and FK Holdings includes international expansion. This could impose substantial burdens on the resources of APP and FK Holdings, divert management’s attention from domestic operations or otherwise harm their business, thereby having an adverse effect on FK Holdings’ ability to achieve the Adjusted EBITDA threshold required to trigger a payment under the CVR. Moreover, under the CVR indenture, revenue derived from the sale of products outside North America is excluded in calculating Adjusted EBITDA.

APP may be required to indemnify Abraxis BioScience, Inc. and may not be able to collect on indemnification rights from Abraxis BioScience.

Under the terms of the separation and distribution agreement relating to the separation of Abraxis BioScience, Inc. from APP in November 2007, Abraxis BioScience agreed to indemnify APP from and after the spin-off with respect to all liabilities of the pre-separation company not related to APP’s business and the use by APP of any trademarks or other source identifiers owned by Abraxis BioScience. Similarly, APP agreed to indemnify Abraxis BioScience from and after the spin-off with respect to all liabilities of the pre-separation company related to APP’s business and the use by Abraxis BioScience of any trademarks or other source identifiers owned by APP. Under the terms of a tax allocation agreement relating to the separation of Abraxis BioScience from APP, Abraxis BioScience agreed to indemnify APP against all tax liabilities to the extent they relate to the proprietary products business, and APP agreed to indemnify Abraxis BioScience against all tax liabilities to the extent they relate to the hospital-based products business. In addition, Abraxis BioScience agreed to indemnify APP against any tax liability arising as a result of the spin-off failing to qualify as a tax-free distribution unless such tax liability is imposed as a result of an acquisition of APP, including the merger, or certain other specified acts of APP. Under the terms of a manufacturing agreement relating to the separation of Abraxis BioScience from APP, Abraxis BioScience agreed to indemnify APP from any damages resulting from a third-party claim caused by or alleged to be caused by (i) Abraxis BioScience’s failure to perform its obligations under the manufacturing agreement; (ii) any product liability claim arising from the negligence, fraud or intentional misconduct of Abraxis BioScience or any of its affiliates or any product liability claim arising from Abraxis BioScience’s manufacturing obligations (or any failure or deficiency in Abraxis BioScience’s manufacturing obligations) under the manufacturing agreement; (iii) any claim that the manufacture, use or sale of APP’s pipeline products infringes a patent or any other proprietary right of a third party; or (iv) any recall, product liability claim or other third-party claim not arising from the gross negligence or bad faith of, or intentional misconduct or intentional breach of the manufacturing agreement by, APP by reason of the $100 million limitation of liability described below. Abraxis BioScience also agreed to indemnify APP for liabilities that Abraxis BioScience becomes subject to as a result of Abraxis BioScience’s activities under the manufacturing agreement and for which Abraxis BioScience is not responsible under the terms of the manufacturing agreement. APP agreed to indemnify Abraxis BioScience from any damages resulting from a third-party claim caused by or alleged to be caused by (i) APP’s gross negligence, bad faith, intentional misconduct or intentional failure to perform its obligations under the manufacturing agreement; or (ii) any product liability claim arising from the gross negligence or bad faith of, or intentional misconduct or intentional breach of the manufacturing agreement by APP. APP generally will not have any liability for monetary damages to Abraxis BioScience or third parties in connection with the manufacturing agreement for damages in excess of $100 million in the aggregate. There are no time limits on when an indemnification claim must be brought and no other monetary limits on the amount of indemnification that may be provided. In addition, indemnification obligations could be significant. APP’s ability to satisfy any of these indemnification obligations will depend upon the future financial strength of APP. APP cannot determine whether it will have to indemnify Abraxis BioScience for any substantial obligations after the separation. In addition, APP and FK Holdings also cannot assure you that, if Abraxis BioScience becomes obligated to indemnify APP for any substantial obligations, Abraxis BioScience will have the ability to satisfy those obligations.

THE PARTIES TO THE MERGER

APP Pharmaceuticals, Inc.

1501 East Woodfield Road, Suite 300 East

Schaumburg, IL 60173

Telephone: (847) 969-2700

APP is a fully-integrated pharmaceutical company that develops, manufactures and markets injectable pharmaceutical products with a primary focus on the oncology, anti-infective, anesthetic/analgesic and critical care markets. APP offers one of the most comprehensive product portfolios used in hospitals, long-term care facilities, alternate care sites and clinics within North America and manufactures a comprehensive range of dosage formulations.

For more information about APP, please visit its website at http://www.apppharma.com. APP’s website address is provided as an inactive textual reference only. The information provided on APP’s website is not part of this information statement/prospectus and is not incorporated by reference. APP common stock is publicly traded on the NASDAQ Global Select Market under the symbol “APPX.” For more information on APP, see the section entitled “Where You Can Find More Information.”

Fresenius SE

Else-Kroener-Strasse 1

61352 Bad Homburg v.d.H.

Germany

Telephone: +49 (6172) 608 0

Fresenius is a healthcare group with products and services for dialysis, hospital and medical care of patients at home. In addition, Fresenius focuses on hospital operations as well as on engineering and services for hospitals. The Fresenius group consists of Fresenius Medical Care, Fresenius Kabi, Fresenius Helios and Fresenius Vamed. The Fresenius group had total assets of €15,324 million as of December 31, 2007, and sales of €11,358 million for the year ending December 31, 2007, in each case determined in accordance with U.S. GAAP.

For more information about Fresenius, please visit its website at www.fresenius.com. Fresenius’ website address is provided as an inactive textual reference only. The information provided on Fresenius’ website is not part of this information statement/prospectus and is not incorporated by reference. Fresenius’ ordinary shares are publicly traded on the Official Market at the stock exchanges in Frankfurt, Düsseldorf and Munich under the symbol “FRE.”

Fresenius Kabi Pharmaceuticals Holding, LLC

Else-Kroener-Strasse 1

61352 Bad Homburg v.d.H.

Germany

Telephone: +49 (6172) 608 0

FK Holdings is an indirect, wholly-owned subsidiary of Fresenius. FK Holdings was formed solely for the purpose of executing the merger, to act as the holding company of APP and to issue the CVRs. FK Holdings has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement, and has no assets, liabilities or operating history. Upon completion of the merger, APP will be a direct, wholly-owned subsidiary of FK Holdings. It is anticipated that prior to completion of the merger, FK Holdings will be converted into a Delaware corporation.

Fresenius Kabi Pharmaceuticals, LLC

Else-Kroener-Strasse 1

61352 Bad Homburg v.d.H.

Germany

Telephone: +49 (6172) 608 0

Merger Sub was formed solely for the purpose of facilitating the merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the merger, Merger Sub will be merged into APP, Merger Sub’s separate existence will cease and APP will be a direct, wholly-owned subsidiary of FK Holdings.

THE MERGER

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that may be important to you. The discussion of the merger in this information statement/prospectus is qualified in its entirety by reference to the merger agreement, which is attached to this information statement/prospectus as Annex A and incorporated by reference into this document. We encourage you to read carefully this entire information statement/prospectus, including the merger agreement, for a more complete understanding of the merger.

Background of the Merger

On February 19, 2008, Dr. Soon-Shiong, APP’s Chairman and then-CEO, received an unsolicited telephone call from a senior executive of a company we refer to as potential acquiror A, inviting Dr. Soon-Shiong to a meeting on February 26, 2008. Dr. Soon-Shiong met with executives of potential acquiror A in New York on February 26, 2008. At the meeting, the executives of potential acquiror A expressed interest in exploring a potential acquisition of APP, and Dr. Soon-Shiong and potential acquiror A’s executives discussed general industry trends and the potential strategic fit of their two companies. Following this meeting, APP sent a draft confidentiality agreement to potential acquiror A on February 28, 2008.

On February 29, 2008, Dr. Soon-Shiong received an unsolicited telephone call from a senior executive of a company we refer to as potential acquiror B expressing interest in exploring strategic opportunities with APP. This telephone call was followed up by a call on March 7, 2008, from the senior executive of potential acquiror B to Dr. Soon-Shiong to invite him to meet with potential acquiror B’s CEO and other members of potential acquiror B’s leadership team to discuss strategic opportunities.

On March 11, 2008, Dr. Soon-Shiong met with potential acquiror B’s CEO and other members of potential acquiror B’s leadership team in Boston to discuss strategic opportunities. A representative of Lazard also attended this meeting. At the meeting, the leadership team of potential acquiror B informed Dr. Soon-Shiong that APP had been under their internal review for some time and the parties discussed general industry trends and the potential strategic fit of their two companies.

On March 19, 2008, Dr. Soon-Shiong, Mr. Richard Maroun, general counsel of APP, and representatives of Lazard, Goldman Sachs, and Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to APP, which we refer to as Fried Frank, and executives of potential acquiror B and its advisors participated in a telephone conference regarding potential acquiror B’s interest in exploring strategic opportunities with APP and various due diligence matters. On March 28, 2008, Dr. Soon-Shiong met in Los Angeles with potential acquiror B’s CEO and another member of potential acquiror B’s leadership team. At the meeting, potential acquiror B’s CEO reiterated potential acquiror B’s interest in exploring a transaction with APP and the parties discussed generally potential strategic opportunities and the strategic fit of their two companies.

On March 31, 2008, a member of potential acquiror B’s management sent a letter to Dr. Soon-Shiong stating that potential acquiror B had been internally discussing a potential transaction with APP for several months and that potential acquiror B was very interested in further exploring the opportunity for a potential transaction with APP. The letter requested that APP execute and return to potential acquiror B a draft confidentiality agreement. On the same date, a representative of potential acquiror B sent an email to a representative of Lazard regarding initial diligence items that potential acquiror B would require to evaluate the possibility of a potential acquisition of APP.

During the week of March 31, 2008, a representative of Lazard received an unsolicited telephone call from a private equity firm we refer to as potential acquiror C, expressing its interest in exploring a potential transaction with APP.

On April 2, 2008, at a special meeting of APP’s board of directors, Dr. Soon-Shiong described to the board of directors the unsolicited expressions of interest that APP had received from potential acquirors A and B. At the meeting, the board of directors authorized Dr. Soon-Shiong and APP management to undertake further discussions with the potential acquirors regarding strategic opportunities and execute confidentiality agreements if necessary and subsequently share confidential information with potential acquirors. APP’s board of directors also authorized the engagement of Lazard and Goldman Sachs as financial advisors to assist APP in evaluating potential acquirors’ expressions of interest. That same day, potential acquiror A sent Dr. Soon-Shiong a letter indicating its interest in evaluating a possible business transaction with APP. The letter was accompanied by an executed confidentiality agreement.

On April 8, 2008, APP’s board of directors held a special meeting to discuss the unsolicited expressions of interest that APP had received from potential acquirors. Representatives of Goldman Sachs, Lazard and Fried Frank were present at the meeting. At the meeting, representatives of Fried Frank discussed with the APP directors their fiduciary duties in evaluating a potential business combination involving APP. Also, at the meeting, Goldman Sachs and Lazard identified other companies that might be interested in acquiring APP, including Fresenius, and discussed making these other companies aware that APP was currently reviewing indications of interest which it had received and that they should contact APP if they were interested in pursuing a potential transaction.

During the week of April 8, 2008, after discussions with its financial advisors, APP concluded that potential acquiror C, as a financial acquiror, was unlikely to be able to realize meaningful synergies or other strategic benefits from an acquisition of APP. In light of the foregoing and the difficult financing market faced by private equity firms, APP, together with its financial advisors, determined that potential acquiror C was unlikely to be able to make an attractive proposal to acquire APP and declined to pursue discussions with potential acquiror C.

On April 11, 2008, potential acquiror B’s legal counsel and Fried Frank met to discuss various due diligence matters.

On April 14, 2008, Goldman Sachs and Lazard delivered a confidential information memorandum containing non-public information regarding APP’s financial condition to potential acquirors A and B, respectively.

On April 16, 2008, Dr. Soon-Shiong and representatives of Goldman Sachs and Lazard met with representatives of potential acquiror B in Los Angeles to discuss APP’s business and future prospects and to respond to due diligence questions from potential acquiror B. Beginning on April 18, 2008, APP granted potential acquiror B and its legal and financial advisors access to due diligence materials in APP’s on-line data room.

In mid-April 2008, representatives of Lazard and Goldman Sachs informed the other companies viewed as potentially having an interest in pursuing a transaction with APP and discussed at the April 8 board meeting, including Fresenius, on a confidential basis that APP had received indications of interest regarding a potential acquisition of APP. In the case of Fresenius, a Lazard representative advised Fresenius that it should inform a representative of Lazard or APP if it was interested in exploring a potential business combination with APP. On April 21, 2008, a representative of Fresenius contacted a representative of Lazard to indicate Fresenius’s interest in a potential transaction with APP. On the same day, Dr. Ulf M. Schneider, Chief Executive Officer of Fresenius, sent a letter to Dr. Soon-Shiong requesting a meeting to discuss the possibility of business cooperation between Fresenius and APP. Thereafter, APP sent a draft confidentiality agreement to Fresenius.

On April 22, 2008, Dr. Soon-Shiong and representatives of Goldman Sachs and Lazard met with representatives of potential acquiror A in Los Angeles to discuss APP’s business and future prospects and to respond to due diligence questions from potential acquiror A. Beginning on April 23, 2008, APP granted potential acquiror A and its legal and financial advisors access to the due diligence materials maintained in APP’s on-line data room.

On April 25, 2008, APP received an executed confidentiality agreement from Fresenius and on April 26, 2008 Lazard delivered the confidential information memorandum to Fresenius.

During the week of April 28, 2008, a representative of Lazard received an unsolicited telephone call from a company we refer to as potential acquiror D, expressing interest in exploring a potential acquisition of APP. On May 1, 2008, APP sent a draft confidentiality agreement to potential acquiror D. Beginning on May 1, 2008, APP granted Fresenius access to the due diligence materials maintained in APP’s online data room.

On May 2, 2008, Dr. Soon-Shiong and representatives of Goldman Sachs and Lazard met with representatives of Fresenius in Los Angeles to discuss APP’s business and future prospects and to respond to due diligence questions from Fresenius.

During the week of May 5, 2008, Goldman Sachs and Lazard distributed a letter to Fresenius and potential acquirors A and B indicating to each that APP had received multiple expressions of interest in a transaction with APP and, if those parties remained interested in a potential transaction with APP, instructions for delivering a non-binding acquisition proposal to APP.

On May 9, 2008, Mr. Maroun of APP and representatives of Fried Frank, Goldman Sachs and Lazard participated in a due diligence telephone conference with representatives of potential acquiror A.

On May 13, 2008, Mr. Maroun of APP and representatives of Fried Frank, Goldman Sachs and Lazard participated in a due diligence telephone conference with representatives of Fresenius.

On May 16, 2008, Fresenius submitted a letter to Goldman Sachs and Lazard in which it outlined a non-binding, preliminary proposal, subject to further due diligence, to acquire the outstanding shares of APP common stock. The letter indicated that Fresenius had retained Deutsche Bank AG, which we refer to as Deutsche Bank, as its financial advisor and Skadden, Arps, Slate, Meagher & Flom (UK) LLP, which we refer to as Skadden Arps, as its legal counsel. This initial proposal contemplated the acquisition by Fresenius of 90% of the outstanding shares of APP common stock at a price per share of $20 in cash plus a CVR with a maximum payout of $6.66 per share based on APP achieving certain Adjusted EBITDA targets over an unspecified period. This proposal also required that Dr. Soon-Shiong and entities affiliated with him, who collectively hold approximately 81.1% of the outstanding shares of APP common stock and who we refer to as the “principal stockholders,” agree to “rollover” shares of APP representing 10% of the outstanding shares of APP common stock into equity interests of a subsidiary of Fresenius that would own 100% of the outstanding shares of APP after the proposed transaction. That same day, potential acquiror B also submitted a letter to Dr. Soon-Shiong in which it outlined a non-binding, preliminary proposal, subject to further due diligence, to acquire 100% of the outstanding shares of APP common stock.

On May 23, 2008, potential acquiror A submitted a letter to Dr. Soon-Shiong in which it outlined a non-binding, preliminary proposal, subject to further due diligence, to acquire 100% of the outstanding shares of APP common stock.

In the morning of May 26, 2008, Dr. Schneider and Mr. Stefan Sturm, Chief Financial Officer of Fresenius, met Dr. Soon-Shiong in Los Angeles to explain the Fresenius non-binding proposal in more detail.

During the week of May 26, 2008, representatives of Fresenius attended management presentations with the senior management of APP in Schaumburg, Illinois and visited the Melrose Park, Illinois facilities.

Also during the week of May 26, 2008, a representative of Lazard received a telephone call from a representative of potential acquiror D reiterating potential acquiror D’s interest in exploring a potential acquisition of APP. On May 27, 2008, potential acquiror D delivered an executed confidentiality agreement to

APP. APP, through its advisors, provided potential acquiror D a copy of the confidential information memorandum and asked potential acquiror D to provide an indication of the value it attributed to APP’s business within one week. Potential acquiror D did not submit a formal indication of interest, but orally provided to APP’s advisors a range of the value it ascribed to APP’s business.

On May 28, 2008, at a special meeting of the board of directors of APP, Dr. Soon-Shiong provided the board an update regarding the proposals that APP received from Fresenius and potential acquirors A and B. After discussion, the board of directors of APP authorized management together with APP’s financial advisors to more fully analyze the indications of interest.

During the week of June 2, 2008, representatives of Fresenius visited APP’s Grand Island, New York and Puerto Rico manufacturing facilities.

Also, during the week of June 2, 2008, after discussions with its advisors, and on the basis of potential acquiror D’s proposed range of values for APP’s business as well as perceived potential regulatory barriers, APP, together with its advisors, concluded that it should discontinue discussions with potential acquiror D. Accordingly, Goldman Sachs, on behalf of APP, informed potential acquiror D that APP would not explore a potential transaction with potential acquiror D.

On June 6, 2008, drafts prepared by Fried Frank of a merger agreement and voting agreement to be executed by the principal stockholders were circulated to Fresenius and potential acquirors A and B.

On June 9, 2008, Fresenius submitted a letter to Goldman Sachs and Lazard in which it outlined a revised non-binding proposal to acquire the outstanding shares of APP common stock. The proposal was conditioned upon Fresenius being granted an exclusivity period to negotiate a potential transaction with APP until June 30, 2008. Fresenius subsequently revoked this non-binding proposal when APP declined to grant Fresenius the negotiating exclusivity within the time period specified in Fresenius’ June 9 letter.

From June 9 to June 13, 2008, potential acquiror A attended management presentations with APP’s senior management in Schaumburg, Illinois and conducted site visits at APP’s facilities. From June 10 to June 17, 2008, potential acquiror B attended management presentations with APP’s senior management in Schaumburg, Illinois and conducted site visits at APP’s facilities.

On June 11, 2008, potential acquiror A’s legal counsel and Fried Frank met to discuss various due diligence matters.

On June 16, 2008, at a special meeting of the APP board, representatives of Goldman Sachs and Lazard discussed with the board the terms of the non-binding proposals received from Fresenius and potential acquirors A and B, including the terms of Fresenius’ proposed CVR and rollover. Goldman Sachs and Lazard also reviewed with the board preliminary financial analyses of APP.

At this meeting, the board determined that, in light of the non-binding proposals, and in particular, the fact that the Fresenius proposal contemplated a “rollover” that was potentially beneficial to the principal stockholders and which was not being offered to other APP stockholders, it was appropriate to establish a special committee of independent directors, comprised of Michael Blaszyk and Stuart DePina, to assist the board in evaluating the proposals and any other alternatives that reasonably might be available to APP, including continuing to conduct business as a stand-alone company, and to make a recommendation to the board as to whether any of these proposals or any available alternatives should be approved and pursued. Each member of the special committee will receive a one-time fee of $50,000 for his service on the special committee.

On June 17, 2008, Goldman and Lazard provided Fresenius and potential acquirors A and B with a request for these parties to submit their final acquisition proposals by the end of the week of June 23, 2008.

On June 20, 2008, representatives of Fresenius, Skadden Arps and Deutsche Bank met with representatives of APP, Fried Frank, Bingham McCutchen LLP, which we refer to as Bingham McCutchen (as legal advisors to the special committee), Goldman Sachs and Lazard at the New York offices of Fried Frank to discuss the draft merger agreement and aspects of Fresenius’ earlier non-binding proposal. Also, on June 20, 2008, representatives of Fried Frank, Goldman Sachs and Lazard participated in a conference call with legal and financial advisors of potential acquiror B to discuss possible terms of a transaction with potential acquiror B.

In the evening of June 20, 2008, Dr. Soon-Shiong met Dr. Schneider in New York to explain the expected next steps in the proposed process.

On June 23, 2008, Skadden Arps delivered to Fried Frank a markup of the draft merger agreement and voting agreement as well as draft term sheets and agreements for the CVRs and the proposed rollover for the principal stockholders. The draft agreements provided for the execution by the principal stockholders of an action by written consent approving and adopting the merger agreement immediately after its execution, thereby approving the merger without the necessity of a subsequent vote of APP’s stockholders, provided for a 15-business day period after signing (extendable by up to 3 additional business days in certain circumstances) during which APP’s board of directors could terminate the agreement to accept a superior acquisition proposal, and prohibited the principal stockholders from engaging in discussions with a third party that made an unsolicited proposal even in circumstances where APP would be permitted under the merger agreement to engage in those discussions. The draft term sheet for the CVRs provided that the CVRs would not be transferable and would not be listed. Skadden Arps also delivered a draft non-competition agreement that Fresenius requested be executed by Dr. Soon-Shiong.

On June 24, 2008, the special committee held a telephonic meeting that was attended by representatives of Bingham McCutchen, Goldman Sachs and Lazard. The special committee reviewed and discussed with Bingham McCutchen, Goldman Sachs and Lazard the terms of the non-binding proposals received from Fresenius and potential acquirors A and B and other relevant matters. Among other things, the meeting participants reviewed and discussed the value of consideration proposed to be paid by Fresenius and the other potential acquirors, the restrictions on APP’s ability to solicit or respond to other transaction proposals that would likely be included in any definitive merger agreement, the differences between the consideration proposed to be paid under the Fresenius proposal for 90% of APP’s outstanding shares and the terms of Fresenius’ proposed rollover by the principal stockholders, and whether other strategic or financial buyers might be willing or able to consummate a transaction at a higher value than the indicative value reflected in the proposals. At this meeting, the special committee formally approved the retention of Bingham McCutchen to act as its legal advisors. In light of Goldman Sachs and Lazard’s involvement with the process and familiarity with APP, the special committee requested that Goldman Sachs and Lazard be engaged to act as financial advisors to the special committee.

At the June 24th meeting, the special committee also discussed with representatives of Goldman Sachs and Lazard the potential risks and implications of continuing to conduct APP’s business on a stand-alone basis. Representatives of Goldman Sachs and Lazard also reviewed with the special committee the financial analyses previously presented by Goldman Sachs and Lazard at a June 16th meeting of the full board. The special committee also discussed with representatives of Goldman Sachs, Lazard and Bingham McCutchen the structure, terms and payout schedule of the CVRs and the rollover contemplated by the Fresenius proposal. At this meeting, representatives of Bingham McCutchen reviewed with the special committee the general fiduciary obligations of directors of a Delaware corporation and the specific fiduciary duties and standards implicated in the context of a sale transaction. In particular, Bingham McCutchen reviewed and discussed with the special committee the board’s obligation to pay particular attention to the interests of APP’s minority stockholders, should a sale of APP be deemed appropriate to pursue, given the voting control of the principal stockholders over APP. The special committee determined that, notwithstanding that at this time no decision had been made to sell APP or to pursue any specific transaction, it would be beneficial and consistent with maximizing value for the minority stockholders if the terms of any definitive sale transaction, should one be pursued, did not contain a materially different mix of consideration for the principal stockholders than would be paid to the other APP stockholders.

On June 24, 2008, representatives of Fried Frank and Bingham McCutchen participated in a telephone conference with representatives of Skadden Arps to provide comments to Skadden Arps on the draft agreements and the CVR and rollover terms sheets furnished by Skadden Arps. On the conference call, representatives of Fried Frank and Bingham McCutchen communicated to Skadden Arps, among other things, that the special committee thought it would be advisable for Fresenius to either eliminate the rollover feature or make it available to all stockholders of APP and for APP’s board of directors to have a period longer than the 15 business days proposed to terminate the merger agreement to accept a superior proposal. On June 25, 2008, Fried Frank distributed to Skadden Arps a revised term sheet for the proposed rollover providing, among other things, that all APP stockholders would have the right to elect to participate in the rollover and that the principal stockholders would elect to participate for a sufficient number of APP shares to ensure that no less than 10% of the outstanding shares of APP common stock would participate in the rollover.

On June 25, 2008, representatives of Fried Frank, Bingham McCutchen, Goldman Sachs and Lazard held a telephone conference with representatives of potential acquiror B to discuss the draft merger agreement previously provided by Fried Frank as well as other possible terms of a transaction with potential acquiror B.

On June 26, 2008, Fresenius submitted a letter to Goldman Sachs and Lazard proposing to acquire 90% of the outstanding shares of APP common stock at a price per share of (i) $23 in cash and (ii) a CVR with a maximum payout of up to an additional $6.00 per share to the extent that the Adjusted EBITDA of APP’s business for the three years ending December 31, 2010, exceeds $1.2677 billion. The proposal contemplated the rollover by the principal stockholders of shares representing 10% of the outstanding shares of APP common stock, but did not provide an opportunity for APP’s other stockholders to participate in the rollover. The proposal letter was accompanied by a revised markup of the merger agreement and voting agreement and written consent as well as revised term sheets and agreements for the CVRs and the proposed rollover. The revised markup of the merger agreement provided for a 20-business day period after signing (extendable by up to 10 additional business days in certain circumstances) during which APP’s board of directors could terminate the agreement to accept a superior proposal, and included a proposal for a break-up fee of $185 million in the event that APP terminated the merger agreement under those circumstances. The revised term sheet for the CVRs provided that the CVRs would be registered with the SEC and listed for trading on an exchange. The proposal was also accompanied by commitment letters from Deutsche Bank to raise or arrange the equity and debt financing for the transaction. The proposal reiterated a request for exclusivity, and indicated that the offer would expire at 11:59 p.m. Eastern Daylight Time on June 28, 2008, if Fresenius were not by then granted negotiating exclusivity until July 11, 2008.

On June 26, 2008, a special meeting of the board of directors of APP was held to discuss the proposal submitted by Fresenius at which representatives of Goldman Sachs, Lazard, Fried Frank and Bingham McCutchen were present. At the meeting, representatives of Goldman Sachs, Lazard, Fried Frank and Bingham McCutchen discussed with the board the terms of the proposal submitted by Fresenius.

On June 27, 2008, potential acquiror A submitted a proposal to acquire all of the outstanding shares of APP common stock for a combination of shares of stock of potential acquiror A and cash. On the same day, potential acquiror B, through potential acquiror B’s financial advisors, orally requested the ability to delay submitting a proposal for two to three weeks in order to complete additional due diligence. Potential acquiror B had not previously indicated to APP or its advisors that it would not submit a proposal on June 27, 2008.

On June 27, 2008, a special meeting of the board of directors of APP was held to discuss the proposal submitted by Fresenius and potential acquiror A at which representatives of Goldman Sachs, Lazard, Fried Frank and Bingham McCutchen were present. At the meeting, representatives of Goldman Sachs, Lazard, Fried Frank and Bingham McCutchen discussed with the board the terms of the proposals submitted by Fresenius and potential acquiror A and the request by potential acquiror B for an additional two to three weeks to submit an acquisition proposal. The APP board determined, after consultations with its advisors, that the Fresenius proposal was more attractive than the proposal submitted by potential acquiror A because the Fresenius proposal provided

APP stockholders with greater value and the opportunity to participate in the upside of the APP business through the CVR. Also at this meeting, Goldman and Lazard noted that they believed they had contacted or been contacted by the most likely acquirors for APP. The board then discussed the exclusivity request submitted by Fresenius in connection with its proposal and instructed Goldman Sachs, Lazard and Fried Frank to communicate to Deutsche Bank and Skadden Arps that APP’s board of directors would be willing to enter into an exclusivity agreement with Fresenius if, among other things, Fresenius would agree to eliminate the proposed rollover by the principal stockholders, provide APP’s board of directors a longer period in which to terminate the merger agreement to accept a superior proposal and reduce the amount of its proposed break-up fee. Later that evening, Goldman Sachs, Lazard and Fried Frank communicated the board’s position to Deutsche Bank and Skadden Arps.

Also on June 27, 2008, special committee member Mr. Blaszyk, who was unable to participate in the earlier board meeting, held a telephonic discussion with representatives of Bingham McCutchen, Goldman Sachs and Lazard to discuss the terms and status of the bid process, including the proposal submitted by Fresenius. During this discussion, representatives of Goldman Sachs and Lazard reviewed with Mr. Blaszyk the matters discussed at the board meeting earlier that day. Representatives of Bingham McCutchen also relayed that the Fresenius proposal included a requirement that APP agree to negotiate exclusively with Fresenius. The participants in the meeting discussed further the indicative value and other terms and conditions of the Fresenius proposal as compared to the proposal received from potential acquiror A and the non-binding proposal previously received from potential acquiror B, including the risks that the Fresenius proposal might be withdrawn if the requested exclusive negotiating rights were not granted.

In the morning of June 28, 2008, Deutsche Bank communicated to Goldman Sachs and Lazard that Fresenius had agreed to eliminate the rollover feature and would be flexible on the other points communicated on behalf of APP’s board of directors. Deutsche Bank reiterated Fresenius’ insistence on an exclusivity period extending through July 11, 2008.

Later that morning, the special committee held a telephonic meeting with representatives of Bingham McCutchen, Goldman Sachs and Lazard to discuss Deutsche Bank’s communication that morning. It was noted that Fresenius had agreed to eliminate the rollover feature. In light of this concession and the other terms and conditions of the proposal submitted by Fresenius, the special committee resolved to recommend to the board of directors that Fresenius be granted exclusivity through July 11, 2008.

In the afternoon of June 28, 2008, a special meeting of the board of directors of APP was held to discuss the communications between Deutsche Bank and Goldman Sachs and Lazard. After discussion, the board, with the unanimous recommendation of the special committee, authorized APP to execute an exclusivity agreement with Fresenius extending through July 11, 2008. Also in the afternoon of June 28, 2008, Lazard, at the direction of APP, informed potential acquiror B and its financial advisors that APP had elected to pursue exclusive negotiations with another party and consequently would not entertain potential acquiror B’s request for additional time to complete due diligence. That same afternoon, potential acquiror A was also notified by Goldman Sachs that APP had elected to pursue exclusive negotiations with another party. In the morning of June 29, 2008, Dr. Schneider met Dr. Soon-Shiong in Los Angeles to explain Fresenius’ position on its binding proposal. At this meeting, Dr. Soon-Shiong explained the position of APP’s board of directors. On June 29, 2008, APP executed the requested exclusivity agreement.

On June 30, 2008, the special committee held a telephonic meeting to review with senior management of APP their views as to the prospects of, and risks to, APP continuing to operate on a stand-alone basis. At that meeting, the special committee discussed with APP management APP’s business and future prospects, including historic experiences in obtaining regulatory approvals for new product launches, management’s current views as to APP’s future position in therapeutic heparin in the United States, the principal competitive pressures that APP currently faces and that management believed could be reasonably anticipated to face in the next few years.

During the week of June 30, 2008, representatives of Fried Frank, Skadden Arps and Bingham McCutchen exchanged numerous drafts of the merger agreement and related disclosure schedules, the CVR indenture and other related documents, including a consulting agreement with Dr. Soon-Shiong proposed by Fresenius, and made substantial progress toward finalizing the definitive documentation for the transaction. Among the key issues subject to negotiation were the period after signing of the merger agreement during which APP’s board of directors would be permitted to terminate the merger agreement to accept a superior proposal (with the parties agreeing to a period of 25 business days, subject to extension for an additional 15 business days) and the size of break-up fee payable by APP in the event of such a termination (with the parties agreeing to a $140 million fee). In addition, APP insisted on including an obligation of Fresenius to execute definitive financing agreements as soon as reasonably practicable following the signing of the merger agreement and to use commercially reasonable efforts to extend the term of the debt portion of the financing through June 30, 2009. Furthermore, APP negotiated an optional extension of the termination date specified in the merger agreement from March 31, 2009 to June 30, 2009, if certain conditions are met. Fresenius, Deutsche Bank (in its capacity as Fresenius’ financing arranger) and its advisors also completed their due diligence review, which included telephonic due diligence meetings with representatives of APP management, Goldman Sachs and Lazard.

On July 5, 2008, the special committee held a telephonic meeting to discuss the status of negotiations of the transaction documentation, to review the transaction timeline and certain financial analyses of the Fresenius proposal, and to discuss and consider potential advantages and disadvantages of entering into a transaction with Fresenius. In particular, the special committee and representatives of Bingham McCutchen, Goldman Sachs and Lazard discussed the size of the proposed termination fee, which had decreased from $185 million to $140 million in the course of the negotiations, and the length of the proposed period during which APP’s board of directors could terminate the merger agreement to accept a superior proposal, which had increased from a 15-business day period (extendable by up to 3 additional business days) to a 25-business day period (extendable by up to 15 additional business days). The participants in the meeting also discussed the fact that the Fresenius proposal no longer included the requirement for a rollover by the principal stockholders, that the principal stockholders and the other stockholders of APP would all receive the same consideration in the merger, including CVRs, which would be registered securities that would be publicly tradable. The meeting participants also discussed that under the Fresenius proposal, Dr. Soon-Shiong, unlike the other stockholders of APP, would be required to enter into non-competition and consulting agreements with Fresenius, and that at the request of Fresenius he would sit on the board of directors of the company owning the surviving entity. It was noted, however, that the non-competition agreement represented a restriction on Dr. Soon-Shiong (and therefore was not a material benefit to him not shared by the minority stockholders), that payments to be received by Dr. Soon-Shiong under the consulting agreement were customary, would be for consulting services to be provided by Dr. Soon-Shiong following the merger and would not be a material inducement to Dr. Soon-Shiong, when compared to the total consideration to be received by the principal stockholders, as stockholders, under the merger agreement, and that the consulting arrangement and his board seat was proposed by Fresenius, not having been sought by Dr. Soon-Shiong. At this meeting, representatives of Bingham McCutchen reviewed again with the special committee the general fiduciary obligations of directors of a Delaware corporation, and those specific duties implicated in a sale transaction that involves a majority stockholder. The special committee also discussed further with representatives of Bingham McCutchen the current terms and conditions of the Fresenius proposal, including specific deal protection provisions which would prohibit APP from soliciting other acquisition proposals, and would require APP to pay a termination fee to Fresenius if APP were to terminate the merger agreement to accept a superior proposal.

On July 6, 2008, the special committee held a telephonic meeting with representatives of Bingham McCutchen, Goldman Sachs, Lazard and Fried Frank to discuss and consider the negotiated terms of the transaction documents, to complete the special committee’s review and consideration of the proposed merger agreement, and to seek to reach a final determination of the special committee’s views on the merger agreement and the proposed merger as well as the special committee’s recommendation that APP’s board of directors either approve or reject the merger agreement and the proposed merger. Representatives of Goldman Sachs and Lazard discussed and responded to additional questions and requests for clarification from the special committee regarding the financial analyses previously presented to and discussed with the special committee, as well as the views of Goldman Sachs and Lazard on the relative risks and benefits of entering into a sale transaction at this time. Following further discussion, Goldman Sachs and Lazard orally rendered their respective fairness opinions, which subsequently were confirmed in writing as described below in “The Merger—Opinions of Financial Advisors to APP,” to the effect that, as of July 6, 2008, subject to the qualifications, limitations and assumptions reflected in their respective written opinions, the merger consideration proposed to be received by the stockholders of APP (other than the principal stockholders) pursuant to the merger agreement was fair, from a financial point of view, to such stockholders.

Following additional discussion, after considering, among other things, the factors described below under “The Merger—Reasons for the Merger—Recommendation of the Special Committee of Independent Directors of the APP Board of Directors” the members of the special committee unanimously determined the terms of the definitive merger agreement and the merger contemplated thereby to be advisable, fair to and in the best interests of APP and its stockholders, and further unanimously resolved to recommend that APP’s full board of directors approve the merger agreement and the merger.

Following the special committee meeting, a meeting of APP’s board of directors was convened. At the meeting, representatives of Fried Frank reviewed the fiduciary duties of APP’s directors in considering whether to approve the transaction with Fresenius. Representatives of Goldman Sachs and Lazard then presented their financial analyses of APP and orally rendered their respective fairness opinions, which subsequently were confirmed in writing as described below under “The Merger—Opinions of Financial Advisors to APP,” to the effect that, as of July 6, 2008, subject to the qualifications, limitations and assumptions reflected in their respective written opinions, the merger consideration proposed to be received by the stockholders of APP (other than the principal stockholders) pursuant to the merger agreement was fair, from a financial point of view, to such stockholders. Representatives of Fried Frank then reviewed the terms of the merger agreement and related documents. The special committee then reported on its recommendation of the merger agreement and the merger to the full board of directors and the reasons for its recommendation. After considering, among other things, the factors described below under “The Merger—Reasons for the Merger—The APP Board of Directors’ Reasons for the Merger,” the financial analyses and opinions of Goldman Sachs and Lazard and the recommendation of the special committee, APP’s board of directors adopted resolutions reflecting that the proposed terms of the merger agreement and other transaction documents, and the merger and other transactions contemplated thereby, are advisable, fair to and in the best interests of APP and its stockholders, adopting the merger agreement and other transaction documents, approving the merger and the other transactions contemplated thereby, and recommending that APP’s stockholders adopt the merger agreement and approve the merger and the other transactions contemplated thereby.

After the board meeting adjourned, Fried Frank and Skadden Arps finalized the definitive documentation for the transaction, and the merger agreement and related agreements were executed later that evening. The transaction was publicly announced in a press release issued on July 7, 2008.

Reasons for the Merger

APP Pharmaceuticals, Inc.

Recommendation of the Special Committee of Independent Directors of the APP Board of Directors

In making their determination and recommendation of the merger agreement and the merger, the members of the special committee relied upon, among other things, their personal knowledge of APP and its business and the industry in which APP operates, and consulted with APP’s management with respect to strategic and operational matters pertaining to APP deemed relevant to the members of the special committee for purposes of their determination and recommendation. The special committee also consulted with Bingham McCutchen, Goldman Sachs and Lazard with respect to matters the special committee determined to be reasonably within the experience and expertise of Bingham McCutchen, Goldman Sachs and Lazard, respectively. The special committee also reviewed the financial analyses prepared by Goldman Sachs and Lazard and the assumptions, sensitivities and applicable variables reflected in those analyses and discussed such matters with Goldman Sachs and Lazard.

In determining to recommend that APP’s board of directors adopt a resolution approving the merger agreement and the merger, the special committee reviewed and considered a number of factors, including the following material considerations:

•	the fact that the merger consideration will primarily be in the form of cash;

•	the fact that the cash consideration represents a minimum fixed amount that will be realized by each stockholder for its shares;

•

the fact that the cash consideration in the proposal submitted by Fresenius represents a premium of (i) 29.1% over APP’s stock price at the close of business on July 3, 2008, the last trading day prior to announcement of the merger; (ii) 37.3% over APP’s stock price at the close of business on June 25, 2008, the last trading day prior to receipt of the Fresenius proposal; (iii) 61.9% over the one-month average of APP’s stock price; and (iv) 74.6% over the three-month average of APP’s stock price;

•

the fact that, in addition to cash, each APP stockholder will receive SEC-registered and transferable and tradable CVRs, which may provide APP’s stockholders an opportunity to realize additional value by trading those CVRs in the public markets or, to the extent APP as the surviving corporation achieves performance goals, through an additional cash payment of up to $6.00 per CVR under the terms of the CVRs;

•

with respect to continuing the business of APP as presently conducted, the special committee’s views on the competitive risks and other risks and uncertainties associated with APP’s business and prospects, including the increasing trend towards pharmaceutical industry consolidation and the status and potential constraints of APP’s financial resources as a stand-alone company;

•

the special committee’s belief that the procedures used by Goldman Sachs and Lazard in contacting and responding to other potential acquirors and the process followed by the special committee and APP in negotiating the terms of the merger agreement yielded a full and fair price for APP’s business, and that the merger is fair to, advisable and in the best interests of, APP and its stockholders;

•

the fact that the merger agreement permits APP to review and respond to unsolicited acquisition proposals under certain circumstances and permits the board directors, during a specified post-signing “market check” period, to terminate the merger agreement in the exercise of their fiduciary duties to accept a proposal that APP’s board of directors determines in good faith is reasonably expected to be consummated and would result in a transaction more favorable to APP’s stockholders from a financial point of view than the terms and conditions of the merger and the fact that simultaneously with the termination of the merger agreement, the written consent and voting agreement executed by the principal stockholders will terminate;

•	the financing commitments obtained by Fresenius;

•	the fact that Fresenius’ obligations to complete the merger are not subject to any financing contingency;

•	the fact that APP stockholders who did not execute a written consent approving the merger and who follow certain prescribed procedures are entitled to appraisal rights under Delaware law;

•

the special committee’s belief that the business of APP could potentially benefit from being part of the larger Fresenius corporate group and having access to its distribution network and customers, and that by virtue of the CVRs, APP’s stockholders would have an opportunity to participate in those potential benefits;

•	the financial analyses prepared by Goldman Sachs and Lazard and described below under “The Merger—Opinions of Financial Advisors to APP”; and

•

Goldman Sachs’ and Lazard’s respective opinions that, as of the date of their opinions and based upon and subject to the factors and assumptions set forth in their respective opinions, the merger consideration, taken in the aggregate, to be received by the holders (other than the principal stockholders) of APP common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The special committee also specifically considered the following terms of the merger agreement:

•	the limited number and customary nature of the representations, warranties and covenants of APP in the merger agreement;

•	the limited and customary conditions to the parties’ obligations to complete the merger and the fact that there is no financing condition to Fresenius’ obligations;

•

the fact that the termination fee payable to Fresenius if APP terminates the merger agreement to pursue a superior proposal pursuant to the terms of the merger agreement is Fresenius’ sole and exclusive remedy for such termination; and

•

covenants requiring that Fresenius register the CVRs under the Securities Act, and use its reasonable best efforts to cause those securities to be listed on the NASDAQ Capital Market or another exchange or trading platform deemed suitable by APP and Fresenius.

In addition to the merger agreement, the special committee also reviewed, considered and discussed the terms and potential ramifications of the other transaction documents proposed to be executed in connection with the merger agreement, including the voting agreement and written consent pursuant to which the principal stockholders would approve the merger agreement (unless the merger agreement were subsequently terminated in accordance with its terms), the form of CVR indenture, the equity commitment letter pursuant to which Fresenius would agree to make an equity commitment to FK Holdings to support the payment obligations on the CVRs, the non-competition agreement pursuant to which Dr. Soon-Shiong would agree to certain restrictions on his ability to take specified actions that would compete with APP’s business after the merger, and the consulting agreement pursuant to which Dr. Soon-Shiong would agree to provide certain consulting services to APP as the surviving corporation following the merger and serve as a board member of FK Holdings.

The special committee also considered and balanced against the generally favorable factors considered above, a variety of potential risks and other potentially unfavorable factors, including the following material considerations:

•

the potential benefits of the merger may not be realized and therefore the performance goals necessary to trigger payments under the CVRs may not be achieved by APP and FK Holdings, potentially impacting the value and marketability of the CVRs;

•	APP has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether or not the merger is consummated;

•

since the merger consideration is primarily in the form of cash, APP stockholders would participate in the future growth of APP as the surviving corporation only though the CVRs, which have a maximum potential payout of $6.00 per CVR;

•

since the merger consideration includes the CVRs (which are unsecured obligations and are expressly subordinated to all senior obligations of the issuer), APP’s stockholders are subject, with respect to the portion of the merger consideration represented by the CVRs, to the risk that there may be limitations on paying amounts as and when they become payable to the holders of the CVRs;

•

the deal protection measures in the merger agreement, including the limited post-signing “market check” period and the fact that the merger agreement includes a $140 million termination fee, may inhibit other potential acquirors from submitting potentially superior proposals to acquire APP and would, if APP elected to terminate the merger agreement to accept a superior proposal, result in an immediate $140 million payment obligation to Fresenius;

•

APP management’s focus and resources may become diverted from other important business opportunities and operational matters while working to implement the merger, which could adversely affect APP’s business; and

•

the operations of APP will be restricted by interim operating covenants under the merger agreement during the period between signing the merger agreement and the closing of the merger, which could effectively prohibit APP from undertaking any strategic initiatives or other material transactions to the detriment of APP and its stockholders.

The special committee weighed the potential benefits, advantages and opportunities presented by the proposed merger against the potential risks and other negative factors described above, and after considering such matters unanimously determined the merger agreement and the merger to be advisable, fair to and in the best interests of APP and its stockholders, and unanimously determined to recommend that APP’s board of directors adopt a resolution approving the merger agreement and the merger. The foregoing discussion of the information and factors considered by the special committee in making their determination and recommendation as to the merger agreement and the merger is not intended to be exhaustive, but addresses the principal information and factors considered by the special committee in its review, evaluation and recommendation of the merger agreement and the merger. In reaching its conclusion, and in making its recommendation to the members of APP’s board of directors, the special committee did not find it practicable to assign, and did not assign, any relative or specific weight to the range of information and the many positive and negative factors that were considered, and individual members of the special committee may have given different weight to different factors.

The APP Board of Directors’ Reasons for the Merger

In reaching its decision to approve the merger agreement and approve the merger, the APP board of directors consulted with APP’s management and APP’s legal and financial advisors. In reaching its conclusion that the merger is advisable, fair to and in the best interests of the stockholders of APP, the APP board of directors considered a variety of factors, including the following:

•	the unanimous recommendation of a special committee of APP’s independent directors;

•	the board of directors’ view that the stand-alone prospects of APP may be adversely impacted by ongoing consolidation and increasing competition in the generic pharmaceutical industry;

•

the board of directors’ view that APP’s stockholders will receive value in the merger that is materially greater than the value of APP on a stand-alone basis due to the strategic benefits that Fresenius could potentially realize from the merger; the merger consideration is primarily cash which allows APP stockholders to immediately realize value for their investment and provides certainty of value;

•

the fact that the cash portion of the merger consideration alone, excluding the CVR, represents a premium of 74.6% over the three-month average closing price of APP common stock, 61.9% over the one-month average closing price of APP common stock and 29.1% over the closing price of APP common stock on July 3, 2008 (the last trading day before the transaction was announced);

•

the fact that the cash portion of the merger consideration alone, excluding the CVR, values APP at attractive multiples of 7.1 times trailing annual net revenues and 18.2 times trailing annual Adjusted EBITDA, in each case, as of March 31, 2008;

•	the merger consideration includes the CVRs, which preserves the opportunity for APP stockholders to participate in the future growth of APP;

•	the CVRs will be registered and transferable and tradable securities, allowing APP stockholders an opportunity to monetize the CVRs;

•

the board of directors’ view that Fresenius has a similar culture as APP, with the same commitment to quality and dedication to patient care, and that together they will have a comprehensive and complementary offering of injectable pharmaceuticals, devices and delivery systems to customers, offering substantial opportunities for growth of APP, thereby increasing the likelihood and amount of a future payout under the CVR;

•

the merger agreement permits APP to respond to, and engage in discussions with, third parties who make unsolicited acquisition proposals that may be financially superior to the merger and the merger agreement, and permits the board of directors to terminate the merger agreement to accept a superior proposal during a specified “market check” period;

•	the financing commitments received by Fresenius from Deutsche Bank, JPMorgan Chase and Credit Suisse;

•

the terms and conditions of the merger agreement, including the limited nature of the closing conditions included in the merger agreement and the fact that the merger agreement does not include a financing condition to closing and Fresenius is obligated to use its reasonable best efforts to execute definitive financing documents at or prior to the execution of the merger agreement;

•	the fact that the principal stockholders indicated their support for the merger and their intention to enter into the written consent and voting agreement in support of the merger;

•

the fact that the written consent and voting agreement allows the principal stockholders to participate in discussions with a third party who makes an unsolicited acquisition proposal if the board of directors of APP is allowed to undertake discussions with such party under the terms of the merger agreement;

•	the fact that the voting agreement terminates if the merger agreement is terminated by APP to accept a superior proposal, allowing the principal stockholders to support such superior proposal;

•	APP stockholders who did not execute a written consent approving the merger and who follow certain prescribed procedures are entitled to appraisal rights under Delaware law; and

•

the oral opinions of Goldman Sachs and Lazard rendered to the special committee and the board of directors on July 6, 2008, which were subsequently confirmed in writing, to the effect that, as of July 6, 2008, and subject to the factors and assumptions set forth in their respective written opinions, the merger consideration, taken in the aggregate, to be received by the holders (other than the principal stockholders) of shares of APP common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

In the course of its deliberations, the APP board of directors also considered a variety of risks and other potentially negative factors, including the following:

•

since the merger consideration includes the CVRs (which are unsecured and subordinated to certain senior obligations of the issuer, including potentially future indebtedness of Fresenius guaranteed by the issuer of the CVRs), APP stockholders are subject, with respect to a portion of the merger consideration, to the risk that the issuer of the CVRs is unable to pay amounts due in respect of the CVRs;

•	the deal protection measures in the merger agreement may inhibit some potential acquirors from making competitive acquisition proposals for APP;

•	the board of directors’ right to terminate the merger agreement to respond to alternative acquisition proposals and to accept a superior proposal is time limited;

•	the operations of APP will be restricted under the merger agreement during the period between the signing of the merger agreement and closing and there is no guaranty that the transaction will close;

•	the fact that Fresenius requires financing to complete the merger, although there is no financing contingency in the merger agreement;

•

Fresenius’ financing commitment expires on March 31, 2009, and notwithstanding Fresenius’ covenant to use its reasonable best efforts to extend such commitment to June 30, 2009, the availability of such extension on commercially reasonable terms is dependent in part on market conditions and the performance of Fresenius’ business; and

•

certain of APP’s directors and executive officers may receive certain benefits that are different from, and in addition to, those of APP’s other stockholders (See “The Merger—Interests of APP’s Directors and Executive Officers in the Merger” beginning on page 54).

The foregoing discussion of the information and factors considered by the APP board of directors is not exhaustive but is intended to reflect the material factors considered by the APP board of directors. The APP board of directors did not quantify or assign any relative or specific weight to the various factors that it considered. Rather, the APP board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the APP board of directors may have given different weights to different factors.

After careful consideration and acting upon the unanimous recommendation of the special committee of APP’s independent directors, at a special meeting held on July 6, 2008, the APP board of directors determined that the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the APP stockholders and approved the merger agreement.

Fresenius/FK Holdings

The merger represents an important step in Fresenius’ growth strategy. Through the acquisition of APP, Fresenius will gain entry into the U.S. pharmaceuticals market and will achieve a leading position in the global I.V. generics market. The North American platform provides further attractive growth opportunities for Fresenius’ existing product portfolio. Additionally, Fresenius will be able to market APP’s product range through its international marketing and sales network, enabling Fresenius to sell APP’s products globally.

Opinions of Financial Advisors to APP

Goldman, Sachs & Co.

Goldman Sachs rendered its opinion to the board of directors of APP and the special committee that, as of July 6, 2008, and based upon and subject to the factors and assumptions set forth therein, the merger consideration, taken in the aggregate, to be received by the holders (other than the principal stockholders) of shares of APP common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Goldman Sachs subsequently confirmed its earlier opinion by delivery of a written opinion dated as of July 6, 2008.

The full text of the written opinion of Goldman Sachs, dated July 6, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Goldman Sachs provided its opinion for the information and assistance of the special committee in connection with their consideration of the merger. The Goldman Sachs opinion is not a recommendation as to any action that an APP stockholder should take with respect to the merger.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of APP for the year ended December 31, 2007, and of its predecessor company, Abraxis BioScience, for the year ended December 31, 2006;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of APP;

•	certain other communications from APP to its stockholders; and

•	certain internal financial analyses and forecasts for APP prepared by APP’s management and approved by APP for use by Goldman Sachs, which we refer to as the forecasts.

Goldman Sachs also held discussions with members of the senior management of APP regarding their assessment of the past and current business operations, financial condition and future prospects of APP. In addition, Goldman Sachs reviewed the reported price and trading activity for shares of APP common stock, compared certain financial and stock market information of APP with similar information for certain other companies the securities of which are publicly traded, and reviewed the financial terms of certain recent business combinations in the generic pharmaceutical industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it. In that regard, Goldman Sachs assumed with APP’s consent that the forecasts have been reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of APP. In addition, Goldman Sachs did not make any independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of APP and was not furnished with any such evaluation or appraisal. Goldman Sachs also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on APP or Fresenius or on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs’ opinion did not address any legal, regulatory, tax or accounting matters.

As described above, Goldman Sachs’ opinion to the board of directors of APP and the special committee was one of many factors taken into consideration by the board of directors of APP and the special committee in making their determination to approve the merger agreement. Goldman Sachs’ opinion addressed only the fairness from a financial point of view, as of the date of its opinion, of the merger consideration, taken in the aggregate, to be received by the holders (other than the principal stockholders ) of shares of APP common stock pursuant to the merger agreement. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, the principal stockholders, the holders of any other class of securities, creditors or other constituencies of APP or Fresenius; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of APP or Fresenius, or class of such persons in connection with the merger, whether relative to the merger consideration, taken in the aggregate, to be received by the holders pursuant to the merger agreement or otherwise. In addition, Goldman Sachs expressed no opinion as to the prices at which the CVRs would trade at any time. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and the opinion expressed in its opinion were provided for the information and assistance of the special committee in connection with their consideration of the merger and such opinion did not constitute a recommendation as to how any holder of shares of APP common stock should vote with respect to, or whether such holder should consent to, the merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of APP, Fresenius, FK Holdings and Merger Sub and any of their respective affiliates or any currency or commodity that may be involved in the merger for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to the special committee in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs has provided certain investment banking and other financial services to APP and its affiliates from time to time, including acting as the advisor to the special committee of American Pharmaceutical Partners, a predecessor to Abraxis BioScience, Inc., in connection with the merger of APP and Abraxis in 2006. Goldman Sachs also extended a margin loan to APP’s chairman, Dr. Soon-Shiong, which is secured by certain of the principal stockholders’ shares of APP common stock (aggregate principal amount of $10,000,000, of which approximately $1,400,000 had been drawn as of the date of Goldman Sachs’ opinion), in June 2008, and Goldman Sachs may loan additional amounts to Dr. Soon-Shiong pursuant to a similar credit facility in the future. Goldman Sachs also may provide investment banking and other financial services to APP, Fresenius, FK Holdings and Merger Sub, Dr. Soon-Shiong and their respective affiliates in the future. In connection with the above-described services, Goldman Sachs has received, and may receive, compensation.

The special committee selected Goldman Sachs as one of its financial co-advisors because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated April 3, 2008, the special committee engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction(s) and agreed to pay Goldman Sachs a transaction fee equal to 0.4% of the aggregate consideration paid in such transaction, all of which is payable upon consummation of the transaction. In addition, the special committee has agreed to reimburse Goldman Sachs for its reasonable expenses and any expenses associated with Goldman Sachs’ working on the potential public offering of the APP common stock, arising in connection with this transaction, including attorneys’ fees and disbursements, plus any sales, use or similar taxes arising in connection with the engagement, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Lazard Frères & Co. LLC

Lazard rendered its opinion to the board of directors of APP and the special committee that, as of July 6, 2008, and based upon and subject to the factors and assumptions set forth therein, the merger consideration, taken in the aggregate, to be received by the holders (other than the principal stockholders) of shares of APP common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Lazard subsequently confirmed its earlier opinion by delivery of a written opinion dated July 7, 2008.

The full text of the written opinion of Lazard, dated July 7, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex E. Lazard provided its opinion for the information and assistance of the board of directors of APP and the special committee in connection with their consideration of the merger. The Lazard opinion is not a recommendation as to any action that an APP stockholder should take with respect to the merger.

Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to Lazard as of, the date of Lazard’s opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of Lazard’s opinion. Lazard did not express any opinion as to the price at which shares of APP common stock or CVRs may trade at any time subsequent to the announcement of the merger. The following is a summary of Lazard’s opinion. You are urged to read Lazard’s written opinion carefully in its entirety.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions of the merger agreement and the related agreements;

•	analyzed certain publicly available historical business and financial information relating to APP;

•	reviewed various financial forecasts and other data provided to Lazard by the management of APP relating to its business;

•	held discussions with members of the senior management of APP with respect to the business and prospects of APP;

•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally comparable to the business of APP;

•	reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the business of APP;

•	reviewed the historical stock prices and trading volumes of APP common stock; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of APP or concerning the solvency or fair value of APP, and Lazard was not furnished with such valuation or appraisal. With respect to the financial forecasts it reviewed, Lazard assumed, with the consent of APP, that they have been reasonably prepared on bases reflecting the best then currently available estimates and judgments of the management of APP as to the future financial performance of APP. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

In rendering its opinion, Lazard assumed, with APP’s consent, that the merger would be consummated on the terms described in the merger agreement and certain related agreements, without any waiver or modification of any material terms or conditions. Lazard further assumed, with APP’s consent, that obtaining the necessary regulatory or third party approvals and consents for the merger would not have an adverse effect on APP or FK Holdings. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that APP obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in Lazard’s opinion), including the related agreements. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the merger consideration or otherwise.

Lazard’s engagement and the opinion are for the benefit of the board of directors of APP and the special committee and Lazard’s opinion was rendered to the board of directors of APP and the special committee in connection with its evaluation of the merger. Lazard’s opinion was not intended to and did not constitute a recommendation to any holder of shares of APP common stock as to any action that an APP stockholder should take with respect to the merger or any matter relating thereto.

In connection with Lazard’s services as APP’s financial advisor, APP agreed to pay Lazard an aggregate fee of 0.4% of the aggregate consideration paid in the merger which is contingent upon the consummation of the merger. APP has also agreed to reimburse Lazard for all expenses incurred in connection with the engagement and to indemnify Lazard and certain related parties against certain liabilities under certain circumstances that may arise out of the rendering of its advice, including certain liabilities under U.S. federal securities laws. Lazard in the past provided investment banking services to APP and other entities controlled by Dr. Soon-Shiong, for which Lazard received compensation. In 2006, Lazard advised Abraxis BioScience, Inc. in connection with its co-promotion agreement with AstraZeneca plc and the merger of American BioScience, Inc. with and into American Pharmaceutical Partners, Inc. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) may actively trade securities of APP and/or the securities of Fresenius and certain of its affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. Lazard also may provide investment banking and other financial services to APP, Fresenius, FK Holdings and Merger Sub, Dr. Soon-Shiong and their respective affiliates in the future. The issuance of Lazard’s opinion was approved by the Opinion Committee of Lazard.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as a financial advisor to APP because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions, as well as its familiarity with the business of APP.

Lazard prepared analyses for the purpose of providing an opinion to APP’s board of directors and the special committee as to the fairness, from a financial point of view, of the merger consideration to be received by the holders (other than the principal stockholders) of shares of APP common stock pursuant to the merger agreement. The merger consideration to be received by the holders of shares of APP common stock pursuant to the merger agreement was determined through arm’s-length negotiations between APP and Fresenius and was approved by the board of directors of APP. Lazard did not recommend any specific merger consideration to the board of directors of APP (including the special committee) or to APP or that any given merger consideration constituted the only appropriate consideration for the merger.

The opinion of Lazard was one of many factors taken into consideration by the special committee and the board of directors of APP. Consequently, the analyses described below should not be viewed as determinative of the opinion of the special committee or the board of directors of APP with respect to the merger consideration or of whether the special committee or the board of directors of APP would have been willing to determine that a different merger consideration was fair. Additionally, Lazard’s opinion is not intended to confer any rights or remedies upon any employee or creditor of APP.

Financial Analyses by Financial Co-Advisors

The following is a summary of the material financial analyses delivered by Goldman Sachs and Lazard, which we refer to collectively as the “financial co-advisors,” to the board of directors of APP and the special committee in connection with rendering their respective opinions described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by the financial co-advisors, nor does the order of analyses described represent relative importance or weight given to those analyses by the financial co-advisors. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of the financial co-advisors’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 3, 2008, and is not necessarily indicative of current market conditions.

The preparation of fairness opinions is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the financial co-advisors’ opinions. In arriving at their respective fairness determination, the financial co-advisors considered the results of all of their analyses and did not attribute any particular weight to any factor or analysis considered by them. Rather, the financial co-advisors made their determination as to fairness on the basis of their experience and professional judgment after considering the results of all of their analyses. No company or transaction used in the analyses below as a comparison is directly comparable to APP or the merger.

The financial co-advisors prepared these analyses for purposes of their provision of their respective opinions to the board of directors of APP and the special committee as to the fairness from a financial point of view of the merger consideration, taken in the aggregate, to be received by the holders (other than the principal stockholders) of shares of APP common stock pursuant to the merger agreement to such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of APP, Goldman Sachs, Lazard or any other person assumes responsibility if future results are materially different from those forecast.

Historical Stock Trading Analysis. The financial co-advisors reviewed the historical trading prices and volumes for shares of APP common stock for the three-month period ended July 3, 2008. The financial co-advisors analyzed the equity value per share of APP common stock to be received by holders of shares of APP common stock pursuant to the merger agreement, with respect to (i) the $23.00 cash consideration, (ii) net present value of the merger consideration based on the CVR payout calculated using the May 2008 probability adjusted projections prepared by the APP senior management, (iii) net present value of the merger consideration with the maximum payout of the CVR and (iv) nominal value of the merger consideration with the maximum payout of the CVR, in each case as premium to (w) the per share price of June 25, 2008, (x) the per share price of July 3, 2008, (y) the one-month average per share price, and (z) the three-month average per share price.

The results of these analyses are summarized as follows:

	Cash Consideration (No CVR)	NPV of Merger Consideration (Probability- Adjusted Case CVR Payout)	NPV of Merger Consideration (Max CVR Payout)	Nominal Merger Consideration (Max CVR Payout)
Equity Value per Share	$23.00	$24.79	$27.45	$29.00
% Premium to June 25, 2008 ($16.75)	37.3%	48.0%	63.9%	73.1%
% Premium to July 3, 2008 ($17.82)	29.1%	39.1%	54.0%	62.7%
% Premium to 1-Month Average ($14.20)	61.9%	74.5%	93.2%	104.2%
% Premium to 3-Month Average ($13.17)	74.6%	88.2%	108.4%	120.2%

Implied Multiples Analysis. In addition, the financial co-advisors calculated certain ratios, based on the probability-adjusted projections prepared by APP’s management, which we refer to as the implied multiples, of (i) the implied enterprise value of APP with respect to (a) the cash consideration, (b) net present value of the merger consideration with the probability-adjusted case payout of the CVR, (c) net present value of the merger consideration with the maximum payout of the CVR, and (d) nominal value of the merger consideration with the maximum payout of the CVR, to (ii) net revenues and adjusted earnings before interest, taxes and depreciation and amortization, or EBITDA, of APP, in each case for (w) the latest twelve months ended March 31, 2008, (x) estimates for the latest twelve months ended June 30, 2008, and (y) estimates for 2008.

The results of these implied multiples analyses are summarized as follows:

	Cash Consideration (No CVR)		NPV of Merger Consideration (Probability- Adjusted Case CVR Payout)		NPV of Merger Consideration (Max CVR Payout)		Nominal Merger Consideration (Max CVR Payout)
Enterprise Value / Net Revenues
LTM (March 31, 2008)	7.1	x	7.5	x	8.2	x	8.6	x
LTM (June 30, 2008 Estimate)	6.7		7.2		7.8		8.1
2008 Estimate	5.5		5.8		6.3		6.6

	Cash Consideration (No CVR)		NPV of Merger Consideration (Probability- Adjusted Case CVR Payout)		NPV of Merger Consideration (Max CVR Payout)		Nominal Merger Consideration (Max CVR Payout)
Enterprise Value / Adjusted EBITDA
LTM (March 31, 2008)	18.2	x	19.4	x	21.0	x	22.0	x
LTM (June 30, 2008 Estimate)	17.3		18.4		20.0		20.9
2008 Estimate	12.2		13.0		14.1		14.8

Selected Companies Analysis. The financial co-advisors reviewed and compared certain financial information for APP to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the generic specialty pharmaceutical industry:

•	Hospira, Inc.

•	Barr Pharmaceuticals, Inc.

•	Mylan Inc.

•	Watson Pharmaceuticals, Inc.

Although none of the selected companies is directly comparable to APP, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may in certain respects be considered similar to those of APP.

The financial co-advisors also calculated and compared various financial multiples and ratios based on financial data as of June 25, 2008 and July 3, 2008 and information they obtained from SEC filings and Institutional Brokers’ Estimate System (IBES) estimates. The multiples and ratios of APP were calculated using APP’s market data as of June 25, 2008 and July 3, 2008. The multiples and ratios of APP were based on information provided by management of APP. The multiples and ratios for each of the selected companies were based on the most recent publicly available information. With respect to the selected companies, the financial co-advisors calculated the following multiples:

•

enterprise value, which is the market value of common equity plus the book value of debt, minority interest and preferred shares, less cash and cash equivalents, as a multiple of latest twelve months sales;

•	enterprise value as a multiple of latest twelve months EBITDA; and

•	enterprise value as a multiple of estimated calendar year 2008 EBITDA.

The results of these analyses are summarized as follows:

	Selected Companies		APP as of
Enterprise Value as a multiple of:	Range	Median	June 25, 2008	July 3, 2008
LTM Sales	1.4x–2.5x	2.1x	5.3x	5.5x
LTM EBITDA	6.6x–10.8x	9.9x	13.5x	14.2x
2008 Estimated EBITDA	6.7x–9.8x	8.0x	9.6x	10.0x

The financial co-advisors also calculated the selected companies’ estimated calendar year 2008 price/earnings ratios to the results for APP. The following table presents the results of this analysis:

	Selected Companies				APP as of
Price/Earnings Ratio:	Range		Median		June 25, 2008		July 3, 2008
2008 Estimated	14.0x–25.2x	*	15.5x	*	15.8x	**	16.8x	**

*	Based on IBES estimates.
**	Using earnings estimates based on projections by management of APP.

Selected Transactions Analysis. The financial co-advisors analyzed certain information relating to the following selected transactions in the generic specialty pharmaceuticals industry over $500 million since 2002:

•	Novartis’ acquisition of LEK announced in August 2002;

•	Teva’s acquisition of Sicor announced in October 2003;

•	Novartis’ acquisition of Sabex announced in June 2004;

•	Perrigo’s acquisition of Agis announced in November 2004;

•	Novartis’ acquisition of Hexal announced in February 2005;

•	Novartis’ acquisition of Eon Labs announced in February 2005;

•	Actavis’ acquisition of Amide Pharmaceutical announced in May 2005;

•	Teva’s acquisition of Ivax announced in July 2005;

•	Actavis’ acquisition of Alphama’s Human Generics Business announced in October 2005;

•	Dr. Reddy’s acquisition of Betapharm announced in February 2006;

•	Watson’s acquisition of Andrx announced in March 2006;

•	Barr’s acquisition of Pliva announced in June 2006;

•	Mylan’s acquisition of Matrix Labs’ 71.5% interest announced in August 2006;

•	Hospira’s acquisition of Mayne Pharma announced in September 2006;

•	Mylan’s pending acquisition of Merck KGaA Generics Business announced in May 2007;

•	Novator’s acquisition of Actavis announced in July 2007;

•	Apax Partners’ pending acquisition of Qualitest and Vintage Pharma announced in September 2007;

•	Gedeon Richter’s pending acquisition of Polpharma announced in November 2007; and

•	Daiichi Sankyo’s pending acquisition of Ranbaxy announced in June 2008.

For each of the selected transactions, the financial co-advisors calculated and compared enterprise value as a multiple of latest twelve months revenues, and enterprise value as a multiple of latest twelve months EBITDA.

The following table presents the results of this analysis:

Selected Transactions
Enterprise Value as a Multiple of:	Range	Median
LTM Sales	0.8x–6.3x	3.4x
LTM EBITDA	8.6x–31.2x	14.8x

The financial co-advisors also calculated the premiums to prices of target’s stock one day and one month prior to the announcement of the transaction applicable to each of the selected transactions. The following table presents the results of this analysis:

	Selected Transactions
Premium to Target Stock Price:	Range	Median
1 Day Prior Price	10.1%–31.8%	15.8%
1 Month Prior Price	19.5%–55.8%	35.4%

Discounted Cash Flow Analysis. The financial co-advisors performed a discounted cash flow, which we refer to as DCF, analysis on APP using the internal financial analyses and forecasts prepared by APP’s management to determine a range of implied values per share of APP’s common stock. The financial co-advisors discounted back to June 30, 2008 the probability-adjusted projected unlevered free cash flows for APP through the end of 2012, using a range of discount rates ranging from 9.5% to 11.5%. The analysis was based upon perpetuity growth rates ranging from 2.0% to 4.0% and resulted in illustrative per share value indications ranging from $16.00 to $30.03 per share of APP common stock.

Using the same internal financial analyses and forecasts prepared by APP’s management, the financial co-advisors also performed sensitivity analyses on the base case DCF analysis. First, the financial co-advisors calculated the sensitivity of the DCF analysis to the launch of new products. The sensitivity analysis utilized a range of probabilities of achieving projected net revenues for new products ranging from 80% to 100% and a range of probabilities of approval of new products ranging from 85% to 100%. The analysis assumed a 10.5% discount rate and a 3.0% perpetuity growth rate and resulted in illustrative per share value indications ranging from $18.84 to $23.69 per share of APP common stock. Additionally, the financial co-advisors calculated the sensitivity of the DCF analysis to various assumptions related to the contribution of sales of heparin sodium to the financial performance of APP. The analysis utilized a range of base business (assuming product sales without heparin sodium or any other new products) revenue growth rates ranging from (5.0%) to 5.0% and a range of percentages of revenue (derived from heparin sodium sales) achieved ranging from 40% to 100%. The analysis assumed a 10.5% discount rate and a 3.0% perpetuity growth rate. This analysis resulted in illustrative per share value indications ranging from $17.90 to $25.90 per share of APP common stock.

The following table presents the results of these analyses:

Illustrative Per Share Value Indications

Based on Management’s Probability-Adjusted Projections for Unlevered Free Cash Flow through 2012 Discounted Back to June 30, 2008, and Using Discount Rates of 9.5% to 11.5% and Perpetuity Growth Rates of 2.0% to 4.0%

$16.00–$30.03

Sensitivity Analysis Using a Range of Probabilities of Achieving Projected Net Revenues Ranging from 80% to 100% and a Range of Probabilities of Approval of New Product Ranging from 85% to 100%	$18.84–$23.69

Sensitivity Analysis Using a Range of Base Business Revenue Growth Rates Ranging from (5.0%) to 5.0% and a Range of Percentage of Heparin Sodium Revenue Achieved Ranging from 40% to 100%	$17.90–$25.90

In addition, the financial co-advisors performed similar analyses using the full probability projections prepared by management of APP. These projections assumed that the underlying reasonable best case revenue and probabilities objectives for all products are achieved.

The following table presents the results of these analyses:

Illustrative Per Share Equity Value Indications

Based on Management’s Full Probability Projections for Unlevered Free Cash Flow through 2012 Discounted Back to June 30, 2008, and Using Discount Rates of 9.5% to 11.5% and Perpetuity Growth Rates of 2.0% to 4.0%

$20.66–$36.86

Sensitivity Analysis Using a Range of Probabilities of Achieving Projected Net Revenues Ranging from 80% to 100% and a Range of Probabilities of Approval of New Product Ranging from 85% to 100%	$21.78–$26.62

Sensitivity Analysis Using a Range of Base Business Revenue Growth Rates Ranging from (5.0%) to 5.0% and a Range of Percentage of Heparin Sodium Revenue Achieved Ranging from 40% to 100%	$20.35–$29.82

Certain Projected Financial Information of APP

In connection with the transaction process, APP senior management prepared various projections of the future financial performance of APP on a stand-alone basis. Although these projections were not prepared with a view towards public disclosure, APP is including excerpts of these projections below because these projections were made available to potential acquirors, including Fresenius and its financing sources in connection with their due diligence review of APP, to the APP board of directors, the special committee of independent directors and their respective advisors as part of their review of the transaction and to Goldman Sachs and Lazard in connection with the preparation of their respective fairness opinions and their associated financial analyses described above under “The Merger—Opinions of Financial Advisors to APP.”

In April 2008, APP provided potential acquirors, including Fresenius, with a confidential information memorandum that included financial projections for APP on a stand-alone basis. These financial projections were initially prepared by management of APP in June 2007 in connection with the financing transaction entered into by APP in connection with its spin-off of Abraxis BioScience, Inc. and updated in April 2008. Excerpts from these projections are set forth below.

	Years Ending December 31,
	2008	2009	2010
	(in millions)
Net revenue	$766	$1,007	$1,178
EBITDA	$291	$428	$513
Adjusted EBITDA*	$316	$439	$513

*	Adjusted for estimated expenses associated with the launch of APP’s Puerto Rico facility, the transfer of production to new facilities, the modernization of certain marketed products, and stock compensation-related expenses.

In May 2008, APP senior management developed financial projections for APP on a stand-alone basis. These projections were prepared based upon APP senior management’s view of the probability of (i) increasing competition impacting the market dynamics of supply of acute care products, including heparin, and APP’s anesthetic line of products, (ii) APP receiving regulatory approval on all new products proposed by APP in the time frames anticipated, and (iii) APP launching successfully all new products anticipated to be launched by APP in the time frames anticipated. These projections were provided to Goldman Sachs and Lazard in connection with the preparation of their respective fairness opinions and their associated financial analyses described above under “The Merger—Opinions of Financial Advisors to APP.” Excerpts from these projections are set forth below.

	Years Ending December 31,
	2008	2009	2010
	(in millions)
Net revenue	$854	$1,039	$1,217
EBITDA	$344	$463	$570
Adjusted EBITDA*	$380	$474	$570

*	Adjusted for estimated expenses associated with the launch of APP’s Puerto Rico facility, the transfer of production to new facilities, the modernization of certain marketed products, and stock compensation-related expenses.

Although the projections summarized above are presented with numerical specificity, the projections were prepared based on, and therefore reflect, estimates and assumptions that are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond APP’s and FK Holdings’ control. Consequently, there can be no assurance that the underlying assumptions will prove to be accurate, that the results reflected therein will be realized or that actual results will not be significantly higher or lower than those projected. The projections cover multiple years and such information by its nature becomes less reliable with each successive year. In the view of APP’s management, the projections summarized above were prepared on a reasonable basis. However, the projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this document are cautioned not to place undue reliance on these projections. None of the projections reflects any impact of the proposed merger. The projections summarized above are forward-looking statements and are subject to a number of risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.”

The projections summarized above were prepared solely for internal use, and not for publication or with a view of complying with GAAP, the published guidelines of the SEC regarding forecasts and projections or with guidelines established by the American Institute for Certified Public Accountants for preparation and presentation of prospective financial information. None of APP, Fresenius, FK Holdings or any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of APP compared to the information contained in the projections.

Neither Fresenius, FK Holdings, nor their respective managements participated in preparing, nor expresses any view on, the projections summarized above, or the assumptions underlying such information. The summary of the APP projections is not included in this information statement/prospectus in order to influence any APP stockholder to make any investment decision with respect to the merger, including whether or not to seek appraisal rights with respect to shares of APP common stock.

BY INCLUDING IN THIS INFORMATION STATEMENT/PROSPECTUS A SUMMARY OF CERTAIN APP PROJECTIONS, NONE OF APP, FRESENIUS OR FK HOLDINGS UNDERTAKES ANY OBLIGATION, EXCEPT AS REQUIRED BY LAW, TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE DATE SUCH INFORMATION WAS PREPARED, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR.

Neither APP’s, Fresenius’ or FK Holdings’ independent registered public accounting firms, nor any other independent accountants, have examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these projections nor have they expressed any opinion or given any other form of assurance on this information or its achievability.

Interests of APP’s Directors and Executive Officers in the Merger

When reading this information statement/prospectus, you should be aware that the executive officers and directors of APP may have interests in the merger that may be different from, or in addition to, the interests of other APP stockholders generally. The special committee of APP’s independent directors was aware of these interests and considered them, among other factors, in unanimously recommending to APP’s board of directors to adopt the merger agreement and approve the merger. APP’s board of directors was also aware of these interests and considered them, among other factors, in adopting the merger agreement and approving the merger. A description of these interests is set forth below.

Retention and Employment Agreements with Executive Officers

Each executive officer of APP (other than the chief financial officer) is party to a retention agreement. Under the retention agreements, in the event of a qualifying termination (which includes a reduction in base salary or benefits that does not apply to similarly-situated employees, an involuntary relocation of the executive officer to any office 50 or more miles away from his principal office, or a termination of the executive officer’s employment by APP other than for “cause” or by reason of disability or death) following a change of control transaction (including the merger described in this information statement/prospectus) on or before May 23, 2010, the executive officer will be entitled to receive (i) severance pay equal to two times his then-current base salary plus the amount of his incentive cash bonus for 2007 and (ii) health and dental benefits through May 23, 2010, in each case, in the event of a change of control and a qualifying termination. The severance payments are required to be made in substantially equal installments through the first anniversary of the executive officer’s termination date, and are conditioned upon the executive officer signing a general release and complying with certain confidentiality, non-competition and non-solicitation covenants.

The chief financial officer of APP is party to an employment agreement. Under the terms of his employment agreement, he will be entitled to receive severance payments equal to (i) his then-current base salary for eighteen months, plus (ii) a severance bonus payment, plus (iii) $50,000, if his signing bonus is not paid as contemplated on March 31, 2009. He is entitled to these severance payments if his employment is terminated by APP without “cause” or he voluntarily resigns for “good reason” (which includes a material and adverse change in his status or responsibilities, an involuntary relocation to any office 50 or more miles away from Schaumburg, Illinois, a reduction in base salary or benefits that does not apply to other similarly situated employees, or any failure by a successor to perform APP’s obligations under his employment agreement), and in each case whether or not in connection with a change of control transaction. The severance payments are required to be made in substantially equal installments over the 18 months following the chief financial officer’s termination date, and are conditioned upon the chief financial officer signing a general release and complying with certain confidentiality, non-competition and non-solicitation covenants.

The chief financial officer’s severance bonus amount will be calculated as follows:

•

if the termination date occurs prior to the payment of the incentive cash bonus with respect to 2008, an amount equal to his target incentive cash bonus for 2008, prorated over the number of days of employment in the calendar year in which the termination date occurs;

•

if the termination date occurs after the payment of the incentive cash bonus with respect to 2008 (but prior to the payment with respect to 2009), an amount equal to the incentive cash bonus for 2008, prorated over the number of days of employment in the calendar year in which the termination date occurs; or

•

if the termination date occurs after the payment of the incentive cash bonus with respect to 2009, an amount equal to the average of his last two incentive cash bonuses prior to the termination date, prorated over the number of days of employment in the calendar year in which the termination date occurs.

The following table sets forth for each executive officer of APP the estimated amount of cash severance pay and the value of health and dental benefits to which the executive officer would be entitled assuming that the merger is completed on December 31, 2008, and all executive officers are terminated immediately after closing in a “qualifying termination” or without “cause” or for “good reason,” as applicable.

Name and Title	Estimated Severance Payments		Estimated Health and Dental Benefits	Other		Total
Frank Harmon Executive Vice President and Chief Operating Officer	$937,500	(1)	$16,150	N/A		$953,650

Richard E. Maroun Chief Administrative Officer, General Counsel and Corporate Secretary	$1,125,000	(1)	$16,150	N/A		$1,141,150

Thomas Silberg Chief Executive Officer and President	$1,360,000	(1)	$950	N/A		$1,360,950

Richard J. Tajak Executive Vice President and Chief Financial Officer	$656,250	(2)	N/A	$50,000	(3)	$706,250

(1)	Represents two times the executive officer’s current base salary plus the amount of his incentive cash bonus for 2007.

(2)	Represents eighteen months of the executive officer’s current base salary plus the 50% target bonus amount, prorated for the number of days employed through the end of 2008.

(3)	Represents signing bonus of $50,000 to be paid on March 31, 2009.

Value of Equity Awards

Each executive officer and director of APP holds stock options and/or restricted stock units of APP which, whether or not vested, will immediately vest and be cancelled in exchange for the merger consideration. The following table sets forth the total amount that executive officers and directors of APP would receive in respect of their vested and unvested equity awards assuming the merger is completed on December 31, 2008, and no vested equity awards are disposed of prior to that time. For purposes of this table, no value has been attributed to the CVRs.

Name	Number of Shares Underlying Vested and Unvested Options (Exercise Price)	Number or Value of Unvested Restricted Stock Units	Total(1)
Directors
Michael Blaszyk	10,000 ($10.28) 14,649 ($10.27)	N/A	$313,682

Stuart DePina	7,500 ($10.28)	N/A	$95,400

Joseph Pizza	7,500 ($10.28)	N/A	$95,400

Michael S. Sitrick	10,000 ($10.28) 14,649 ($10.27)	N/A	$313,682

Patrick Soon-Shiong(2)	N/A	N/A	N/A

Executive Officers
Frank Harmon Executive Vice President and Chief Operating Officer	78,131 ($15.17)	9,953 RSUs + $90,000(3)	$930,684

Richard E. Maroun Chief Administrative Officer, General Counsel and Corporate Secretary	68,364 ($15.34)	$2,500,000(4)	$3,023,668

Thomas Silberg Chief Executive Officer and President	68,364 ($15.17)	10,616 RSUs(5)	$779,458

Richard J. Tajak Executive Vice President and Chief Financial Officer	35,000 ($12.80)	N/A	$357,000

(1)	Represents (a) the difference between $23.00 and the exercise price multiplied by the number of underlying vested and unvested option, plus (b) the value of the restricted stock units based on the $23.00 cash portion of the merger consideration.

(2)	Dr. Soon-Shiong does not hold any stock options or restricted stock units in APP.

(3)	Restricted stock units for 9,953 shares scheduled to vest on December 12, 2008. Restricted stock units representing $90,000 of stock scheduled to vest on May 21, 2009.

(4)	Restricted stock units scheduled to vest on April 18, 2010.

(5)	Restricted stock units scheduled to vest on December 12, 2008.

Directors’ and Officers’ Indemnification and Continuation of Insurance

Fresenius has agreed, for a period of six years following the closing of the merger, to cause APP, as the surviving corporation in the merger, to maintain all indemnification provisions for the benefit of APP’s and its subsidiaries’ former and current officers, directors, employees and agents in the charter documents and bylaws of APP and its subsidiaries. In addition, Fresenius, FK Holdings and APP (as the surviving corporation) have agreed to cause APP to indemnify and hold harmless, and provide advancement of expenses to, all current and former directors and officers of APP and its subsidiaries and any fiduciaries under any APP employee benefit plan in respect of acts or omissions occurring at or prior to the closing of the merger, to the fullest extent permitted by applicable law. We refer to each of the persons entitled to indemnification as an “indemnified person.”

Fresenius has agreed to cause APP to maintain, for a period of six years after the closing of the merger, at no expense to the beneficiaries, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by APP with respect to matters existing or occurring at or prior to the merger (Fresenius may, however, substitute policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the directors and officers than the current policies) for a claims-reporting or discovery period of at least such six-year period with respect to matters arising on or before the closing of the merger. In lieu of the purchase of such insurance by Fresenius, APP may purchase a six-year extended reporting period endorsement under its existing directors’ and officers’ liability insurance coverage effective for claims asserted for the full six-year period referred to above. During this six-year period, Fresenius is not required to procure any coverage in excess of the amount that can be obtained for the remainder of the period for an annual premium of 250% of the current annual premium paid by APP for existing coverage.

The rights of each indemnified person under the merger agreement are in addition to any rights each indemnified person may have under the certificate of incorporation or bylaws of APP or any of its subsidiaries, under Delaware law or any other applicable law or under any agreement of any indemnified person with APP or any of its subsidiaries.

Fresenius has agreed that, if Fresenius, APP or any of its successors or assigns consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of the consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, to the extent necessary, proper provision will be made so that the successors and assigns of Fresenius or the surviving corporation, as the case may be, will assume the indemnification obligations of Fresenius, APP or any of its successors or assigns, as the case may be, as set forth in the merger agreement.

Continuation of Benefit Plans under the Merger Agreement

After the completion of the merger and ending not less than two years following the effective time of the merger, Fresenius has agreed to cause the surviving corporation (i) to maintain at least the base salary or base wages of the employees of APP and its subsidiaries, and (ii) either maintain the material employee benefit plans (other than equity-based benefits) in effect on the date of the merger agreement or provide employee benefits (other than equity-based benefits) to each current employee of APP and its subsidiaries that are substantially similar in the aggregate to those benefits in effect for such employees on the date of the merger agreement. For a period of two years from the closing of the merger, Fresenius has agreed to provide to the employees of the surviving corporation equity-based awards substantially similar to those which are provided by Fresenius to its similarly situated employees.

Following completion of the merger, Fresenius has agreed to cause APP (as the surviving corporation) to honor the obligations of APP and its subsidiaries under material employee benefit plans and employment agreements and APP (as the surviving corporation) must perform the obligations of APP and its subsidiaries under such material employee benefit plans and employment agreements, including APP’s severance, retention, change in control and bonus plans and policies. In addition, each of Fresenius, FK Holdings, and APP (as the surviving corporation) has agreed to assume the obligations of APP under all existing indemnification agreements between APP and its directors, officers and employees. Fresenius has agreed to, or to cause APP (as the surviving corporation) to, pay to participating and eligible employees of APP and its subsidiaries annual bonuses for the calendar year in which the closing of the merger occurs, at target levels in accordance with APP’s management incentive plan.

To the extent that employees of APP and its subsidiaries become eligible to participate in any employee benefit plan, program or arrangement maintained by Fresenius or any of its subsidiaries (including any severance plan), then for all purposes, including determining eligibility to participate, vesting, early retirement and benefit accrual, service with APP or any of its subsidiaries prior to the effective time will be treated as service with Fresenius or any of its subsidiaries so long as such treatment does not result in a duplication of benefits.

Stock Options

All options to purchase APP common stock outstanding immediately prior to the effective time under any APP stock option or equity incentive plan, whether or not then vested and exercisable, shall immediately vest and be cancelled at the time of the closing of the merger and:

(i) each holder of an option with a per share exercise price that is less than $23.00 will be entitled to receive, for each share of common stock subject to such option, (A) an amount in cash equal to the excess of $23.00 over the per share exercise price of such option, without interest, and (B) one CVR; and

(ii) each holder of an option with a per share exercise price that is equal to or greater than the $23.00 will be entitled, upon payout of the CVRs in accordance with their terms, to receive, for each share of common stock subject to such option, an amount in cash, without interest, equal to the excess, if any, of (x) $23.00 plus the amount of cash per CVR paid to the CVR holders in accordance with the terms of the CVR indenture over (y) the per share exercise price of such option.

Each holder of an option with a per share exercise price that is greater than $29.00 will not be entitled to receive any merger consideration for such option.

Restricted Stock Units

Each RSU granted by APP under any company equity incentive plan, which is outstanding immediately prior to the effective time, will vest and become free of such restrictions as of the effective time, and the holders of RSUs will be entitled to receive, for each RSU, (i) $23.00 in cash, without interest, and (ii) one CVR.

Consulting Agreement and Non-Competition Agreement

Concurrently with the execution of the merger agreement, Dr. Soon-Shiong entered into the consulting agreement with Fresenius and FK Holdings, pursuant to which Dr. Soon-Shiong will act as a consultant to FK Holdings for a period of one year, subject to extension by agreement of the parties, effective only upon completion of the merger. Dr. Soon-Shiong will receive an annual consultancy fee equal to $600,000 and is entitled to additional compensation of $600,000 for each calendar year while the consulting agreement is in effect that the Adjusted EBITDA of FK Holdings and APP exceeds by ten percent APP management’s projected Adjusted EBITDA set forth in its three year business plan.

In the consulting agreement Fresenius and FK Holdings acknowledge Dr. Soon-Shiong’s obligations and duties with respect to Abraxis Bioscience and the agreement does not require Dr. Soon-Shiong to provide any consulting service or to take any action or refrain from taking any action as a member of the board of directors of FK Holdings, if such action or inaction would be inconsistent with his duties to Abraxis BioScience and its stockholders, as determined by Dr. Soon-Shiong in his reasonable judgment. In addition, Dr. Soon-Shiong and his affiliates have no duty or obligation to communicate or present any investment or business opportunity or prospective economic or competitive advantage in which FK Holdings, Fresenius or any of their affiliates could have an interest or expectancy.

Fresenius has agreed to take all reasonable actions necessary to appoint Dr. Soon-Shiong as a member of FK Holdings’ board of directors and to maintain such appointment through June 30, 2011.

Concurrently with the execution of the merger agreement, Dr. Soon-Shiong entered into the non-competition agreement with Fresenius, pursuant to which Dr. Soon-Shiong will be generally prohibited for four years after completion of the merger, subject to certain exceptions, from owning or otherwise engaging in business activities involving any substantive part of the business in which APP is engaged at the time of the merger, including injectable generic pharmaceutical products and certain other specified oral generic products in competition with FK Holdings or its affiliates in the United States and Canada. The non-competition restrictions are subject to exceptions for, among other things, activities related to biosimilar, follow-on biologics, generic biologics and other specified products, certain contract manufacturing activities, developing APP generic pharmaceutical products with the consent of APP (as the surviving corporation), such consent not to be unreasonably withheld, and serving as a consultant, director and advisor to Fresenius.

The non-competition agreement further prohibits Dr. Soon-Shiong, for four years after completion of the merger subject to certain exceptions, from (i) soliciting employees of APP or any controlled affiliate of APP to leave such employment, (ii) inducing or attempting to induce any raw material or finished dosage form supplier, or any customer or client, of APP, Fresenius or their respective affiliates to cease doing business in whole or in part with APP, Fresenius or their respective affiliates with respect to the generic injectable pharmaceuticals business in the United States or Canada, (iii) attempting to limit or interfere in any material respect with any business agreement existing between APP or Fresenius and/or affiliates of Fresenius and any third party of which he is aware or put on notice; or (iv) making any public oral or written statements that disparage the business reputation of APP or Fresenius (or its management team). In addition, the non-competition agreement prohibits for twelve months, Dr. Soon-Shiong from using for his own account, or disclosing to any person, firm or corporation, other than in the performance of services to APP or Fresenius, any non-public information about APP and/or Fresenius of any kind, nature or description which are disclosed to or otherwise known to Dr. Soon-Shiong as a direct or indirect consequence of his association with APP and his association with Fresenius in the context of and subsequent to the merger.

Following the date of the merger agreement, Dr. Soon-Shiong and certain entities affiliated with him agreed to purchase €100 million of the Mandatory Exchangeable Bonds offered by Fresenius as part of the financing for the merger. See “The Merger—Financing of the Merger—Mandatory Exchangeable Bonds.”

Regulatory Approvals

Under the provisions of the HSR Act, the merger may not be completed until APP and Fresenius have filed notification and report forms with the FTC and the Antitrust Division and the applicable waiting period has expired or been terminated. On July 14, 2008, APP and on July 15, 2008, Fresenius, each filed their respective notification and report forms under the HSR Act with the FTC and the Antitrust Division.

At any time before or after the completion of the merger, the Antitrust Division, the FTC, or a state attorney general could take any action under U.S. federal or state antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking the divestiture of substantial assets of APP, Fresenius, or their subsidiaries and affiliates. Private parties may also bring legal actions under U.S. federal or state antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result of the challenge.

Fresenius and APP have agreed to use their reasonable best efforts to take any and all actions necessary to avoid the entry of, or to effect the dissolution of, any order that would restrain, prevent or delay the closing from occurring on or before the termination date and to avoid or eliminate each and every impediment under any regulatory law so as to enable the closing to occur no later than the termination date. Fresenius and APP have agreed to use reasonable best efforts to obtain the required regulatory approvals, including negotiating and committing to the sale, divestiture or disposition of such assets or businesses or any action it is capable of taking, whether or not such action imposes limits on its operations or its ability to retain any businesses, services or assets, provided that Fresenius will not be required to take or consent to take any action to restrict, hold separate or dispose of (A) any assets or businesses of APP or its subsidiaries, or (B) any assets or businesses of Fresenius, its subsidiaries or affiliates, in either case, to the extent that such action would have a material adverse effect on the business, operations, financial condition or results of operations of the combined business of Fresenius Kabi AG and APP after giving effect to the merger.

Although not a condition to closing under the terms of the merger agreement, on July 29, 2008, Fresenius filed a notification with the German Bundeskartellamt under the Act Against Restraints on Competition. APP and Fresenius are in the process of verifying that no other antitrust merger control filings will be made.

Accounting Treatment

The merger will be accounted for as a “purchase” by FK Holdings of APP, as that term is used under U.S. GAAP for accounting and financing reporting purposes. The assets (including identifiable intangible assets) and liabilities of APP as of the closing of the merger will be recorded at their respective fair values and added to those of FK Holdings. Any excess of the purchase price over the net fair values of assets and liabilities of APP will be recorded as goodwill. Financial statements of FK Holdings issued after the merger will reflect such fair values and will not be restated retroactively to reflect the historical financial position or results of operations of APP. The results of operations of APP will be included in the results of operations of FK Holdings beginning on the closing date of the merger.

Delisting and Deregistration of APP Common Stock

If the merger is completed, APP’s common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and APP will no longer file periodic reports with the SEC on account of APP’s common stock.

Stock Exchange Listing of CVR

Application will be made to the NASDAQ Capital Market to list and trade the CVRs on the NASDAQ Capital Market. If the CVRs are not accepted for listing on the NASDAQ Capital Market, application will be made to list the CVRs on such other exchange(s), electronic trading networks or other suitable trading platforms as mutually agreed by Fresenius and APP, or such other suitable trading platforms as mutually agreed by Fresenius and APP, at or prior to the effective time of the merger.

Financing of the Merger

Debt Financing

Fresenius has received a commitment letter pursuant to which, subject to the conditions set forth therein, Deutsche Bank AG, London Branch, JPMorgan Chase Bank, N.A., J.P. Morgan plc and Credit Suisse, London Branch, have committed to (i) provide an aggregate of $2.20 billion in principal amount of term and revolving facilities, which we refer to as the Senior Credit Facilities, plus a $200 million uncommitted revolving credit facility and (ii) provide up to $1.65 billion equivalent of loans under a bridge facility, which we refer to as the Bridge Facility. The documentation governing the Senior Credit Facilities and the Bridge Facility has not been finalized. Accordingly, the actual terms of these financing arrangements may differ from those described in this information statement/prospectus. In addition, subject to market conditions, Fresenius will pursue high yield financing opportunities. If issued on or prior to the closing date, the proceeds from the high yield financing will be used to finance a portion of the purchase price for the merger and to pay related fees and expenses in connection with the transaction. To the extent that the high yield financing is obtained, the Bridge Facility would not be drawn.

Senior Credit Facilities

The Senior Credit Facilities will consist of a five year $900 million term loan A facility and a six year $850 million term loan B facility to be made available to APP and a direct or indirect special purpose financing subsidiary of Fresenius, which we refer to as SPV I, a five-year $150 million revolving credit facility, to be made available to APP, which we refer to as the APP revolver, and a five-year $300 million revolving credit facility, to be made available to another financing subsidiary of Fresenius, which we refer to as SPV II, which may be increased to $500 million.

The proceeds of the term loans borrowed by APP will be used to refinance the outstanding indebtedness under APP’s existing senior credit facility, which we refer to as the existing APP credit facility. The APP revolver will be used to finance general corporate and working capital purposes of APP and its subsidiaries. SPV I will on- lend the term loans borrowed by it under the Senior Credit Facilities to certain subsidiaries of Fresenius to pay the consideration for the merger and related costs pursuant to inter-company loans secured by, among other things, the assets of FK Holdings, APP and their respective subsidiaries. These intercompany loans will be guaranteed by certain subsidiaries of Fresenius. SPV II will on-lend the amounts borrowed by it to a subsidiary of Fresenius to finance general corporate and working capital purposes of the Fresenius group pursuant to inter-company loans secured by, among other things, the assets of FK Holdings, APP and its subsidiaries. These intercompany loans will also be guaranteed by certain subsidiaries of Fresenius.

The Senior Credit Facilities will include financial covenants that require Fresenius and its subsidiaries (other than Fresenius Medical Care and its subsidiaries) to maintain a certain consolidated leverage ratio, a certain consolidated fixed charge coverage ratio, a certain interest expense coverage ratio and limits amounts spent on capital expenditure. The Senior Credit Facilities will also include affirmative and negative covenants that are customary and appropriate for transactions of this type, with modifications as required in the context of the transaction. Among other negative covenants, there will be limitations on liens, mergers, sale of assets, incurrence of debt and capital expenditures, prepayment of certain other debt, investments and acquisitions, and transactions with affiliates. The Senior Credit Facilities will be guaranteed on a senior basis by Fresenius, Fresenius ProServe GmbH, the holding company comprising Fresenius’ service business, and Fresenius Kabi AG. The APP revolver and the portions of the term loans that refinance outstanding indebtedness under the existing APP credit facility will be secured by the assets of APP and its subsidiaries and guaranteed by APP’s subsidiaries on the same basis as the existing APP credit facility.

The closing of the Senior Credit Facilities will be subject, among other things, to the negotiation and execution of definitive documents and satisfaction of all conditions to the acquisition of APP.

Bridge Facility

The Bridge Facility will be made available to a direct or indirect special purpose financing subsidiary of Fresenius, which we refer to as SPV III. The Bridge Facility will be available for a single-drawing of bridge loans simultaneously with the first draw-down under the Senior Credit Facilities on the closing date of the merger. The bridge loans will be used to finance a portion of the purchase price for the acquisition of APP and to pay related fees and expenses. SPV III will on-lend the bridge loans borrowed by it to certain subsidiaries of

Fresenius pursuant to secured inter-company loans secured by, among other things, the assets of FK Holdings, APP and its subsidiaries. These inter-company loans will be secured by liens junior to the liens securing a portion of the Senior Credit Facilities and the liens securing the intercompany loans created with a portion of the Senior Credit Facilities. These inter-company loans will also be guaranteed by certain subsidiaries of Fresenius. The bridge loans will contain covenants substantially identical to those contained in the Senior Credit Facilities. If the bridge loans are not paid in full on or before their initial maturity date, which is the earlier of (i) the date that is 12 months after the closing date of the merger and (ii) October 31, 2009, the bridge loans will convert into extended term loan loans maturing on the seventh anniversary of the closing date of the merger, provided that certain events of default have not occurred. Holders of any of the extended term loans may choose to exchange the loans for exchange notes maturing on the seventh anniversary of the closing date of the merger. The exchange notes would be issued under an indenture that contains covenants customary for European high yield indentures as adjusted for market conditions at the time of issuance. The borrower will be required to prepay or offer to prepay the bridge or extended loans or to redeem or offer to purchase the exchange notes under specified circumstances, including upon specified non-ordinary course asset sales, specified incurrences of debt, and equity issuances by Fresenius or its subsidiaries (in each case, other than by Fresenius Medical Care or any of its subsidiaries) and upon a change of control or the issuance of debt securities for the purpose of refinancing the Bridge Facility.

The bridge loans will be guaranteed on a senior basis by Fresenius, Fresenius Kabi AG and Fresenius ProServe GmbH.

The closing of the Bridge Facility is subject to similar conditions as the closing of the Senior Credit Facilities.

Mandatory Exchangeable Bonds

In July 2008, Fresenius launched an issue of mandatory exchangeable bonds with up to 16.8 million ordinary bearer shares of Fresenius Medical Care underlying the bonds. The issue size of the bonds will be approximately €454 million plus an additional €100 million of mandatory exchangeable bonds that Dr. Soon-Shiong and certain entities affiliated with him have agreed to purchase, which have identical terms to the other bonds, with settlement subject to the closing of the acquisition of APP.

The bonds will be issued by Fresenius Finance (Jersey) Ltd. at 100% of their principal amount to Fresenius B.V., which in turn will on-lend the bonds to Fresenius. The bonds will be sold by Fresenius only to institutional investors.

The bonds carry a coupon of 5-5/8% and will mature in 2011. At maturity, a maximum of 16.80 million and a minimum of 14.24 million ordinary bearer shares of Fresenius Medical Care will be delivered to bond holders.

The minimum exchange price is €33.00, which reflects the reference share price. The maximum exchange price is €38.94, which reflects an initial exchange premium of 18%. The exchange price and the amount of the deliverable shares are subject to anti-dilution adjustments.

The funds raised through the €554 million mandatory exchangeable bond issue will be used to finance a portion of the merger. The issue of the bonds is expected to be settled on August 14, 2008.

Capital Increase

Fresenius may complement the issuance of the mandatory exchangeable bonds with a capital increase of up to €300 million within the next 12 months.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this information statement/prospectus as Annex A and which is incorporated by reference into this information statement/prospectus. This summary may not contain all of the information about the merger agreement that may be important to you. We encourage you to read the merger agreement carefully and in its entirety.

The Merger

The merger agreement provides for the merger of Merger Sub with and into APP upon the terms and subject to the conditions of the merger agreement, with APP being the surviving corporation. As a result of the merger, APP will become a direct, wholly-owned subsidiary of FK Holdings and an indirect, wholly-owned subsidiary of Fresenius, and all outstanding shares of APP common stock will be delisted and deregistered. Upon completion of the merger, the officers of APP immediately prior to the effective time will be the initial officers of APP, as the surviving corporation.

Effective Time

The effective time of the merger, which we refer to in this information statement/prospectus as the effective time, will occur at the time that APP files a certificate of merger with the Secretary of State of the State of Delaware on the closing date of the merger. The closing date will occur on the day that is no later than the fourth business day following the satisfaction or waiver (to the extent permitted under applicable laws and the terms of the merger agreement) of the conditions described under “The Merger Agreement—Conditions to the Merger,” or another date as APP and Fresenius may agree in writing.

Merger Consideration

Each share of APP common stock, other than shares held by stockholders who properly demand and perfect appraisal rights and shares held in the treasury of APP or owned by Fresenius, FK Holdings or Merger Sub, will be converted in the merger into the right to receive (i) $23.00 in cash, without interest, and (ii) one CVR, issued by FK Holdings and representing the right to receive a cash payment, without interest, of up to $6.00, as determined in accordance with the terms of the CVR indenture. We refer to the consideration for the merger in foregoing clauses (i) and (ii) as the merger consideration.

Dissenters’ Shares and Appraisal Rights

Shares of APP common stock held by any stockholder who properly demands appraisal with respect to the shares of APP common stock in compliance with Section 262 of the DGCL will not be converted into the right to receive the merger consideration. APP stockholders properly exercising appraisal rights will be entitled to receive payment of the value of such shares determined in accordance with the applicable provisions of the DGCL and as further described in the section of this information statement/prospectus entitled “Rights of Appraisal.” However, if any APP stockholder withdraws his or her demand for appraisal in accordance with Delaware law, fails to perfect, or otherwise loses, his or her right of appraisal, then that stockholder will not receive payment for his or her shares in accordance with Section 262 of the DGCL, and the shares of APP common stock held by that stockholder will be converted into the right to receive the merger consideration.

Treatment of APP Stock Options and Other Equity Awards

Stock Options

All options to purchase APP common stock outstanding immediately prior to the effective time under any APP stock option or equity incentive plan, whether or not then vested and exercisable, shall immediately vest and be canceled at the effective time and:

(i) each holder of an option with a per share exercise price that is less than $23.00 will be entitled to receive, for each share of common stock subject to such option, (A) an amount in cash equal to the excess of $23.00 over the per share exercise price of such option, without interest, and (B) one CVR; and

(ii) each holder of an option with a per share exercise price that is equal to or greater than $23.00 will be entitled, upon payout of the CVRs in accordance with their terms, to receive, for each share of common stock subject to such option, an amount in cash, without interest, equal to the excess, if any, of (x) $23.00 plus the amount of cash per CVR paid to the CVR holders in accordance with the terms of the CVR over (y) the per share exercise price of such option.

Each holder of an option with a per share exercise price that is greater than $29.00 will not be entitled to receive any portion of the merger consideration.

Restricted Stock Units.

Each RSU granted by APP under any company equity incentive plan, which is outstanding immediately prior to the effective time, will vest and become free of such restrictions as of the effective time, and the holders of RSUs will be entitled to receive, for each RSU, (i) $23.00 in cash, without interest, and (ii) one CVR.

Exchange and Payment Procedures

At the closing of the merger, Fresenius will cause to be deposited with [—], the paying agent appointed by Fresenius, referred to in this information statement/prospectus as the paying agent, (a) cash in U.S. dollars sufficient to pay the aggregate cash consideration to be paid to stockholders in connection with the merger and (b) CVR certificates representing the CVRs issuable to stockholders and subject to the terms of the CVR indenture.

Promptly after the effective time, the paying agent shall mail to each record holder of APP common stock a letter of transmittal and instructions (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the certificates or transfer of the uncertificated shares to the paying agent) for use in the exchange of APP common stock for the merger consideration. You should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate(s) to the paying agent together with a duly completed and executed letter of transmittal. After the effective time, the paying agent will mail to each holder of shares of common stock represented by book-entry on the records of APP a check in the amount of cash and CVR certificates representing the number of CVRs into which such book-entry shares have been converted. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer.

No interest will be paid or will accrue on the cash payable upon surrender of the shares of APP common stock. The paying agent will be entitled to deduct, withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any amounts that are withheld or deducted and paid to a taxing authority by the exchange agent will be deemed to have been paid to the person in respect of which the deduction or withholding was made.

After the effective time, APP’s stock transfer books will be closed and there will be no further transfers on APP’s stock transfer books of shares of APP common stock that were outstanding immediately prior to the effective time. If, after the effective time, stock certificates or uncertificated shares are presented to the surviving corporation, they will be cancelled and exchanged for the merger consideration.

Any portion of the merger consideration deposited with the paying agent that remains unclaimed by former holders of APP common stock for twelve months after the effective time will be delivered, upon demand, to Fresenius. Former holders of APP common stock who have not complied with the above-described exchange and payment procedures may thereafter only look to Fresenius, as a general creditor thereof, for payment of the merger consideration (without interest thereon).

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you must deliver an affidavit, in form and substance reasonably acceptable to the paying agent or APP’s transfer agent, regarding the loss, theft or destruction, and if required by the paying agent or APP’s transfer agent, post an indemnity agreement in a customary amount as indemnity against any claim that may be made against it or the surviving corporation with respect to that certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Representations and Warranties

The merger agreement contains representations and warranties which the parties made to each other. The statements embodied in those representations and warranties were made for purposes of the contract between the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of that contract. Certain representations and warranties were made as of the date of the merger agreement (or other date specified in the merger agreement), may be subject to contractual standards of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. In addition, the representations and warranties are qualified by information in a confidential disclosure letter that APP provided to Fresenius in connection with signing the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are qualified as described above. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and these changes may or may not be fully reflected in our public disclosures. The merger agreement should not be read alone, but should instead be read in conjunction with the other information regarding APP, Fresenius and the merger that is contained in this information statement/prospectus as well as in the filings that APP and FK Holdings make and have made with the SEC. The representations and warranties contained in the merger agreement may or may not have been accurate as of the date they were made and we make no assertion herein that they are accurate as of the date of this information statement/prospectus.

In the merger agreement, APP made various representations and warranties that are subject, in some cases, to specified exceptions and qualifications. APP’s representations and warranties relate to, among other things:

•	APP’s and APP’s subsidiaries’ organization, good standing, and qualification to do business;

•	APP’s capitalization, including the particular number of outstanding shares of APP common stock, stock options and other equity-based interests;

•	APP’s corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the approval and authorization by the APP board of directors of the merger agreement and the other transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against APP;

•	the vote of the holders of APP common stock required to approve and adopt the merger agreement (this was satisfied upon delivery of the written consent of the principal stockholders);

•

the absence of any violation or conflict with APP’s or APP’s subsidiaries’ governing documents, applicable law or certain agreements as a result of the execution of the merger agreement and consummation of the transactions contemplated by the merger agreement;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger;

•	APP’s filings with the SEC since January 1, 2007, including financial statements, Sarbanes-Oxley certifications and controls over financial reporting;

•	information supplied by APP for this document;

•	the absence of a “material adverse effect” on APP since March 31, 2008;

•	the absence of investigations, legal proceedings and governmental orders;

•	APP’s and APP’s subsidiaries’ permits and compliance with applicable requirements;

•	tax matters;

•	employee benefit and labor matters;

•	environmental matters;

•	the absence of related-party transactions;

•	intellectual property matters;

•	inapplicability of takeover statutes;

•	owned and leased real property;

•	material contracts and performance of obligations thereunder;

•	receipt by the APP board of directors of a fairness opinion from Goldman Sachs and Lazard;

•	regulatory issues related to pharmaceutical matters;

•	consummation of the spin-off of Abraxis BioScience, Inc.;

•	insurance coverage; and

•	the absence of undisclosed broker’s fees.

The representations and warranties of APP will not survive the closing of the merger or the termination of the merger agreement.

Many of APP’s representations and warranties are qualified by reference to a “material adverse effect” standard; that is, they will not be deemed to be untrue or incorrect unless their failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a “material adverse effect on APP.” For purposes of the merger agreement, a material adverse effect on APP means any change or effect, either individually or in the aggregate, that is materially adverse to the business, assets, financial condition or results of operations of APP and APP’s subsidiaries taken as a whole.

Generally, a material adverse effect on APP will not have occurred as a result of any change, event, circumstance or effect resulting from, among other things, any of the following:

•

changes or effects relating to local, regional, national or foreign political, economic or financial conditions or resulting from or arising out of developments or conditions in credit, financial, banking or securities markets;

•	changes or effects generally affecting the industries, geographic areas or business segments in which APP and its subsidiaries operate;

•	changes or effects resulting from hurricanes, earthquakes or other natural disasters;

•	changes in the share price or trading volume of APP’s common stock;

•	changes in applicable law, rules or regulations;

•	changes in US GAAP or interpretations of US GAAP;

•	any failure by APP to meet any budgets, projections or forecasts for any period, in and of itself; or

•

changes attributable to the execution, performance or announcement of the merger agreement, including impact on relationships with customers, suppliers, licensors, licensees, distributors, partners or employees;

except to the extent that, in the case of the first, second, third and fifth bullets above, these changes materially and disproportionately have a greater adverse impact on APP and its subsidiaries as compared to the adverse impact these changes have on other persons operating in U.S. generic pharmaceutical industry.

In the merger agreement, Fresenius, FK Holdings and Merger Sub also made various representations and warranties that are subject, in some cases, to specified exceptions and qualifications. Fresenius’, FK Holdings’ and Merger Sub’s representations and warranties relate to, among other things:

•	Fresenius’, FK Holdings’ and Merger Sub’s organization, good standing, and qualification to do business;

•	Fresenius’ equity interest in FK Holdings and the operations of FK Holdings;

•	Fresenius’ equity interest in Merger Sub and the operations of Merger Sub;

•	Fresenius’, FK Holdings’ and Merger Sub’s corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against Fresenius, FK Holdings and Merger Sub;

•	execution and delivery of the merger agreement by each of Fresenius, FK Holdings and Merger Sub;

•

the absence of any violation or conflict with Fresenius’, FK Holdings’ and Merger Sub’s governing documents, applicable law or certain agreements as a result of the execution of the merger agreement and the completion of the transactions contemplated by the merger agreement;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger;

•	information supplied by Fresenius for this document;

•	Fresenius’ ability to pay the merger consideration at the closing of the merger;

•	the absence of investigations, legal proceedings and governmental orders;

•	the absence of undisclosed brokers’ fees;

•	acknowledgement by Fresenius, FK Holdings and Merger Sub that certain information it receives from APP contains forward looking statements upon which they cannot assert claims;

•	solvency of FK Holdings and APP as the surviving corporation following the merger; and

•	non-ownership by Fresenius, FK Holdings or Merger Sub of any shares of APP common stock as of the date of the merger agreement.

The representations and warranties of Fresenius, FK Holdings and Merger Sub do not survive the closing of the merger or the termination of the merger agreement.

Conduct of APP’s Business Pending the Merger

Under the merger agreement, APP has agreed that, subject to specified exceptions and unless Fresenius gives its prior consent (which consent will not be unreasonably withheld or delayed), between the date of the merger agreement and the earlier of the effective time and the date, if any, on which the merger agreement is terminated, APP will, and will cause each of its subsidiaries to:

•	carry on its respective businesses in the ordinary course in all material respects;

•	use commercially reasonable efforts to maintain and preserve intact its respective business organization;

•	use commercially reasonable efforts to keep available the services of its current officers and employees; and

•	use commercially reasonable efforts to preserve its relationships with customers, suppliers and others having significant business dealings with it.

APP has also agreed that, between the date of the merger agreement and the earlier of the effective time and the date, if any, on which the merger agreement is terminated, subject to specified exceptions or unless Fresenius gives its prior consent (which consent will not be unreasonably withheld or delayed), it will not, and will cause each of its subsidiaries not to:

•	split, combine or reclassify its outstanding shares of its capital stock; declare or pay any dividends; or acquire any shares of APP’s capital stock;

•	issue, deliver, sell, pledge or dispose of any shares of its capital stock or any securities convertible into any such shares (other than certain options and RSUs issuable upon new-hire grants);

•	amend any charter, by-laws or other organizational documents of APP or its subsidiaries;

•	merge or consolidate with any third party or make any acquisition of any business, by merger or otherwise;

•

dispose of or agree to dispose of any of its assets that have a value in excess of $1,000,000 individually and $5,000,000 in the aggregate in any three-month period after the date of the merger agreement;

•	incur any additional indebtedness other than in the ordinary course of business;

•	change any methods of accounting other than as required by US GAAP or regulatory guidelines;

•	settle or compromise any material pending or threatened litigation;

•

terminate, establish, adopt, enter into, make any new grants or awards of stock based compensation or other benefits under, amend or otherwise modify, any company stock plans, employee benefit plans or material employment agreements or increase the salary, wage, bonus or other compensation of any employee;

•	make any material tax election, amend any tax return or compromise or settle any material tax claim or assessment other than as required by applicable law;

•	liquidate or dissolve APP or any of its material subsidiaries;

•	incur or commit to any capital expenditures in excesses of 110% of its capital expenditure budget;

•	acquire or dispose of any manufacturing facility;

•	take or fail to take any action the result of which is to adversely affect the tax treatment of APP’s spin-off of Abraxis BioScience;

•

grant or acquire, agree to grant or to acquire from any third party, or dispose of or permit to lapse any rights to, any material intellectual property or disclose or agree to disclose to any third party, other than representatives of Fresenius, any material trade secret;

•	make any investments, loans, advances, or capital contributions in any third party or make loans to directors, officers or employees;

•

approve or authorize any action to be submitted to the stockholders of APP for approval that is intended or would reasonably be expected to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the merger agreement;

•

enter into, amend or terminate any material contract, including long-term supplier contracts and, with respect to territories outside the US and Canada, any pharmaceutical distribution agreements or license of APP’s intellectual property; and

•	agree in writing or otherwise to take any of the foregoing actions.

Restrictions on Solicitation of Third Party Acquisition Proposals

From and after the date of the merger agreement until the earlier of the closing and the termination of the merger agreement, APP has agreed not to:

•

solicit, initiate, encourage, or induce any inquiry with respect to, or the making, submission or announcement of, any proposal or offer which would reasonably be expected to lead to a merger, acquisition, consolidation, tender offer, exchange offer or similar transaction involving, or any proposal or offer to purchase (A) assets representing 15% or more of the assets of APP and its subsidiaries, taken as a whole, or (B) an equity interest in 15% or more of the voting securities of APP or of any of its subsidiaries if such subsidiaries own directly or indirectly 15% or more of the assets referred to in clause (A);

•

enter into, participate, continue or otherwise engage in discussions or negotiations with, or provide any non-public information to any third party with respect to any inquiries regarding, or the making of, an acquisition proposal or that would otherwise reasonably be expected to lead to any acquisition proposal;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into or approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to an acquisition proposal.

Notwithstanding the restrictions described above, within twenty-five days of the signing of the merger agreement, APP may (A) provide information in response to a request by a person who has made a bona fide written acquisition proposal that was not initiated or solicited in violation of the merger agreement if APP receives from the person so requesting the information an executed confidentiality agreement no more favorable in any material respect to such person than the confidentiality agreement that applies to Fresenius, and/or (B) engage in discussions or negotiations with any person who has made a bona fide written acquisition proposal that was not initiated or solicited in violation the merger agreement, if:

•	in each case, the APP board of directors determines in good faith that failure to take such action would be inconsistent with its fiduciary duties under applicable law; and

•

in the case referred to in clause (B) above, the APP Board of Directors determines in good faith that the acquisition proposal either constitutes a superior proposal or is reasonably likely to lead to a superior proposal.

From and after the date of the merger agreement, APP has agreed to promptly (within three business days) notify Fresenius in the event that APP receives any acquisition proposal. APP has also agreed to inform Fresenius of any material change in the material terms or conditions of any acquisition proposal and promptly provide Fresenius with copies of any substantive written communications and documents setting forth the terms of such acquisition proposal. In addition, APP must promptly notify Fresenius orally and in writing upon determination by APP’s board of directors that an acquisition proposal is a superior proposal.

As used in this information statement/prospectus, “acquisition proposal” means any proposal or offer to purchase or acquire in any manner (A) assets representing 15% or more of the assets of APP and its subsidiaries, taken as a whole, or (B) an equity interest in 15% or more of the voting securities of APP or any of its subsidiaries if such subsidiaries own directly or indirectly 15% or more of the assets referred to in clause (A).

As used in this information statement/prospectus, “superior proposal” means a bona fide acquisition proposal that the APP Board of Directors determines in good faith (after consultation with its financial advisor and legal counsel) is reasonably expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and if consummated, would result in a transaction that is more favorable to the stockholders of APP from a financial point of view than the merger and other transactions contemplated by the merger agreement (taking into account any changes proposed by Fresenius to the terms of the merger agreement in response to the acquisition proposal), where the APP board of directors has concluded, in good faith, that the failure of the APP board of directors to identify such acquisition proposal as a superior proposal would be inconsistent with its fiduciary duties under applicable law. For the purposes of the definition of “superior proposal,” the references to “15% or more” in the definition of “acquisition proposal” are deemed to be references to “60% or more.”

Termination in Connection with a Superior Proposal

The merger agreement permits APP to terminate the merger agreement within twenty-five business days after the date of the merger agreement to enter into a letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to any superior proposal if APP complies with certain notice and other requirements set forth in the merger agreement. APP may not terminate the merger agreement to enter into an agreement for an alternative business combination transaction with a party that first proposes a transaction after such twenty-five business day period. However, if APP receives an unsolicited acquisition proposal from a third party during the twenty-five business day period, and APP’s board of directors determines that the proposal constitutes or is reasonably likely to lead to a superior proposal, such termination right may be exercised up to forty business days after the date of the merger agreement to enter into an agreement for an alternative business combination transaction that constitutes a superior proposal with that third party. Before APP can terminate the merger agreement to enter into an agreement for a superior proposal, APP must notify Fresenius of the terms of the superior proposal and APP will not exercise its right to terminate the merger agreement until after the fifth business day following Fresenius’ receipt of such written notice. During this five business day period, Fresenius will be permitted to propose to APP revisions to the terms of the transactions contemplated by the merger agreement, and APP will, if requested by Fresenius, negotiate in good faith with Fresenius regarding any revisions it proposes to the terms of the transactions contemplated by the merger agreement. Upon termination of the merger agreement by APP to accept a superior proposal, APP would be required to pay to Fresenius a termination fee of $140,000,000 described below under the section entitled “The Merger Agreement—Termination Fees and Expenses.”

Agreement to Take Further Action and Use Reasonable Best Efforts

Fresenius, Merger Sub, FK Holdings, and APP will use their reasonable best efforts to complete the merger, including (i) obtaining the consents and registrations required under the merger agreement, (ii) obtaining necessary approvals or waivers from third parties, (iii) defending any lawsuits or other proceedings challenging the merger, and (iv) executing and delivering any additional instruments necessary to complete the merger. Fresenius and its subsidiaries will not take or agree to take any action that would reasonably be expected to delay or prevent the completion of the merger.

On July 15, 2008, Fresenius and APP filed the appropriate pre-merger notification forms under the HSR Act. Fresenius and APP will (i) respond as promptly as practicable to any inquiries received from the applicable governmental entities for additional information or documentation in connection with antitrust matters, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the applicable governmental entities not to complete the transactions contemplated by the merger agreement, except with the prior written consent of the other party. In addition, Fresenius and APP have agreed to use their reasonable best efforts to take any and all actions necessary to avoid the entry of, or to effect the dissolution of, any order that would restrain, prevent or delay the closing from occurring on or before the termination date and to avoid or eliminate each and every impediment under any regulatory law so as to enable the closing to occur no later than the termination date. Fresenius and APP are required to use reasonable best efforts to obtain the required regulatory approvals, including negotiating and committing to the sale, divestiture or disposition of such assets or businesses or any action it is capable of taking, whether or not such action imposes limits on its operations or its ability to retain any businesses, services or assets, provided that Fresenius will not be required to take or consent to take any action to restrict, hold separate or dispose of (A) any assets or businesses of APP or its subsidiaries, or (B) any assets or businesses of Fresenius, its subsidiaries or affiliates, in either case, to the extent that such action would have a material adverse effect on the business, operations, financial condition or results of operations of the combined business of Fresenius Kabi AG and APP after giving effect to the completion of the merger.

APP and Fresenius will promptly provide each other copies of all filings made by such party with the SEC or any other governmental entity in connection with the merger and the merger agreement. The parties to the merger agreement have agreed to keep each other reasonably apprised of the status of matters relating to the completion of the merger and the other transactions contemplated by the merger agreement, including promptly furnishing each other with copies of notices or other written communications received from any third party and/or any governmental entity. The parties have also agreed to give each other a reasonable opportunity to review in advance, and will consider in good faith the views of the other party in connection with, any proposed written communication to a governmental entity. To the extent practicable under the circumstances, the parties will not participate in any substantive meeting or discussion with a governmental entity in connection with the merger without consulting with the other party in advance and, to the extent permitted, giving the other party the opportunity to attend and participate.

Employee Benefits

After the completion of the merger and ending not less than two years following the effective time of the merger, Fresenius agrees to cause the surviving corporation (i) to at least maintain the base salary or base wages of the employees of APP and its subsidiaries, and (ii) either maintain the material employee benefit plans (other than equity-based benefits) in effect on the date of the merger agreement or (y) provide employee benefits (other than equity-based benefits) to each current employee of APP and its subsidiaries that are substantially similar in the aggregate to those benefits in effect for such employees on the date of the merger agreement. For a period of two years from the closing of the merger, Fresenius will provide to the employees of the surviving corporation equity-based awards substantially similar to those which are provided by Fresenius to its similarly situated employees.

Following completion of the merger, Fresenius will cause APP (as the surviving corporation) to honor the obligations of APP and its subsidiaries under its material employee benefit plans and employment agreements and APP or the surviving corporation, as applicable, must perform the obligations of APP and its subsidiaries under such material employee benefit plans and employment agreements, including APP’s severance, retention, change in control and bonus plans and policies. In addition, each of Fresenius, FK Holdings, and the surviving corporation will assume the obligations of APP under all existing indemnification agreements between APP and its directors, officers and employees. Fresenius has agreed to, or to cause APP (as the surviving corporation) to, pay to participating and eligible employees of APP and its subsidiaries annual bonuses for the calendar year in which the closing of the merger occurs, at target levels in accordance with APP’s management incentive plan.

To the extent that employees of APP and its subsidiaries become eligible to participate in any employee benefit plan, program or arrangement maintained by Fresenius or any of its subsidiaries (including any severance plan), then for all purposes, including determining eligibility to participate, vesting, early retirement and benefit accrual, service with APP or any of its subsidiaries prior to the effective time will be treated as service with Fresenius or any of its subsidiaries so long as such treatment does not result in a duplication of benefits.

Director and Officer Indemnification and Insurance

Fresenius has agreed, for a period of six years following the closing of the merger, to cause APP, as the surviving corporation in the merger, to maintain all indemnification provisions for the benefit of APP’s and its subsidiaries’ former and current officers, directors, employees and agents in the charter documents and bylaws of APP and its subsidiaries. In addition, Fresenius, FK Holdings and APP (as the surviving corporation) have agreed to cause APP to indemnify and hold harmless, and provide advancement of expenses to, all current and former directors and officers of APP and its subsidiaries and any fiduciaries under any APP employee benefit plan in respect of acts or omissions occurring at or prior to the closing of the merger, to the fullest extent permitted by applicable law. We refer to each of the persons entitled to indemnification as an “indemnified person.”

Fresenius has agreed to cause APP to maintain, for a period of six years after the closing of the merger, at no expense to the beneficiaries, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by APP with respect to matters existing or occurring at or prior to the merger (Fresenius may, however, substitute policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the directors and officers than the current policies) for a claims-reporting or discovery period of at least such six-year period with respect to matters arising on or before the closing of the merger. In lieu of the purchase of such insurance by Fresenius, APP may purchase a six-year extended reporting period endorsement under its existing directors’ and officers’ liability insurance coverage effective for claims asserted for the full six-year period referred to above. During this six-year period, Fresenius is not required to procure any coverage in excess of the amount that can be obtained for the remainder of the period for an annual premium of 250% of the current annual premium paid by APP for existing coverage.

The rights of each indemnified person under the merger agreement are in addition to any rights each indemnified person may have under the certificate of incorporation or bylaws of APP or any of its subsidiaries, under Delaware law or any other applicable law or under any agreement of any indemnified person with APP or any of its subsidiaries.

Fresenius has agreed that, if Fresenius, APP or any of its successors or assigns consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of the consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, to the extent necessary, proper provision will be made so that the successors and assigns of Fresenius or the surviving corporation, as the case may be, will assume the indemnification obligations of Fresenius, APP or any of its successors or assigns, as the case may be, as set forth in the merger agreement.

Other Covenants and Agreements

The merger agreement contains additional agreements among APP, Fresenius, FK Holdings and Merger Sub relating to, among other things:

•

the filing of the registration statement and this information statement/prospectus with the SEC, and cooperation in preparing the registration statement and information statement/prospectus and in responding to any comments received from the SEC on these documents;

•	coordination of press releases and other public statements about the merger and the merger agreement;

•	APP’s providing Fresenius and its representative and advisors reasonable access to APP’s properties, contracts, books, records and commitments;

•

Fresenius’ using its reasonable best efforts to arrange and consummate the financing, including extending the financing to June 30, 2009, keeping APP informed with respect to material activity concerning the status of the financing, and using reasonable best efforts to obtain alternative financing if the original financing becomes unavailable;

•

APP’s using its reasonable best efforts in connection with the debt and equity financing necessary to complete the merger, including by cooperating with Fresenius’ reasonable requests, assisting with the preparation of materials related to the financing, furnishing pertinent information, procuring appropriate documentation, providing necessary documentation, and taking necessary corporate actions, in each case with respect to the financing;

•

APP’s using its reasonable best efforts to effect, as promptly as practicable, the transfers and distributions, divestitures, and dissolutions in accordance with the separation agreement governing the terms of the spin-off of Abraxis Bioscience from APP;

•

actions by Fresenius to cause FK Holdings and Merger Sub to fulfill their respective obligations under the merger agreement and ensure that, prior to the effective time, FK Holdings and Merger Sub do not conduct any business or make any investment other than as specifically contemplated by the merger agreement;

•

Fresenius and FK Holdings adopting and ensuring that a duly qualified trustee executes and delivers the CVR indenture, subject to any reasonable revisions to the CVR indenture requested by such trustee;

•	Fresenius causing to be repaid all amounts outstanding under APP’s credit agreement entered into in connection with the spin-off of Abraxis BioScience; and

•

Fresenius causing FK Holdings to as promptly as practicable after the date of the merger agreement prepare and submit to NASDAQ Capital Market (or such other exchange(s), electronic trading networks or other suitable trading platforms as agreed by Fresenius and APP) an application to list the CVRs and Fresenius using its reasonable best efforts to cause the CVRs to be approved for listing for trading on NASDAQ Capital Market (or such other exchange(s), electronic trading networks or other suitable trading platforms as agreed by Fresenius and APP) at or prior to the effective time.

Conditions to the Merger

The obligations of each of the parties to complete the merger are subject to the satisfaction (or, to the extent permitted under applicable laws and the terms of the merger agreement, waiver), at or prior to the closing, of the following mutual conditions:

•

Stockholder Approval. The merger agreement is to have been approved and adopted by the requisite vote of the APP stockholders in accordance with the DGCL (this condition was satisfied upon delivery of the written consent of the principal stockholders).

•

Registration Statement; Qualification of CVR Indenture. The registration statement on Form S-4, of which this information statement/prospectus forms a part, must have been filed with the SEC and declared effective and no stop order suspending the effectiveness of the registration statement will be in effect and, if required by law, the CVR indenture must have been duly qualified under the Trust Indenture Act.

•	Information Statement/Prospectus. This information statement/prospectus must have been sent or given to the APP’s stockholders and twenty business days must have elapsed before the closing.

•

No Injunctions or Orders. No executive order, decree, ruling or injunction will have been entered or enforced by any court or governmental entity, in each case of the United States or Canada, which prohibits the completion of the merger, and will continue to be in effect.

•	HSR Act. The waiting period under the HSR Act (and any extension thereof) applicable to the completion of the merger must have expired or been terminated.

•

Tax Opinion. Counsel to APP must have issued a tax opinion in accordance with the merger agreement and the tax allocation agreement entered into by APP, APP Pharmaceuticals, LLC, Abraxis BioScience, Inc. and Abraxis BioScience, LLC pursuant to the spin-off.

Fresenius’, FK Holdings’ and Merger Sub’s obligation to complete the merger is subject to the satisfaction (or, to the extent permitted under applicable laws and the terms of the merger agreement, waiver), at or prior to the closing, of several additional conditions, including:

•

Representations and Warranties. Generally, the representations and warranties of APP must be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect on APP” set forth therein) as of the date of the merger agreement and as of the closing date (except that, to the extent any representations and warranties speak as of an earlier date, these representations and warranties need only be true and correct as of that earlier date), except where the failure of the representations and warranties to so be true and correct would not reasonably be expected to have a material adverse effect on APP.

•

Performance of Covenants. APP must have performed and complied with, in all material respects, all of the obligations and covenants required to be performed or to be complied with by it under the merger agreement at or prior to the closing.

•	Related Agreements. The non-competition agreement with Dr. Soon-Shiong must be in full force and effect.

•

Absence of Material Adverse Effect. Since the date of the merger agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on APP.

APP’s obligation to complete the merger is subject to the satisfaction (or, to the extent permitted under applicable laws and the terms of the merger agreement, waiver), at or prior to the closing, of several additional conditions, including:

•

Representations and Warranties. Generally, the representations and warranties of Fresenius, FK Holdings and Merger Sub must be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) as of the date of the merger agreement and as of the closing date (except that, to the extent any representations and warranties speak as of an earlier date, these representations and warranties need only be true and correct as of that earlier date).

•

Performance of Covenants. Fresenius, FK Holdings and Merger Sub must have performed and complied with, in all material respects, all of the obligations and covenants required to be performed or to be complied with by them under the merger agreement at or prior to the closing.

•

Listing. The CVRs must have been approved for listing (subject to notice of issuance) for trading on the NASDAQ Capital Market (or such other exchange(s), electronic trading networks or other suitable trading platforms as agreed by Fresenius and APP).

•

Related Agreements. The CVR indenture must have been duly executed and delivered by FK Holdings and the trustee and be in full force and effect; and the equity commitment letter between Fresenius and FK Holdings must be in full force and effect.

Termination

APP and Fresenius may terminate the merger agreement by mutual written consent at any time before the effective time of the merger (including after APP stockholders have adopted the merger agreement). In addition, either APP or Fresenius may terminate the merger agreement if:

•

the merger has not been completed on or prior to the termination date specified in the merger agreement; this date is March 31, 2009. However, if any of the conditions to closing relating to the injunctions and antitrust approvals (described in the fourth and fifth bullet points under the section entitled “The Merger Agreement—Conditions to the Merger”) have not been satisfied by March 31, 2009, but all other conditions to closing set forth in the merger agreement are satisfied or are capable of being satisfied by March 31, 2009, then Fresenius or APP may extend the termination date to June 30, 2009, if Fresenius is able to extend the applicable financing commitment of the debt portion of its financing for the merger on commercially reasonable terms to June 30, 2009; or

•

any judgment, injunction, ruling, decree or order issued by any court of competent jurisdiction in the United States preventing the completion of the merger has become final and non-appealable. However, the right to terminate the merger agreement on these grounds is not available to any party whose breach of any provision of the merger agreement resulted in the imposition of the judgment, injunction, ruling, decree or order.

In addition, APP may terminate the merger agreement if:

•

Fresenius breaches or fails to perform any of its representations, warranties, covenants or obligations in the merger agreement, a result of which is that the conditions relating to the accuracy of its representations and warranties or the performance of its obligations and covenants to the merger agreement are incapable of being satisfied by the termination date; or

•

prior to the date that is 25 business days after the date of the merger agreement in order to concurrently enter into a letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to any superior proposal, provided, that APP has complied with the terms the merger agreement; provided, further, that if APP has received an acquisition proposal that APP’s board of directors determines in good faith, during such 25-business day period, constitutes or is likely to lead to a superior proposal, APP has the right to terminate the merger agreement after the initial 25-business day period in order to enter into a letter of intent, agreement in principle, acquisition agreement or other similar agreement with the third party that has made such superior proposal. APP’s right to terminate the merger agreement will in any event terminate 40 business days following the date of the merger agreement. See “The Merger Agreement—Termination in Connection with a Superior Proposal.”

In addition, Fresenius may terminate the merger agreement if APP breaches or fails to perform any of its representations, warranties, covenants or obligations in the merger agreement, a result of which is that the conditions relating to the accuracy of its representations and warranties or the performance of its obligations and covenants to the merger agreement are incapable of being satisfied by the termination date.

Termination Fees and Expenses

Expenses incurred by the parties to the merger agreement in connection with the merger and other transactions contemplated by the merger agreement are the responsibility of the party incurring such expenses. APP must pay a $140 million break-up fee to Fresenius as described under the section entitled “The Merger Agreement—Termination in Connection with a Superior Proposal” if APP terminates the merger agreement in connection with entering into an agreement for a superior proposal, in which case APP must promptly pay such termination fee.

Amendment and Waiver

The merger agreement may be amended by a written instrument signed by APP, Fresenius, FK Holdings and Merger Sub at any time before or after the APP stockholders have approved the merger agreement.

VOTING AGREEMENT AND WRITTEN CONSENT

The following summary describes certain material provisions of the voting agreement and is qualified in its entirety by reference to the written consent and voting agreement, a copy of which is attached to this information statement/prospectus as Annex C and which is incorporated by reference into this information statement/prospectus. This summary may not contain all of the information about the voting agreement that is important to you. We encourage you to read the voting agreement carefully and in its entirety.

Voting Covenants

Under the voting agreement, the principal stockholders agreed to vote all of their shares of APP common stock (representing approximately 81.1% of the outstanding shares of APP common stock as of the date of that agreement) in favor of adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement, and agreed to take such action by written consent in accordance with the provisions of the DGCL immediately following the execution and delivery of the merger agreement.

Each of the principal stockholders also agreed, while the voting agreement remains in effect and subject to certain exceptions, to vote or execute consents, as applicable, with respect to their shares of APP common stock, against:

•

any merger agreement or merger (other than the merger, the merger agreement, or any business combination or transaction with Fresenius or any of its affiliates), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by APP or any business combination involving APP;

•

any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of APP contained in the merger agreement or of such principal stockholder contained in the voting agreement;

•

any action, proposal, transaction or agreement involving APP or any of its subsidiaries that would reasonably be expected to prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the merger and the other transactions contemplated by the merger agreement, in contravention of the terms and conditions set forth in the merger agreement; and

•	any third party “acquisition proposal” (as defined in the merger agreement) made prior to the termination of the merger agreement, other than the merger.

In connection with the foregoing voting covenants and to secure their duties under the voting agreement, each of the principal stockholders irrevocably appointed Fresenius and any designee of Fresenius, and each of them individually, as such principal stockholder’s proxy and attorney-in-fact, with full power of substitution and re-substitution, with effect immediately following the execution of the written consent. This proxy and power of attorney is irrevocable during the period from and including the date of the voting agreement through and including the earliest to occur of either the effectiveness of the merger or the termination of the merger agreement.

While the voting agreement remains in effect, each of the principal stockholders is prohibited from transferring any shares of APP common stock that are subject to the voting agreement, subject to certain exceptions, including, transfers pursuant to the merger agreement, for charitable giving, among Dr. Soon-Shiong’s immediate family members and trusts established for their benefit, and pledges of up to 6 million shares of APP common stock as security for indebtedness.

“No Shop” Obligations

Each of the principal stockholders agreed, subject to certain exceptions, that it will not, and will use reasonable best efforts to cause its respective representatives not to, directly or indirectly:

•	solicit or initiate any proposal or offer which would reasonably be expected to lead to a third party acquisition proposal, other than the transactions contemplated by the voting agreement;

•

enter into, participate, continue or otherwise engage in discussions or negotiations with, or provide any non-public information to any entity (other than Fresenius and its representatives) with respect to inquiries regarding, or the making of, a third party acquisition proposal; or

•	approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to a third party acquisition proposal.

The foregoing restrictions do not prohibit the principal stockholders, or their respective representatives, from providing non-public information to, and participating in discussions or negotiations with, any person or entity if the principal stockholders have been notified by APP that its board of directors is permitted to provide non-public information to, or engage in discussions or negotiations with, such person or entity in accordance with the terms of the merger agreement. In addition, the principal stockholders are required to notify Fresenius within three business days after the receipt of any third party acquisition proposal, detailing the terms thereof and must keep Fresenius reasonably informed of any material changes with respect to such acquisition proposal.

Termination

The voting agreement will automatically terminate, and the written consent of each of the principal stockholders shall be automatically revoked, upon the earliest to occur of:

•	the effective time of the merger;

•

the effectiveness of any amendment, modification or supplement to, or waiver under, the merger agreement, which amendment, modification, supplement or waiver would reduce the amount of the merger consideration payable in the merger, unless consented to in writing by each of the principal stockholders; and

•	the termination of the merger agreement in accordance with its terms (unless the merger agreement is terminated as a result of breach of the voting agreement).

DESCRIPTION OF THE CVRs

CVR Indenture

The following summary describes the material provisions of the CVRs. This summary may not contain all of the information about the CVRs that is important to you. The form of Contingent Value Rights Agreement is attached to this information statement/prospectus as Annex B and is incorporated by reference into this information statement/prospectus, and we encourage you to read it carefully for a more complete understanding of the CVRs.

Summary

The CVRs are intended to give stockholders of APP an opportunity to participate in any excess Adjusted EBITDA generated by APP for the three years ending December 31, 2010, referred to as the CVR measuring period, over and above a minimum threshold, without taking into account the merger and assuming that APP would have remained a stand-alone company with its existing assets. If the cumulative Adjusted EBITDA for the CVR measuring period does not exceed the threshold Adjusted EBITDA amount, then no amount will be payable or paid on the CVRs and the CVRs will expire valueless. The maximum amount payable under the CVR indenture is $6.00 per CVR.

The right to receive amounts payable under the CVRs, if any, will be subordinated to all senior obligations of FK Holdings. FK Holdings is registering the CVRs under the registration statement of which this information statement/prospectus forms a part.

There are many risks associated with the CVRs and there is no assurance that any payment on the CVRs will be made. See “Risk Factors” for a description of these risks.

Contingent Value Rights Agreement

The CVRs will be issued under the CVR indenture, to be entered into by FK Holdings and [—], as trustee, prior to the effective time of the merger. FK Holdings will cause the CVR indenture to be qualified under the Trust Indenture Act of 1939, as amended. The terms of the CVRs include those that will be stated in the CVR indenture and those that will be made part of the CVR indenture by reference to the Trust Indenture Act.

Characteristics of the CVRs

The CVRs are not equity or voting securities of FK Holdings, do not represent ownership interests in FK Holdings and holders of the CVRs are not entitled to any rights of a holder of limited liability company interests or other equity or voting security of FK Holdings, either at law or in equity. The rights of the CVR holders will be limited to those expressed in the CVR indenture.

CVR Payment

Subject to the maximum CVR payout of $6.00 per CVR, each CVR will represent the right to receive on June 30, 2011, in cash, the amount, if any, calculated according to the following formula:

CVR payment amount	=	2.5 * ((A+B) –C)
D

A = the aggregate Adjusted EBITDA for FK Holdings and its subsidiaries (or with respect to the period prior to the date of the CVR indenture, determined on a consolidated basis for APP and its subsidiaries) for the CVR measuring period;

B = the aggregate amount of adjustments resulting from certain sales of assets of APP, FK Holdings or their subsidiaries during the CVR measuring period;

C = $1,267,700,000; and

D = the total number of CVRs issued in connection with the merger.

For more information regarding the calculation of Adjusted EBITDA for purposes of the CVRs, see “Description of the CVRs—Asset Sale Adjustments” and “Description of the CVRs—Selected Definitions Related to the CVR Indenture.”

Asset Sale Adjustments

To the extent there are certain dispositions of material assets of FK Holdings, APP or their respective subsidiaries in connection with the closing of the merger during the CVR measuring period, the CVR indenture will require the calculation of a sale adjustment amount intended to capture the approximate contribution to Adjusted EBITDA generated by such assets, based upon the proceeds from the disposition and the time remaining in the CVR measuring period after the disposition. The sale adjustment amount for each such disposition of material assets is calculated using the following formula:

Sale adjustment amount = X * ((Y/15)/365)

X = number of days from the date of such disposition and the end of the CVR measuring period; and

Y = the total proceeds from such disposition.

By way of example and strictly for illustrative purposes, if a covered disposition of material assets occurred on March 31, 2009, after which 640 days would remain in the CVR measuring period, and such disposition resulted in total proceeds of $500 million, the sale adjustment amount would be $58.45 million calculated as follows:

Sale adjustment amount = 640 * (($500M/15)/365) = $58.45 million

Payment at Maturity Date

The cash payment on the CVRs, if any, will be determined after December 31, 2010, and will be payable June 30, 2011, except in the case of a change of control of FK Holdings, which may result in an acceleration of any payment. See “Description of the CVRs—Change of Control”.

Amounts payable by FK Holdings in respect of the CVRs will be considered paid on the date due if on such date the trustee or the paying agent holds money sufficient to pay all such amounts then due in accordance with the CVR indenture. The trustee and the paying agent will comply with all U.S. federal withholding requirements with respect to payments to holders of CVRs that FK Holdings, the trustee or the paying agent reasonably believes are applicable under the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder. The consent of the CVR holder is not required for any such withholding.

Issuance of CVRs

The CVRs will be issued on the effective date of the merger. The number of CVRs to be issued will be equal to the sum of (i) the number of shares of APP common stock outstanding immediately prior to the effective time of the merger, (ii) the number of shares of APP common stock underlying each APP stock option having an exercise price that is less than $23.00, and (iii) the number of APP restricted stock units outstanding immediately prior to the effective time of the merger.

The CVR indenture provides for authentication of the CVRs by the trustee upon execution and delivery of such CVRs pursuant to the CVR indenture.

Transferability of CVRs; Listing

The CVRs are freely transferable and any interest therein may be sold, assigned, pledged, encumbered or in any manner transferred or disposed of, in whole or in part, as long as the transfer or other disposition is made in accordance with the applicable provisions of the CVR indenture and in compliance with applicable United States federal and state securities laws and any other applicable securities laws. CVRs issued to any holder who is an “affiliate” of FK Holdings (as determined under applicable securities laws) may not offer or sell their CVRs, except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act.

Fresenius has agreed to use its reasonable best efforts to cause the CVRs to be approved for listing at the effective time of the merger on the NASDAQ Capital Market, or an exchange, electronic trading network or trading platform as agreed by Fresenius and APP. Notwithstanding its efforts, FK Holdings may be unable to cause the CVRs to be listed for trading.

Selected Definitions Related to the CVR Indenture

For the purposes of the CVRs and the CVR indenture:

“Adjusted EBITDA” means for any period, the consolidated net income for such period, plus:

•	without duplication and to the extent already deducted (and not added back) in arriving at such consolidated net income, the sum of the following amounts for such period:

¡

total interest expense, including any imputed interest expense relating to the CVRs, and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities, letter of credit fees and commitment fees;

¡	provision for taxes based on income, profits or capital, including state, franchise, withholding and similar taxes paid or accrued during such period;

¡	depreciation and amortization (including amortization of capitalized software expenditures and amortization of deferred financing fees);

¡

(a) non-cash losses on asset sales, disposals or abandonments, (b) any non-cash impairment charge or asset write-off related to intangible assets, long-lived assets, and investments in debt and equity securities, (c) all non-cash losses from investments recorded using the equity method, (d) non-cash stock-based awards compensation expense, and (e) non-cash expenses relating to the vesting of warrants (together “Non-Cash Charges”);

¡

(x) any extraordinary, unusual or non-recurring expenses or losses related to FK Holdings’ acquisition of APP, including restructuring costs, integration costs, expenses arising as a result of the transactions contemplated by the merger agreement, including the issuance, maintenance and settlement of the CVRs, transaction fees and expenses and (y) expenses (not to exceed $1 million in the aggregate) arising out of the spin-off of Abraxis BioScience from APP to APP’s stockholders, on November 13, 2007, of all of the issued and outstanding shares of Abraxis BioScience, Inc. common stock and the related transactions;

¡

any costs or expenses (excluding Non-Cash Charges) incurred pursuant to any management equity plan or stock option plan or any other management or employee equity benefit plans or agreements or any stock subscription or shareholder agreement;

¡	losses on sales of fixed assets (other than ordinary course asset sales);

¡	any non-cash increase in expenses (a) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) and any other one time Non-Cash Charges resulting due to any change in accounting policy, or (b) due to purchase accounting associated with the transactions contemplated by the merger agreement, including the issuance of the CVRs;

¡

expenses with respect to liability or casualty events or business interruption only to the extent of any reasonably anticipated insurance recovery, and only to the extent that such recovery has not already been booked in consolidated net income;

¡

any expenses or losses related to the research, development, manufacturing, marketing, selling and distribution of products, molecules or delivery forms of molecules not included in products sold, in development or planned for development by APP and its subsidiaries as of the date of the merger agreement, including all direct and indirect costs calculated with the average indirect cost ratio for FK Holdings and its subsidiaries;

¡

research and development expenses relating to the build-out of facilities and costs incurred to transfer production to or start-up any facilities, including costs incurred to ready such facilities for use and costs, such as unfavorable manufacturing variances, incurred prior to achieving planned production levels, and costs incurred to modernize marketed products as incurred, but in any event not to exceed $34.9 million during the three years ending December 31, 2010;

¡

any expenses or losses related to the registration, manufacturing, marketing, selling and distribution of products outside North America (other than with respect to products sold, in development or planned for development by APP and its subsidiaries as of the date of the merger agreement that are sold or distributed outside of North America as of the date of the merger agreement), including all direct and indirect costs calculated with the average indirect cost ratio for FK Holdings and its subsidiaries;

¡	any deductions attributable to minority interests; and

¡	any expenses or losses arising out of the consulting agreement, dated the date of the merger agreement, among FK Holdings, Dr. Soon-Shiong and Fresenius;

less

•	without duplication and to the extent included in arriving at such consolidated net income, the sum of the following amounts for such period:

¡	extraordinary and unusual or non-recurring cash gains;

¡	non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced consolidated net income in any prior period);

¡	gains on sales of fixed assets (other than ordinary course asset sales);

¡	any net after-tax income from the early extinguishment of indebtedness or hedging obligations or other derivative instruments;

¡	all one-time gains from investments recorded using the equity method;

¡

all incremental net revenue from the sale of molecules and delivery forms of molecules not included in products sold, in development or planned for development by APP and its subsidiaries as of the date of the merger agreement; and

¡

all incremental net revenue from the sale of products outside of North America (other than with respect to products sold, in development or planned for development by APP and its subsidiaries as of the date of the merger agreement that are sold or distributed outside of North America as of the date of the merger agreement);

in each case, as determined on a consolidated basis for FK Holdings and its subsidiaries (or with respect to the period prior to the date of the CVR indenture, determined on a consolidated basis for APP and its subsidiaries) in accordance with U.S. GAAP.

“Change of control” means (i) the consummation of any transaction, including without limitation, any merger or consolidation pursuant to which any of the voting stock of a person is converted into or exchanged for cash, securities or other property, other than any transaction where the voting stock of such person outstanding immediately prior to such transaction is converted into or exchanged for voting stock of a transferee entity constituting more than 50% of such voting stock or such surviving or transferee entity (immediately after giving effect to such issuance); or (2) a sale of all or substantially all of a person’s assets.

“CVR statement” means the written statement of FK Holdings, certified by the chief financial officer of FK Holdings and setting forth with reasonable detail the calculation of Adjusted EBITDA for the CVR measurement period (including an itemization of each adjustment made to the net income (loss) of FK Holdings and its subsidiaries for such period determined on a consolidated basis in accordance with U.S. GAAP to derive consolidated net income to derive Adjusted EBITDA) and the CVR payment in accordance with the CVR indenture. The CVR statement shall include audited financial statements of FK Holdings for each calendar year comprising the CVR period.

Subordination

The CVRs are unsecured obligations of FK Holdings and all payments on the CVRs, including acceleration payments resulting from a change of control, all other obligations under the CVR indenture and the CVRs and any rights or claims relating thereto will be subordinated in right of payment to the prior payment in full of senior obligations of FK Holdings. Senior obligations of FK Holdings include all principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under, or with respect to any senior obligations of Fresenius and its subsidiaries. For purposes of the CVR indenture, senior obligations refers to (a) the Senior Credit Facilities and the Bridge Facility (including amendments and refinancings thereof) and, so long as amounts remain outstanding under the Senior Credit Facilities, (b) inter-company loans to an obligor of the Senior Credit Facilities or the Bridge Facility (including amendments and refinancings thereof) and (c) other indebtedness of Fresenius and its subsidiaries other than indebtedness which by its terms is pari passu with or subordinated to the CVRs.

Upon any distribution to creditors of FK Holdings in liquidation, dissolution, bankruptcy, reorganization, insolvency, receivership or similar proceedings of FK Holdings, holders of senior obligations of FK Holdings (as described above) will be entitled to payment in full in cash of all such obligations prior to any payment being made on the CVRs. In addition, FK Holdings may not make any CVR payment to any CVR holder:

•

if any default on any senior obligations would occur as a result thereof, provided, that, (i) in the case of senior obligations constituting inter-company loans, such default would cause a default to occur under the Senior Credit Facilities or the Bridge Facility, and (ii) in the case of senior obligations other than inter-company loans, the Senior Credit Facilities or the Bridge Facility, such senior obligations shall be in an aggregate amount exceeding €25 million;

•

during the continuance of any payment default in respect of any senior obligations (after expiration of any applicable grace period), provided that (i) in the case of senior obligations other than the inter-company loans, the Senior Credit Facilities and the Bridge Facility, such senior obligations shall be in an aggregate amount exceeding €25 million and (ii) in the case of senior obligations constituting inter-company loans, such default shall have caused a default under the Senior Credit Facilities or the Bridge Facility;

•

if the maturity of any senior obligations is accelerated in accordance with its terms and such acceleration has not been rescinded, provided that (i) in the case of senior obligations other than inter-company loans, the Senior Credit Facilities and the Bridge Facility, such senior obligations of FK Holdings shall be in an aggregate amount exceeding €25 million and (ii) in the case of senior obligations constituting inter-company loans, such acceleration shall have caused a default under the Senior Credit Facilities or the Bridge Facility; or

•

following the occurrence of any default (other than a payment default, and after the expiration of any applicable grace period) with respect to any Senior Credit Facilities and the Bridge Facility (including amendments and refinancings thereof), and upon payment of the Senior Credit Facilities and the Bridge Facility (including amendments and refinancings thereof), any other senior obligations of FK Holdings and its subsidiaries (other than inter-company loans) with an outstanding principal amount greater than €25 million, the effect of which is to permit the holders of such senior indebtedness (or a trustee or agent acting on their behalf) to cause the maturity of such senior indebtedness to be accelerated, for a period commencing from receipt by the trustee under the CVR indenture of a written notice of such default from the representative of the holders of such senior indebtedness until such senior indebtedness is paid in full in cash or such default is cured or waived.

Change of Control

In the event of a change of control of APP as a result of an event of default under the financing arrangements which results in the sale or conveyance of APP or substantially all of the assets of APP, FK Holdings is obligated to calculate an accelerated CVR payment, or acceleration payment, as discussed below. The acceleration payment, if any, is payable within six months after the change of control giving rise to the acceleration payment.

Upon a change of control, the acceleration payment is determined by calculating the CVR payment as described under “Description of the CVRs—CVR Payment” above, but substituting for cumulative Adjusted EBITDA in such formula an amount that is determined based on the aggregate Adjusted EBITDA generated from the start of the CVR measuring period through the last day of the most recent fiscal quarter covered by the financial statements of FK Holdings’ last quarterly report preceding the change of control, “grossed-up” for the balance of the CVR measuring period in accordance with the following formula:

“grossed-up” Adjusted EBITDA = A * (12/B)

A = cumulative Adjusted EBITDA from the beginning of the CVR measuring period through the end of the most recent fiscal quarter reported by FK Holdings prior to the change of control; and

B = the number of fiscal quarters of the CVR measuring period ending prior to the change of control.

By way of example and strictly for illustrative purposes, if a change of control occurred on October 29, 2009, and reported cumulative Adjusted EBITDA was $750 million through the fiscal quarter ending September 30, 2009, which is the seventh fiscal quarter of the CVR measuring period, the “grossed-up” Adjusted EBITDA for use in calculating the acceleration payment would be $1.285 billion calculated as follows:

“grossed-up” Adjusted EBITDA = $750 million * (12/7) = $1.285 billion

Reporting Obligations

Pursuant to the CVR indenture, prior to the earlier of (i) fifteen days following the filing of FK Holding’s annual report on Form 10-K for the year ended December 31, 2010, and (ii) April 15, 2011, FK Holdings is required to deliver to the trustee and to the holders of the CVRs a CVR statement and officer’s certificate certifying the aggregate Adjusted EBITDA for the CVR measuring period and the calculation of the CVR payment. In addition, for the fiscal years ending December 31, 2008 and December 31, 2009, FK Holdings is required to provide to the trustee, prior to the earlier of (i) 15 days after FK Holdings files with the SEC its annual report for such fiscal year, or (ii) one hundred five days following the end of such fiscal year, a certificate of its chief financial officer setting forth and certifying the Adjusted EBITDA for such fiscal year. If the date of the CVR indenture is after December 31, 2008, then the requisite certificate for calendar year 2008 will be delivered within 120 days of the date of the CVR indenture. These certificates will include an itemization of each adjustment made to the consolidated net income to derive Adjusted EBITDA.

The CVR indenture also provides that FK Holdings will file with the trustee copies of the annual reports and of the information, documents and other reports (or copies of such portions of the foregoing as the SEC may from time to time by rules and regulations prescribe) which FK Holdings may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if FK Holdings is not required to file periodic reports under the Exchange Act, quarterly and annual financial information that would be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations. FK Holdings’ annual reports and quarterly reports shall include a calculation of Adjusted EBITDA for the reporting period. The CVR indenture also provides that FK Holdings shall transmit by mail to all registered holders of the CVRs summaries of any information documents and reports required to be filed with the trustee.

Audit

Within 60 days of receiving the CVR statement from FK Holdings, holders representing at least a majority of the outstanding CVRs may initiate a review procedure to challenge the accuracy of the CVR statement, including the calculations or amount of the CVR payment.

Upon the written request of holders representing at least a majority of the outstanding CVRs, FK Holdings is required to permit an independent certified public accounting firm of nationally recognized standing (jointly agreed by such holders and FK Holdings) to have access to such records of FK Holdings as may be reasonably necessary to verify the accuracy of the CVR statement and the figures underlying the calculations set forth therein.

If the independent certified public accountant concludes that the CVR payment should have been greater than the CVR payment as set forth in the CVR statement, FK Holdings shall pay such shortfall with respect to each CVR within six months of the date that the holders representing at least a majority of the outstanding CVRs deliver the written report of the certified public accountants to FK Holdings. The decision of the independent certified public accountant shall be final, conclusive and binding on FK Holdings and the CVR holders. The fees charged by the independent certified public accounting firm will be paid by FK Holdings.

If no review of the CVR statement is requested by holders of a majority of the CVRs within the time required for such request under the CVR indenture, the calculation of the CVR payment set forth in the CVR statement shall be binding on all CVR holders.

No Obligation to Continue Research, Development or Commercialization of any Products

FK Holdings has no obligation under the CVR indenture to initiate or continue research, development or commercialization activities with respect to any products and, in its sole and subjective discretion, FK Holdings may abandon efforts to research, develop or commercialize any product, whether or not such product is in development or commercialized as of the closing date of the merger.

Covenants

The CVR indenture provides that while any CVRs remain outstanding, FK Holdings may not:

•	voluntarily liquidate, dissolve or wind-up FK Holdings or any of its subsidiaries;

•

effect any merger, consolidation or conversion of FK Holdings or enter into any transaction that would result in FK Holdings (or any other member of the Fresenius group, subject to conditions described below) failing to own directly all of the outstanding shares or other equity interests, equity securities or rights exercisable, exchangeable or convertible for or into shares or other equity interests or share appreciation rights, phantom shares or other equity or equity-like instruments of APP or permit APP to merge with another corporation or entity;

•

permit APP or any of its subsidiaries to enter into any transaction, that would result in APP (or any other member of the Fresenius group, subject to conditions described below) failing to own directly or indirectly all of the outstanding shares or other equity interests, equity securities or rights exercisable, exchangeable or convertible for or into shares or other equity interests or share appreciation rights, phantom shares or other equity or equity-like instruments of each of the subsidiaries of APP;

•	amend, modify, or release Fresenius from its obligations under the equity commitment letter (described below) or fail to enforce Fresenius’ obligations thereunder; or

•	enter into or permit to exist any agreement, arrangement or understanding that would restrict or prevent payment of the CVR payment, if any, when due.

In addition, the CVR indenture provides that if FK Holdings enters into or effects any transaction with a member of the Fresenius group that would result in such member of the Fresenius group owning an equity interest in APP, FK Holdings shall cause the acquiring Fresenius group member(s) involved in each such transaction to include in all calculations relevant to the CVR payment the results of operations of such acquiring Fresenius group member(s) attributable to such equity interests in the same manner as such results were included in FK Holdings’ consolidated results before such transaction occurred, including sales adjustments in respect of sale transactions by any such member of the Fresenius group.

FK Holdings will take all actions reasonably necessary, including bringing necessary legal action against Fresenius, to enforce Fresenius’ obligations, and FK Holdings’ rights under, the equity commitment letter.

Arm’s-Length Transaction Requirement

The CVR indenture provides that FK Holdings and its subsidiaries may only purchase, sell, lease, exchange or otherwise dispose of their properties or assets, render services and otherwise enter into transactions on terms that are not materially less favorable to FK Holdings or such subsidiary than terms that could have been obtained at the time such transaction was agreed or effected in an arm’s-length dealing with a person who is not an affiliate (as defined in the CVR indenture), except for the following transactions: (i) transactions between or among FK Holdings and any of its subsidiaries; (ii) transactions pursuant to the equity commitment letter; (iii) the issuance or transfer of equity securities of FK Holdings to any direct or indirect parent of FK Holdings and the payment of dividends; (iv) payments with respect to senior obligations; (v) pursuant to tax sharing agreements entered into among FK Holdings, its subsidiaries and any direct or indirect parent of FK Holdings on customary terms to the extent attributable to the ownership or operation of FK Holdings and its subsidiaries under such tax-sharing agreements in any fiscal year does not exceed the amount that FK Holdings and its subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year if FK Holdings and its subsidiaries were to pay such taxes separately from any such parent entity; and (vi) transactions pursuant to agreements, instruments or arrangements to which APP or any of its subsidiaries were party to on the date of the CVR indenture with parties that are not affiliates of FK Holdings following the merger, and any amendment thereto to the extent such amendment is not materially adverse to the holders of the CVRs or is on arm’s-length terms.

Events of Default

Each one of the following events is an event of default under the CVR indenture:

•	default in the payment of all or any part of the CVR payments as and when they become due and payable;

•

default in the performance, or breach, in any material respect, of any other covenant or warranty of FK Holdings in respect of the CVRs, and continuance of such default or breach for a period of ninety days after written notice has been given to FK Holdings by the trustee or to FK Holdings and the trustee by the holders of a majority of the outstanding CVRs specifying such default or breach and requiring it to be remedied;

•

a court having jurisdiction in the premises entering a decree or order for relief in respect of FK Holdings in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator

(or similar official) of FK Holdings or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order remaining unstayed and in effect for a period of sixty consecutive days; or

•

FK Holdings commencing a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consenting to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of FK Holdings or for any substantial part of its property, or making any general assignment for the benefit of creditors.

If an event of default described above occurs and is continuing, then, and in each and every such case, either the trustee or the trustee upon the written request of holders of a majority of the outstanding CVRs, shall bring suit to protect the rights of the holders, including to obtain payment for any amounts then due and payable, which amounts shall bear interest at the default interest rate (as set forth in the CVR indenture) until payment is made to the trustee.

The foregoing provisions, however, are subject to the condition that if, at any time after the trustee shall have begun such suit, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, FK Holdings shall pay or shall deposit with the trustee a sum sufficient to pay all amounts which shall have become due (with interest upon such overdue amount at the default interest rate specified in the CVR indenture to the date of such payment or deposit) and such amount as shall be sufficient to cover reasonable compensation to the trustee, its agents, attorneys and counsel, and all other expenses and liabilities incurred and all advances made, by the trustee, and if any and all events of default under this CVR indenture shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the holders of a majority of all the CVRs then outstanding, by written notice to FK Holdings and to the trustee, may waive all defaults with respect to the CVRs, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereof.

The trustee may withhold notice from holders of CVRs of defaults under the CVR indenture, except for payment defaults, if the board of directors, the executive committee or a trust committee of directors or trustees or responsible officers of the trustee in good faith determines that withholding of such notice is in the interests of CVR holders.

Restrictions on Purchases by FK Holdings and Affiliates

The CVR indenture does not prohibit FK Holdings or any of its subsidiaries or affiliates from acquiring the CVRs, whether in open market transactions, private transactions or otherwise.

Registration and Transfers

FK Holdings shall cause to be kept at the office of the trustee a register in which, subject to such reasonable regulations as it may prescribe, FK Holdings shall provide for the registration and transfer of the CVRs.

Upon surrender for registration of transfer of any CVR at the office or agency of FK Holdings, FK Holdings shall execute, and the trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new CVR certificates representing the same aggregate number of CVRs represented by the CVR certificate so surrendered that are to be transferred and FK Holdings shall execute and the trustee shall authenticate and deliver, in the name of the transferor, one or more new CVR certificates representing the aggregate number of CVRs represented by such CVR certificate that are not to be transferred.

No service charge shall be made for any registration of transfer or exchange of CVRs, but FK Holdings may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of CVRs.

Amendment of CVR Indenture without Consent of CVR Holders

Without the consent of CVR holders, FK Holdings and the trustee may amend the CVR indenture for any of the following purposes:

•	to convey, transfer, assign, mortgage or pledge to the trustee as security for the CVRs any property or assets;

•	to evidence the succession of another person to FK Holdings, and the assumption by any such successor of the covenants of FK Holdings in the CVR indenture and in the CVRs;

•

to add to FK Holdings’ covenants such further covenants, restrictions, conditions or provisions as its board of directors (or equivalent body) and the trustee shall consider to be for the protection of CVR holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the CVR indenture, provided that in respect of any such additional covenant, restriction, condition or provision, such amendment may provide (i) for a particular grace period after default, (ii) an immediate enforcement upon such event of default, (iii) limit the remedies available to the trustee upon such event of default, or (iv) limit the right of the holders of a majority of the outstanding CVRs to waive an event of default;

•

to cure any ambiguity, to correct or supplement any provision in the CVR indenture or in the CVRs which may be defective or inconsistent with any other provision in the CVR indenture, provided that such provisions shall not materially reduce the benefits of the CVR indenture or the CVRs to the CVR holders;

•	to make any other provisions with respect to matters or questions arising under the CVR indenture, provided that such provisions shall not adversely affect the interests of the CVR holders;

•	to make any amendments or changes necessary to comply or maintain compliance with the Trust Indenture Act; or

•	to make any change that does not adversely affect the interests of the CVR holders.

Amendment of CVR Indenture with Consent of CVR Holders

With the consent of the holders of at least a majority of the outstanding CVRs, FK Holdings and the trustee may make other amendments to the CVR indenture, provided that no such amendment shall, without the consent of each holder of a CVR affected thereby:

•

modify in a manner adverse to the CVR holders (i) any provision contained in the CVR indenture with respect to the termination of the CVR indenture or the CVRs, (ii) the time for payment and amount of the CVR payment or otherwise extend the maturity of the CVRs or reduce the amounts payable in respect of the CVRs or modify any other payment term or payment date;

•	reduce the number of CVRs, the consent of whose holders is required for any such amendment; or

•

modify any of the provisions of the CVR indenture regarding amendments to the CVR indenture, except to increase the percentage of outstanding CVRs required for an amendment or to provide that certain other provisions of the CVR indenture cannot be modified or waived without the consent of each CVR holder affected by such modification or waiver.

Equity Commitment Letter

FK Holdings received the equity commitment letter from Fresenius pursuant to which, and subject to the conditions contained therein, Fresenius has committed to make an equity contribution to FK Holdings, in cash, in an amount equal to the aggregate amount of cash to be paid to the holders of CVRs in accordance with the terms of the CVR indenture. Fresenius is obligated to make the contribution to the extent that FK Holdings becomes obligated to make a payment under the CVR indenture and FK Holdings does not have sufficient funds and/or debt capacity to cover such payment.

Fresenius has also agreed pursuant to the equity commitment letter that, for so long as any CVRs are outstanding, FK Holdings and its subsidiaries will be the primary entities through which Fresenius and its affiliates (other than Fresenius Medical Care and its subsidiaries) will engage in the business of developing, in-licensing, manufacturing, selling, marketing and distributing injectable generic pharmaceutical products in the United States. This does not apply to Fresenius Medical Care and its subsidiaries (which represent Fresenius’ existing business in the United States) and shall not prohibit Fresenius from acquiring entities that engage in the business of developing, in-licensing, manufacturing, selling, marketing and distributing injectable generic pharmaceutical products in the United States, so long as such business is not the primary business of such acquired entity.

Fresenius has also agreed pursuant to the equity commitment letter that, for so long as any CVRs are outstanding, Fresenius shall not take or permit to be taken any of the following actions: (i) the voluntary liquidation, dissolution or winding-up of FK Holdings or (ii) any merger, consolidation or conversion of FK Holdings or the entry into any transaction that would result in FK Holdings (or any of Fresenius and its subsidiaries following the merger) failing to own directly all of the outstanding shares or other equity interests, equity securities or rights exercisable, exchangeable or convertible for or into shares or other equity interests or share appreciation rights, phantom shares or other equity or equity-like instruments of FK Holdings.

The equity commitment letter is not a guarantee of the CVRs and cannot be enforced by holders of the CVRs. Only FK Holdings can enforce the equity commitment letter against Fresenius.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of APP common stock whose shares are exchanged for the merger consideration in the merger. This discussion is for general information only and is not tax advice. This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to APP stockholders. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. Any such change could alter the tax consequences described herein.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of APP common stock that is:

•	a citizen or individual resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any of its political subdivisions;

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons, as defined under Section 7701(a)(30) of the Code (“U.S. persons”), have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

An individual may, subject to certain exceptions, be deemed to be a U.S. resident alien (as opposed to a nonresident alien) with respect to a calendar year by virtue of being present in the United States on at least 31 days in the calendar year and on an aggregate of at least 183 days during the current calendar year and the two preceding calendar years (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year). U.S. resident aliens generally are subject to U.S. federal income tax as if they were citizens of the United States.

This discussion assumes that a holder holds its shares of APP common stock, and that a holder will hold its CVRs, as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to an APP stockholder in light of its particular circumstances, or that may apply to an APP stockholder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, persons subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations (including private foundations), financial institutions, mutual funds, subchapter S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, holders that are not U.S. holders, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, persons who hold shares of APP common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, persons who acquired their shares of APP common stock through the exercise of options or other compensation arrangements, persons who exercise statutory appraisal rights or persons whose ability to sell their APP common stock is limited by SEC Rule 144). In addition, this discussion does not address any aspect of state, local foreign, estate, gift or other tax law that may apply to APP stockholders. The U.S. federal income tax consequences described below are not intended to constitute a complete description of all tax consequences relating to the merger. APP stockholders are urged to consult their own tax advisors to determine the tax consequences to them of, including the application and effect of any U.S. federal, state, local and foreign income, estate, gift and other tax laws to, the receipt of cash and CVRs in exchange for APP common stock pursuant to the merger.

If any entity that is treated as a partnership for U.S. federal tax purposes holds APP common stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for U.S. federal tax purposes and that entity holds shares of APP common stock, you should consult your tax advisor.

The receipt of the merger consideration by a U.S. holder in exchange for shares of APP common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local, and foreign income or other tax laws). For U.S. federal income tax purposes, a U.S. holder of APP common stock generally will recognize capital gain or loss at the time of the merger equal to the difference, if any, between:

•	the amount of cash and the fair market value of the CVRs received by the U.S. holder in exchange for such APP common stock; and

•	the U.S. holder’s adjusted tax basis in such APP common stock.

Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the APP common stock surrendered in the merger exceeds one year as of the date of the merger. In general, long-term capital gain of individuals currently is subject to U.S. federal income tax at a maximum rate of 15%. The legislation providing for this 15% rate is scheduled to expire at the end of 2010, at which time, unless such legislation is extended, the rate generally will increase to 20% for individuals. The deductibility of capital losses is subject to limitations under the Code. The amount and character of gain or loss must be determined separately for each block of APP common stock (i.e., shares acquired at the same cost in a single transaction) exchanged for the merger consideration in the merger. The installment method of reporting any gain attributable to receipt of a CVR will not be available because APP common stock is traded on an established securities market.

A U.S. holder’s initial tax basis in a CVR will equal the fair market value of such CVR upon receipt. The holding period for the CVRs will begin on the day following the date of the merger.

There is no legal authority directly addressing the U.S. federal income tax treatment of the CVRs. Pursuant to the CVR indenture, APP and FK Holding have agreed to report any CVR payment (except to the extent of any imputed interest, as described below) for all purposes as additional consideration for the sale of APP common stock. Assuming that this method of reporting is correct, if a payment is made with respect to a CVR, a U.S. holder should recognize gain or loss equal to the difference between the amount of such payment (less any imputed interest, as described below) and the U.S. holder’s adjusted tax basis in the CVR. The gain should be long-term capital gain if the U.S. holder has held the CVR for more than one year. If no CVR payment is made or if the amount of any CVR payment made (less any imputed interest, as described below) is less than the U.S. holder’s adjusted tax basis in the CVR, the U.S. holder should recognize a capital loss.

Under the Code, a portion of any CVR payment should be treated as interest income that is ordinary income to a U.S. holder. In accordance with the CVR indenture, in the event that the CVR payment is made, the amount of imputed interest will be calculated under Section 483 of the Code, and under that method generally should be equal to the excess of (1) the amount of the CVR payment over (2) the present value of such amount as of the effective time of the merger, discounted at the relevant applicable federal rate. The relevant applicable federal rate will be the lower of (a) the lowest applicable federal rate in effect during the three-month period ending with the month that includes the date on which the merger agreement was signed, and (b) the lowest applicable federal rate in effect during the three-month period ending with the month that includes the effective time of the merger. Under Section 483, the imputed interest is accounted for in accordance with the holder’s regular method of accounting. Upon the making of the CVR payment, FK Holding will report to the holder of the CVR and to the Internal Revenue Service (“IRS”) the amount of such interest income as calculated above.

Upon a sale or exchange of a CVR, a U.S. holder should recognize capital gain or loss equal to the difference between (i) the sum of the amount of any cash received upon such sale or exchange and the fair market value of any property received upon such sale or exchange (less any imputed interest, as described below) and (ii) the U.S. holder’s adjusted tax basis in the CVR. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder has held the CVR for more than one year. A portion of the amount received by a U.S. holder upon the sale or exchange of a CVR may be treated as imputed interest income, determined under the method described above.

As discussed above, the U.S. federal income tax treatment of the CVRs is unclear. Thus, there can be no assurance that the IRS would not assert, or that a court would not sustain, a position that any CVR payment or a sale or exchange of a CVR does not attract capital gain treatment, or that a different method should be used for purposes of calculating the amount of imputed interest. If such position were sustained, all or any part of any CVR payment (or a payment in exchange for a CVR) could be treated as ordinary income and be required to be included in income prior to the receipt of any CVR payment.

Under the Code, consideration received in the merger and any CVR payment received by a U.S. holder may be subject to U.S. information reporting and backup withholding. Backup withholding (currently at a rate of 28%) will apply with respect to the amount of cash received by a non-corporate U.S. holder, unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the IRS in a timely manner.

THE FOREGOING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER. APP STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE, GIFT AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES. NOTHING IN THIS DISCUSSION IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

TAX OPINION PURSUANT TO TAX ALLOCATION AGREEMENT

On November 13, 2007, APP distributed all of the shares of Abraxis BioScience common stock to APP’s stockholders in the spin-off. In connection with the spin-off, APP, Abraxis BioScience, and certain of their affiliates entered into a tax allocation agreement, which generally allocates liability for taxes between APP and Abraxis BioScience, including any taxes that may arise in connection with the spin-off. Pursuant to the tax allocation agreement and the merger agreement, APP’s ability to effect the merger is conditioned upon the receipt of an opinion of tax counsel, based on certain facts and information submitted and statements, representations and warranties made by Fresenius, FK Holdings, Merger Sub, APP, and Dr. Soon-Shiong, his family members and his affiliated entities, subject to the limitations and qualifications set forth in such tax opinion and in form and substance reasonably acceptable to Abraxis BioScience, that the merger should not affect the qualification of the spin-off under Section 355 and Section 368(a)(1)(D) of the Code and the non- recognition of gain to APP in the spin-off. APP expects that Fried, Frank, Harris, Shriver & Jacobson LLP will issue a tax opinion to APP that will satisfy this condition. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or any court, nor does it preclude the IRS from adopting a contrary position. Under the terms of the tax allocation agreement, Abraxis BioScience is generally liable for, and is required to indemnify APP against, any tax liability arising as a result of the spin-off failing to qualify for tax-free treatment, unless such tax liability is imposed as a result of an acquisition of APP, including the merger, or certain other specified acts of APP.

RIGHTS OF APPRAISAL

Under Delaware law, holders of APP common stock who do not wish to accept the merger consideration have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of APP common stock together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery. These rights are known as appraisal rights. Stockholders may only exercise these appraisal rights by strictly complying with the provisions of Section 262 of the DGCL, which is referred to in this information statement/prospectus as Section 262.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect its appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, the full text of which appears in Annex F to this information statement/prospectus. Failure to precisely follow any of the statutory procedures set forth in Section 262 may result in a termination or waiver of your appraisal rights. This summary does not constitute legal or other advice, nor does it constitute a recommendation that holders of APP common stock exercise their appraisal rights.

Under Section 262, where a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders, either the constituent corporation before the effective date of the merger or the surviving or resulting corporation, within 10 days after the effective date of the merger, must notify each stockholder of the constituent corporation entitled to appraisal rights of the approval of the merger and that appraisal rights are available. This information statement/prospectus constitutes the notice to APP’s stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex F to this information statement/prospectus because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

Holders of shares of APP common stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to APP within 20 days after the mailing of this information statement/prospectus. A demand for appraisal must reasonably inform APP of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of the shares of APP common stock held by such stockholder. All demands for appraisal should be addressed to APP Pharmaceuticals, Inc., 1501 East Woodfield Road, Suite 300E, Schaumburg, Illinois 60173, United States, Attention: Corporate Secretary, and should be executed by, or on behalf of, the record holder of shares of APP common stock. ALL DEMANDS MUST BE RECEIVED BY APP WITHIN TWENTY (20) DAYS AFTER THE DATE THIS INFORMATION STATEMENT/PROSPECTUS WAS MAILED TO APP STOCKHOLDERS, AS SET FORTH ON THE COVER PAGE OF THIS INFORMATION STATEMENT/PROSPECTUS.

If you fail to deliver a written demand for appraisal within the time period specified above and the merger is completed, you will be entitled to receive the merger consideration for your shares of APP common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of APP common stock.

To be effective, a demand for appraisal by a holder of shares of APP common stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s). Only a holder of record of APP common stock as of [—] is entitled to seek appraisal rights for the shares registered in that holder’s name. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to APP. The beneficial owner must, in these cases, have the registered owner, such as a broker, bank or other custodian, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a custodian for others, may exercise the record owner’s right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time of the merger.

If you hold your shares of APP common stock in a brokerage account or in other custodian form and you wish to exercise appraisal rights, you should consult with your bank, broker or other custodian to determine the appropriate procedures for the making of a demand for appraisal by the custodian.

Within ten days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each stockholder who is entitled to appraisal rights and has properly filed a written demand for appraisal in accordance with Section 262. At any time within sixty days after the effective time of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and accept the terms of the merger by delivering a written withdrawal of the stockholder’s demands for appraisal. If, following a demand for appraisal, you have withdrawn your demand for appraisal in accordance with Section 262, you will have the right to receive the merger consideration for your shares of APP common stock.

Within one hundred and twenty days after the effective date of the merger, any stockholder who has delivered a demand for appraisal in accordance with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of these shares. This written statement will be mailed to the requesting stockholder within ten days after the stockholder’s written request is received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has delivered a demand for appraisal in accordance with Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of the petition must be made upon the surviving corporation. The surviving corporation has no obligation to file a petition in the Delaware Court of Chancery in the event there are dissenting stockholders, and the surviving corporation has no present intent to file a petition in the Delaware Court of Chancery. Accordingly, the failure of a stockholder to file a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within twenty days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares, the Delaware Court of Chancery will appraise the “fair value” of the shares owned by those stockholders. This value will be exclusive of any element of value arising from the accomplishment or expectation of the merger, but will include a fair rate of interest, if any, upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of the value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by the holders of the certificates representing those shares.

In determining fair value, and, if applicable, a fair rate of interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that this exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within one hundred and twenty days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within sixty days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration for shares of his or her APP common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than sixty days after the effective time of the merger may only be made with the written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the court.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma information presents financial data as of, and for the quarterly period ended, March 31, 2008, and for the year ended December 31, 2007, for FK Holdings after giving effect to the completion of the pending acquisition of APP by FK Holdings by merger of a subsidiary of FK Holdings with and into APP. FK Holdings, a newly-created U.S. subsidiary of Fresenius SE, will be the acquiror. FK Holdings has no assets or liabilities and has had no previous operations and will have no other operations other than those of APP from the time of completion of the merger. Accordingly, APP is considered a predecessor entity, even though purchase accounting is being applied to its balances. Therefore, no financial statements of FK Holdings are included herein.

The unaudited pro forma financial data give effect to the merger under the purchase accounting method in accordance with U.S GAAP. Following completion of the merger, the book value of APP’s net assets will be adjusted to their fair values. Therefore, the unaudited pro forma financial information includes adjustments, which are based upon preliminary estimates, to reflect the excess of the fair values over the related historical book values of APP’s net assets. However, the final allocation of the excess of the purchase price of APP over the historical book value will be determined after the completion of the merger and will be based on appraisals and a comprehensive final evaluation of the fair value of APP’s in-process research and development, tangible assets acquired, liabilities assumed and identifiable intangible assets at the time of the merger. The final determination of tangible and intangible assets may result in in-process research and development, depreciation and amortization expense that is substantially different from these preliminary estimates.

The unaudited pro forma consolidated financial statements give effect to the merger as if it had been effective on March 31, 2008, with respect to the unaudited pro forma consolidated balance sheet, and as of January 1, 2007, with respect to the unaudited pro forma consolidated statements of operations for the year ended December 31, 2007, and the three-month period ended March 31, 2008.

The unaudited pro forma information as of and for the year ended December 31, 2007 is derived from, and should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the audited consolidated financial statements, and the notes thereto, of APP included in APP’s Annual Report on Form 10-K for the year ended December 31, 2007, incorporated by reference into this information statement/prospectus. The unaudited pro forma information as of and for the quarterly period ended March 31, 2008, is derived from, and should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and the unaudited consolidated financial statements, and the notes thereto, of APP included in APP’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, incorporated by reference into this information statement/prospectus.

The unaudited pro forma financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. The unaudited pro forma financial information also does not attempt to show how the combined company would actually have performed had APP been owned by FK Holdings throughout the periods presented.

The actual consolidated balance sheet and results of operations of FK Holdings following the merger will differ, perhaps significantly, from the pro forma amounts reflected herein because, among other reasons:

•

assumptions used in preparing the unaudited pro forma financial data may be revised in the future due to changes in values of assets, changes in operating results between the dates of the unaudited pro forma financial data and the date on which the acquisition is completed; and

•	adjustments may need to be made to the historical financial data upon which such pro forma data are based.

Fresenius Kabi Pharmaceuticals Holding, LLC

Unaudited Pro Forma Consolidated Balance Sheet

(in thousands)

As of March 31, 2008

	FK Holdings	APP Consolidated	Pro Forma Adjustments		FK Holdings as Adjusted
Assets
Current assets:
Cash and cash equivalents	$—	$60,837	$(18,492)	(10)	$42,345
Accounts receivable, net		65,303	—		65,303
Inventories		161,545	57,114	(1)	218,659
Prepaid expenses and other current assets		11,523	—		11,523
Income taxes receivable		5,648	—		5,648
Deferred income taxes		17,296	(2,789)	(6)	24,069
			9,562	(5)

Total current assets	—	322,152	45,395		367,547

Property, plant and equipment, net		131,323	—		131,323
Intangible assets, net		455,659	(455,659)	(3)	672,116
			70,037	(4)
			(70,037)	(4)
			672,116	(8)
Goodwill		160,239	(160,239)	(3)	3,796,300
			3,796,300	(8)
Deferred financing costs and other non-current assets, net		17,727	(13,038)	(6)	29,689
			25,000	(5)

Total assets	$—	$1,087,100	$3,909,875		$4,996,975

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$—	$34,450	—		$34,450
Accrued liabilities		41,662	(1,783)	(9)	39,879
Current payables due to related parties		3,647			3,647
Fair value of interest rate swaps		7,230	(7,230)	(6)	—
Current portion of long-term debt		8,125	(8,125)	(6)	—

Total current liabilities	—	95,114	(17,138)		77,976

Long-term debt		990,625	(990,625)	(6)	3,860,548
			(18,492)	(10)
			3,879,040	(15)
Deferred income taxes, non-current		69,788	104,832	(7)	174,620
Other long-term liabilities		4,483	(1,321)	(9)	53,868
			50,706	(2)

Total liabilities	—	1,160,010	3,007,002		4,167,012

Stockholders’ equity (deficit):

Common stock		160	(160)	(12)	—
Additional paid-in-capital		(93,207)	93,207	(12)	900,000
			900,000	(14)
Retained earnings		22,872	(70,037)	(4)	(70,037)
			(22,872)	(12)
Accumulated other comprehensive (loss) income		(2,735)	4,465	(6)	—
			(1,730)	(12)

Total stockholders’ equity (deficit)		(72,910)	902,873		829,963

Total liabilities and stockholders’ equity (deficit)	$—	$1,087,100	$3,909,875		$4,996,975

See accompanying notes to Unaudited Pro Forma Consolidated Financial Statements

Fresenius Kabi Pharmaceuticals Holding, LLC

Unaudited Pro Forma Consolidated Statement of Operations

(in thousands)

Year Ended December 31, 2007

	FK Holdings	APP Consolidated	Pro Forma Adjustments		FK Holdings as Adjusted
Net revenue	$—	$647,374			$647,374
Cost of sales		332,046	$(16,436)	(11)	315,610

Gross profit	—	315,328	16,436		331,764
Operating expenses:
Research and development		46,497			46,497
Selling, general and administrative		90,229			90,229
Amortization of merger related intangibles		15,418	(15,418)	(11)	44,808
			44,808	(11)
Separation related costs		3,024	—		3,024

Total operating expenses	—	155,168	29,390		184,558

Income from operations	—	160,160	(12,954)		147,206

Interest income and other		2,182	—		2,182
Interest expense		(25,162)	25,162	(16)	(297,300)
			(297,300)	(16)

Income (loss) from continuing operations before income taxes	—	137,180	(285,092)		(147,912)
Provision (benefit) for income taxes from continuing operations		55,001	(109,048)	(13)	(54,047)

Net income (loss) from continuing operations	$—	$82,179	$(176,044)		$(93,865)

See accompanying notes to Unaudited Pro Forma Consolidated Financial Statements

Fresenius Kabi Pharmaceuticals Holding, LLC

Unaudited Pro Forma Consolidated Statement of Operations

(in thousands)

Three Months Ended March 31, 2008

	FK Holdings	APP Consolidated	Pro Forma Adjustments		FK Holdings as Adjusted
Net revenue	$—	$148,079			$148,079
Cost of sales		78,017	$(4,109)	(11)	73,908

Gross profit	—	70,062	4,109		74,171
Operating expenses:
Research and development		12,330			12,330
Selling, general and administrative		21,020	(3,856)	(11)	21,020
Amortization of merger related intangibles		3,856	11,202	(11)	11,202

Separation related costs		391	—		391

Total operating expenses	—	37,597	7,346		44,943

Income from operations	—	32,465	(3,237)		29,228

Interest income and other		979	—		979
Interest expense		(16,716)	16,716	(16)	(74,321)
			(74,321)	(16)

Income (loss) from continuing operations before income taxes	—	16,728	(60,842)		(44,114)
Provision (benefit) for income taxes from continuing operations		7,571	(23,272)	(13)	(15,701)

Net income (loss) from continuing operations	$—	$9,157	$(37,570)		$(28,413)

See accompanying notes to Unaudited Pro Forma Consolidated Financial Statements

Notes to Unaudited Pro Forma Consolidated Financial Statements

Note 1—Merger Agreement

On July 6, 2008, APP Pharmaceuticals, Inc., a Delaware corporation (“APP”), Fresenius SE, a societas europaea organized under the laws of Germany (“Fresenius”), Fresenius Kabi Pharmaceuticals Holding, LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of Fresenius (“FK Holdings”), and Fresenius Kabi Pharmaceuticals, LLC, a Delaware corporation (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into APP and APP will become a direct, wholly-owned subsidiary of FK Holdings and an indirect, wholly-owned subsidiary of Fresenius.

FK Holdings was formed on July 2, 2008 and, accordingly, had no operations for the periods presented and no assets or liabilities. Therefore, no separate financial statements of FK Holdings are included herein.

At the effective time of the merger, each share of APP common stock will be converted into the right to receive (x) an amount in cash equal to $23.00, without interest, plus (y) one CVR issued by FK Holdings. Each CVR will entitle its holder a cash payment of up to $6.00 to the extent that the Adjusted EBITDA (as defined in the CVR indenture) of APP and FK Holdings for the three years ending December 31, 2010, exceeds a specified level.

Prior to the effective time of the merger, it is expected that FK Holdings will convert to a Delaware corporation named Fresenius Kabi Pharmaceuticals Holdings, Inc.

Note 2—Basis of Presentation

As of March 31, 2008, there were approximately 160,232,817 shares of APP common stock outstanding and approximately 3,223,000 shares issuable in respect of outstanding options and restricted stock units (RSUs) granted under APP’s various stock compensation plans. Based on a $23.00 per share price for APP’s common stock in the merger (representing the cash portion of the merger consideration per share), outstanding options and RSUs (including those that will vest in connection with the merger), the estimated fair value of CVRs, the repayment of the existing APP debt facility as of March 31, 2008, and estimated expenses incurred by FK Holdings in connection with the transaction of $50.0 million, the total purchase is as follows (in millions):

Purchase of outstanding common stock (cash portion)	$3,687.2
Buy out of restricted stock units and stock options under stock compensation plans	35.8
Estimated fair value of CVRs	50.7
Estimated transaction costs	25.0
Pay-off of APP debt and settlement of related interest rate swap	1,006.0

Total consideration	$4,804.7

The preliminary purchase price allocation (based on preliminary fair value estimates) as of March 31, 2008 was as follows (in millions):

Net working capital and other assets	$284.0
Property, plant and equipment	131.3
In-process research and development	70.0
Identifiable intangible assets	672.1
Deferred tax liability, net	(150.5)
Non-current assets	4.7
Non-current liabilities	(3.2)
Goodwill	3,796.3

Total	$4,804.7

The net working capital amount excludes the effect of (a) the $18.5 million acquisition debt repayment, (b) a $25 million liability for acquisition debt issuance costs, and (c) the current deferred tax asset. Items (a) and (b) are not applicable to acquired APP balances, and item (c) is separately included below in this table.

The above allocation is preliminary. The final determination of the purchase price allocation will be based on the fair values of APP’s net assets, including the fair values of in-process research and development and other intangibles, as of the date of the merger. The excess of the purchase price over the fair values of the assets and liabilities of APP will be reflected as goodwill.

For the purposes of the unaudited pro forma statements of operations, identifiable intangible assets are amortized using the straight line method over the estimated useful life of the asset ranging from 12 to 20 years (weighted average of 15 years). The final amount for the identifiable intangible assets, the estimated useful lives and the acquired in-process research and development charge will be determined upon completion of a third-party valuation, and therefore, may differ significantly from the amounts presented in these unaudited pro forma consolidated financial statements. To the extent the amounts and estimated useful lives are different from those presented above, the unaudited pro forma consolidated financial statements could change significantly. For example:

(i)	If the amounts allocated to identifiable assets increase or decrease by $100 million (a 15% increase), annual amortization expense would increase or decrease by $6.7 million (assuming a 15 year weighted average life).

(ii)	If the weighted average life decreases from 15 years to 12 years (a 20% decrease) or increases to 20 years (a 25% increase), annual amortization expense would increase or decrease by $11.2 million (assuming no change to the amount allocated).

The unaudited pro forma statements have been prepared in accordance with SFAS 141, as it has been determined that it is more likely than not that the merger will close prior to December 31, 2008. In December 2007, the FASB issued Statement No. 141(R), “Business Combination” (SFAS 141R). These new standards will significantly change the accounting for, and reporting of, business combination transactions financial statements. SFAS 141R is required to be adopted simultaneously and are effective with the first quarter of 2009. If the merger does not close by December 31, 2008, the impact of these new pronouncements would significantly alter the accounting as provided in the pro forma statements. Under SFAS 141R, acquisition-related costs are not part of the purchase price allocation and, as a result, if SFAS 141R would apply, the impact to the pro forma statements would be to reduce the purchase price and the related goodwill by approximately $25.0 million. In addition, under SFAS 141R, the asset related to in-process research and development is treated as an indefinite-lived intangible asset and is capitalized, but is not subject to amortization until the merger is completed or abandoned. This would likely result in the pro forma statements including $70.0 million in additional intangible assets, which would be subject to amortization upon completion of the merger.

Note 3—Contingent Value Rights

The unaudited pro forma balance sheet as of March 31, 2008 includes an estimate of the fair value of the potential payments under the contingent value rights, or CVRs. Refer to other sections in this information statement/prospectus for a description of the CVRs. The fair value of $50.7 million was determined based on the average premium of the APP daily closing stock price above the purchase price of $23 for the last five business days through July 25, 2008, which was after the transaction was announced. The purchase accounting fair value of the CVR portion of the purchase consideration will be based on their market value at closing. Then, subsequent to the closing, the liability relating to the CVRs will be marked-to-market, with changes reflected in earnings. The maximum CVR payment is $6.00 per CVR or approximately $981.4 million in total based on the number of shares outstanding and the number of options and RSUs granted under the stock compensation plan that will vest in connection with the merger.

The unaudited pro forma balance sheet as of March 31, 2008, reflects a value of $0.31 per CVR or $50.7 million in the aggregate attributable to the CVRs to be issued in the merger. The value placed on the CVRs for purposes of these unaudited pro forma statements may not be indicative of the actual fair value of the CVRs or of the payment, if any, to be made at the end of the CVR measuring period or the value at which the CVRs will trade following the merger. The CVRs are unsecured obligations of FK Holdings and the CVR payments, acceleration payments, all other obligations under the CVR indenture and the CVRs and any rights or claims relating thereto are subordinated in right of payment to the prior payment in full of all senior obligations of FK Holdings. Senior obligations of FK Holdings include all principal, interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under, or with respect to, the senior credit facilities and, so long as the senior obligations are outstanding, the intercompany loans and other senior debt. With the financing arrangements expected to be entered into in connection with the merger, there would be approximately $3,900 million outstanding under credit facilities of Fresenius and its subsidiaries that would be senior to the obligations under the CVRs. In addition, if a default on FK Holdings’ senior obligations would occur as a result of the CVR payment, there is an existing payment default on FK Holdings’ senior obligations, the maturity of FK Holdings’ senior obligations is accelerated or in other circumstances, no CVR payment will be made, so long as such circumstance remains in effect.

Note 4—Pro Forma Adjustments

(1)	To record the estimated step-up of APP’s inventory attributable to fair value from book value to fair value in accordance with SFAS 141. The fair value step-up of inventory will result in a $57.1 million decrease in gross margins as the inventory is sold following the merger. This impact has not been reflected in the unaudited pro forma consolidated statements of operations because it is a material non-recurring charge that will be reflected in operations in the 12-month period following the merger.

(2)	To record the estimated fair value of the CVRs. See further discussion at Note 3—Contingent Value Rights.

(3)	To eliminate the historical goodwill and identifiable intangible assets of APP.

(4)	To record the estimated fair value of APP’s in-process research and development, which is immediately expensed under current U.S. GAAP. Because this expense is directly attributable to the merger and will not have a continuing impact, it is not reflected in the pro forma consolidated statements of operations.

(5)	To record the estimated $25 million in debt issuance costs to be incurred by FK Holdings on the acquisition debt and the deferred tax asset related to other transaction costs.

(6)	To record the pay-off of the current and long-term portions of debt outstanding under APP’s credit facility and the write-off of the related deferred financing costs. The fair market value of the interest rate swaps associated with the debt agreement have also been eliminated reflecting their pay-off.

(7)	To record the deferred taxes at the statutory rate arising from the differences between the bases of identifiable tangible and intangible assets for financial statement and income tax purposes.

(8)	To record the estimated fair value of identifiable intangible assets and the estimated residual value assigned to goodwill, which represents the difference between the purchase consideration and the fair value of the net tangible and intangible assets acquired.

(9)	To eliminate restricted stock plan liabilities as these liabilities were paid off at the time of the merger.

(10)	To reflect the pay down of acquisition debt resulting from cash available in excess of operating needs.

(11)	To reflect the elimination of historical amortization and amortization of identifiable intangible assets recorded in purchase accounting. New amortization is based on the estimated fair values and estimated weighted average useful lives assigned to these assets, approximately 15 years.

(12)	To eliminate the historical stockholders’ equity balances relating to APP.

(13)	To reflect the tax effect of the pro forma adjustments, principally related to interest expense and the amortization of identifiable intangible assets, at the combined company’s statutory tax rate of 38.25%. Because of the existence of net deferred tax liabilities, it is deemed reasonable to record a tax benefit on the pro forma pre-tax loss.

(14)	To reflect the initial equity of FK Holdings funded by Fresenius as part of this transaction.

(15)	To record the estimated debt to be incurred by FK Holdings to finance the transaction. FK Holdings expects total debt to approximate $3,879 million.

(16)	To eliminate the historical interest expense associated with APP’s pre-merger financing agreement and record the pro forma impact of interest expense and amortization of deferred financing costs associated with new debt agreements (estimated weighted average interest rate of 7.7%).

INFORMATION WITH RESPECT TO FK HOLDINGS BEFORE THE MERGER

Business and Operations of FK Holdings

FK Holdings is a newly formed Delaware limited liability company and an indirect wholly-owned subsidiary of Fresenius. FK Holdings was formed on July 2, 2008, and has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. Because FK Holdings has no assets, liabilities or operating history, no financial statements of FK Holdings are included herein. Following the merger, the assets and business of FK Holdings will consist exclusively of those of APP.

Legal Proceedings

As of the date of this information statement/prospectus, there were no pending legal proceedings to which FK Holdings was a party.

MANAGEMENT OF FK HOLDINGS AFTER THE MERGER

Current Management of FK Holdings

As of the date of this information statement/prospectus, FK Holdings is a Delaware limited liability company and an indirect wholly-owned subsidiary of Fresenius, managed by its sole member, Fresenius Kabi Aktiengesellschaft, which we refer to as Fresenius Kabi AG, a stock corporation organized under the laws of Germany and a direct wholly-owned subsidiary of Fresenius.

Anticipated Management of FK Holdings

It is anticipated that prior to completion of the merger, FK Holdings will be converted into a Delaware corporation. Following the conversion of FK Holdings into a Delaware corporation and completion of the merger, Fresenius Kabi AG will have the right to elect all of the members to FK Holdings’ board of directors. The following table sets forth information regarding the Fresenius personnel expected to be directors of FK Holdings upon the completion of the merger:

Name	Age
Ulf M. Schneider	42
Rainer Baule	59

Ulf M. (Mark) Schneider is the Chairman of the Management Board of Fresenius (the Chief Executive Officer). He joined the Fresenius group in November 2001 and served as Chief Financial Officer of Fresenius Medical Care AG before assuming his current position on May 28, 2003. Previously, he was Group Finance Director for Gehe UK plc., a pharmaceutical wholesale and retail distributor, in Coventry, United Kingdom. Ulf M. Schneider held several senior executive positions since 1989 with Gehe’s majority shareholder, Franz Haniel & Cie. GmbH, a diversified German multinational company. Ulf M. Schneider holds a Lic. oec. degree in Finance and Accounting, a Ph.D. in Economics from the University of St. Gallen and an MBA from Harvard University.

Rainer Baule joined the Management Board of Fresenius on June 1, 1997, and has been president and CEO of the Fresenius Kabi division and Chairman of the Management Board of Fresenius Kabi AG since May 7, 2001. From 1996 to 1997 he was CEO of EG&G Berthold, Bad Wildbad. Beginning in 1979 he held several leading positions in Germany and the U.S. at Carl Zeiss Group, Oberkochen, most recently as Executive Vice President of a division and as Member of the Zeiss Group Management. Rainer Baule started his professional career as a Management Partner of Komeg-Kontroll-Technik GmbH, Riegelsberg. He holds a degree in Commercial Engineering from TU Darmstadt.

Pursuant to the consulting agreement, Fresenius and FK Holdings have agreed to take all reasonable actions necessary to appoint Dr. Soon-Shiong as a director of FK Holdings from and after the effective date of the merger and to maintain such appointment until June 30, 2011.

Executive Officers of FK Holdings

It is anticipated that the board of FK Holdings, following the completion of the merger, will act in a supervisory manner vis-à-vis the management of APP. Consequently, FK Holdings currently does not intend to appoint any executive officers for FK Holdings.

Certain Relationships and Related Party Transactions

FK Holdings and APP will receive certain intercompany loans from other subsidiaries of Fresenius and will guarantee certain loans made to other subsidiaries with Fresenius described under “The Merger—Financing of the Merger.” In addition, Fresenius has executed an equity commitment letter in favor of FK Holdings as described under “Description of the CVRs—Equity Commitment Letter.”

LEGAL MATTERS

Skadden, Arps, Slate, Meagher & Flom (UK) LLP will pass upon the validity of the CVRs offered by this information statement/prospectus.

EXPERTS

The consolidated financial statements of APP appearing in APP’s Annual Report on Form 10-K for the year ended December 31, 2007, including the schedule appearing therein have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

APP files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document APP files at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room. The SEC maintains a website that contains reports, proxy statements and other information regarding APP. The address of the SEC website is http://www.sec.gov. You also may obtain free copies of the documents APP files with the SEC by going to the “Investor Relations” section of APP’s website, at http://www.apppharma.com. APP’s website address is provided as an inactive textual reference only. The information provided on APP’s website is not part of this information statement/prospectus, and it is not incorporated herein by reference.

Statements contained in this information statement/prospectus, or in any document incorporated by reference in this information statement/prospectus regarding the content of any contract or other document, are not necessarily complete, and each of these statements is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows APP to “incorporate by reference” into this information statement/prospectus documents it files with the SEC. This means that APP can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this information statement/prospectus, and later information that APP files with the SEC up to the date on which the merger is completed will update and supersede that information. You should rely only on the information contained in this information statement/prospectus and in the documents incorporated by reference into this information statement/prospectus. APP incorporates by reference the documents listed below and any documents filed by APP pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this information statement/prospectus and before the date the merger is consummated:

•	APP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	APP’s Quarterly Report on Form 10-Q for the period March 31, 2008; and

•	APP’s Current Reports on Form 8-K filed with the SEC on March 10, April 15, April 29, May 8, June 17, July 2, and July 7, 2008.

Any person, including any beneficial owner, to whom this information statement/prospectus is delivered may request copies of this information statement/prospectus and any of the documents incorporated by reference in this document or other information concerning APP, without charge, by written or telephonic request directed to APP Pharmaceuticals, Inc., 1501 East Woodfield Road, Suite 300 East, Schaumburg, Illinois 60173 Attention: Investor Relations, and on the “Investor Relations” section of APP’s website, at http://www.apppharma.com or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

Neither FK Holdings nor APP has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this information statement/prospectus or in any of the materials that are incorporated into this information statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this information statement/prospectus is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this information statement/prospectus does not extend to you. The information contained in this information statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

ANNEXES

Annex A: Agreement and Plan of Merger

Annex B: Form of Contingent Value Rights Agreement

Annex C: Written Consent and Voting Agreement

Annex D: Opinion of Goldman, Sachs & Co.

Annex E: Opinion of Lazard Frères & Co. LLC

Annex F: Delaware General Corporate Law—Section 262

I-A

Annex A

AGREEMENT AND PLAN

OF MERGER

DATED AS OF

JULY 6, 2008

AMONG

FRESENIUS SE,

FRESENIUS KABI PHARMACEUTICALS HOLDING, LLC,

FRESENIUS KABI PHARMACEUTICALS, LLC

AND

APP PHARMACEUTICALS, INC.

A-i

A-ii

EXHIBITS
Exhibit A	Equity Letter
Exhibit B	Form of CVR Indenture
Exhibit C	Amended and Restated Certificate of Incorporation of the Surviving Corporation
Exhibit D	Form of Tax Opinion Representation Letters and Form of Tax Opinion

A-iii

INDEX OF DEFINED TERMS

Acquisition Proposal	Section 6.4(a)
Affiliate	Section 3.12
Agreement	Preamble
Alternate Financing	Section 6.7(c)
Antitrust Division	Section 6.6(b)
Banks	Section 4.6
Board of Directors	Section 2.7(d)
Book-Entry Shares	Section 2.2(c)
Business Day	Section 2.2(a)
By-Laws	Section 3.1
Cash Consideration	Section 2.1(a)(ii)
Certificate of Incorporation	Section 1.3
Certificate of Merger	Section 1.2
Certificates	Section 2.1(a)(ii)
Closing	Section 2.8
Closing Date	Section 2.8
Code	Section 2.9
Common Stock	Section 2.1(a)(i)
Company	Preamble
Company Financial Advisors	Section 3.17
Company Financial Statements	Section 3.4(a)
Company Intellectual Property	Section 3.13(a)
Company Permits	Section 3.8
Company Related Agreements	Section 3.3(a)
Company SEC Documents	Section 3.4(a)
Company Stock Plan	Section 2.7(a)
Confidentiality Agreement	Section 6.5
Consent	Section 3.3(c)
Contract	Section 3.3(b)
control	Section 3.12
Credit Facility	Section 5.1(a)(vi)
CVR	Section 2.1(a)(ii)
CVR Certificate	Section 2.1(a)(ii)
CVR Indenture	Recitals
DGCL	Recitals
Disclosure Schedule	ARTICLE III
Dissenting Company Shares	Section 2.3
Effective Time	Section 1.2
Employee Benefit Plans	Section 3.10(a)
Environmental Laws	Section 3.11(c)
Environmental Liabilities	Section 3.11(c)
Equity Letter	Recitals
ERISA	Section 3.10(a)
ERISA Affiliate	Section 3.10(f)
Exchange Act	Section 3.3(c)
Exchange Fund	Section 2.2(b)
Excluded Company Shares	Section 2.1(a)(i)
Excluded Proposal	Section 8.1(d)
FDA	Section 3.18(a)(i)
Financing	Section 6.6(c)

A-iv

Financing Documents	Section 4.6
Fried Frank	Section 6.16(b)
FTC	Section 6.6(b)
Governmental Entity	Section 3.3(c)
GPO Agreement	Section 3.16
Hazardous Materials	Section 3.11(c)
Holdco	Preamble
HSR Act	Section 3.3(c)
Indemnified Parties	Section 6.3(b)
Indemnified Party	Section 6.3(b)
Information Statement/Prospectus	Section 2.2(a)
Intellectual Property	Section 3.13
IRS	Section 3.10(b)
knowledge of Parent	Section 9.14
knowledge of the Company	Section 9.14
Leased Real Property	Section 3.15(b)
Leases	Section 3.15(b)
Liens	Section 3.2(b)
Material Adverse Effect on the Company	Section 3.1
Material Contracts	Section 3.16
Material Employment Agreement	Section 3.10(a)
Merger	Recitals
Merger Consideration	Section 2.1(a)(ii)
NASDAQ	Section 6.2
Non-Competition Agreement	Recitals
Option	Section 2.7(a)
Options	Section 2.7(a)
Owned Real Property	Section 3.15(c)
Parent	Preamble
Parent Review Period	Section 6.4(c)
Paying Agent	Section 2.2(a)
Permitted Liens	Section 3.15(a)
Person	Section 9.13
Principal Stockholders	Recitals
Proceeding	Section 3.7
Real Property	Section 3.15(d)
Registration	Section 3.3(c)
Registration Statement	Section 2.2(a)
Regulatory Approvals	Section 3.18(a)(i)
Related Agreements	Recitals
Representatives	Section 6.4(a)
Restricted Stock	Section 2.7(d)
RSU	Section 2.7(b)
Sarbanes-Oxley Act	Section 3.4(c)
SEC	Section 3.4(a)
Securities Act	Section 3.3(c)
Securityholders	Section 2.2(b)
Separation and Distribution Agreement	Section 3.19
Solvent	Section 4.10
Spin-Off	Section 3.9(e)
Stockholder Approval	Section 7.1(a)
Sub	Preamble

A-v

Subsidiary	Section 9.12
Superior Proposal	Section 6.4(b)
Superior Proposal Notice	Section 6.4(c)
Surviving Corporation	Section 1.1
Tax	Section 3.9(e)
Tax Allocation Agreement	Section 3.9(b)
Tax Counsel	Section 6.16(b)
Tax Opinion	Section 6.16(b)
Tax Opinion Representation Letters	Section 6.16(b)
Tax Return	Section 3.9(e)
Taxes	Section 3.9(e)
Termination Date	Section 8.1(b)(i)
Transfer Taxes	Section 6.16(a)
Trust Indenture Act	Section 3.3(c)
Trustee	Recitals
U.S. GAAP	Section 3.1
Written Consent and Voting Agreement	Recitals

A-vi

Execution Version

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 6, 2008, by and among Fresenius SE, a societas europaea organized under the laws of Germany (“Parent”); Fresenius Kabi Pharmaceuticals Holding, LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of Parent (“Holdco”); and Fresenius Kabi Pharmaceuticals, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Holdco (“Sub”); and APP Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, Holdco, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of Parent, Holdco, Sub and the Company have approved a merger of Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have declared the Merger and this Agreement advisable;

WHEREAS, concurrently with the execution of this Agreement, Parent, Holdco, Sub and certain stockholders of the Company (the “Principal Stockholders”) are entering into a written consent and voting agreement of even date herewith (the “Written Consent and Voting Agreement”) pursuant to which such stockholders have agreed, subject to the terms thereof, to take specified actions in furtherance of the Merger, including executing and delivering written consents under Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which this Agreement and the Merger are adopted in accordance with Section 251(c) of the DGCL immediately following the execution and delivery of this Agreement;

WHEREAS, concurrently with the execution of this Agreement, (i) Parent and Dr. Patrick Soon-Shiong are executing and delivering a Non-Competition Agreement, which will become effective at the Effective Time (as defined below) (the “Non-Competition Agreement”), and (ii) Parent is executing and delivering to Holdco an equity commitment letter in favor of Holdco in substantially the form attached hereto as Exhibit A, (the “Equity Letter”). As of or prior to the Closing, Holdco and a trustee mutually agreeable to Holdco and the Company (the “Trustee”) will enter into a Contingent Value Rights Agreement in substantially the form attached hereto as Exhibit B (the “CVR Indenture”), together with the Non-Competition Agreement, the Equity Letter and the Written Consent and Voting Agreement (the “Related Agreements”); and

WHEREAS, contemporaneous with the Effective Time, Holdco will convert from a Delaware limited liability company into a Delaware corporation;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, at the Effective Time (as hereinafter defined), Sub shall be merged with and into the Company and the separate existence of Sub shall thereupon cease, and the Company, as the corporation surviving the Merger (the “Surviving Corporation”), shall by virtue of the Merger continue its corporate existence under the laws of the State of Delaware.

Section 1.2 Effective Time of the Merger. The Merger shall become effective at the date and time (the “Effective Time”) when the certificate of merger (the “Certificate of Merger”) shall have been duly executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such other time as is specified in the Certificate of Merger in accordance with the DGCL, which Certificate of Merger shall be filed on the Closing Date as soon as practicable following the Closing.

Section 1.3 Certificate of Incorporation. Subject to Section 6.3(a), the amended and restated certificate of incorporation of the Company (the “Certificate of Incorporation”) shall, by virtue of the Merger, be amended and restated to read in its entirety as set forth on Exhibit C and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended in accordance with its terms and as provided by law and this Agreement.

Section 1.4 By-laws. Subject to Section 6.3(a), the by-laws of the Company in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter changed or amended in accordance with their terms and as provided by law and this Agreement.

Section 1.5 Board of Directors and Officers. The managers of Sub and the officers of the Company in office immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation, in each case until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

Section 1.6 Effects of Merger. The Merger shall have the effects set forth in the DGCL.

ARTICLE II

CONVERSION OF SHARES

Section 2.1 Conversion of Shares.

(a) Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Holdco, Sub, the Company or any holders of shares of capital stock of the Company:

(i) Each outstanding share of common stock, par value $0.001 per share, of the Company (the “Common Stock”) that is held in the treasury of the Company and any shares of Common Stock owned by Parent, Holdco, Sub or any other wholly-owned subsidiary of Parent shall be canceled and no consideration shall be delivered in exchange therefor (such shares, the “Excluded Company Shares”).

(ii) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Company Shares and Dissenting Company Shares (as defined in Section 2.3)) shall be converted into the right to receive (1) an amount in cash, without interest, equal to $23.00 (the “Cash Consideration”), plus (2) a contingent value right (a “CVR”) issued by Holdco pursuant to the CVR Indenture ((1) and (2) together, the “Merger Consideration”). Each CVR issued pursuant to the CVR Indenture will be substantially in the form attached as Annex A to the CVR Indenture (the “CVR Certificate”). The CVR Certificates will be issued by Holdco pursuant to the CVR Indenture.

All such shares of Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate or certificates (the “Certificates”) representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

(b) All of the membership interests of Sub, issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, collectively be converted into and become at the Effective Time one thousand fully paid and nonassessable shares of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 2.2 Payment and Exchange of Certificates.

(a) Prior to the mailing of the information statement/prospectus to be included in the Registration Statement on Form S-4 to be filed by Holdco with the SEC (as defined in Section 3.4(a)) in connection with the Merger (such information statement/prospectus, together with any amendments or supplements thereto, the “Information Statement/Prospectus”, and such registration statement, together with any amendments, supplements and exhibits thereto, the “Registration Statement”), Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as paying agent hereunder (the “Paying Agent”) for the purpose of payment of the aggregate Merger Consideration to be paid to Securityholders (as defined in Section 2.2(b)) under this ARTICLE II. Parent and Holdco will enter into a paying agent agreement in form and substance reasonably acceptable to the Company at least two Business Days prior to the mailing to the stockholders of the Company the Information Statement/Prospectus. As used herein, “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

(b) At the Closing, Parent shall deposit, or cause to be deposited, with the Paying Agent (A) cash in an amount sufficient to pay the aggregate Cash Consideration and (B) the CVR Certificates representing the CVRs issuable pursuant to the CVR Indenture pursuant to Section 2.1(a)(ii) (such aggregate amount of Cash Consideration and the CVRs, the “Exchange Fund”) to which the holders (collectively, the “Securityholders”) of all shares of Common Stock (other than Excluded Company Shares and Dissenting Company Shares), Options and RSUs (each of Options and RSUs as defined in Section 2.7) become entitled under this ARTICLE II. The Paying Agent shall cause the Exchange Fund to be (i) held for the benefit of the Securityholders and (ii) promptly applied to making the payments provided for in this ARTICLE II. The Exchange Fund shall not be used for any purpose that is not provided for herein. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, commercial paper obligations receiving the highest rating from either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available), or a combination thereof. Any interest and other income resulting from such investments shall be kept in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the aggregate Cash Consideration to be paid to Securityholders as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments. Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of such funds) that remains undistributed to the Securityholders one year after the Effective Time of the Merger shall be delivered to Parent at such time. Thereafter, Securityholders shall look only to Parent (subject to the terms of this Agreement) as a general creditor for payment of the consideration payable to them under this ARTICLE II, without interest, upon the surrender of any Certificates held by them.

(c) As soon as practicable (but in any event within 2 Business Days) after the Effective Time, Parent shall cause the Paying Agent to mail to each stockholder of record of shares of Common Stock represented by Certificates, other than Excluded Company Shares: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent and shall be in a form reasonably agreed upon by Parent, Holdco and the Company prior to the Closing); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate (or delivery of such customary affidavits and indemnities with respect to a lost Certificate which the Paying Agent and/or the Company’s transfer agent may reasonably require) for cancellation to the Paying Agent after the Effective Time, together with such letter of transmittal duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1, and the Certificates so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes (as defined in Section 3.9(e)) required by reason of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing any Dissenting Company Shares or Excluded Company Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, and the number of CVRs into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1. As promptly as practicable after the Effective Time, the Paying Agent will mail to each holder of shares of Common Stock represented by book-entry on the records of the Company or the Company’s transfer agent (“Book-Entry Shares”), on behalf of the Company, other than Excluded Company Shares, a check in the amount of cash and CVR Certificates representing the number of CVRs into which such Book-Entry Shares have been converted pursuant to Section 2.1.

Section 2.3 Dissenting Company Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into the right to receive the Merger Consideration, and holders of such shares will be entitled to receive payment of the value of such shares determined in accordance with the applicable provisions of the DGCL. Notwithstanding the foregoing, if, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses its right to appraisal and payment under the DGCL, the shares of Common Stock held by such holder will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Upon the Company’s receipt of any notice of intent to demand payment in accordance with the provisions of the DGCL, or any withdrawal of such notice, the Company shall as promptly as reasonably practicable provide Parent with a copy of such notice. The Company shall not, except with the prior written consent of Parent or pursuant to a valid court order, make any payment with respect to any such election to dissent or offer to settle or settle any such election to dissent.

Section 2.4 No Further Ownership Rights in the Shares. From and after the Effective Time, the holders of shares of Common Stock which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided in this Agreement or by applicable law. All cash paid and all CVR Certificates issued upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Common Stock.

Section 2.5 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Common Stock outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, Certificates representing shares of Common Stock outstanding immediately prior to the Effective Time are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this ARTICLE II.

Section 2.6 Adjustments. If prior to the Effective Time there is a change in the number of shares of Common Stock as a result of a distribution, reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, reorganization, merger, subdivision, spin-off, issue tender or exchange offer, or other similar transaction, the Merger Consideration and any other payments to Securityholders based upon the Merger Consideration will be equitably adjusted to eliminate the effects of this event on the Merger Consideration and such other payments.

Section 2.7 Stock Options and RSUs.

(a) All options (individually, an “Option” and collectively, the “Options”) outstanding immediately prior to the Effective Time under any Company stock option or equity incentive plan (“Company Stock Plan”), whether or not then vested and exercisable, shall be canceled at the Effective Time and:

(i) each holder of an Option with a per share exercise price that is less than the Cash Consideration will be immediately entitled to receive, for each share of Common Stock subject to such Option, (A) an amount in cash equal to the excess of the Cash Consideration over the per share exercise price of such Option, without interest, and (B) one CVR; and

(ii) each holder of an Option with a per share exercise price that is equal to or greater than the Cash Consideration will be entitled, upon payout of the CVRs in accordance with their terms, to receive, for each share of Common Stock subject to such Option, an amount in cash, without interest, equal to the excess, if any, of (x) the Cash Consideration plus the amount of cash per CVR paid to the CVR holders in accordance with the terms of the CVR over (y) the per share exercise price of such Option.

For the avoidance of doubt, each holder of an Option with a per share exercise price that is greater than $29.00 shall not be entitled to receive any portion of the Merger Consideration.

(b) Each restricted stock unit (“RSU”) granted by the Company under any Company Stock Plan, which is outstanding immediately prior to the Effective Time, shall vest and become free of such restrictions as of the Effective Time, and the holders of RSUs will be entitled to receive, for each RSU, (i) cash, without interest, equal to the Cash Consideration and (ii) one CVR.

(c) Any such amounts representing Cash Consideration shall be paid by the Paying Agent promptly following the Effective Time from the Exchange Fund, and any CVR Certificates required to be distributed pursuant to this Section 2.7 shall be distributed by the Paying Agent, in each case in accordance with Section 2.2.

(d) Each Company Stock Plan and each Option and each RSU shall terminate as of the Effective Time, and any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock (or any interest convertible into or exchangeable for such capital stock) of the Company or any Subsidiary thereof shall be canceled as of the Effective Time, subject to the right of the holders of outstanding Options and RSUs to receive the consideration provided for in this Section 2.7. At or prior to the Effective Time, the Company’s board of directors (the “Board of Directors”) (or a committee thereof) will (a) adopt amendments to, or make determinations with respect to, the Company Stock Plans, individual agreements evidencing the grant of Options or any shares of restricted stock of the Company (“Restricted Stock”), RSUs and Employee Benefit Plans (as defined in 0(a)), if necessary, to implement the provisions of this Section 2.7 and (b) take all necessary action to terminate the Company Stock Plans and all grants of Options, Restricted Stock and RSUs.

Section 2.8 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, at 9:00 A.M. local time on the day which is no later than four Business Days after the day on which the last of the conditions set forth in ARTICLE VII (other than those that can only be fulfilled at the Closing) is fulfilled or waived, or at such other time and place as Parent and the Company shall agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 2.9 Withholding of Tax. Notwithstanding anything to the contrary in this Agreement, Parent, the Company, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of shares of Common Stock, RSUs or Options, such amounts as Parent, the Company, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Company, any Affiliate thereof, Parent or the Paying Agent, such withheld amounts shall be (a) paid over to the applicable Governmental Entity (as defined in Section 3.3(c)) in accordance with applicable law and (b) treated for all purposes of this Agreement as having been paid to the holder or participant, as the case may be, in respect of which such deduction and withholding was made by the Company, any Affiliate thereof, Parent or the Paying Agent, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company SEC Documents (as defined in Section 3.4(a)) filed or furnished to the SEC prior to the date of this Agreement or in the Disclosure Schedule (the “Disclosure Schedule”) delivered to Parent on the date of this Agreement (it being agreed that disclosure of any item on the Disclosure Schedule shall be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent from the face of such disclosure), the Company represents and warrants to each of Parent, Holdco and Sub as follows:

Section 3.1 Organization, Standing and Power. Each of the Company and its Subsidiaries (as defined in Section 9.12) is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires this qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have a Material Adverse Effect on the Company (as defined below). Prior to the date of this Agreement, the Company has made available to Parent a complete and correct copy of its Certificate of Incorporation and the Company’s by-laws (the “By-Laws”). For purposes of this Agreement, “Material Adverse Effect on the Company” means any change or effect, either individually or in the aggregate, that is materially adverse to the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, other than (a) any change or effect relating to local, regional, national or foreign political, economic or financial conditions or resulting from or arising out of developments or conditions in credit, financial, banking or securities markets (including any disruption thereof), including without limitation, those caused by acts of terrorism or war or armed hostilities (whether or not declared) or any material worsening of such conditions (except to the extent that such change or effect has a materially disproportionate adverse effect on the Company and its Subsidiaries as compared to other companies in the U.S. generic pharmaceutical industry), (b) any change or effect generally affecting any of the industries, geographic areas or business segments in which the Company and its Subsidiaries operate, including without limitation, any increase in the prices of raw materials, or any material worsening of such conditions (except to the extent that such change or effect has a materially disproportionate adverse effect on the Company and its Subsidiaries as compared to other companies in the U.S. generic pharmaceutical industry), (c) any change or effect resulting from any hurricane, earthquake or other natural disasters (except to the extent that such change or effect has a materially disproportionate adverse effect on the Company and its Subsidiaries as compared to other companies in the U.S. generic pharmaceutical industry), (d) any change in the share price or trading volume (as opposed to the facts underlying such change) of the Common Stock on the Nasdaq Global Market of the Nasdaq Stock Market, Inc., (e) any change in applicable law, rules or regulations (except to the extent that such change or effect has a materially disproportionate adverse effect on the Company and its Subsidiaries as compared to other companies in the U.S. generic pharmaceutical industry), (f) any change in U.S. generally accepted accounting principles (“U.S. GAAP”) or the interpretation thereof, (g) any failure, in and of itself (as opposed to the facts underlying such failure), to meet any budgets, plans, projections or forecasts of the Company’s revenue, earnings or other financial performance or results of operations, or any published financial forecasts or analyst estimates of the Company’s revenue, earnings or other financial performance or results of operations or any change in analyst recommendations, for any period, or (h) any change or effect attributable to the execution, performance or announcement of this Agreement (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, licensees, distributors, partners or employees, including without limitation, the loss or departure of officers or other employees of the Company or its Subsidiaries), or otherwise resulting from the pursuit of the consummation of the transactions contemplated hereby; provided, however, that with respect to each of (d) and (g), nothing in such clause shall prevent a determination that any underlying causes of such changes results in a Material Adverse Effect on the Company.

Section 3.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 350,000,000 shares of Common Stock and 6,000,000 shares of preferred stock, par value $0.001 per share, of the Company. As of the close of business on June 27, 2008, (i) 160,420,415 shares of Common Stock were issued and outstanding, (ii) no shares of preferred stock were outstanding and (iii) Options, issued pursuant to the Company Stock Plans, to purchase an aggregate of 2,767,230 shares of Common Stock were issuable upon exercise of then outstanding Options and (iv) 377,232 RSUs were outstanding. In addition to the shares of Common Stock referred to in clauses (i), (iii) and (iv), 26,927,295 shares of Common Stock were available for additional grants under the Company Stock Plans. All of the outstanding shares of Common Stock are validly issued and outstanding, fully paid and non-assessable. Except as otherwise set forth in this Section 3.2, as of the date of this Agreement, the Company has no (i) outstanding stock or securities convertible into or exchangeable for any shares of its equity securities, or any outstanding rights to subscribe for or to purchase any shares of its equity securities, or any outstanding options for the purchase thereof, (ii) any agreements providing for the issuance of any equity securities or any stock or securities convertible into or exchangeable for any equity securities of the Company or (iii) outstanding bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote. As of the date of this Agreement, the Company is not subject to any obligation to repurchase or otherwise acquire any shares of its equity securities or any convertible securities, rights or options of the type described in the preceding sentence (other than the acquisition of Options or RSUs upon the exercise, settlement or forfeiture thereof). From June 27, 2008 to the date of this Agreement, the Company has not (i) issued any shares of Common Stock except in connection with the conversion, exercise or settlement of any Options or RSUs and (ii) issued or granted any options, warrants or securities convertible into or exercisable for shares of its Common Stock.

(b) As of the date of this Agreement, all of the outstanding shares of capital stock or other equity securities of each Subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company free and clear of any pledges, liens, charges, mortgages, encumbrances and securities interests (“Liens”) (other than (i) Liens arising by operation of law or (ii) immaterial Liens). As of the date of this Agreement, there are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other arrangements to which the Company or any of its Subsidiaries is a party relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock or other equity securities of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding securities, instruments or agreements.

Section 3.3 Authority; Non-Contravention.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is or will be a party (the “Company Related Agreements”) and, subject to approval of this Agreement by the stockholders of the Company, to consummate the Merger and the transactions contemplated by this Agreement and the Company Related Agreements. The execution and delivery by the Company of this Agreement and the Company Related Agreements and the consummation by the Company of the Merger and the transactions contemplated by this Agreement and the Company Related Agreements have been duly authorized by all necessary corporate action on the part of the Company, subject to approval of this Agreement by the stockholders of the Company. The only vote of the stockholders of the Company necessary to approve this Agreement is the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the outstanding shares of Common Stock. This Agreement has been, and the Company Related Agreements have been or will be, duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent, Holdco and Sub, as applicable) constitute or will constitute legal, valid and binding obligations of the Company, that are enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles. The Board of Directors has adopted this Agreement and the Company Related Agreements, approved the execution of this Agreement and the Company Related Agreements, approved and declared advisable the Merger, and resolved to recommend approval of this Agreement by the holders of shares of Common Stock (subject to its right to change its recommendation in accordance with this Agreement).

(b) The execution and delivery of this Agreement and/or any of the Company Related Agreements does not, and the consummation of the Merger and compliance with the provisions hereof and thereof will not (i) conflict with, or result in any violation of, the Certificate of Incorporation or By-Laws of the Company, (ii) conflict with, or result in any violation of organizational documents of any of the Subsidiaries of the Company, (iii) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any agreement, note, bond, mortgage, indenture, lease or other contractual obligation (each a “Contract”) to which the Company or any of its Subsidiaries is a party or by which their respective properties and assets are bound, except for any such violation, breach, default or right of termination, cancellation or acceleration or Lien as to which requisite waivers or consents have been obtained or (iv) assuming that the Registrations and Consents set forth in Section 3.3(c) are duly and timely made or obtained and that Stockholder Approval (as defined in Section 7.1(a)) has been duly obtained, violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (iii) or (iv), any such conflict, violation, default, termination, cancellation, acceleration or Lien that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(c) No registration or filing with (each, a “Registration”), or authorization, consent or approval (each, a “Consent”) of, any domestic (federal or state), or foreign court, commission, governmental body, regulatory or administrative agency (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Company Related Agreements by the Company or the consummation by the Company of the Merger or the other transactions contemplated hereby or thereby, except for (i) compliance with applicable requirements and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) compliance with the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), and the rules of any national securities exchange, (iii) the qualification under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), of the CVR Indenture, if required by law, and (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (v) compliance with foreign laws relating to antitrust and anticompetition clearances, filings or notices, (vi) such as may be required in connection with the Taxes described in 0 and (vii) such other Consents or Registrations, the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.4 SEC Documents.

(a) Since January 1, 2007, the Company has filed with, or furnished to, the Securities and Exchange Commission (the “SEC”) all documents required to be filed or furnished by the Company under the Securities Act or the Exchange Act (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and as of their respective dates and except as amended or supplemented prior to the date hereof (or with respect to Company SEC Documents filed or furnished after the date hereof, except as amended or supplemented prior to the Closing Date), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent, Holdco, Sub or their respective Subsidiaries for inclusion in the Company SEC Documents. The audited consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the twelve months ended December 31, 2007, and the unaudited financial statements of the Company included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 (collectively, the “Company Financial Statements”), have been prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company and its Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments set forth therein).

(b) Since March 31, 2008, neither the Company nor any of its Subsidiaries has incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except liabilities, obligations or contingencies which (i) are reflected in the Company Financial Statements or the notes thereto, (ii) were incurred in the ordinary course of business and consistent with past practices, (iii) would not reasonably be expected to have a Material Adverse Effect on the Company, (iv) have been discharged or paid in full prior to the date hereof, or (v) are of a nature not required to be reflected on the consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with U.S. GAAP consistently applied.

(c) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made the certifications required by Rules 13a-14 and 15d-14 promulgated under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” have the meanings ascribed to those terms under the Sarbanes-Oxley Act.

(d) The Company and its Subsidiaries have designed internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that the Company files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

Section 3.5 Information Statement/Prospectus and Registration Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Information Statement/Prospectus at the time the Registration Statement becomes effective under the Securities

Act and at the time the Information Statement/Prospectus is mailed to stockholders of the Company, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent, Holdco or Sub for inclusion in any of such documents. The Information Statement/Prospectus and Registration Statement shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act.

Section 3.6 Absence of Certain Events. From March 31, 2008 to the date of this Agreement, (i) the Company and its Subsidiaries have operated their respective businesses in all material respects in the ordinary course of business, (ii) there has not occurred any event which has had a Material Adverse Effect on the Company and (iii) neither the Company nor any of its Subsidiaries has taken any actions which, if taken after the date of this Agreement, would be prohibited by Section 5.1(a)(i), (iii), (xiv), (xvii), (xviii), (xxi) or (xxii).

Section 3.7 Litigation. There is no material suit, action, arbitration, proceeding, claim, charge, regulatory or accrediting agency investigation, case or other proceeding (each, a “Proceeding”) pending or, to the knowledge of the Company (as defined in Section 9.14), threatened against the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any writ, judgment, injunction or decree that would reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.8 No Violation of Law. Neither the Company nor any of its Subsidiaries is in violation of, or has been given written notice of any violation of, any law, statute, order, rule, regulation, ordinance or judgment of any Governmental Entity, except for violations which would not reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, no investigation or review by any Governmental Entity is pending or threatened, other than those the outcome of which would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses in all material respects as presently conducted (collectively, the “Company Permits”), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which would not be reasonably expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries are not in violation of the terms of any Company Permit, except for delays in filing reports or violations which would not reasonably be expected to have a Material Adverse Effect on the Company. This Section 3.8 does not relate to matters which are the subject of Section 3.9, Section 3.10 or Section 3.11.

Section 3.9 Taxes.

(a) Except as would not be material to the Company, (i) the Company and its Subsidiaries have timely filed or have had timely filed on their behalf (taking into account extensions of time to file) all Tax Returns required to be filed by them, and such Tax Returns are true, complete and accurate in all material respects, (ii) the Company and its Subsidiaries have paid (or have had paid on their behalf) all Taxes due and payable with respect to such Tax Returns, except Taxes for which adequate reserves have been established in accordance with U.S. GAAP on the most recent financial statements of the Company or its Subsidiaries, (iii) the Company and its Subsidiaries have withheld or collected and have paid over to the appropriate Governmental Entities (or are properly holding for such payment) all Taxes required to be collected or withheld, (iv) neither the Company nor any of its Subsidiaries has received any written notice of any pending or ongoing audit, investigation, assessment, deficiency, or claim with respect to Taxes which remains unresolved, (v) there are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure or alleged failure to pay Taxes (other than Taxes not yet due and payable, or Taxes for which adequate reserves have been established in accordance with U.S. GAAP on the most recent financial statements of the Company or its Subsidiaries), (vi) neither the Company nor any of its Subsidiaries has incurred any liability for Taxes subsequent to the date of its most recent respective financial statements other than in the ordinary course of business, (vii) no claim has been received by the Company or its Subsidiaries from any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction, (ix) with the exception of the affiliated group of which the Company is the parent within the meaning of Section 1504 of the Code and except pursuant to the Tax Allocation Agreement and the Separation and Distribution Agreement, neither the Company nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group filing a consolidated federal income Tax Return or (B) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of law), as a transferee or successor, by contract or otherwise, (x) neither the Company nor any of its Subsidiaries is a party to, has participated in, or is currently participating in, a “tax shelter” or “listed transaction” as defined in Section 6111 of the Code or a “reportable transaction” within the meaning of Treas. Reg. §1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign law, (xi) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (A) change in the method of accounting for a taxable period ending on or prior to the Effective Time; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed prior to the Effective Time; (C) installment sale or open transaction disposition made prior to the Effective Time; or (D) prepaid amount received prior to the Effective Time, and (xii) the Company is not now, nor has it ever been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b) Except pursuant to (i) that certain Tax Allocation Agreement entered into by the Company, APP Pharmaceuticals, LLC, New Abraxis, Inc. and Abraxis BioScience, LLC and dated November 13, 2007 (the “Tax Allocation Agreement”), and (ii) the Separation and Distribution Agreement (as defined below), neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity (other than the Company or any of its Subsidiaries) under which the Company or any of its Subsidiaries could have material liability for Taxes after the Closing.

(c) Without regard to the execution of this Agreement and the consummation of the transactions contemplated by this Agreement and the Related Agreements, the Spin-Off qualified for nonrecognition treatment under Sections 355(a) and 361(c) of the Code. The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 or Section 361 of the Code) in a distribution of stock purported to or intended to be governed by Section 355 or Section 361 of the Code in any transaction other than the Spin-Off.

(d) None of the Tax Returns of the Company or any of its Subsidiaries contains any position that is, or would be, subject to material penalties under Section 6662 of the Code (or any corresponding provisions of state, local, or foreign Tax law).

(e) For purposes of this Agreement, (i) “Tax” or “Taxes” shall mean, with respect to any country, any and all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative, add-on, minimum or estimated tax or other tax of any kind whatsoever, including any amounts for which there is liability to any Governmental Entity in respect of any law relating to escheat or unclaimed property, and also including any interest, penalty, or addition thereto, imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign); (ii) “Tax Return” shall mean any federal, state, local and foreign report, form, declaration, return, information return, claim for refund, or statement relating to Taxes, including estimated Tax Returns and reports, withholding Tax returns and reports, information returns and reports, and any schedules or attachments thereto, and including any amendments thereof filed or required to be filed with respect to Taxes, and (iii) “Spin-Off” means the distribution by the Company to the Company’s stockholders, on November 13, 2007, of all of the issued and outstanding shares of Abraxis BioScience, Inc. common stock.

Section 3.10 Employee Benefit Plans; ERISA.

(a) 0 of the Disclosure Schedule includes a complete list of (i) each material employee benefit plan, program or policy providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA, but excluding any plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy (collectively, the “Employee Benefit Plans”) (but excluding, for all purposes of this Agreement other than Section 3.10(i) and Section 6.9 hereof, any Employee Benefit Plan that is primarily subject to the laws of any jurisdiction outside of the United States) and (ii) each employment and severance agreement pursuant to which the Company or any of its Subsidiaries has or would have any obligation to provide compensation and/or benefits in an amount or having a value in excess of $125,000 per year or $500,000 in the aggregate (each, a “Material Employment Agreement”).

(b) With respect to each Employee Benefit Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) all plan documents and trust agreements; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the United States Internal Revenue Service (the “IRS”), if any. The Company has delivered or made available to Parent a true, correct and complete copy of each Material Employment Agreement.

(c) The Company has, or has applied for, a determination letter with respect to each Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code, and the trust maintained pursuant thereto has been determined to be so qualified and exempt from federal income taxation under Section 501 of the Code by the IRS, and to the knowledge of the Company, nothing has occurred with respect to the operation of any such Employee Benefit Plan that would reasonably be expected to cause the loss of such qualification or exemption from Tax that cannot be corrected without material liability.

(d) Except as would not reasonably be expected to have a Material Adverse Effect on the Company (i) each Employee Benefit Plan and each Material Employment Agreement has been administered, in all respects, in accordance with its terms and the applicable provisions of ERISA, the Code and other applicable laws and (ii) neither the Company nor any of its Subsidiaries has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject the Company or any of its Subsidiaries to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) constitute an event under an Employee Benefit Plan or Material Employment Agreement that will result in, cause the accelerated vesting, funding or delivery of, or increase in any material respect the amount or value of, any material payment or material benefit (including, without limitation, severance, unemployment compensation, forgiveness of indebtedness or otherwise) to any employee, officer or director of the Company or any of its Subsidiaries or (ii) cause any material amount to fail to be deductible under Code Sections 280G or 4999.

(f) No Employee Benefit Plan is subject to Title IV of ERISA. Neither the Company nor any trade or business (whether or not incorporated) under common control with the Company or any of its Subsidiaries and which, together with the Company or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) made, or was required to make, any material contributions to any plan subject to Title IV of ERISA during the five-year period ending on the last day of the most recent plan year ended prior to the Effective Time. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, no liability under Title IV or Section 302 of ERISA has been incurred by the Company or an ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk of such liability. No Employee Benefit Plan is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA).

(g) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code and the regulations and other authoritative guidance thereunder, except as would not be reasonably expected to have a Material Adverse Effect on the Company.

(h) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, each Employee Benefit Plan and each Material Employment Agreement that is maintained pursuant to the laws of a country other than the United States is in compliance with all such applicable laws, including relevant laws with respect to Taxes and the requirements of any trust deed under which such Employee Benefit Plan or Material Employment Agreement is established.

(i) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, nor does the Company know of any activities or proceedings of any labor union to organize any such employees; (ii) within the past three years there have been no, nor does the Company have any knowledge of any threatened, strikes, slowdowns, work stoppages, lockouts or material labor disputes, by or with respect to any employees of the Company or its Subsidiaries; and (iii) neither the Company nor any Subsidiary is engaged in any material unfair labor practice, as defined in the National Labor Relations Act or other applicable legal requirements.

(j) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and each Company Subsidiary are and have been in compliance with all applicable legal requirements and regulations respecting employment and terms and conditions of employment, including, but not limited to, discrimination and harassment, termination of employment, wages, hours, overtime classification, occupational safety and health, employee whistle-blowing, immigration, employee privacy, mass layoffs and plant closures and classification of employees, consultants and independent contractors.

Section 3.11 Environmental Matters.

(a) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries are, and have been, in compliance with all applicable Environmental Laws (as defined in Section 3.11(c)), (ii) there are no pending or, to the knowledge of the Company, threatened, Proceedings under or pursuant to Environmental Laws against the Company or any of its Subsidiaries or, to the knowledge of the Company, any other Person whose Environmental Liabilities the Company or any of its Subsidiaries has or may have retained or assumed by contract or operation of law, or involving any real property currently or, to the knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries; and (iii) the Company and its Subsidiaries and, to the knowledge of the Company, Persons whose Environmental Liabilities the Company or any of its Subsidiaries has or may have retained or assumed by contract or operation of law are not subject to any Environmental Liabilities, and there are no actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release or presence of any Hazardous Material (as defined in Section 3.11(c)) which could form the basis of any such Environmental Liability.

(b) The Company has delivered to or otherwise made available for inspection by Parent true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by the Company pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, or regarding the Company’s or its Subsidiaries’ compliance with applicable Environmental Laws.

(c) As used herein, “Environmental Laws” means any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, and requirements of any Governmental Entity, and any and all common law, rules and bases of liability regulating, relating to or imposing liability or standards of conduct, in each case, concerning pollution, Hazardous Materials or protection of human health or safety, or the environment, and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 33 U.S.C. Section 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. (but solely as it relates to the exposure of Hazardous Materials) and the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, “Environmental Liabilities,” with respect to any Person, means any and all liabilities of or relating to such Person (including any entity which is, in whole or in part, a predecessor of such Person), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which arise under or relate to the presence, release or threatened release of any Hazardous Materials at any location or which otherwise arise under or relate to matters covered or regulated by, or for which liability is imposed under, Environmental Laws, including without limitation, the alleged violation of any Environmental Law. As used in this Agreement, “Hazardous Materials” means all substances defined in, regulated under or for which liability is imposed by Environmental Laws, including hazardous substances, Oils, Pollutants or Contaminants as defined in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, asbestos, mold, polychlorinated biphenyls and radioactive materials.

Section 3.12 Affiliate Transactions. As of the date of this Agreement, there are no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Company’s Affiliates (other than wholly-owned Subsidiaries of the Company) or other Persons (as defined in Section 9.13), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. For purposes of this Agreement, the term “Affiliate” when used with respect to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in the definition of Affiliate the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Section 3.13 Intellectual Property. For purposes of this Agreement, “Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents; (ii) trademarks, service marks, trade dress, trade names and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights; (iv) registrations and applications for any of the foregoing; and (v) trade secrets. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

(a) Section 3.13(a) of the Disclosure Schedule sets forth a true, correct, and complete list of all U.S. and foreign (i) issued patents and patent applications, (ii) trademark registrations and applications and material unregistered trademarks, (iii) copyright registrations and applications and material unregistered copyrights, and (iv) software, in each case that is owned or purported to be owned by the Company or its Subsidiaries. The Company or its Subsidiaries own all right, title and interest in the Intellectual Property listed on Section 3.13(a) of the Disclosure Schedule (such Intellectual Property, the “Company Intellectual Property”).

(b) Except as set forth in Section 3.13(b) of the Disclosure Schedule:

(i) The Company owns, or has a valid right to use, free and clear of all Liens, all Company Intellectual Property;

(ii) The conduct of the Company’s and its Subsidiaries’ business (including the products and services of the Company) as currently conducted does not infringe, misappropriate, or otherwise violate any third party’s rights in Intellectual Property, and no third party has asserted or threatened to assert a claim of such infringement, misappropriation, or violation in the past three years against the Company;

(iii) To the knowledge of the Company, no third party is infringing, misappropriating, or otherwise violating any Company Intellectual Property, and the Company has not asserted or threatened to assert a claim of such infringement, misappropriation, or violation in the past three years against any third party; and

(iv) The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own any of the Company Intellectual Property as owned in the conduct of the business of the Company and its Subsidiaries as currently conducted.

(c) The Company and its Subsidiaries have taken commercially reasonable actions to maintain and preserve the Company Intellectual Property.

Section 3.14 Takeover Statutes. The Company has taken all action necessary such that the restrictions contained in Section 203 of the DGCL do not apply to the Merger, this Agreement and the transactions contemplated hereby; provided, however, that, for purposes hereof, Parent, Holdco and Sub hereby specifically represent and warrant to the Company that neither of them is an “interested stockholder” in the Company, as such term is defined in Section 203 of the DGCL.

Section 3.15 Title to Properties; Assets/Services.

(a) The Company and its Subsidiaries have in all material respects good and marketable title to, or a valid leasehold interest, license or easement in all of the Owned Real Property (as defined below) and all of the Leased Real Property (as defined below) and all of their personal properties as reflected in the most recent balance sheet included in the Company Financial Statements, except for personal properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all Liens of any nature whatsoever, except (a) Liens for current Taxes, payments of which are not yet delinquent or for which adequate reserves have been established in accordance with U.S. GAAP on the books and records of the Company; (b) mechanics’, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or that are being contested in good faith and by appropriate proceedings; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature incurred in the ordinary course of business; or (e) such imperfections in title and easements and encumbrances as are not substantial in character, amount or extent and do not, or would not reasonably be expected to, materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company’s or such Subsidiary’s business operations (in the manner presently carried on by the Company or such Subsidiary) (the “Permitted Liens”).

(b) Leased Real Property. Section 3.15(b)(i) of the Disclosure Schedule contains a list of all leases, subleases, licenses, occupancy use or other similar agreements to which the Company or any of its Subsidiaries is a party as of the date of this Agreement which are individually or in the aggregate material to the Company’s business on a consolidated basis (including, without limitation, any amendment or modification thereof or assignment thereof, the “Leases”) pursuant to which the Company or any of its Subsidiaries leases real property as tenant (the “Leased Real Property”). The Company has made available to Parent a true and complete copy of each of the Leases. Except as set forth in Section 3.15(b)(ii) of the Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, with respect to each of the Leases, (i) such Lease is in full force and effect and constitutes a legal, valid and binding obligation of the Company or its applicable Subsidiary and, to the knowledge of the Company, the other parties thereto, and (ii) there are no defaults (or any conditions or events that, after notice or the lapse of time or both, would constitute a default) under such Lease. The Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under the Leases in all material respects.

(c) Owned Real Property. Section 3.15(c) of the Disclosure Schedule contains a list of all real property owned by the Company or any of its Subsidiaries as of the date of this Agreement (the “Owned Real Property”). Either the Company or one of its Subsidiaries is in possession of the Owned Real Property that is used in the operation of the business of the Company.

(d) Real Property. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, with respect to the Leased Real Property and the Owned Real Property (together, the “Real Property”): (i) there are no pending or, to the knowledge of the Company, threatened condemnation proceedings or threatened litigation, claims, actions, suits, proceedings, investigations or administrative actions relating to such Real Property; (ii) there are no outstanding options or rights of first refusal to purchase the Real Property; (iii) such Real Property is in compliance with the terms and provisions of any restrictive covenants, easements, agreements or zoning requirements affecting such Real Property; and (iv) the Company has made available to Parent, to the extent in the Company’s possession or control, complete and accurate copies of all title insurance policies; deeds; surveys; environmental assessment and similar reports; and leases, subleases, licenses, occupancy, use or other agreements (including any amendments or modifications thereto) granting to any other party the right of use or occupancy of any portion of such Real Property. No real property, other than the Real Property, is necessary for the Company and its Subsidiaries in connection with the operation of its business in the ordinary course as conducted as of the date hereof.

Section 3.16 Material Contracts. The Company has furnished to Parent all Material Contracts. All such Material Contracts are valid and in full force and effect and enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles, except to the extent that (i) they have previously expired or otherwise terminated in accordance with their terms or (ii) the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any counterparty to any such Material Contract, has materially violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Material Contract. No Material Contract has been amended or modified prior to the date of this Agreement, except for such amendments or modifications which have been filed or furnished as an exhibit to a subsequently filed or furnished Company SEC Document, or which are not otherwise required to be filed or furnished to the SEC prior to the date of this Agreement. Section 3.16 of the Disclosure Schedule lists the following contracts, agreements and other commitments to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party or by which any of their respective assets or properties are bound (collectively, the “Material Contracts”): (a) “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) to which it or its Subsidiaries are a party that were required to be filed with or furnished to the SEC prior to the date of this Agreement; (b) any contract or agreement for the purchase of active pharmaceutical ingredients from any supplier to the Company and/or any of its Subsidiaries that involves future payments by the Company of $5,000,000 or more on an annual basis; (c) any contract or agreement with a group purchasing organization for the sale by the Company or any of its Subsidiaries of pharmaceutical products or similar agreement for the sale by the Company of products, in each case under which the Company and its Subsidiaries reasonably expect to generate annual net revenues in excess of $25,000,000 (“GPO Agreement”); (d) any contract or agreement evidencing indebtedness for borrowed money of the Company; (e) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the Company’s ability to compete in any line of business, or with any Person in any geographical area; or (f)  any contract, agreement or arrangement to allocate, share or otherwise indemnify for Taxes.

Section 3.17 Opinion of Financial Advisors. The Company’s financial advisors, Goldman, Sachs & Co. and Lazard, Frères & Co. (the “Company Financial Advisors”), have each delivered to the Board of Directors of the Company (and the Special Committee thereof) an opinion, to the effect that, as of the date of this Agreement, the consideration to be received by the holders of shares of Common Stock in the Merger is fair to such holders (other than the Principal Stockholders) from a financial point of view.

Section 3.18 Pharmaceutical Matters.

(a) Except as set forth in Section 3.18 of the Disclosure Schedule: or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

(i) The Company and its Subsidiaries possess all permits, licenses, registrations, approvals, certificates, consents and other authorizations, issued by the appropriate Governmental Entity (“Regulatory Approvals”) necessary to conduct the business of the Company and its Subsidiaries in substantial compliance with the laws and regulations of the United States Food and Drug Administration (the “FDA”), the United States Drug Enforcement Administration, and/or any other Governmental Entity. The Company’s and its Subsidiaries’ products are and have been in compliance with all applicable laws, rules, regulations and orders of the FDA or any other Governmental Entity;

(ii) There are no, and have not been, any inspection reports, warning letters, notices of adverse findings, or similar documents that assert lack of substantial compliance with any applicable laws, rules, regulations, orders, injunctions, decrees or regulatory requirements of the FDA or any other Governmental Entity that have not been fully resolved to the satisfaction of that Governmental Entity. Neither the Company nor its Subsidiaries have knowledge of any pending regulatory action, investigation or inquiry of any sort (other than non-material routine or periodic inspections or reviews) against the Company or its Subsidiaries, their products, and, to the knowledge of the Company and its Subsidiaries, there is no reasonable basis for any such adverse regulatory action, investigation or inquiry to occur. No product has been recalled, suspended or discontinued nor have there been any warnings, notifications or safety alerts conducted or issued by the Company or its Subsidiaries, the FDA, or any other Governmental Entity pertaining to the Company or its Subsidiaries, or any of their products, and there is no reasonable basis for believing any of the foregoing will occur;

(iii) To the knowledge of the Company and its Subsidiaries, there are no facts or circumstances that could reasonably be construed as indicating that marketing approval for any of the Company’s or its Subsidiaries’ products will be withdrawn or that the Company or its Subsidiaries will not obtain approval for any products currently pending approval by the FDA or any Governmental Entity;

(iv) No criminal, injunctive, seizure, debarment or civil penalty actions have at any time been commenced or threatened by any Governmental Entity against the Company or its Subsidiaries, nor, to the knowledge of the Company and its Subsidiaries, any of their respective officers, key employees, agents or subcontractors, and there are no consent decrees (including plea agreements) or similar actions to which the Company or its Subsidiaries are bound or which relate to their products; and

(v) The Company’s business has been operated in accordance with all applicable, state and federal, statutes, rules, and regulations in the United States and foreign countries with respect to the marketing, sale, pricing, price reporting, and reimbursement of prescription drug products, including without limitation the provisions of the Federal False Claims Act, 31 U.S.C. §3729 et seq., the Medicaid Prescription Drug Rebate statute, 42 U.S.C. § 1396r-8, the federal health care program anti-kickback statute, 42 U.S.C. § 1320a-7b(b), and all applicable regulations thereunder.

(b) The Company and its Subsidiaries have made available to Parent at the Company’s offices complete and accurate copies of all material Regulatory Approvals, and all supplements and amendments thereto, which are required for the investigation, manufacture, marketing, storage, import, export, distribution, sale and use of the Company’s and its Subsidiaries’ products, including, but not limited to, annual reports, serious adverse event reports, other pharmacovigilance reports and data, and all other material regulatory communications, documents and other information submitted or received from the FDA or any other Governmental Entity relating to the Company and its Subsidiaries, the conduct of their business, or their products and services.

Section 3.19 Consummation of the Spin-Off. Except as set forth in Section 3.19 of the Disclosure Schedule, the Company has taken, and has caused the relevant Company Subsidiaries to take, all actions, and has done, or caused to be done, all things necessary, proper and advisable to consummate the Spin-Off as contemplated by that certain Separation and Distribution Agreement entered into by the Company, APP Pharmaceuticals, LLC, Abraxis BioScience, LLC and New Abraxis, Inc. and dated November 13, 2007 (the “Separation and Distribution Agreement” ) including effecting all transfers of material assets (including Intellectual Property (as defined in Section 3.13)), liabilities, businesses and employees and the distributions, dissolutions and divestitures required pursuant to the terms of such agreement.

Section 3.20 Insurance. The Company maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance). All of the Company’s material insurance policies that cover any part of the Company’s business are in all material respects in full force and effect, and the Company is not in material default of its obligations under any such policy, nor has the Company received any notice of denial of coverage or cancellation.

Section 3.21 Brokers and Finders. The Company has not entered into any Contract, arrangement or understanding with any Person which may result in the obligation of the Company to pay any investment banking fees, finder’s fees, brokerage or agent commissions or other like payments in connection with the Merger, other than fees payable to the Company Financial Advisors.

Section 3.22 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this ARTICLE III, each of Parent, Holdco and Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company, any of its Subsidiaries or their respective businesses or any other matter or with respect to any other information provided or made available to Parent, Holdco or Sub, and that all such representations and warranties, other than the representations and warranties of the Company expressly contained in this ARTICLE III, are expressly disclaimed. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Holdco, Sub or any other Person relating to or resulting from the distribution to Parent, Holdco and Sub, or use by Parent, Holdco and Sub of, any such information, including any information, documents, projections, forecasts or other material made available to Parent, Holdco and Sub in a “data room” or “virtual data room”, confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement, except that the foregoing limitations shall not (a) apply to the Company to the extent the Company makes the specific representations and warranties set forth in this ARTICLE III, but always subject to the limitations and restrictions contained herein, or (b)  preclude Parent, Holdco or Sub from seeking any remedy for fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, HOLDCO AND SUB

Parent, Holdco and Sub, jointly and severally, represent and warrant to the Company as follows:

Section  4.1 Organization, Standing and Power. Each of Parent, Holdco and Sub is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, financial condition or results of Parent, Holdco and Sub or which would prevent or materially delay consummation of the Merger. Prior to the date of this Agreement, Parent has made available to the Company complete and correct copies of Parent’s, Holdco’s and Sub’s organizational documents (which have not been amended since the date on which they were provided to the Company).

Section 4.2 Operations of Holdco. All of the issued and outstanding membership interests of Holdco are, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Holdco was formed solely for the purpose of effecting the Merger. Holdco has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.3 Operations of Sub. All of the issued and outstanding membership interests of Sub are, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Sub was formed solely for the purpose of effecting the Merger. Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.4 Authority; Non-Contravention.

(a) Each of Parent, Holdco and Sub has the requisite power and authority to enter into this Agreement and the Related Agreements to which it is or will be a party and to consummate the Merger and the transactions contemplated by this Agreement and such Related Agreements. The execution and delivery of this Agreement and the Related Agreements to which Parent, Holdco or Sub is or will be a party by each of Parent, Holdco and/or Sub, as applicable, and the consummation by Parent, Holdco and Sub of the Merger and the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of each of Parent, Holdco and Sub, respectively. This Agreement has been, and the Related Agreements to which Parent, Holdco or Sub is or will be a party has been or will be, duly executed and delivered by each of Parent, Holdco and/or Sub, as applicable, and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes or will constitute a legal, valid and binding obligation of Parent, Holdco and/or Sub, as applicable, enforceable against Parent, Holdco and/or Sub, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles. No vote or approval of the stockholders of Parent is required in connection with the execution, delivery or performance by Parent, Holdco and Sub of their obligations hereunder or for the consummation of the Merger.

(b) The execution and delivery of this Agreement and the Related Agreements does not, and the consummation of the Merger and compliance with the provisions hereof and thereof will not, (i) conflict with, or result in any violation of, the charter or by-laws of Parent or any of its Subsidiaries, (ii) conflict with, or result in any violation of the organizational documents of Parent or any of its Subsidiaries, (iii) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any Contract to which Parent or any of its Subsidiaries is a party or by which their respective properties and assets are bound, except for any such violation, breach, default or right of termination, cancellation or acceleration or Lien as to which requisite waivers or consents have been obtained or (iv) assuming that the Registrations and Consents set forth in this Section 4.4(b) are duly and timely made or obtained, violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such conflict, violation, default, termination, cancellation, acceleration or Lien that, individually or in the aggregate, would not reasonably be expected to materially impair the ability of Parent, Holdco and/or Sub to perform their obligations hereunder or under the Related Agreements or prevent or materially delay the consummation of the Merger or any of the other transactions contemplated hereby or thereby. No Consents of, or Registrations with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent, Holdco or Sub or is necessary for the consummation of the Merger and the other transactions contemplated hereby and by the Related Agreements, except for (i) compliance with applicable requirements and filings under the HSR Act,

(ii) compliance with the provisions of the Exchange Act and the Securities Act, (iii) the qualification under the Trust Indenture Act of the CVR Indenture, if required by law, (iv) the filing of the Certificate of Merger with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (v) compliance with foreign laws relating to antitrust and anticompetition clearances or notices, (vi) such as may be required in connection with the Taxes described in 0, and (vii) such other Consents or Registrations the failure of which to be obtained or made would not, individually or in the aggregate, materially impair the ability of Parent, Holdco and Sub to perform their obligations hereunder or under the Related Agreements or prevent or materially delay the consummation of the Merger or any of the other transactions contemplated hereby or thereby.

Section 4.5 Information Statement/Prospectus and Registration Statement. None of the information supplied or to be supplied by Parent or any of its Subsidiaries for inclusion or incorporation by reference in the Registration Statement or the Information Statement/Prospectus at the time the Registration Statement becomes effective under the Securities Act and at the time the Information Statement/Prospectus is mailed to stockholders of the Company will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent, Holdco or Sub with respect to information supplied by the Company for inclusion or incorporation by reference in any of such documents.

Section  4.6 Availability of Funds. Parent shall have available at the Closing sufficient funds to pay the Cash Consideration in respect of all of the then outstanding shares of Common Stock, pay all amounts payable at the Closing in respect of then outstanding Options and RSUs, refinance the indebtedness of the Company and its Subsidiaries and pay all fees, expenses and other amounts payable by the Company and its Subsidiaries in connection with the Merger. Parent expressly agrees and acknowledges that its obligations hereunder, including its, Holdco’s and Sub’s obligations to consummate the Merger, are not subject to, or conditioned on, Parent’s, Holdco’s or Sub’s receipt of financing. True, correct and complete copies of the debt and equity financing documents dated prior to or as of the date of this Agreement from Deutsche Bank AG, JPMorgan Chase Bank, N.A. and Credit Suisse (collectively, the “Banks”) (as such financing documents may be modified or replaced, the “Financing Documents”) pursuant to which the Banks have committed, subject to the terms and conditions set forth therein, to provide, either directly or through their respective Affiliates, equity and debt financing necessary to consummate the Merger, have been provided to the Company. The Financing Documents have been fully executed and delivered by the Banks and, when executed by Parent, which will occur immediately after the execution and delivery of this Agreement, will be valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a preceding in equity or at law). As of the date of this Agreement, to the knowledge of Parent, no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Financing Documents by Parent and the commitments contained in the Financing Documents have not been withdrawn or rescinded. Parent has no knowledge of any facts or circumstances that are reasonably likely to result in (i) any of the conditions set forth in the Financing Documents not being satisfied or (ii) the funding contemplated in the Financing Documents not being made available to Parent on a timely basis in order to consummate the transactions contemplated by this Agreement and any refinancing of the indebtedness of the Company and its Subsidiaries necessary in connection with the transactions contemplated by this Agreement. None of the Financing Documents have been amended or modified and no such amendment or modification is contemplated except to the extent required to reflect the appointment of Appointees (as defined in the Financing Documents) on the terms thereof, or to allow for the accession of other reputable banks as co-lead underwriters, co-mandated lead arrangers and co-bookrunners to the Financing Documents on the same terms and conditions as the Banks. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Documents that are payable on or prior to the execution thereof. There are no conditions or other contingencies related to the funding in full of the Financing contemplated by the Financing Documents other than as set forth therein.

Section 4.7 Litigation. There is no Proceeding pending or, to the knowledge of Parent (as defined in Section 9.14), threatened against Parent, Holdco or Sub or any of their Subsidiaries or any property or asset of Parent, Holdco or Sub or any of their respective Subsidiaries which, individually or in the aggregate, would reasonably be expected to materially impair the ability of Parent, Holdco or Sub to perform their obligations hereunder or under the Related Agreements or prevent or materially delay the consummation of the Merger or any of the other transactions contemplated hereby or by the Related Agreements. Neither Parent, Holdco nor Sub is subject to any writ, judgment, injunction or decree which, individually or in the aggregate, would reasonably be expected to materially impair the ability of Parent, Holdco or Sub to perform their obligations hereunder or under the Related Agreements or prevent or materially delay the consummation of the Merger or any of the other transactions contemplated hereby or by the Related Agreements.

Section 4.8 Brokers and Finders. No broker, investment banker or other Person, other than Deutsche Bank AG, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Holdco or Sub.

Section 4.9 Access to Information; Disclaimer. In connection with the investigation by Parent, Holdco and Sub of the Company and its Subsidiaries, Parent, Holdco and Sub have received or may receive from the Company and/or its Subsidiaries certain projections, forward-looking statements and other forecasts and certain business plan information. Each of Parent, Holdco and Sub acknowledges that the Company makes no representation or warranty (express or implied) with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans). Parent, Holdco and Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that each of Parent, Holdco and Sub is familiar with such uncertainties, that each of Parent, Holdco and Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Parent, Holdco and Sub shall have no claim against anyone with respect thereto.

Section 4.10 Solvency. As of the Effective Time, assuming satisfaction of the conditions to Parent’s, Holdco’s and Sub’s obligations to consummate the Merger, or waiver of such conditions, and after giving effect to all of the transactions contemplated by this Agreement, including without limitation the Financing (as defined in Section 6.6(c)) or any Alternative Financing (as defined in Section 6.7(c)), any repayment or refinancing of debt contemplated by the Financing Documents, the funding of any obligations of the Company or its Subsidiaries which become due or payable at the Closing by the Company and its Subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses, each of Holdco and the Surviving Corporation and APP Pharmaceuticals, LLC will be Solvent. For the purposes of this Section 4.10 the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due.

Section 4.11 Ownership of Shares. As of the date of this Agreement, none of Parent, Holdco, Sub or their respective Affiliates owns (beneficially or of record) any shares of Common Stock, and none of Parent, Holdco, Sub or their respective Affiliates is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Common Stock.

Section 4.12 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this ARTICLE IV, the Company acknowledges that neither Parent, Holdco, Sub or any other Person on behalf of Parent, Holdco or Sub makes any other express or implied representation or warranty with respect to Parent, any of its Subsidiaries or their respective businesses or any other matter or with respect to any other information provided or made available to the Company, and that all such representations and warranties, other than the representations and warranties of Parent, Holdco and Sub expressly contained in this ARTICLE IV, are expressly disclaimed. Neither Parent, Holdco, Sub nor any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person relating to or resulting from the distribution to the Company, or use by the Company of, any such information, including any information, documents, projections, forecasts, confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement, except that the foregoing limitations shall not (a) apply to Parent, Holdco or Sub to the extent Parent, Holdco or Sub makes the specific representations and warranties set forth in this ARTICLE IV, but always subject to the limitations and restrictions contained herein, or (b) preclude the Company from seeking any remedy for fraud.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1 Conduct of Business by the Company Pending the Merger.

(a) Except as otherwise expressly contemplated by this Agreement, as consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), as set forth in the Disclosure Schedule or as required by applicable law, during the period from the date of this Agreement to the earlier to occur of (i) the date of the termination of this Agreement or (ii) the Effective Time, the Company covenants and agrees that it shall, and shall cause each of its Subsidiaries to, in all material respects, carry on its business in the ordinary course and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of the Company’s current officers and employees and preserve its relationships with customers, suppliers and others having significant business dealings with it. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Disclosure Schedule or as required by applicable law, and subject to the provisions of Section 6.6 and ARTICLE VIII, the Company shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(i) (x) split, combine or reclassify its outstanding shares of capital stock, (y) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any shares of its capital stock, other than dividends and distributions by a Subsidiary of the Company to its parent, or (z) repurchase, redeem or otherwise acquire any shares of its capital stock or any other securities convertible into or exchangeable or exercisable for any shares of its capital stock; provided that (A) the Company may acquire Options and RSUs upon their exercise, settlement or forfeiture and (B) each wholly-owned Subsidiary of the Company may repurchase, redeem or otherwise acquire shares of its capital stock or other equity interests or securities convertible into or exchangeable or exercisable for any shares of its capital stock or other equity interests;

(ii) issue, deliver, sell, pledge or dispose of any shares of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares (provided that the Company may issue shares of Common Stock upon exercise of Options and/or vesting of RSUs and may, after the date hereof, grant Options to employees hired by the Company after December 31, 2007 that convert into up to 20,000 shares of Common Stock for a given individual and up to 250,000 shares of Common Stock in the aggregate);

(iii) amend the Certificate of Incorporation or By-Laws or other organizational documents of the Company or its Subsidiaries;

(iv) merge or consolidate with any other Person, except for (i) any such transactions between wholly-owned Subsidiaries of the Company or between the Company and any of its wholly-owned Subsidiaries, provided that the Company is the surviving entity, and (ii) acquisitions and dispositions permitted by clauses (v) and (vi) below, respectively, effected by means of a merger or consolidation involving the Company or any of its Subsidiaries;

(v) except as required by contractual commitments existing on the date hereof, make any acquisition or agree to make any acquisition of any business, by merger or otherwise;

(vi) except as required by contractual commitments existing on the date hereof, sell, lease license, transfer or swap, mortgage or otherwise encumber (including securitization), or subject to any Lien other than a Permitted Lien (or the Lien under the Credit Agreement, dated November 13, 2007, by and among the Company, certain Subsidiaries thereof and the other parties thereto and any replacement credit facility of the Company, the “Credit Facility”) or otherwise dispose of, or agree to sell, lease license, transfer or swap, mortgage or otherwise encumber (including securitization), or subject to any Lien other than a Permitted Lien or any Lien under the Credit Facility or otherwise dispose of, any of its assets that have a value in excess of $1,000,000 individually and $5,000,000 in the aggregate in any three month period after the date hereof, except sales of inventory or obsolete assets in the ordinary course of business;

(vii) except for borrowings incurred in the ordinary course of business (including without limitation, any borrowings under the existing credit facilities and trade payables), incur any additional indebtedness (other than indebtedness in replacement of existing indebtedness) in a single transaction or a group of related transactions;

(viii) except as may be required as a result of a change in regulatory accounting standards and practice or in U.S. GAAP, change any of the accounting principles or practices used by it materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries;

(ix) settle or compromise any material pending or threatened suit, action or claim, other than settlements or compromises requiring payments by the Company or any of its Subsidiaries of no more than $1,000,000 individually and $5,000,000 in the aggregate;

(x) terminate, establish, adopt, enter into, make any new grants or awards of stock based compensation or other benefits under, amend or otherwise modify, any Company Stock Plans, Employee Benefit Plans or Material Employment Agreements (or any plan or arrangement that would be a Company Stock Plan, Employee Benefit Plan or Material Employment Agreement if in existence on the date hereof) or increase the salary, wage, bonus or other compensation of any employee except (i) in the ordinary course of business and consistent with past practice, increases in any compensation in connection with annual performance and salary reviews or upon promotion, payment of annual bonuses, in each case to non-officer employees, (ii) for grants of Options as permitted under Section 5.1(a)(ii) or (iii) to the extent required by any of the Employee Benefit Plans, Company Stock Plans or employment agreements existing as of the date of this Agreement;

(xi) except as required by applicable law, (i) make any material Tax election, adopt or change any material Tax accounting method or take any material position on any material Tax Return that is inconsistent with elections made or positions taken in preparing or filing similar Tax Returns in prior periods, (ii) amend any material Tax Return, or (iii) enter into any closing agreement or settle or compromise any claim or assessment with respect to a material amount of Taxes;

(xii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any material Subsidiary of the Company;

(xiii) make or agree to make any capital expenditures in excess of 110% of the aggregate amounts reflected in the capital expenditure budgets provided or made available to Parent prior to the date hereof, provided that, if a force majeure event occurs, Parent shall respond within 48 hours of receipt of notice by the Company that it desires to make or agree to make capital expenditures in excess of the limitations set forth in this clause (xiii) as to whether its consent for such expenditures is granted;

(xiv) acquire or dispose of any manufacturing facilities;

(xv) take or fail to take any action that would reasonably be expected to cause the Spin-Off to fail to qualify for non-recognition treatment under Sections 355(a) and 361(c) of the Code;

(xvi) except as necessary in the ordinary conduct of the Company’s and its Subsidiaries’ business consistent with past practice, grant or acquire, agree to grant or to acquire from any third party, or dispose of or permit to lapse any rights to, any material Intellectual Property or disclose or agree to disclose to any third party, other than representatives of Parent, any material trade secret;

(xvii) make any loans, advances or capital contributions to, or investments (other than investments in cash and marketable securities) in, any other Person, other than by the Company or a Subsidiary of the Company to or in the Company or any Subsidiary of the Company;

(xviii) enter into or make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any material change in the existing borrowing or lending arrangements for or on behalf of any of such Persons or otherwise enter into any agreement, arrangement or commitment with an Affiliate of the Company other than that which is permitted under Section 5.1(a)(x);

(xix) except as permitted pursuant to Section 6.4, approve or authorize any action to be submitted to the stockholders of the Company for approval that is intended or would reasonably be expected to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by this Agreement;

(xx) other than in the ordinary course of business and consistent with past practice, enter into, voluntarily terminate or amend the material terms of any Material Contract;

(xxi) enter into, terminate or amend any pharmaceutical product distribution agreement or material license agreement related to Company Intellectual Property in each case in which the applicable territory is outside the United States and Canada;

(xxii) enter into, voluntarily terminate or amend the material terms of any exclusive supplier agreements or supplier agreements with a term of more than three years; or

(xxiii) agree in writing, or otherwise, to take any of the foregoing actions.

(b) Notwithstanding any provision contained in this Agreement, action taken by the Company and its Subsidiaries which is permitted under this Section 5.1 shall not constitute a misrepresentation or breach of warranty or covenant. The Company shall have the right to update the Disclosure Schedule hereto between the date hereof and the Effective Time to reflect actions taken by the Company and its Subsidiaries that are permitted to be taken pursuant to this Section 5.1.

(c) The Company shall notify Parent in writing at least five Business Days prior to taking any action or actions prohibited by this Section 5.1, which notice shall reasonably specify the details of the proposed action.

Section 5.2 Control of the Company’s Operations. Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control of its business and operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Company Stockholder Approval; Registration Statement; Information Statement/Prospectus.

(a) The Company’s Board of Directors shall, subject to the provisions of Section 6.4 and their fiduciary duties under applicable law as determined by the Board of Directors in good faith after consultation with the Company’s outside counsel, recommend to the Company’s stockholders the approval of the Merger and this Agreement.

(b) As soon as is reasonably practicable (but in any event within 20 Business Days after the date hereof) (A) Parent, the Company and Holdco shall prepare the Registration Statement, which shall include the Information Statement/Prospectus, (B) Holdco shall file the Registration Statement, and the Company shall file the Information Statement/Prospectus, in each case with the SEC, and (C) each party shall cooperate with the other party in the preparation of, and will provide the other party with all information within such party’s control that is required to be included in, the foregoing documents. Each of the parties shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Registration Statement to be declared effective by the SEC, to have the Information Statement/Prospectus cleared by the SEC and, if required by law, to have the CVR Indenture become qualified under the Trust Indenture Act, in each case as soon as reasonably practicable after the date of this Agreement. The parties shall use their respective reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated by this Agreement. Each of the Company, Sub, Holdco and Parent agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. Each of the Company, Sub, Holdco and Parent agrees to notify the other parties promptly of the receipt of any written or oral comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Registration Statement or the Information Statement/Prospectus or for additional information and shall supply the other parties with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Registration Statement or the Information Statement/Prospectus. Notwithstanding the foregoing, prior to filing the Registration Statement or Information Statement/Prospectus (or any respective amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each party (i) shall provide the other parties with a reasonable opportunity to review and comment on such document or response and (ii) shall reasonably consider all comments reasonably proposed by the other party. As promptly as reasonably practicable after the Registration Statement has been declared effective by the SEC, the Information Statement /Prospectus has been cleared by the SEC and, if required by law, the CVR Indenture has been qualified under the Trust Indenture Act, the Company shall mail the Information Statement/Prospectus to the holders of shares of Common Stock.

(c) Each of the Company, Sub, Holdco and Parent shall advise the other party, promptly after it receives notice, after the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the CVRs issuable in connection with the Merger. If, at any time prior to the Effective Time, any information relating to Holdco or the Company or any of their respective Affiliates is discovered by the Company, Holdco or Parent that should be set forth in an amendment or supplement to any of the Registration Statement or the Information Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering this information shall promptly notify the other parties and, to the extent required by law, the parties shall cause an appropriate amendment or supplement describing this information to be promptly filed with the SEC and, to the extent required by law, disseminated to the Securityholders of the Company.

Section 6.2 Listing. Parent shall cause Holdco to as promptly as practicable after the date hereof prepare and submit to the NASDAQ Capital Market of the Nasdaq Stock Market, Inc. (the “NASDAQ”) (or such other exchange(s), electronic trading networks or other suitable trading platforms as are mutually agreed by Parent and the Company) an application covering the CVRs and shall use its reasonable best efforts to cause the CVRs being issued in the Merger to be approved for listing (subject to notice of issuance) for trading on the NASDAQ (or such other exchange(s), electronic trading networks or other suitable trading platforms as are mutually agreed by Parent and the Company) at or prior to the Effective Time.

Section 6.3 Directors’ and Officers’ Indemnification.

(a) Parent shall cause the Surviving Corporation and its Subsidiaries (and their successors) to establish and maintain for a period of not less than six years from and after the Effective Time provisions in their certificates of incorporation, by-laws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those persons than the provisions of the Certificate of Incorporation, By-Laws and other organizational documents of the Company and its Subsidiaries as in effect as of the date hereof. Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms each of the covenants contained in this Section 6.3.

(b) In addition to and not in limitation of the terms of Section 6.3(a), from and after the Effective Time, each of Parent, Holdco and the Surviving Corporation shall indemnify and hold harmless, and provide advancement of expenses to, to the fullest extent permitted under applicable law and without limit as to time, each present and former director, officer and employee of the Company or any of its Subsidiaries (each such director, officer or employee, together with such person’s heirs, executors or administrators, an “Indemnified Party” and collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (i) any acts or omissions occurring or alleged to occur prior to, or as of, the Effective Time in their capacities as officers, directors or employees of the Company or any of its Subsidiaries or taken by them at the request of the Company or any of its Subsidiaries (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company) or (ii) the adoption and approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement.

(c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect, without any lapse in coverage, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the directors and officers than the current policies) for a claims-reporting or discovery period of at least such six year period with respect to matters arising on or before the Effective Time; provided, however, that (i) in lieu of the purchase of such insurance by Parent, the Company may purchase a six-year extended reporting period endorsement under its existing directors’ and officers’ liability insurance coverage effective for claims asserted for the full six year period referred to above, and (ii) during this period, Parent shall not be required to procure any coverage in excess of the amount that can be obtained for the remainder of the period for an annual premium of 250% of the current annual premium paid by the Company for its existing coverage.

(d) The Surviving Corporation and Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.3 as such fees are incurred upon the written request of any Indemnified Party.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Certificate of Incorporation or By-Laws or any other organizational documents of the Company or any of its Subsidiaries, any other indemnification arrangement in existence as of the date of this Agreement, the DGCL or otherwise. The provisions of this Section 6.3 shall survive the consummation of the Merger and are expressly intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and shall be binding on the Surviving Corporation and its successors and assigns.

(f) If Parent, Holdco or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of the consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each case, proper provisions will be made so that the successors and assigns of Parent, Holdco or the Surviving Corporation, as applicable, assume all of the obligations set forth in this Section 6.3.

Section 6.4 No Solicitation.

(a) Subject to the provisions of this Section 6.4, after the date hereof and prior to the Effective Time, the Company agrees that the Company and its Subsidiaries shall not, and that it shall use its reasonable best efforts to cause the officers, directors, employees, investment bankers, attorneys and other advisors or representatives (“Representatives”) of the Company or its Subsidiaries, not to, (i) solicit, initiate, encourage, or induce any inquiry with respect to, or the making, submission or announcement of, any proposal or offer which would reasonably be expected to lead to a merger, acquisition, consolidation, tender offer, exchange offer or similar transaction involving, or any proposal or offer to purchase or acquire in any manner (A) assets representing 15% or more of the assets of the Company and its Subsidiaries, taken as a whole, or (B) an equity interest in 15% or more of the voting securities of the Company or of any of its Subsidiaries if such Subsidiaries own directly or indirectly 15% or more of the assets referred to in clause (A) (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), other than the transactions contemplated by this Agreement, (ii) enter into, participate, continue or otherwise engage in discussions or negotiations with, or provide any non-public information to any Person (other than Parent, Holdco, Sub and their representatives) with respect to any inquiries regarding, or the making of, an Acquisition Proposal or that would otherwise reasonably be expected to lead to any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal, or (iv) enter into or approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to an Acquisition Proposal. The Company shall immediately terminate, and shall cause its Subsidiaries and its and their Representatives to immediately terminate, all discussions or negotiations, if any, that are ongoing as of the date hereof with any third party with respect to an Acquisition Proposal.

(b) Subject to the provisions of this Section 6.4, the Company may (A) provide information in response to a request by a Person who has made a bona fide written Acquisition Proposal that was not initiated or solicited in violation of Section 6.4(a) if the Company receives from the Person so requesting the information an executed confidentiality agreement no more favorable in any material respect to such Person than the Confidentiality Agreement (as defined in Section 6.5) is to Parent’s Affiliate; and/or (B) engage in discussions or negotiations with any Person who has made a bona fide written Acquisition Proposal that was not initiated or solicited in violation of Section 6.4(a), if, in each case, the Board of Directors of the Company determines in good faith that failure to take this action would be inconsistent with its fiduciary duties under applicable law; and in the case referred to in clause (B) above, if the Board of Directors of the Company determines in good faith that the Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal. As used in this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal (for this purpose substituting “60%” for each reference to 15% in the definition of “Acquisition Proposal”) that the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and legal counsel) is reasonably expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction that is more favorable to the stockholders of the Company from a financial point of view than the Merger and other transactions contemplated by this Agreement (after taking into account any revisions to the terms of the Merger and other transactions contemplated by this Agreement agreed to by Parent pursuant to Section 6.4(c) and Section 8.3), where the Board of Directors of the Company has concluded, in good faith, that the failure of the Board of Directors of the Company to identify such Acquisition Proposal as a Superior Proposal would be inconsistent with its fiduciary duties under applicable law.

(c) The Company shall notify Parent orally and in writing promptly, and in any event within three Business Days, after receipt of any Acquisition Proposal. The written notice shall include the identity of the third party making such Acquisition Proposal, the material terms of the Acquisition Proposal and copies of any substantive written communications and documents setting forth the terms of such Acquisition Proposal received by the Company from the third party making such Acquisition Proposal, and the Company shall keep Parent reasonably informed of any material changes with respect to such Acquisition Proposal. The Company shall promptly notify Parent orally and in writing upon determination by the Board of Directors of the Company that an Acquisition Proposal is a Superior Proposal. The Company shall not exercise its right to terminate this Agreement pursuant to Section 8.1(d) hereof until after the fifth Business Day following Parent’s receipt of written notice (a “Superior Proposal Notice”) from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the terms and conditions of the Superior Proposal and stating that the Board of Directors of the Company intends to exercise its right to terminate this Agreement pursuant to Section 8.1(d). The Company agrees that after notifying Parent that an Acquisition Proposal is a Superior Proposal, including during the five-Business Day period specified in the preceding sentence (such period, the “Parent Review Period”), Parent will be permitted to propose to the Company revisions to the terms of the transactions contemplated by this Agreement, and the Company and its Representatives will, if requested by Parent, negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

(d) Nothing contained in this Section 6.4 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company’s stockholders which, in the judgment of the Board of Directors of the Company after receiving advice of outside legal counsel, is reasonably likely to be required under applicable law.

Section 6.5 Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other representatives, upon reasonable notice, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, Contracts, commitments and records; provided, however, that such access shall not unreasonably disrupt the Company’s operations. Notwithstanding anything to the contrary in this Section 6.5, the Company shall not be required to provide any information which it reasonably believes it may not provide Parent, Holdco or Sub by reason of applicable law (including antitrust laws), rules or regulations, which constitutes information protected by attorney/client privilege, or which the Company or any Subsidiary is required to keep confidential by reason of Contract, agreement or understanding with third parties. All information exchanged pursuant to this Section 6.5 shall be subject to the confidentiality agreement (the “Confidentiality Agreement”) between the Company and Parent, dated April 25, 2008.

Section 6.6 Reasonable Best Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, including (i) the obtaining of all Consents and the making of all Registrations specified in Section 3.3(c) and Section 4.4 and the taking of all reasonable steps as may be necessary to obtain such Consents and to make such Registrations, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, including, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement; provided, however, that the obligations set forth in this sentence shall not be deemed to have been breached as a result of actions by the Company expressly permitted under Section 6.4. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be obligated to prepay or redeem debt (or notes), amend or waive the provisions of any Contract, or to pay any consent or similar fees or payments unless such action is conditioned upon the consummation of the Merger. Without limiting the foregoing, Parent and its Subsidiaries shall not take or agree to take any action that would reasonably be expected to delay or prevent consummation of the Merger.

(b) Without limiting the foregoing, each of Parent and the Company undertakes and agrees to file as soon as practicable, and in any event prior to seven days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”). Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. Parent shall commit to take all steps which it is capable of taking to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other Governmental Entity with respect to the Merger so as to enable the consummation thereof as promptly as reasonably practicable and shall defend through litigation on the merits any claim asserted in any court by any party, including appeals. Without limiting the foregoing, Parent shall propose, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or, effective as of the Effective Time, the Surviving Corporation, or their respective Subsidiaries or otherwise commit to take any action which it is capable of taking, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Parent, Holdco, the Surviving Corporation or their respective Subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or Proceeding, which would otherwise have the effect of preventing or delaying the consummation of the Merger. At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company or any of its Subsidiaries, provided that any such action shall be conditioned upon the consummation of the Merger and the transactions contemplated hereby. Notwithstanding any of the foregoing, nor anything else contained in this Agreement, Parent shall not be required to sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, restrict the ownership or operation of, or agree to sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, or restrict the ownership or operation of (A) any assets or businesses of the Company or any of its Subsidiaries or (B) any assets or businesses of Parent or any of its Affiliates or Subsidiaries, in either case, to the extent that such sale, divestiture, disposition, or agreement would have a material adverse effect on the business, operations, financial condition or results of operations of the combined business of Fresenius Kabi AG and the Company after giving effect to the consummation of the transactions contemplated by this Agreement. Each party shall (i) promptly notify the other party of any material communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Entity and, subject to applicable law, discuss with and permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives on the one hand, and any Governmental Entity or members of their respective staffs on the other hand, with respect to this Agreement and the Merger.

(c) Prior to the Closing, the Company shall use its reasonable best efforts in connection with the debt and equity financing necessary to consummate the Merger (the “Financing”) to (provided that (x) none of the following shall unreasonably interfere with the operation of the Company and (y) all non-public or otherwise confidential information regarding the Company obtained by Parent pursuant to this Section 6.6(c) shall be kept confidential in accordance with the Confidentiality Agreement):

(i) provide to Parent all cooperation reasonably requested by Parent that is reasonably necessary and customary;

(ii) assist Parent with the preparation of materials for rating agency presentations necessary and customary in connection with the Financing and participate in customary meetings, presentations, road shows, due diligence sessions and drafting sessions and sessions with rating agencies;

(iii) assist Parent with the preparation of an offering memorandum, in accordance with customary practices for an offering under Rule 144A under the Securities Act; provided that any offering memoranda or prospectuses need not be issued by the Company or any of its Subsidiaries;

(iv) furnish Parent with financial and other pertinent information regarding the Company as may be reasonably requested by Parent to consummate the Financing of the type and form customarily included in private placements under Rule 144A under the Securities Act; and

(v) assist Parent in procuring accountants’ comfort letters and consents, payoff letters, lien releases, legal opinions, surveys and title insurance as reasonably requested by Parent;

(vi) provide and execute customary officer’s certificates and other similar documents as may be reasonably requested by Parent so long as no such document is effective until the occurrence of the Closing Date; and

(vii) take all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent in connection with the consummation of the Financing.

(d) Parent shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket costs and third-party expenses incurred by the Company and its Subsidiaries and their respective representatives in connection with the cooperation set forth in Section 6.6(c). Nothing contained in Section 6.6(c) shall require the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other liability in connection with the Financing (including, without limitation, entering into a purchase agreement with respect to the issuance of securities under Rule 144A under the Securities Act) prior to the Effective Time. Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective officers, directors and other representatives for and against any and all losses or damages suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith except with respect to information supplied by the Company specifically for inclusion or incorporation by reference therein.

(e) Subject to compliance with all applicable laws, the Company and Parent, as the case may be, shall confer on a regular basis with each other, report on operational matters and shall promptly advise each other orally and in writing upon becoming aware of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. Furthermore, the Company shall give prompt notice to Parent, and Parent, Holdco or Sub shall give prompt notice to the Company, upon becoming aware (i) that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, (ii) of any condition, event or circumstance that will result in any of the conditions in Section 7.2(a) or Section 7.3(a) not being met, or (iii) of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of, or the conditions to the obligations of, the parties hereto under this Agreement.

(f) The Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such party or its Subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement and the Merger.

Section 6.7 Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on the terms and conditions described in the Financing Documents, including using reasonable best efforts to (i) satisfy on a timely basis all terms, covenants and conditions set forth in the Financing Documents; (ii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Financing Documents (except in connection with the equity financing); (iii) enforce its rights under the Financing Documents (including by taking enforcement action to cause the Banks and their respective Affiliates party to the Financing Documents to fund the Financing); and (iv) consummate the Financing at or prior to the Effective Time. Parent shall use commercially reasonable efforts to extend the term of the debt portion of the Financing up to and including June 30, 2009. Parent will furnish correct and complete copies of all such definitive agreements to the Company promptly upon their execution, provided that these copies may be redacted or blackened to the effect that the pricing and other confidential information related to Parent’s business and the Banks are not disclosed, so long as the redacted or blackened provisions are not necessary to understand any conditions to the Financing. Prior to the expiration of the equity commitment of Deutsche Bank AG contained in the Financing Documents (as such commitment may be extended from time to time) but no later than the Closing, Parent agrees to draw upon such equity commitment in full and hold separate the proceeds of such equity issuance to fund the Cash Consideration.

(b) Parent shall keep the Company informed with respect to all material activity concerning the status of the Financing contemplated by the Financing Documents and shall give the Company prompt notice of any material adverse change with respect to such Financing. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two Business Days, if at any time (i) any Financing Document shall expire or be terminated for any reason, (ii) any financing source that is a party to any Financing Document notifies Parent that such source no longer intends to provide financing to Parent on the terms set forth therein, or (iii) for any reason Parent no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Financing Documents on the terms described therein. Parent shall not amend or alter, or agree to amend or alter, any Financing Document in any manner that would prevent or materially impair or delay the consummation of the Merger without the prior written consent of the Company.

(c) If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Documents or any Financing Document shall be terminated or modified in a manner materially adverse to Parent for any reason, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the Merger (“Alternate Financing”). To the extent applicable, Parent shall use its reasonable best efforts to take, or cause to be taken, all things necessary, proper or advisable to arrange promptly and consummate the Alternate Financing, including using reasonable best efforts to (i) satisfy on a timely basis all terms, covenants and conditions set forth in the Alternate Financing; (ii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Alternate Financing (except in connection with the equity financing, as applicable); (iii) enforce its rights under the Alternate Financing; and (iv) consummate the Alternate Financing at or prior to the Closing. Parent shall keep Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Alternate Financing and shall, upon request, provide copies of all documents related to the Alternate Financing to the Company, provided that these copies may be redacted or blackened to the effect that the pricing and other confidential information related to Parent’s business are not disclosed. For the avoidance of doubt, in the event that (a) all or any portion of the Financing structured as a high-yield financing has not been consummated, and (b) all closing conditions contained in Article VII (other than the delivery of the officers’ certificates contemplated in Section 7.2 and Section 7.3) shall have been satisfied or waived, then Parent shall cause the proceeds of the bridge financing contemplated by the Financing Documents to be used to replace such high-yield financing no later than the date specified for Closing in Section 2.8.

(d) Parent shall use its reasonable best efforts to execute definitive agreements consistent with the Financing Documents (except in connection with the equity financing) as soon as reasonably practicable after the date hereof but in any event within 45 days after the date hereof.

Section 6.8 Completion of the Spin-Off. The Company shall, and shall cause the relevant Company Subsidiary to, at the cost and expense of the Company or Abraxis BioScience, Inc., as applicable, use reasonable best efforts to effect, as promptly as practicable, the transfers of any assets (including Intellectual Property), liabilities, businesses and employees and the distributions, dissolutions and divestitures substantially as described in Section 3.19 of the Disclosure Schedule in accordance with the provisions of the Separation and Distribution Agreement.

Section 6.9 Benefit Plans.

(a) For the period beginning on the Effective Time and ending not less than two years following the Effective Time, Parent agrees to cause the Surviving Corporation (i) to at least maintain the base salary or base wages of the employees of the Company and its Subsidiaries, and (ii) to either (x) at least maintain the Employee Benefit Plans (other than equity-based benefits) in effect on the date of this Agreement or (y) provide employee benefits (other than equity-based benefits) to each current employee of the Company and its Subsidiaries that are substantially similar in the aggregate to such employees than those benefits in effect for such employees on the date of this Agreement. For a period of two years from the Closing Date, Parent shall provide to the employees of the Surviving Corporation equity-based awards substantially similar to those which are provided by Parent to its similarly situated employees.

(b) In addition to the agreement set forth in Section 6.9(a), from and after the Effective Time, Parent shall cause the Company or the Surviving Corporation, as applicable, to honor the obligations of the Company and its Subsidiaries under the Employee Benefit Plans and the Material Employment Agreements in accordance with their respective terms (as in effect on the date of this Agreement), and the Company or the Surviving Corporation, as applicable, shall perform the obligations of the Company and its Subsidiaries under such Employee Benefit Plans and Material Employment Agreements, including, without limitation, the Company’s severance, retention, change in control and bonus plans and policies, provided that for purposes of this provision, the words “in an amount or having a value in excess of $125,000 per year or $500,000 in the aggregate” in the definition of Material Employment Agreement will not be given effect. In addition, each of Parent, Holdco and the Surviving Corporation shall assume the obligations of the Company under all existing indemnification agreements between the Company and its directors, officers and employees. Notwithstanding the foregoing, nothing contained herein shall limit the ability of the Company or the Surviving Corporation to amend or terminate any Employee Benefit Plan, Material Employment Agreement or indemnity agreement following the Effective Time, to the extent permitted by any such agreement.

(c) To the extent that employees of the Company and its Subsidiaries become eligible to participate in any employee benefit plan, program or arrangement maintained by Parent or any of its Subsidiaries (including any severance plan), then for all purposes, including determining eligibility to participate, vesting, early retirement and benefit accrual, service with the Company or any of its Subsidiaries prior to the Effective Time shall be treated as service with Parent or any of its Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits. In addition, Parent shall take such action as may be necessary so that all such plans shall waive any pre-existing conditions, actively-at-work exclusions and waiting periods with respect to participation by and coverage of such employees and shall provide that any expenses, co-payments, and deductibles paid or incurred on or before the Effective Time by or on behalf of any such employees shall be taken into account under applicable Parent benefit plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

(d) Parent shall, or shall cause the Surviving Corporation to, comply with the provisions set forth on Section 6.9(d) of the Disclosure Schedule.

(e) The parties hereto acknowledge and agree that all provisions contained in this Section 6.9 are included for the sole benefit of the respective parties hereto and shall not create any right in any other person, including, without limitation, any current or former employee of the Company or any of its Subsidiaries, any participant in any Employee Benefit Plan or any beneficiary thereof.

Section 6.10 Fees and Expenses.

(a) Except as otherwise provided by this Agreement, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) Subject to Section 6.10(d), the Company agrees to pay Parent a fee equal to $140 million if this Agreement is terminated by the Company pursuant to Section 8.1(d) (in which case, the fee shall be payable at the time of termination).

(c) The fee payable pursuant to Section 6.10(b) shall be made by wire transfer of same day funds. The Company acknowledges that the agreements contained in Section 6.10(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, Holdco and Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 6.10(b), and, in order to obtain such payment, Parent, Holdco or Sub commences a suit which results in a binding nonappealable judgment rendered by a court of competent jurisdiction against the Company for the fee set forth in Section 6.10(b), the Company shall pay to Parent, Holdco or Sub its reasonable documented costs and expenses (including reasonable attorneys’ fees) in connection with such suit.

(d) Parent agrees that the payment provided for in Section 6.10(b) shall be the sole and exclusive remedy of Parent upon termination of this Agreement under circumstances giving rise to an obligation (or potential obligation) of the Company to pay the amounts set forth in Section 6.10(b) and such remedy shall be limited to the aggregate of the sums stipulated in such Section 6.10(b). In no event shall the Company be required to pay to Parent more than one termination fee pursuant to Section 6.10(b).

Section 6.11 Related Agreements. At or prior to the Closing, each of Parent and Holdco will duly adopt, execute and deliver, and shall ensure that a duly qualified Trustee executes and delivers, the CVR Indenture, subject to any reasonable revisions to the CVR Indenture that are requested by such Trustee.

Section 6.12 Public Announcements. The initial press release with respect to this Agreement, the Merger and the other transactions contemplated hereby shall be a joint release mutually agreed upon by the Company and Parent. Thereafter, Parent, Holdco and Sub, on the one hand, and the Company, on the other hand, shall use reasonable efforts to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement and, unless it has made reasonable efforts to do the foregoing, shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Section 6.13 Holdco. Parent will take all action necessary (a) to cause Holdco to perform its obligations under this Agreement to consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Holdco shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.

Section 6.14 Sub. Parent will take all action necessary (a) to cause Sub to perform its obligations under this Agreement to consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.

Section 6.15 Repayment of Credit Agreement. At the Closing, Parent shall cause to be repaid all amounts outstanding under the Credit Agreement.

Section 6.16 Tax Matters.

(a) Holdco shall assume liability for and pay all sales, use, transfer, real property transfer, documentary, recording, gains, stock transfer and similar Taxes and fees, and any deficiency, interest or penalty asserted with respect thereto (collectively, “Transfer Taxes”) arising out of or in connection with the transactions effected pursuant to this Agreement. The Company shall cooperate with Holdco as to the filing of all necessary documentation and Tax Returns with respect to such Transfer Taxes.

(b) Each of: (i) the Company, (ii) the Stockholders (as defined in the Written Consent and Voting Agreement) and any other PSS Entity (as defined in the Written Consent and Voting Agreement) that is the beneficial owner of shares of Common Stock immediately prior to the Closing Date, and (iii) Parent, Holdco, and Sub shall use its reasonable best efforts to deliver to Tax Counsel a letter (such letters, the “Tax Opinion Representation Letters”), dated as of the Closing Date, containing representations as shall be reasonably necessary or appropriate to enable Tax Counsel to render the Tax Opinion to the Company, and substantially in the form attached hereto as part of Exhibit D. As used in this Agreement, “Tax Opinion” means the opinion described in clause (ii)(A) of Section 4.02(b) of the Tax Allocation Agreement, such opinion to be addressed and delivered to the Company and in form and substance reasonably acceptable to Abraxis BioScience, Inc. and substantially in the form attached hereto as part of Exhibit D, and “Tax Counsel” means Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”) or, if Fried Frank is unable or unwilling to render the Tax Opinion, another nationally recognized law firm reasonably acceptable to the Company and Parent. The Company will submit the form of Tax Opinion to Abraxis BioScience, Inc. for consideration as promptly as possible.

(c) From the Closing Date until November 13, 2009, neither Parent nor any Affiliate of Parent shall cause the Company to fail to be engaged in the conduct of the active trade or business relied upon for purposes of satisfying the requirements of Section 355(b) of the Code for purposes of the Private Letter Ruling (as that term is defined in the Separation and Distribution Agreement.)

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a) Stockholder Approval. This Agreement and the Merger shall have been duly adopted and approved by the requisite vote of the holders of shares of Common Stock in accordance with the DGCL (the “Stockholder Approval”).

(b) Registration Statement; Qualification of CVR Indenture. The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and, if required by law, the CVR Indenture shall have been duly qualified under the Trust Indenture Act.

(c) Information Statement. The Information Statement/Prospectus shall have been sent or given to the Company’s stockholders and 20 calendar days (or, if required under the rules of the SEC, 20 business days) shall have elapsed thereafter.

(d) No Injunctions or Restraints. No executive order, decree, ruling or injunction shall have been entered or enforced by any court or Governmental Entity, in each case of the United States or Canada, which prohibits the consummation of the Merger, and shall continue to be in effect.

(e) HSR Act. The waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated.

(f) Tax Opinion. The Tax Opinion shall be in effect in accordance with the Tax Allocation Agreement and this Agreement and shall not have been withdrawn or otherwise adversely modified. In rendering the Tax Opinion, Tax Counsel shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Opinion Representation Letters described in Section  6.16(b) of this Agreement.

Section 7.2 Additional Conditions to Obligations of Parent, Holdco and Sub. The obligation of Parent, Holdco and Sub to effect the Merger is subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect on the Company” set forth therein) on the date of this Agreement and at the Closing as though made on and as of the Closing Date (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of that date), except where the failure of the representations and warranties to so be true and correct would not reasonably be expected to have a Material Adverse Effect on the Company. Parent shall have received a certificate to such effect signed on behalf of the Company by an executive officer of the Company.

(b) Performance of Obligations. The Company shall have performed or complied with, in all material respects, all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Related Agreements. The Non-Competition Agreement shall be in full force and effect.

(d) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

Section 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent, Holdco and Sub set forth in this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on the date of this Agreement and at the Closing as though made on and as of the Closing Date (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of that date). The Company shall have received a certificate signed on behalf of Parent, Holdco and Sub by an executive officer of each of Parent, Holdco and Sub to such effect.

(b) Performance of Obligations. Parent, Holdco and Sub shall have performed or complied with, in all material respects, all obligations and covenants required to be performed or complied with by them under this Agreement at or prior to Closing, and the Company shall have received a certificate signed on behalf of Parent, Holdco and Sub by an executive officer of each of Parent, Holdco and Sub to such effect.

(c) Listing. The CVRs shall have been approved for listing (subject to notice of issuance) for trading on NASDAQ (or such other exchange(s), electronic trading networks or other suitable trading platforms as are mutually agreed by Parent and the Company).

(d) Related Agreements. The CVR Indenture shall have been duly executed and delivered by Holdco and the Trustee and be in full force and effect; and the Equity Letter shall be in full force and effect.

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent, Holdco or Sub may rely on the failure of any condition precedent set forth in this ARTICLE VII to be satisfied if such failure was caused by such party’s failure to comply with its obligations set forth in this Agreement to consummate and make effective the transactions provided for herein, as required by and subject to Section 6.6.

Section 7.5 Invoking Certain Provisions. If Parent, Holdco or Sub wish to invoke any of the conditions set forth in Section 7.2 as a basis not to consummate the Merger, Parent, Holdco or Sub, as applicable, will have the burden of proof to establish that such condition has not been satisfied. If the Company wishes to invoke any of the conditions set forth in Section 7.3 as a basis not to consummate the Merger, the Company will have the burden of proof to establish that such condition has not been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Closing shall not have occurred on or before March 31, 2009 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; provided further, that if the only condition or conditions (other than delivery of the officers’ certificates contemplated in Section 7.2 and Section 7.3) not capable of being satisfied prior to the Termination Date is the condition or conditions set forth in Section 7.1(d) and/or Section 7.1(e), Parent or the Company may elect to extend the Termination Date until June 30, 2009, so long as Parent is able to extend the applicable financing commitment for the debt portion of the Financing set forth in the Financing Documents on commercially reasonably terms to June 30, 2009; or

(ii) if any U.S. federal or state court shall have issued or entered a permanent injunction or other order that is in effect preventing or prohibiting the consummation of the Merger and such injunction or order shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including such party’s obligations set forth in Section 6.6) has been the cause of, or resulted in, such action;

(c) by Parent, if the Company breaches or fails to perform any of its representations, warranties, covenants or obligations contained in this Agreement, in any case, as a result of which a condition set forth in Section 7.2 will not be able to be satisfied prior to or as of the Termination Date or waived by Parent (provided that Parent, Holdco or Sub is not then in material breach of any representation, warranty or covenant contained in this Agreement);

(d) by the Company, prior to the date that is 25 Business Days after the date of this Agreement in order to concurrently enter into a letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to any Superior Proposal, provided that the Company has complied with the terms of Section 6.4; provided, further, that if the Company shall have received an Acquisition Proposal that the Board of Directors of the Company determines in good faith, during such 25-Business Day period, constitutes either a Superior Proposal or is reasonably likely to lead to a Superior Proposal (such proposal, an “Excluded Proposal”), the Company shall have the right to terminate this Agreement pursuant to this Section 8.1(d) after such 25-Business Day period in order to enter into a letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to an Excluded Proposal with the third party that has made the Excluded Proposal; provided, however, that the Company’s right to terminate this Agreement pursuant to this clause (d) shall in any event terminate 40 Business Days following the date of this Agreement; or

(e) by the Company, if Parent, Holdco or Sub breaches or fails to perform any of its representations, warranties, covenants or obligations contained in this Agreement, in any case, as a result of which a condition set forth in Section 7.3(a) or Section 7.3(b) will not be able to be satisfied prior to or as of the Termination Date (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement).

For the avoidance of doubt, if an Acquisition Proposal (other than an Acquisition Proposal made by the same party who made an Excluded Proposal) is received after the date that is 25 Business Days after the date of this Agreement, the Company may not terminate this Agreement pursuant to clause (d) of this Section 8.1 above with respect to such Acquisition Proposal.

Section 8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Holdco, Sub or the Company, other than the last sentence of Section 6.5, Section 6.10, this Section 8.2 and Section 9.6, which provisions shall survive such termination, and provided that nothing herein shall relieve any party from liability for any knowing and material breach hereof.

Section 8.3 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Agreement (provided, that a waiver must be in writing and signed by the party against whom the waiver is to be effective). Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1 or an amendment of this Agreement pursuant to Section 8.3 shall, in order to be effective, require in the case of Parent, Holdco, Sub or the Company, action by its Board of Directors or applicable governing body or the duly authorized designee thereof.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. All representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time. None of the covenants or agreements of the parties hereto in this Agreement shall survive the Effective Time, other than (a) the covenants and agreements of the parties contained in this ARTICLE IX, in ARTICLE II and in Section 6.3, Section 6.6(d), and Section 6.8, and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which shall survive the consummation of the Merger until fully performed.

Section 9.2 Notices. Except for notices that are specifically required to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery, if delivered in person or by facsimile (upon confirmation of receipt), (b) on the first Business Day following the date of dispatch, if delivered by a recognized overnight courier service (upon proof of delivery) or (c) on the seventh Business Day following the date of mailing, if delivered by registered or certified mail, postage prepaid, return receipt requested, addressed as follows :

If to the Company:

APP Pharmaceuticals, Inc. 1501 East Woodfield Road, Suite 300E Schaumburg, Illinois 60173 Facsimile: +1 (847) 413-2652 Attention: President

with a copy to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Facsimile: +1 (212) 859-4000
Telephone: +1 (212) 859-8000
Attention:Philip Richter, Esq.
Brian Mangino, Esq.

and to:

Bingham McCutchen LLP 355 South Grand Avenue Los Angeles, California 90071 Facsimile: +1 (213) 680-6499
Attention:David K. Robbins, Esq.
John Filippone, Esq.

If to Parent, Holdco or Sub:

Fresenius SE 61346 Bad Homburg v.d.H. Germany Facsimile: +49 6172 608 5017 Telephone: +49 6172 608 2333 Attn: General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP 40 Bank Street Canary Wharf London E14 5DS England
Facsimile: +44 (0) 207 519 7070 Telephone: +44 (0) 207 519 7000
Attention:Scott V. Simpson, Esq.
Michal Berkner, Esq.

or to such other address as any party may have furnished to the other parties hereto in writing in accordance with this Section.

Section 9.3 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States located in the State of Delaware or State of Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.4 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9.5 Entire Agreement. This Agreement, the Disclosure Schedule, the Confidentiality Agreement and the Related Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

Section 9.6 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS RULES OF CONFLICT OF LAWS. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware, the Court of Chancery in the State of Delaware and any other State of Delaware state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of Delaware or a State of Delaware state court.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND

ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section  9.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

Section  9.8 Headings and Table of Contents. Headings of the Articles and Sections of this Agreement, the Table of Contents, and the Index of Defined Terms are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

Section 9.9 No Third Party Beneficiaries. Except as provided in Section 2.2(c), Section 6.3, and Section 6.6(d) and except for the right of the Company, on behalf of its stockholders, to pursue damages in the event of Parent’s, Holdco’s or Sub’s breach of this Agreement, this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder. Notwithstanding the foregoing, prior to the Effective Time, the parties hereto may agree to amend or rescind this Agreement without any such third party’s consent.

Section 9.10 Incorporation of Exhibits. The Disclosure Schedule and the Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section  9.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.12 Subsidiaries. As used in this Agreement, “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such Person.

Section 9.13 Person. As used in this Agreement, “Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

Section 9.14 Knowledge of the Company; Knowledge of Parent. As used in this Agreement, “knowledge of the Company” means the actual (but not constructive or imputed) knowledge after reasonably inquiry of Patrick Soon-Shiong, Thomas Silberg, Richard Tajak, Deena Reyes, Frank Harmon, Katherine Gregory, James Callanan, Richard Maroun and David Bowman. As used in this Agreement, “knowledge of Parent” means the actual (but not constructive or imputed) knowledge after reasonably inquiry of Messrs. Ulf M. Schneider, Rainer Baule, Francesco De Meo, Jürgen Götz, Ben Lipps, Stephan Sturm and Ernst Wastler.

Section 9.15 Mutual Drafting. This Agreement shall be deemed to be the joint work product of Parent, Holdco, Sub, and Company, and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

IN WITNESS WHEREOF, Parent, Holdco, Sub and the Company have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

FRESENIUS SE

By:	/s/ DR. U.M. SCHNEIDER
Name:	DR. U.M. SCHNEIDER
Title:	PRESIDENT AND CEO

By:	/s/ ST. STURM
Name:	ST. STURM
Title:	CFO

FRESENIUS KABI PHARMACEUTICALS HOLDING, LLC

By:	/s/ G. STEEN
Name:	G. STEEN
Title:	AUTHORIZED SIGNATORY

FRESENIUS KABI PHARMACEUTICALS, LLC

By:	/s/ R BAULE
Name:	R BAULE
Title:	AUTHORIZED SIGNATORY

APP PHARMACEUTICALS, INC.

By:	/s/ PATRICK SOON-SHIONG
Name:	PATRICK SOON-SHIONG
Title:	CHAIRMAN

[Merger Agreement Signature Page]

Annex B

FORM OF

CONTINGENT VALUE RIGHTS AGREEMENT

by and between

FRESENIUS KABI PHARMACEUTICALS HOLDING, LLC

and

[TRUSTEE]

Dated as of             , 200

B-i

B-ii

ARTICLE 9

CONSOLIDATION, MERGER, SALE OR CONVEYANCE		B-31
Section 9.1	Company May Consolidate, etc., on Certain Terms	B-31
Section 9.2	Successor Person Substituted	B-31
Section 9.3	Opinion of Counsel to Trustee	B-32
Section 9.4	Successors	B-32

ARTICLE 10
SUBORDINATION		B-32
Section 10.1	Agreement to Subordinate	B-32
Section 10.2	Liquidation; Dissolution; Bankruptcy	B-32
Section 10.3	Default on Senior Obligations	B-32
Section 10.4	Notice of Event of Default	B-33
Section 10.5	When Distribution Must Be Paid Over	B-33
Section 10.6	Notice by Company	B-33
Section 10.7	Subordination Effective Notwithstanding Deficiencies with Respect to Senior Obligations; Waiver of Right to Contest Senior Obligation; Reinstatement of Subordination Provisions	B-33
Section 10.8	Subrogation	B-34
Section 10.9	Relative Rights	B-34
Section 10.10	Subordination May Not Be Impaired by Company	B-34
Section 10.11	Distribution or Notice to Representative	B-34
Section 10.12	Rights of Trustee	B-35
Section 10.13	Authorization to Effect Subordination	B-35
Section 10.14	Amendments	B-35
Section 10.15	Change of Control	B-35

Annex A -	Form of CVR Certificate.
Note:	This table of contents shall not, for any purpose, be deemed to be a part of this CVR Agreement.

B-iii

Reconciliation and tie between Trust Indenture Act of 1939 and Contingent Value Rights Agreement, dated as of             , 200    .

Trust Indenture Act Section		Agreement Section
Section 310	(a)(1)	4.9
	(a)(2)	4.9
	(a)(3)	Not Applicable
	(a)(4)	Not Applicable
	(a)(5)	4.9
	(b)	4.8, 4.10

Section 311	(a)	4.13(a)
	(b)	4.13(a)

Section 312	(a)	5.1, 5.2(a)
	(b)	5.2(b)
	(c)	5.2(c)

Section 313	(a)	5.3(a)
	(b)	5.3(a)
	(c)	5.3(a)
	(d)	5.3(b)

Section 314	(a)	5.4
	(b)	Not Applicable
	(c)(1)	1.2(a)
	(c)(2)	1.2(a)
	(c)(3)	Not Applicable
	(d)	Not Applicable
	(e)	1.2(b)

Section 315	(a)	4.1(a), 4.1(b)
	(b)	8.11
	(c)	4.1(a)
	(d)	4.1(c)
	(d)(1)	4.1(a), 4.1(b)
	(d)(2)	4.1(c)(ii)
	(d)(3)	4.1(c)(iii)
	(e)	8.12

Section 316	(a)(last sentence)	1.17
	(a)(1)(A)	8.9
	(a)(1)(B)	8.10
	(a)(2)	Not Applicable
	(b)	8.7

Section 317	(a)(1)	8.2
	(a)(2)	8.2
	(b)	7.3

Section 318	(a)	1.7

Note:	This reconciliation and tie shall not, for any purpose, be deemed to be a part of the CVR Agreement.

B-iv

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [—] (the “CVR Agreement”), by and between Fresenius Kabi Pharmaceuticals Holding, LLC, a Delaware corporation (the “Company”), and [—], a national banking association, as trustee (the “Trustee”), in favor of each person who from time to time holds one or more Contingent Value Rights (the “Securities” or “CVRs”) to receive cash payments in the amounts and subject to the terms and conditions set forth herein.

W I T N E S S E T H:

WHEREAS, a registration statement on Form S-4 (No. 333-            ) (the “Registration Statement”) with respect to the CVRs has been prepared and filed by the Company with the Commission (as defined below) and has become effective in accordance with the Securities Act of 1933 (the “Securities Act”). This CVR Agreement is entered into pursuant to the Agreement and Plan of Merger, dated as of July 6, 2008 (the “Merger Agreement”), by and among the Company, Fresenius SE, a societas europaea organized under the laws of Germany (“Parent”), Fresenius Kabi Pharmaceuticals, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub”), and APP Pharmaceuticals, Inc., a Delaware corporation (“APP”). Pursuant to the Merger Agreement, Merger Sub will merge with and into APP (the “Merger”), with APP being the surviving corporation in the Merger and becoming a wholly-owned Subsidiary of the Company. In the Merger, one (1) CVR will be issued in respect of (a) each share of common stock, par value $0.001 per share, of APP (“Common Stock”) (other than shares of Common Stock that are Excluded Company Shares or Dissenting Company Shares (all as defined in the Merger Agreement), (b) each share of Common Stock underlying each Option (as defined in the Merger Agreement) having an exercise price that is less than or equal to the Cash Consideration (as defined in the Merger Agreement) and (c) each RSU (as defined in the Merger Agreement), in each case, outstanding immediately prior to the Effective Time (as defined in the Merger Agreement); and

WHEREAS, as part of the Merger Consideration to be paid to shareholders of APP, the Company will issue to shareholders of APP on the Closing Date of the Merger the CVRs which are intended to give shareholders of APP an opportunity to participate in any excess EBITDA generated by the Company over and above the EBITDA Threshold Amount (as defined herein), without taking into account the Merger and assuming APP would have remained a standalone company with its existing assets, subject to the Maximum CVR Payment (as defined herein).

NOW, THEREFORE, in consideration of the foregoing premises and the consummation of the transactions contemplated by the Merger Agreement, it is covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.1 Definitions. For all purposes of this CVR Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(b) all accounting terms used herein and not expressly defined herein shall, except as otherwise noted, have the meanings assigned to such terms in accordance with generally accepted accounting principles in the United States, and the term “generally accepted accounting principles” or “GAAP” means such accounting principles as are generally accepted as they may change from time to time in the United States;

(c) all capitalized terms used in this CVR Agreement without definition shall have the respective meanings ascribed to them in the Merger Agreement.

(d) all other terms used herein which are defined in the Trust Indenture Act (as defined herein), either directly or by reference therein, have the respective meanings assigned to them therein; and

(e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this CVR Agreement as a whole and not to any particular Article, Section or other subdivision.

“Adjusted EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) total interest expense, including any imputed interest expense relating to the CVRs , and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities, letter of credit fees and commitment fees,

(ii) provision for taxes based on income, profits or capital, including state, franchise, withholding and similar taxes paid or accrued during such period,

(iii) depreciation and amortization (including amortization of capitalized software expenditures and amortization of deferred financing fees),

(iv) Non-Cash Charges,

(v) (x) any extraordinary, unusual or non-recurring expenses or losses related to the Company’s acquisition of APP, including restructuring costs, integration costs, expenses arising as a result of the transactions contemplated by the Merger Agreement, including the issuance, maintenance and settlement of the CVRs, transaction fees and expenses and (y) expenses (not to exceed $1 million in the aggregate) arising out of the Spin-Off and the related transactions,

(vi) any costs or expenses (excluding Non-Cash Charges) incurred pursuant to any management equity plan or stock option plan or any other management or employee equity benefit plans or agreements or any stock subscription or shareholder agreement,

(vii) losses on sales of fixed assets (other than ordinary course asset sales),

(viii) any non-cash increase in expenses (a) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) and any other one time Non-Cash Charges resulting due to any change in accounting policy, or (b) due to purchase accounting associated with the transactions contemplated by the Merger Agreement, including the issuance of the CVRs,

(ix) expenses with respect to liability or casualty events or business interruption only to the extent of any reasonably anticipated insurance recovery, and only to the extent that such recovery has not already been booked in Consolidated Net Income,

(x) any expenses or losses related to the research, development, manufacturing, marketing, selling and distribution of products, molecules or delivery forms of molecules not included in Company Products, including all direct and indirect costs calculated with the average indirect cost ratio for the Company and its Subsidiaries,

(xi) research and development expenses relating to the build-out of facilities and costs incurred to transfer production to or start-up any facilities, including costs incurred to ready such facilities for use and costs, such as unfavorable manufacturing variances, incurred prior to achieving planned production levels, and costs incurred to modernize marketed products as incurred, but in any event not to exceed $34.9 million during the CVR Measurement Period,

(xii) any expenses or losses related to the registration, manufacturing, marketing, selling and distribution of products outside North America (other than with respect to Company Products sold or distributed outside of North America as of the date of the Merger Agreement), including all direct and indirect costs calculated with the average indirect cost ratio for the Company and its Subsidiaries,

(xiii) any deductions attributable to minority interests,

(xiv) any expenses or losses arising out of the Consulting Agreement, dated the date of the Merger Agreement, among the Company, Dr. Patrick Soon-Shiong and Parent,

less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) extraordinary and unusual or non-recurring cash gains,

(ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period),

(iii) gains on sales of fixed assets (other than ordinary course asset sales),

(iv) any net after-tax income from the early extinguishment of indebtedness or hedging obligations or other derivative instruments, and

(v) all one-time gains from investments recorded using the equity method,

(vi) all incremental net revenue from the sale of molecules and delivery forms of molecules not included in Company Products,

(vii) all incremental net revenue from the sale of products outside of North America (other than with respect to Company Products sold or distributed outside of North America as of the date of the Merger Agreement), in each case, as determined on a consolidated basis for the Company and its Subsidiaries (or with respect to the period prior to the date hereof, determined on a consolidated basis for APP and its Subsidiaries) in accordance with GAAP.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Share Number” means, without duplication, (a) the number shares Common Stock (other than Excluded Company Shares) outstanding immediately prior to the Effective Time, plus (b) the number of shares of Common Stock underlying each Option having an exercise price that is less than or equal to the Cash Consideration, plus (c) the number of RSUs outstanding immediately prior to the Effective Time of the Merger.

“Board of Directors” means the board of directors of the Company or any other body performing similar functions, or any duly authorized committee of that board.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company, to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day (other than a Saturday or a Sunday) on which banking institutions in The City of New York, New York are not authorized or obligated by law or executive order to close and, if the CVRs are listed on a national securities exchange, electronic trading network or other suitable trading platform, such exchange, electronic network or other trading platform is open for trading.

“Change of Control” means (i) the consummation of any transaction, including without limitation, any merger or consolidation pursuant to which any of the voting stock of a Person is converted into or exchanged for cash, securities or other property, other than any transaction where the voting stock of such Person outstanding immediately prior to such transaction is converted into or exchanged for voting stock of a transferee entity constituting more than 50% of such voting stock or such surviving or transferee entity (immediately after giving effect to such issuance); or (2) a sale of all or substantially all of a Person’s assets.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act (as defined herein), or if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Company” means the Person (as defined herein) named as the “Company” in the first paragraph of this CVR Agreement, until a successor Person shall have become such pursuant to the applicable provisions of this CVR Agreement, and thereafter “Company” shall mean such successor Person. To the extent necessary to comply with the requirements of the provisions of Trust Indenture Act Sections 310 through 317, inclusive, as they are applicable to the Company, the term “Company” shall include any other obligor with respect to the Securities for the purposes of complying with such provisions.

“Company Products” means products sold, in development or planned for development by APP and its Subsidiaries as of the date of the Merger Agreement.

“Company Request” or “Company Order” means a written request or order signed in the name of the Company by the chairman of the Board of Directors or the president or any vice president, the controller or assistant controller and the treasurer or assistant treasurer or the secretary or any assistant secretary, and delivered to the Trustee.

“Consolidated Net Income” means, for any period, consolidated net income (loss) of the Company and its Subsidiaries for such period, and with respect to any period prior to the date hereof, the consolidated net income (loss) of APP and its Subsidiaries, in each case determined in accordance with GAAP.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office at the date of execution of this CVR Agreement is located at [—].

“CVR Agreement” means this instrument as originally executed and as it may from time to time be supplemented or amended pursuant to the applicable provisions hereof.

“CVR Certificate” means a certificate representing any of the CVRs.

“CVR Measuring Period” means the three-year period covering the calendar years 2008, 2009 and 2010.

“CVR Payment” means, with respect to each CVR, an amount equal to the lesser of: (a) the quotient obtained by dividing (i) the product of (x) 2.5 and (y)(A) the aggregate of the Adjusted EBITDA over the CVR

Measuring Period plus (B) the aggregate amount of all Sale Adjustments minus (C) the EBITDA Threshold Amount, by (ii) the Aggregate Share Number, or (b) the Maximum CVR Payment.

“CVR Statement” means the written statement of the Company, certified by the Chief Financial Officer of the Company and setting forth with reasonable detail the calculation of Adjusted EBITDA for the CVR Measurement Period (including an itemization of each adjustment made to the net income (loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP to derive Consolidated Net Income and each adjustment made to Consolidated Net Income to derive Adjusted EBITDA) and the CVR Payment in accordance with this Agreement. The CVR Statement shall include audited financial statements of the Company for each calendar year comprising the CVR Measuring Period.

“Default Interest Rate” means the 180-day London Interbank Offering Rate, as published in The Wall Street Journal, as such rate may change from time to time, plus 500 basis points.

“EBITDA Threshold Amount” means $1,267,700,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fresenius Group” means Parent and its Subsidiaries.

“Holder” means a Person in whose name a Security is registered in the Security Register.

“Intercompany Loans” means the promissory notes or other indebtedness, liabilities or obligations (including guarantees thereof) owed by Parent, the Company or any of their respective Subsidiaries to any borrower of Senior Obligations outstanding pursuant to clause (i) of the definition thereof, in each case together with the related documents thereto (including any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time; provided, that the aggregate principal amount of any such Intercompany Loans shall not exceed the principal amount of the loans made to such borrower under the Senior Credit Facilities.

“Junior Obligations” has the meaning set forth on Section 10.01.

“Maximum CVR Payment” means, with respect to each CVR, $6.00.

“Non-Cash Charges” means (a) non-cash losses on asset sales, disposals or abandonments, (b) any non-cash impairment charge or asset write-off related to intangible assets, long-lived assets, and investments in debt and equity securities, (c) all non-cash losses from investments recorded using the equity method, (d) non-cash stock-based awards compensation expense, and (e) non-cash expenses relating to the vesting of warrants.

“Officer’s Certificate” when used with respect to the Company means a certificate signed by the chairman of the Board of Directors or the president or any vice president, the controller or assistant controller and the treasurer or assistant treasurer or the secretary or any assistant secretary of the Company delivered to the Trustee or any other person authorized to act on behalf of the Company.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for the Company.

“Other Senior Debt” means any existing or future obligations of Parent or its Subsidiaries (i) with respect to money borrowed, (ii) evidenced by notes, debentures, bonds or other similar instruments, (iii) under interest rate swaps or similar agreements or currency exchange transactions, (iv) reimbursement obligations in respect of letters of credit and similar obligations, (v) with respect to the deferred purchase price of property or services (other than trade debt incurred in the ordinary course of business) and conditional sale agreements, (vi) in respect of capital leases or (vii) in respect of guaranties and liens to support the payment of any obligations of any Person of the types described in (i), (ii), (iii), (iv), (v) and (vi); unless, in any case, the instrument creating or evidencing the same provides that such obligations are pari passu to or subordinate in right of payment to the Securities.

“Outstanding” when used with respect to Securities means, as of the date of determination, all Securities theretofore authenticated and delivered under this CVR Agreement, except: (a) Securities theretofore cancelled by the Trustee or delivered to the Trustee for cancellation and (b) Securities in exchange for or in lieu of which other Securities have been authenticated and delivered pursuant to this CVR Agreement, other than any such Securities in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Securities are held by a bona fide purchaser in whose hands the Securities are valid obligations of the Company; provided, however, that in determining whether the Holders of the requisite Outstanding Securities have given any request, demand, direction, consent or waiver hereunder, Securities owned by the Company or any Affiliate of the Company, whether held as treasury securities or otherwise, shall be disregarded and deemed not to be Outstanding.

“Parent Equity Commitment” means the Equity Commitment Letter, dated the date of the Merger Agreement, executed and delivered by Parent in favor of the Company in connection with the Company’s obligations under this CVR Agreement.

“Paying Agent” means any Person authorized by the Company to pay the amount determined pursuant to Section 3.1, if any, on any Securities on behalf of the Company.

“Payment Date” means June 30, 2011, and such date as shall be required for any CVR Shortfall payment pursuant to the review procedure set forth in Section 7.6.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

“Representative” means the [Security Agent] as representative of the lenders under the Senior Credit Facility and New Finco1, New Finco 2 and Luxco in relation to each of their respective loans, and the administrative agent, indenture trustee or other trustee, agent or representative for any holders of Senior Obligations.

“Responsible Officer” when used with respect to the Trustee means any officer assigned to the Corporate Trust Office and also means, with respect to any particular corporate trust matter, any other officer of the Trustee to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Sale Transaction” means any sale, divestiture or disposition of material assets of APP, the Company or any of their Subsidiaries, including (i) sales, divestitures and dispositions made by APP or its Subsidiaries in connection with the consummation of the Merger and (ii) sales, divestitures and dispositions that comply with Section 7.11, and excluding any sale, divestiture or disposition of material assets to which Section 7.9 would apply.

“Sale Adjustment” shall mean, with respect to any Sale Transaction, an amount equal the product of (i) the total remaining days in the CVR Measuring Period on the day the subject Sale Transaction closes and (ii) the quotient obtained by first dividing (A) the total proceeds from the Sale Transaction by (B) 15.0, and then dividing the resulting quotient by (C) 365 days.

Example: Sale Transaction on March 31, 2009 for $500.0 million

Sale Adjustment = 640 x (($500.0 / 15) / 365) = $58.45 million.

“Senior Credit Facilities” means the [insert name of credit agreement and bridge loan agreement], in each case together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing indebtedness incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such agreement or a successor agreement, whether (x) by the same or any other lender or group of lenders (including by means of sales of debt securities) and/or (y) by the same or any different borrower or group of borrowers.

“Senior Obligations” means all principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under, or with respect to (i) the Senior Credit Facilities and (ii) so long as Senior Obligations are outstanding pursuant to the preceding clause (i), the Intercompany Loans and (iii) Other Senior Debt.

“Specified Senior Indebtedness” means the Senior Credit Facilities and, if the Senior Credit Facilities have been repaid in full, any Other Senior Debt (other than Intercompany Loans) the outstanding principal amount of which is more than €25 million.

“Shortfall Interest Rate” means the 90-day London Interbank Offering Rate, as published in The Wall Street Journal, as such rate may change from time to time, plus 200 basis points.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Securities is at the time owned or controlled, directly or indirectly, by: (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person, provided, however, that Subsidiaries of Parent shall not include Fresenius Medical Care AG & Co. KGaA and its Subsidiaries unless otherwise specified.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended from time to time.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this CVR Agreement, until a successor Trustee shall have become such pursuant to the applicable provisions of this CVR Agreement, and thereafter “Trustee” shall mean such successor Trustee.

“Vice President” when used with respect to the Company or the Trustee, means any vice president, whether or not designated by a number or a word or words added before or after the title of “vice president.”

“Voting Securities” means securities having ordinary voting power to elect a majority of the directors irrespective of whether or not stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency.

Section 1.2 Compliance and Opinions.

(a) Upon any application or request by the Company to the Trustee to take any action under any provision of this CVR Agreement, the Company shall furnish to the Trustee an Officers’ Certificate stating that, in the opinion of the signor, all conditions precedent, if any, provided for in this CVR Agreement relating to the proposed action have been complied with and an Opinion of Counsel stating, subject to customary exceptions, that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that, in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this CVR Agreement relating to such particular application or request, no additional certificate or opinion need be furnished.

(b) Every certificate or opinion with respect to compliance with a condition or covenant provided for in this CVR Agreement shall include: (i) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto; (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based; (iii) a statement that, in the opinion of each such individual, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and (iv) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

Section 1.3 Form of Documents Delivered to Trustee.

(a) In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

(b) Any certificate or opinion of an officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company stating that the information with respect to such factual matters is in the possession of the Company.

(c) Any certificate, statement or opinion of an officer of the Company or of counsel may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representations by an accountant or firm of accountants in the employ of the Company. Any certificate or opinion of any independent firm of public accountants filed with the Trustee shall contain a statement that such firm is independent.

(d) Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this CVR Agreement, they may, but need not, be consolidated and form one instrument.

Section 1.4 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this CVR Agreement to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this CVR Agreement and (subject to Section 4.1) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section. The Company may set a record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this CVR Agreement. If not set by the Company prior to the first solicitation of a Holder of Securities made by any Person in respect of any such action, or, in the case of any such vote, prior to such vote, the record date for such action shall be the later of ten days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee pursuant to Section 5.1 of this CVR Agreement prior to such solicitation. If a record date is fixed, those Persons who were Holders of Securities at such record date (or their duly designated proxies), and only those Persons, shall be entitled to take such action by vote or consent or, except with respect to clause (d) below, to revoke any vote or consent previously given, whether or not such Persons continue to be Holders after such record date. No such vote or consent shall be valid or effective for more than 120 days after such record date.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved in any reasonable manner which the Trustee deems sufficient.

(c) The ownership of Securities shall be proved by the Security Register. Neither the Company nor the Trustee nor any Agent of the Company or the Trustee shall be affected by any notice to the contrary.

(d) At any time prior to (but not after) the evidencing to the Trustee, as provided in this Section 1.4, of the taking of any action by the Holders of the Securities specified in this CVR Agreement in connection with such action, any Holder of a Security the serial number of which is shown by the evidence to be included among the serial numbers of the Securities the Holders of which have consented to such action may, by filing written notice at the Corporate Trust Office and upon proof of holding as provided in this Section 1.4, revoke such action so far as concerns such Security. Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Security shall bind every future Holder of the same Security or the Holder of every Security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, suffered or omitted to be done by the Trustee, any Paying Agent or the Company in reliance thereon, whether or not notation of such action is made upon such Security.

Section 1.5 Notices, etc., to Trustee and Company. Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this CVR Agreement to be made upon, given or furnished to, or filed with:

(a) the Trustee by any Holder or by the Company shall be sufficient for every purpose hereunder if made, given, furnished or filed, in writing, to or with the Trustee at its Corporate Trust Office; or

(b) the Company by the Trustee or by any Holder shall be sufficient for every purpose hereunder if in writing and mailed, first-class postage prepaid, to the Company addressed to it at [—], Attention: [—], or at any other address previously furnished in writing to the Trustee by the Company.

Section 1.6 Notice to Holders; Waiver.

(a) Where this CVR Agreement provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his address as it appears in the Security Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this CVR Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(b) In case by reason of the suspension of regular mail service or by reason of any other cause, it shall be impracticable to mail notice of any event as required by any provision of this CVR Agreement, then any method of giving such notice as shall be satisfactory to the Trustee shall be deemed to be a sufficient giving of such notice.

Section 1.7 Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this CVR Agreement by any of the provisions of the Trust Indenture Act, such required provision shall control.

Section 1.8 Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 1.9 Successors and Assigns. All covenants and agreements in this CVR Agreement by the Company shall bind its successors and assigns, whether so expressed or not.

Section 1.10 Benefits of Agreement. Nothing in this CVR Agreement or in the Securities, express or implied, shall give to any Person (other than the parties hereto and their successors hereunder, any Paying Agent and the Holders) any benefit or any legal or equitable right, remedy or claim under this CVR Agreement or under any covenant or provision herein contained, all such covenants and provisions being for sole benefit of the parties hereto and their successors, any Paying Agent and of the Holders.

Section 1.11 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(B), EACH OF THE COMPANY, THE TRUSTEE AND EACH OF THE HOLDERS BY THEIR ACCEPTANCE OF THE SECURITIES, HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CVR AGREEMENT AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. THE COMPANY AND THE TRUSTEE EACH IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO SUCH SERVICE OF PROCESS, THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 1.12 Legal Holidays. In the event that the Payment Date shall not be a Business Day, then (notwithstanding any provision of this CVR Agreement or the Securities to the contrary) payment on the Securities need not be made on such date, but may be made, without the accrual of any interest thereon, on the next succeeding Business Day with the same force and effect as if made on the Payment Date.

Section 1.13 Separability Clause. In case any provision in this CVR Agreement or in the CVRs shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 1.14 No Recourse Against Others. A director, officer or employee, as such, of the Company or the Trustee shall not have any liability for any obligations of the Company or the Trustee under the Securities or the CVR Agreement or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

Section 1.15 Counterparts. This CVR Agreement shall be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this CVR Agreement.

Section 1.16 Acceptance of Trust. [—], the Trustee named herein, hereby accepts the trusts in this CVR Agreement declared and provided, upon the terms and conditions set forth herein.

Section 1.17 Treasury Securities. In determining whether the Holders of the required number of Securities have concurred in any direction, waiver or consent, Securities owned by the Company or its Affiliates shall be considered as though they are not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Securities that the Trustee knows are so owned shall be so disregarded.

ARTICLE 2

SECURITY FORMS

Section 2.1 Forms Generally.

(a) The Securities and the Trustee’s certificate of authentication shall be in substantially the forms set forth in Annex A, attached hereto and incorporated herein by this reference, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this CVR Agreement and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may be required by law or any rule or regulation pursuant thereto, all as may be determined by the officers executing such Securities, as evidenced by their execution of the Securities. Any portion of the text of any Security may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Security.

(b) The definitive Securities shall be typewritten, printed, lithographed or engraved on steel engraved borders or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which the Securities may be listed, all as determined by the officers executing such Securities, as evidenced by their execution of such Securities.

ARTICLE 3

THE SECURITIES

Section 3.1 Title and Terms.

(a) The aggregate number of CVR Certificates which may be authenticated and delivered under this CVR Agreement is limited to a number equal to [—]1 except for Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities pursuant to Section 3.4, 3.5, 3.6 or 6.6.

(b) The Securities shall be known and designated as the “Contingent Value Rights” of the Company.

(c) On the Payment Date, the Company shall pay to the Trustee by wire transfer to the account designated by the Trustee the CVR Payment (determined in accordance with the procedures set forth below) for all of the Outstanding Securities, and the Trustee shall pay the Holders of such Securities the CVR Payment required hereunder. The Company shall take all actions reasonably necessary to enforce the Parent Equity Commitment if and to the extent necessary for the Company to able to pay the CVR Payment for all of the Outstanding Securities.

(1) Prior to the earlier of (i) fifteen (15) days following the filing of the Company’s annual report on Form 10-K for the year ended December 31, 2010, or (ii) one hundred five (105) days following the end of the CVR Measuring Period, the Company shall deliver to the Trustee and each of the Holders the CVR Statement and an Officers’ Certificate certifying the Adjusted EBITDA for the CVR Measuring Period and the calculation of the CVR Payment set forth in the CVR Statement.

[1]	Insert total, as of the closing of the Merger, of: (i) outstanding APP common shares, (ii) in-the-money and at-the-money APP Options and (iii) outstanding RSUs.

(2) In the event that Holders representing at least a majority of the Outstanding CVRs (the “Majority Holders”) elects to challenge the accuracy of the CVR Statement, including the calculations or amount of the CVR Payment, the Majority Holders may initiate the review procedure set forth in Section 7.6, provided that the Majority Holders do so within sixty (60) days of receipt of the CVR Statement from the Company.

(3) The initiation of a review by the Majority Holders as contemplated by this Section 3.1(c) shall not relieve the Company of its obligation to pay the CVR Payment (in the amount set forth in the CVR Statement delivered by the Company) on the Payment Date, it being understood that the Holders of Securities upon which such payment is made shall be entitled to receive the amount of the CVR Shortfall, if any, determined in accordance with Section 7.6.

(d) The aggregate amount payable with respect to any CVR shall not exceed the Maximum CVR Payment.

(e) The Holders of the CVR Certificates, by acceptance thereof, agree that the Company has no obligation to initiate or continue research, development or commercialization activities with respect to any products and, in its sole and subjective discretion, the Company may abandon efforts to research, develop or commercialize any product, whether or not such product is in development or commercialized as of the closing date of the Merger. No joint venture, partnership or other fiduciary relationship is created hereby or by the Securities.

(f) Notwithstanding any provision of this CVR Agreement or the CVR Certificates to the contrary, other than in the case of interest on amounts due and payable after the occurrence of an Event of Default or with respect to any CVR Shortfall, no interest shall accrue on any amounts payable with respect to the CVRs.

(g) Except to the extent any portion of the CVR Payment is required to be treated as imputed interest pursuant to applicable law, the parties hereto agree to treat the CVR Payment for all purposes as additional consideration for the shares of Common Stock, the Options and the RSUs pursuant to the Merger Agreement. The Company shall report imputed interest on the CVRs pursuant to Section 483 of the Code.

(h) The CVRs and any interest thereon may be sold, assigned, pledged encumbered or in any manner transferred or disposed of, in whole or in part, only in accordance with Section 3.5 hereof and in compliance with applicable United States federal and state securities laws.

(i) The Holder of any CVR or CVR Certificate is not, and shall not, by virtue thereof, be entitled to any rights of a holder of limited liability company interests or other equity or voting security of the Company, either at law or in equity, and the rights of the Holders are limited to those expressed in this CVR Agreement.

(j) None of the Company, its Subsidiaries or any of their respective Affiliates shall have any right to set-off any amounts owed or claimed to be owed by any Holder to any of them against such Holder’s Securities or any CVR Payment or other amount payable to such Holder in respect of such Securities.

(k) In the event that all of the CVR Certificates not previously cancelled shall have become due and payable pursuant to the terms hereof, all disputes with respect to amounts payable to the Holders brought pursuant to the terms and conditions of this CVR Agreement have been resolved, and the Company has paid or caused to be paid or deposited with the Trustee all amounts payable to the Holders under this CVR Agreement (including any amounts determined in accordance with Section 7.6 herein), then this CVR Agreement shall cease to be of further effect and shall be deemed satisfied and discharged. Notwithstanding the satisfaction and discharge of this CVR Agreement, the obligations of the Company under Section 4.7(c) shall survive.

Section 3.2 Registrable Form. The Securities shall be issuable only in registered form.

Section 3.3 Execution, Authentication, Delivery and Dating.

(a) The Securities shall be executed on behalf of the Company by its chairman of the Board of Directors or its president or any vice president or its treasurer, but need not be attested. The signature of any of these officers on the Securities may be manual or facsimile.

(b) Securities bearing the manual or facsimile signatures of individuals who were, at the time of execution, the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Securities or did not hold such offices at the date of such Securities.

(c) At any time and from time to time after the execution and delivery of this CVR Agreement, the Company may deliver Securities executed by the Company to the Trustee for authentication, together with a Company Order for the authentication and delivery of such Securities; and the Trustee, in accordance with such Company Order, shall authenticate and deliver such Securities as provided in this CVR Agreement and not otherwise.

(d) Each Security shall be dated the date of its authentication.

(e) No Security shall be entitled to any benefit under this CVR Agreement or be valid or obligatory for any purpose unless there appears on such Security a certificate of authentication substantially in the form provided for herein duly executed by the Trustee, by manual or facsimile signature of an authorized officer, and such certificate upon any Security shall be conclusive evidence, and the only evidence, that such Security has been duly authenticated and delivered hereunder and that the Holder is entitled to the benefits of this CVR Agreement.

Section 3.4 Temporary Securities.

(a) Pending the preparation of definitive Securities, the Company may execute, and upon Company Order, the Trustee shall authenticate and deliver, temporary Securities which are printed, lithographed, typewritten, mimeographed or otherwise produced, substantially of the tenor of the definitive Securities in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the officers executing such Securities may determine with the concurrence of the Trustee. Temporary Securities may contain such reference to any provisions of this CVR Agreement as may be appropriate. Every temporary Security shall be executed by the Company and be authenticated by the Trustee upon the same conditions and in substantially the same manner, and with like effect, as the definitive Securities.

(b) If temporary Securities are issued, the Company will cause definitive Securities to be prepared without unreasonable delay. After the preparation of definitive Securities, the temporary Securities shall be exchangeable for definitive Securities upon surrender of the temporary Securities at the office or agency of the Company designated for such purpose pursuant to Section 7.2, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Securities, the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor a like amount of definitive Securities. Until so exchanged, the Temporary Securities shall in all respects be entitled to the same benefits under this CVR Agreement as definitive Securities.

Section 3.5 Registration, Registration of Transfer and Exchange.

(a) The Company shall cause to be kept at the office of the Trustee a register (the register maintained in such office and in any other office or agency designated pursuant to Section 7.2 being herein sometimes referred to as the “Security Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Securities and of transfers of Securities. The Trustee is hereby initially appointed “Security Registrar” for the purpose of registering Securities and transfers of Securities as herein provided.

(b) Upon surrender for registration of transfer of any Security at the office or agency of the Company designated pursuant to Section 7.2, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new CVR Certificates representing the same aggregate number of CVRs represented by the CVR Certificate so surrendered that are to be transferred and the

Company shall execute and the Trustee shall authenticate and deliver, in the name of the transferor, one or more new CVR Certificates representing the aggregate number of CVRs represented by such CVR Certificate that are not to be transferred.

(c) At the option of the Holder, CVR Certificates may be exchanged for other CVR Certificates that represent in the aggregate the same number of CVRs as the CVR Certificates surrendered at such office or agency. Whenever any CVR Certificates are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the CVR Certificates which the Holder making the exchange is entitled to receive.

(d) All Securities issued upon any registration of transfer or exchange of Securities shall be the valid obligations of the Company, evidencing the same rights, and entitled to the same benefits under this CVR Agreement, as the Securities surrendered upon such registration of transfer or exchange.

(e) Every Security presented or surrendered for registration of transfer or for exchange shall (if so required by the Company or the Security Registrar) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

(f) No service charge shall be made for any registration of transfer or exchange of Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Securities, other than exchanges pursuant to Section 3.4 or 6.6 not involving any transfer.

Section 3.6 Mutilated, Destroyed, Lost and Stolen Securities.

(a) If (i) any mutilated Security is surrendered to the Trustee, or (ii) the Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Security, and there is delivered to the Company and the Trustee such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Company or the Trustee that such Security has been acquired by a bona fide purchaser, the Company shall execute and, upon delivery of a Company Order, the Trustee shall authenticate and deliver, in exchange for any such mutilated Security or in lieu of any such destroyed, lost or stolen Security, a new CVR Certificate of like tenor and amount of CVRs, bearing a number not contemporaneously outstanding.

(b) In case any such mutilated, destroyed, lost or stolen Security has become or is to become due and payable within fifteen days, the Company in its discretion may, instead of issuing a new CVR Certificate, pay to the Holder of such Security on the Payment Date, as the case may be, all amounts due and payable with respect thereto.

(c) Every new Security issued pursuant to this Section 3.6 in lieu of any destroyed, lost or stolen Security shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Security shall be at any time enforceable by anyone, and shall be entitled to all benefits of this CVR Agreement equally and proportionately with any and all other Securities duly issued hereunder.

(d) The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities.

Section 3.7 Payments with respect to CVR Certificates. Payment of any amounts pursuant to the CVRs shall be made in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts. The Company may, at its option, pay such amounts by wire transfer or check payable in such money.

Section 3.8 Persons Deemed Owners. Prior to the time of due presentment for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name any

Security is registered as the owner of such Security for the purpose of receiving payment on such Security and for all other purposes whatsoever, whether or not such Security be overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.

Section 3.9 Cancellation. All Securities surrendered for payment, registration of transfer or exchange shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and shall be promptly canceled by it. The Company may at any time deliver to the Trustee for cancellation any Securities previously authenticated and delivered hereunder which the Company may have acquired in any manner whatsoever, and all Securities so delivered shall be promptly canceled by the Trustee. No Securities shall be authenticated in lieu of or in exchange for any Securities canceled as provided in this Section, except as expressly permitted by this CVR Agreement. All cancelled Securities held by the Trustee shall be destroyed and a certificate of destruction shall be issued by the Trustee to the Company, unless otherwise directed by a Company Order.

ARTICLE 4

THE TRUSTEE

Section 4.1 Certain Duties and Responsibilities. (a) With respect to the Holders, the Trustee, prior to the occurrence of an Event of Default (as defined in Section 8.1) with respect to the Securities and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this CVR Agreement and no implied covenants shall be read into this CVR Agreement against the Trustee. In case an Event of Default with respect to the Securities has occurred (which has not been cured or waived), the Trustee shall exercise such of the rights and powers vested in it by this CVR Agreement, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

(b) In the absence of bad faith on its part, prior to the occurrence of an Event of Default and after the curing or waiving of all such Events of Default which may have occurred, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee which conform to the requirements of this CVR Agreement; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this CVR Agreement.

(c) No provision of this CVR Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that (i) this Subsection (c) shall not be construed to limit the effect of Subsections (a) and (b) of this Section; (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts; and (iii) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders pursuant to Section 8.9 relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this CVR Agreement.

(d) Whether or not therein expressly so provided, every provision of this CVR Agreement relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section.

Section 4.2 Certain Rights of Trustee. Subject to the provisions of Section 4.1, including without limitation, the duty of care that the Trustee is required to exercise upon the occurrence of an Event of Default:

(a) the Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties and the Trustee need not investigate any fact or matter stated in the document;

(b) any request or direction or order of the Company mentioned herein shall be sufficiently evidenced by a Company Request or Company Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution and the Trustee shall not be liable for any action it takes or omits to take in good faith reliance thereon;

(c) whenever in the administration of this CVR Agreement the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers’ Certificate and the Trustee shall not be liable for any action it takes or omits to take in good faith reliance thereon or an Opinion of Counsel;

(d) the Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

(e) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this CVR Agreement at the request or direction of any of the Holders pursuant to this CVR Agreement, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

(f) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture, note, coupon, security, or other paper or document, but the Trustee in its discretion may make such further inquiry or investigation into such facts or matters as it may see fit, and if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney;

(g) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder; and

(h) the Trustee shall not be liable for any action taken, suffered or omitted to be taken by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this CVR Agreement.

Section 4.3 Notice of Default. If a default occurs hereunder with respect to the Securities, the Trustee shall give the Holders notice of any such default actually known to it as and to the extent provided by the Trust Indenture act; provided, however, that in the case of any default of the character specified in Section 8.1(b) with respect to the Securities, no notice to Holders shall be given until at least thirty (30) days after the occurrence thereof. For the purpose of this Section 4.3, the term “default” means any event that is, or after notice or lapse of time or both would become, an Event of Default with respect to the Securities.

Section 4.4 Not Responsible for Recitals or Issuance of Securities. The Trustee shall not be accountable for the Company’s use of the Securities or the proceeds from the Securities. The recitals contained herein and in the Securities, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this CVR Agreement or of the Securities.

Section 4.5 May Hold Securities. The Trustee, any Paying Agent, Security Registrar or any other agent of the Company, in its individual or any other capacity, may become the owner or pledgee of Securities, and, subject to Sections 4.8 and 4.13, may otherwise deal with the Company with the same rights it would have if it were not Trustee, Paying Agent, Security Registrar or such other agent.

Section 4.6 Money Held in Trust. Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder, except as otherwise agreed in writing with the Company.

Section 4.7 Compensation and Reimbursement. The Company agrees:

(a) to pay to the Trustee from time to time reasonable compensation for all services rendered by it hereunder in such amount as the Company and the Trustee shall agree from time to time (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(b) except as otherwise expressly provided herein, to reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this CVR Agreement (including the reasonable compensation and the reasonable expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to the Trustee’s negligence or willful misconduct; and

(c) to indemnify the Trustee and each of its agents, officers, directors and employees (each an “indemnitee”) for, and to hold it harmless against, any loss, liability or expense (including attorneys fees and expenses) incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the reasonable costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The Company’s payment obligations pursuant to this Section shall survive the termination of this CVR Agreement. When a Trustee incurs expenses after the occurrence of an Event of Default specified in Section 8.1(c) or 8.1(d) with respect to the Company, the expenses are intended to constitute expenses of administration under bankruptcy laws.

Section 4.8 Disqualification; Conflicting Interests.

(a) If the Trustee has or shall acquire any conflicting interest within the meaning of the Trust Indenture Act, it shall, within ninety days after ascertaining that it has such conflicting interest, either eliminate such conflicting interest or resign to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and this CVR Agreement. The Company shall take prompt steps to have a successor appointed in the manner provided in this CVR Agreement.

(b) In the event the Trustee shall fail to comply with the foregoing subsection 4.8(a), the Trustee shall, within ten (10) days of the expiration of such ninety-day period, transmit a notice of such failure to the Holders in the manner and to the extent provided in the Trust Indenture Act and this CVR Agreement.

(c) If the Trustee fails to comply with Section 4.8(a) after written request therefore by the Company or any Holder, any Holder of any Security who has been a bona fide Holder for at least six (6) months may on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of such Trustee and the appointment of a successor Trustee.

Section 4.9 Corporate Trustee Required; Eligibility. There shall at all times be a Trustee hereunder which satisfies the requirements of Sections 310(a)(1) and (5) of the Trust Indenture Act and has a combined capital and surplus of at least $50 million. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of a supervising or examining authority, then for the purposes of this Section 4.9, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

Section 4.10 Resignation and Removal; Appointment of Successor.

(a) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trustee under Section 4.11.

(b) The Trustee, or any trustee or trustees hereafter appointed, may resign at any time by giving written notice thereof to the Company. If an instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within thirty (30) days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(c) The Trustee may be removed at any time by an act of the Holders of a majority of the Outstanding Securities, delivered to the Trustee and to the Company.

(d) If at any time:

(1) the Trustee shall fail to comply with Section 4.8 after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Security for at least six months, or

(2) the Trustee shall cease to be eligible under Section 4.9 and shall fail to resign after written request therefor by the Company or by any such Holder, or

(3) the Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any case, (i) the Company, by a Board Resolution, may remove the Trustee, or (ii) the Holder of any Security who has been a bona fide Holder of a Security for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e) If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause, the Company, by a Board Resolution, shall promptly appoint a successor Trustee. If, within one year after any removal by Holders of a majority of the Outstanding Securities, a successor Trustee shall be appointed by act of the Holders of a majority of the Outstanding Securities delivered to the Company and the retiring Trustee the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 4.11, become the successor Trustee and supersede the successor Trustee appointed by the Company. If no successor Trustee shall have been so appointed by the Company or the Holders of the Securities and accepted appointment within sixty (60) days after the retiring Trustee tenders its resignation or is removed, the retiring Trustee may, or, the Holder of any Security who has been a bona fide Holder for at least six (6) months may on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(f) The Company shall give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee by mailing written notice of such event by first-class mail, postage prepaid, to the Holders of Securities as their names and addresses appear in the Security Register. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust office. If the Company fails to send such notice within ten (10) days after acceptance of appointment by a successor Trustee, it shall not be a default hereunder but the successor Trustee shall cause the notice to be mailed at the expense of the Company.

Section 4.11 Acceptance of Appointment of Successor.

(a) Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, upon request of the Company or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder. Upon request of any such successor Trustee, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts.

(b) No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article.

Section 4.12 Merger, Conversion, Consolidation or Succession to Business. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, by sale or otherwise shall be the successor of the Trustee hereunder, provided such corporation shall be otherwise qualified and eligible under this Article, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Securities shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion, sale or consolidation to such authenticating Trustee may adopt such authentication and deliver the Securities so authenticated with the same effect as if such successor Trustee had itself authenticated such Securities; and such certificate shall have the full force which it is anywhere in the Securities or in this CVR Agreement provided that the certificate of the Trustee shall have; provided that the right to adopt the certificate of authentication of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

Section 4.13 Preferential Collection of Claims Against Company. If and when the Trustee shall be or shall become a creditor, directly or indirectly, secured or unsecured, of the Company (or any other obligor upon the Securities), excluding any creditor relationship set forth in Section 311(b) of the Trust Indenture Act, the Trustee shall be subject to the provisions of the Trust Indenture Act regarding the collection of claims against the Company (or any such other obligor).

ARTICLE 5

HOLDERS’ LISTS AND REPORTS BY TRUSTEE AND COMPANY

Section 5.1 Company to Furnish Trustee Names and Addresses of Holders. The Company will furnish or cause to be furnished to the Trustee (i) promptly after the issuance of the Securities, and semi-annually thereafter, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of a recent date, and (ii) at such times as the Trustee may request in writing, within thirty (30) days after receipt by the Company of any such request, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of a date not more than fifteen (15) days prior to the time such list is furnished; provided, however, that if and so long as the Trustee shall be the Security Registrar, no such list need be furnished.

Section 5.2 Preservation of Information; Communications to Holders.

(a) The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders contained in the most recent list furnished to the Trustee as provided in Section 5.1 and the names and addresses of Holders received by the Trustee in its capacity as Security Registrar. The Trustee may destroy any list furnished to it as provided in Section 5.1 upon receipt of a new list so furnished.

(b) The rights of the Holders to communicate with other Holders with respect to their rights under this CVR Agreement and the corresponding rights and privileges of the Trustee shall be as provided by Section 312(b)(2) of the Trust Indenture Act.

(c) Every Holder of Securities, by receiving and holding the same, agrees with the Company and the Trustee that neither the Company nor the Trustee shall be deemed to be in violation of law or held accountable by reason of the disclosure of any such information as to the names and addresses of the Holders made pursuant to the Trust Indenture Act, regardless of the source from which such information was derived.

Section 5.3 Reports by Trustee.

(a) Within sixty (60) days after December 31 of each year commencing with the December 31 following the date of this CVR Agreement, the Trustee shall transmit to all Holders such reports concerning the Trustee and its actions under this CVR Agreement as may be required pursuant to the Trust Indenture Act to the extent and in the manner provided pursuant thereto. The Trustee shall also comply with Section 313(b)(2) of the Trust Indenture Act. The Trustee shall also transmit by mail all reports as required by Section 313(c) of the Trust Indenture Act.

(b) A copy of each such report shall, at the time of such transmission to the Holders, be filed by the Trustee with each stock exchange, if any, upon which the Securities are listed, with the Commission and also with the Company. The Company will promptly notify the Trustee when the Securities are listed on any stock exchange.

Section 5.4 Reports by Company. The Company shall: (a) file with the Trustee, (i) within fifteen (15) days after the Company is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act (such required information, documents and other reports, together the “Exchange Act Documents”); and, (ii) if the Company is not required to file Exchange Act Documents under Section 13 or 15(d) of the Exchange Act, within forty five (45) days after each calendar quarter of the Company (other than the last quarter of each calendar year), quarterly financial information and, within ninety (90) days after each calendar year of the Company, annual financial information that would be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations (providing that such Company annual reports and quarterly reports referred to in (i) and (ii) shall include a calculation of Adjusted EBITDA for the reporting period); and (iii) with respect to the fiscal years [ending December 31, 2008]2 and December 31, 2009, prior to the earlier of (A) fifteen (15) after the Company files with the Commission its annual report for each fiscal year, or (B) one hundred five (105) days following the end of each fiscal year, a certificate certified by the chief financial officer of the Company setting forth the Adjusted EBITDA for the most recently completed fiscal year of the CVR Measurement Period, such certificate to include an itemization of each adjustment made to the Consolidated Net Income for such period determined on a consolidated basis in accordance with GAAP to derive Consolidated Net Income and each adjustment made to Consolidated Net Income to derive Adjusted EBITDA, (b) file with the Trustee such additional information, documents and reports with respect to compliance by the Company with the conditions and covenants of this Indenture as may be required from time to time by the rules and regulations of the Commission, and (c) transmit by mail to all Holders, as their names and addresses appear in the Security Register, on an even date with the

[2]

If the date of this CVR Agreement is after December 31, 2008, the execution version of this CVR Agreement shall provide that the certificate delivered under this section in respect of calendar year 2008 will be delivered within 120 days of the date of this Agreement.

filing of such materials with the Trustee, summaries of any information, documents and reports required to be filed by the Company pursuant to subsections (a) or (b)  of this Section as may be required by rules and regulations prescribed from time to time by the Commission.

ARTICLE 6

AMENDMENTS

Section 6.1 Amendments Without Consent of Holders. Without the consent of any Holders, the Company and the Trustee, at any time and from time to time, may enter into one or more amendments hereto or to the Securities, for any of the following purposes:

(a) to convey, transfer, assign, mortgage or pledge to the Trustee as security for the Securities any property or assets; or

(b) to evidence the succession of another Person to the Company, and the assumption by any such successor of the covenants of the Company herein and in the Securities; or

(c) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as its Board of Directors and the Trustee shall consider to be for the protection of the Holders of Securities, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Event of Default permitting the enforcement of all or any of the several remedies provided in this CVR Agreement as herein set forth; provided, that in respect of any such additional covenant, restriction, condition or provision, such amendment may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an Event of Default or may limit the remedies available to the Trustee upon such an Event of Default or may limit the right of the Holders of a majority of the Securities to waive such an Event of Default; or

(d) to cure any ambiguity, or to correct or supplement any provision herein or in the Securities which may be defective or inconsistent with any other provision herein; provided, that such provisions shall not materially reduce the benefits of this CVR Agreement or the Securities to the Holders; or

(e) to make any other provisions with respect to matters or questions arising under this CVR Agreement; provided, that such provisions shall not adversely affect the interests of the Holders;

(f) to make any amendments or changes necessary to comply or maintain compliance with the Trust Indenture Act; or

(g) make any change that does not adversely affect the interests of the Holders.

Promptly following any amendment of this CVR Agreement or the Securities in accordance with this Section 6.1, the Trustee shall notify the Holders of the Securities of such amendment; provided, that any failure so to notify the Holders shall not affect the validity of such amendment.

Section 6.2 Amendments with Consent of Holders. With the consent of the Holders of a majority of the Outstanding Securities, by Act of said Holders delivered to the Company and the Trustee, the Company (when authorized by a Board Resolution) and the Trustee may enter into one or more amendments hereto or to the Securities for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this CVR Agreement or to the Securities or of modifying in any manner the rights of the Holders under this CVR Agreement or to the Securities; provided, however, that no such amendment shall, without the consent of the Holder of each Outstanding Security affected thereby:

(a) modify in a manner adverse to the Holders (i) any provision contained herein with respect to the termination of this CVR Agreement or the Securities, (ii) the time for payment and amount of the CVR Payment or otherwise extend the maturity of the Securities or reduce the amounts payable in respect of the Securities or modify any other payment term or payment date;

(b) reduce the number of CVRs, the consent of whose Holders is required for any such amendment; or

(c) modify any of the provisions of this Section, except to increase any such percentage or to provide that certain other provisions of this CVR Agreement cannot be modified or waived without the consent of the Holder of each Security affected thereby.

It shall not be necessary for any Act of Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such Act shall approve the substance thereof.

Section 6.3 Execution of Amendments. In executing any amendment permitted by this Article, the Trustee (subject to Section 4.1) shall be fully protected in relying upon an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this CVR Agreement. The Trustee shall execute any amendment authorized pursuant to this Article if the amendment does not adversely affect the Trustee’s own rights, duties or immunities under this CVR Agreement or otherwise. Otherwise, the Trustee may, but need not, execute such amendment.

Section 6.4 Effect of Amendments; Notice to Holders.

(a) Upon the execution of any amendment under this Article, this CVR Agreement and the Securities shall be modified in accordance therewith, and such amendment shall form a part of this CVR Agreement and the Securities for all purposes; and every Holder of Securities theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

(b) Promptly after the execution by the Company and the Trustee of any amendment pursuant to the provisions of this Article, the Company shall mail a notice thereof by first class mail to the Holders of Securities at their addresses as they shall appear on the Security Register, setting forth in general terms the substance of such amendment. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment.

Section 6.5 Conformity with Trust Indenture Act. Every amendment executed pursuant to this Article shall conform to the requirements of the Trust Indenture Act.

Section 6.6 Reference in Securities to Amendments. If an amendment changes the terms of a Security, the Trustee may require the Holder of the Security to deliver it to the Trustee. Securities authenticated and delivered after the execution of any amendment pursuant to this Article may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in such amendment. If the Company shall so determine, new Securities so modified as to conform, in the opinion of the Trustee and the Board of Directors, to any such amendment may be prepared and executed by the Company and authenticated and delivered by the Trustee in exchange for Outstanding Securities. Failure to make the appropriate notation or to issue a new Security shall not affect the validity of such amendment.

ARTICLE 7

COVENANTS

Section 7.1 Payment of Amounts, if any, to Holders. The Company will duly and punctually pay the amounts, if any, on the Securities in accordance with the terms of the Securities and this CVR Agreement. Such amounts shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this CVR Agreement money sufficient to pay all such amounts then due. Notwithstanding any other provision of this CVR Agreement, the Trustee and the Paying Agent shall comply with all U.S. federal withholding requirements with respect to payments to Holders that the Company, the Trustee or the Paying Agent reasonably believes are applicable under the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder. Amounts withheld in compliance with such withholding requirements shall, for purposes of this CVR Agreement, be treated as paid to the Holder such withholding was made with respect to. The consent of Holder shall not be required for any such withholding.

Section 7.2 Maintenance of Office or Agency.

(a) As long as any of the Securities remain Outstanding, the Company will maintain in the Borough of Manhattan, The City of New York, an office or agency (i) where Securities may be presented or surrendered for payment, (ii) where Securities may be surrendered for registration of transfer or exchange and (iii) where notices and demands to or upon the Company in respect of the Securities and this CVR Agreement may be served. The office or agency of the Trustee at [—] shall be such office or agency of the Company, unless the Company shall designate and maintain some other office or agency for one or more of such purposes. The Company or any of its Subsidiaries may act as Paying Agent, registrar or transfer agent; provided that such Person shall take appropriate actions to avoid the commingling of funds. The Company will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Company shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

(b) The Company may from time to time designate one or more other offices or agencies (in or outside of The City of New York) where the Securities may be presented or surrendered for any or all such purposes, and may from time to time rescind such designation; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such office or agency.

Section 7.3 Money for Security Payments to Be Held in Trust.

(a) If the Company or any of its Subsidiaries shall at any time act as the Paying Agent, it will, on or before the Payment Date, as the case may be, segregate and hold in trust for the benefit of the Holders all sums held by such Paying Agent for payment on the Securities until such sums shall be paid to the Holders as herein provided, and will promptly notify the Trustee of any default by the Company in making payment on the Securities.

(b) Whenever the Company shall have one or more Paying Agents for the Securities, it will, on or before the Payment Date deposit with a Paying Agent a sum in same day funds sufficient to pay the amount, if any, so becoming due; such sum to be held in trust for the benefit of the Persons entitled to such amount, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee of such action or any failure so to act.

(c) The Company will cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section, that (i) such Paying Agent will hold all sums held by it for the payment of any amount payable on Securities in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and will notify the Trustee of the sums so held and (ii) that it will give the Trustee notice of any failure by the Company (or by any other obligor on the Securities) to make any payment on the Securities when the same shall be due and payable.

(d) Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment on any Security and remaining unclaimed for one year after the Payment Date shall be paid to the Company on Company Request, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Security shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money shall thereupon cease.

Section 7.4 Certain Purchases and Sales. Nothing contained herein shall prohibit the Company or any of its Subsidiaries or Affiliates from acquiring in open market transactions, private transactions or otherwise, the Securities.

Section 7.5 Books and Records. The Company shall, and shall cause its Subsidiaries to keep true, complete and accurate records in sufficient detail to enable the amounts payable hereunder to be determined by the Holders and their consultants or professional advisors.

Section 7.6 Audits.

(a) Upon the written request of the Majority Holders within the period set forth in Section 3.1(c) (the “Review Request Period”), the Company shall permit an independent certified public accounting firm of nationally recognized standing jointly agreed upon by the Majority Holders and the Company failing agreement on which, each shall designate an independent public accounting firm of its own selection which shall themselves appoint an independent public accounting firm for such purpose (the “Independent Accountant”) to have access during normal business hours to such of the records of the Company as may be reasonably necessary to verify the accuracy of the CVR Statement and the figures underlying the calculations set forth therein, including, without limitation, all written materials related to any Sale Transaction reasonably requested by such Independent Account. The Independent Accountant shall be charged to come to a final determination with respect to those specific items in the CVR Statement that the parties disagree on and submit to it for resolution. All other items in the CVR Statement that the parties do not submit, prior to the end of the Review Request Period, to the Independent Accountant for resolution shall be deemed to be agreed and the Independent Accountant shall not be charged with calculating or validating those agreed upon items. If issues are submitted to the Independent Accountant for resolution, the Company shall or cause to be furnished to the Independent Accountant such access, work papers and other documents and information related to those disputed issues as the Independent Accountant may request and are available to the Company or its representatives before the opportunity to present to the Independent Accountant any material related to the disputed issues and discuss the issues with the Independent Accountant. The Independent Accountant shall disclose to the Majority Holders any matters directly related to their findings, to the extent necessary to verify the accuracy or completeness of the information provided by the Company.

(b) If such Independent Accountant concludes the CVR Payment amount should have been greater than the CVR Payment set forth in the CVR Statement (the difference being the “CVR Shortfall”), the Company shall pay the CVR Shortfall with respect to each CVR within six (6) months of the date the Majority Holders deliver to the Company such accounting firm’s written report; provided that the CVR Shortfall amount shall bear interest at the Shortfall Interest Rate beginning from thirty (30) days after the date the Majority Holders deliver to the Company such accounting firm’s written report until payment is made to the Trustee. The decision of such accounting firm shall be final, conclusive and binding on the Company and the Holders, shall be non-appealable and shall not be subject to further review. The fees charged by such accounting firm shall be paid by the Company.

(c) If, upon the expiration of the Review Request Period, the Majority Holders have not requested a review of the CVR Statement in accordance with this Section, the calculation of the CVR Payment as set forth in the CVR Statement shall be binding and conclusive upon the Holders, and the Company shall be released from any liability or accountability with respect to payments in excess of such CVR Payment.

(d) Each person seeking to receive information from the Company in connection with a review shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with the Company obligating such party to retain all such financial information disclosed to such party in confidence pursuant to such confidentiality agreement.

Section 7.7 Listing of CVRs. The Company hereby covenants and agrees to use its reasonable best efforts to cause the Securities to be approved for listing (subject to notice of issuance) for trading on the Nasdaq Capital Market or such other exchange(s), electronic trading networks or other suitable trading platforms.

Section 7.8 Restrictive Covenants. So long as any of the Securities remain Outstanding, the Company shall not take or permit to be taken any of the following actions:

(a) voluntarily liquidate, dissolve or wind-up the Company or any of its Subsidiaries;

(b) effect any merger, consolidation or conversion of the Company or enter into any transaction that would result in the Company (or any other member of the Fresenius Group, subject to Section 7.9 (in the event part of the outstanding shares or other equity interests or rights are transferred), or subject to Section 9.1 in all other instances) failing to own directly all of the outstanding shares or other equity interests, equity securities or rights exercisable, exchangeable or convertible for or into shares or other equity interests or share appreciation rights, phantom shares or other equity or equity like instruments of APP or permit APP to merge with another corporation or entity;

(c) permit APP or any of its Subsidiaries to enter into any transaction, that would result in APP (or, subject to Section 7.9, any other member of the Fresenius Group) failing to own directly or indirectly all of the outstanding shares or other equity interests, equity securities or rights exercisable, exchangeable or convertible for or into shares or other equity interests or share appreciation rights, phantom shares or other equity or equity like instruments of each of the Subsidiaries of APP;

(d) amend, modify, or release Parent from its obligations under, the Parent Equity Commitment Letter or fail to enforce Parent’s obligations thereunder; or

(e) enter into or permit to exist any agreement, arrangement or understanding that would restrict or prevent payment of the CVR Payment on the Payment Date.

Section 7.9 Fresenius Group Transactions. In the event the Company enters into or effects any transaction with a member of the Fresenius Group which is permitted under Section 7.8(b) (in the event part of the outstanding shares or other equity interests or rights are transferred) or Section 7.8(c), in either case, solely because such transaction is with a member of the Fresenius Group, then, the Company shall cause the acquiring Fresenius Group member(s) involved in any such transaction to include in all calculations relevant to the CVR Payment under this CVR Agreement the results of operations of such acquiring Fresenius Group member(s) attributable to such shares, equity, interests or rights transferred in the same manner as such results were included in the Company’s consolidated results before such transaction occurred, including Sales Adjustments in respect of Sale Transactions by such member of the Fresenius Group.

Section 7.10 Enforcement of Parent Equity Commitment. The Company shall take all actions reasonably necessary, including bringing necessary legal action against Parent, to enforce Parent’s obligations, and the Company’s rights under, the Parent Equity Commitment.

Section 7.11 Arm’s Length Transactions. The Company and its Subsidiaries shall only (a) purchase, sell, lease, exchange or otherwise dispose of any property or assets, (b) render any service or (c) enter into any other transaction on terms that are not materially less favorable to the Company or such Subsidiary than terms that could have been obtained at the time such transaction was agreed or effected in an arm's length dealing with a Person who is not an Affiliate other than (1) transactions between or among the Company and any of its Subsidiaries; (2) transactions pursuant to the Parent Equity Commitment; (3) the issuance or transfer of equity securities of the Company to any direct or indirect parent of the Company and the payment of dividends, (4) payments with respect to the Senior Obligations; (5) pursuant to tax sharing agreements entered into among the Company, its Subsidiaries and any direct or indirect parent of the Company on customary terms to the extent attributable to the ownership or operation of the Company and its Subsidiaries, provided, that, in each case in this sub-clause (5), the amount of payments by Company and its Subsidiaries under such tax sharing agreements in any fiscal year does not exceed the amount that the Company and its Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year if the Company and its Subsidiaries were to pay such taxes separately from any such parent entity; and (6) transactions pursuant to agreements, instruments or arrangements to which APP or any of its Subsidiaries were party to on the date of this CVR Agreement with parties that are not Affiliates of the Company following the Merger, and any amendment thereto to the extent such amendment is not materially adverse to the Holders or is on arm’s length terms.

Section 7.12 Notice of Default. The Company shall file with the Trustee written notice of the occurrence of any Event of Default or other default under this CVR Agreement within five (5) business days of its becoming aware of any such Default or Event of Default.

ARTICLE 8

REMEDIES OF THE TRUSTEE AND HOLDERS

ON EVENT OF DEFAULT

Section 8.1 Event of Default Defined; Waiver of Default. “Event of Default” with respect to the Securities, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in the payment of all or any part of the CVR Payments as and when the same shall become due and payable at the Payment Date or otherwise; or

(b) default in the performance, or breach, in any material respect, of any covenant or warranty of the Company in respect of the Securities (other than a covenant or warranty in respect of the Securities, a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and continuance of such default or breach for a period of ninety days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Majority Holders, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(c) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or

(d) the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or for any substantial part of its property, or make any general assignment for the benefit of creditors.

If an Event of Default described above occurs and is continuing, then, and in each and every such case, either the Trustee or the Trustee upon the written request of the Majority Holders by notice in writing to the Company (and to the Trustee if given by the Majority Holders), shall bring suit to protect the rights of the Holders, including to obtain payment for any amounts then due and payable, which amounts shall bear interest at the Default Interest Rate until payment is made to the Trustee.

The foregoing provisions, however, are subject to the condition that if, at any time after the Trustee shall have begun such suit, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, the Company shall pay or shall deposit with the Trustee a sum sufficient to pay all amounts which shall have become due (with interest upon such overdue amount at the Default Interest Rate to the date of such payment or deposit) and such amount as shall be sufficient to cover reasonable compensation to the Trustee, its agents, attorneys and counsel, and all other expenses and liabilities incurred and all advances made, by the Trustee, and if any and all Events of Default under this CVR Agreement shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Holders of a majority of all the Securities then Outstanding, by written notice to the Company and to the Trustee, may waive all defaults with respect to the Securities, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereof.

Section 8.2 Collection of Indebtedness by Trustee; Trustee May Prove Debt. The Company covenants that in case default shall be made in the payment of all or any part of the Securities when the same shall have become due and payable, whether at the Payment Date or otherwise, then upon demand of the Trustee, the Company will pay to the Trustee for the benefit of the Holders of the Securities the whole amount that then shall have become due and payable on all Securities (with interest from the date due and payable to the date of such payment upon the overdue amount at the Default Interest Rate); and in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including reasonable compensation to the Trustee and each predecessor Trustee, their respective agents, attorneys and counsel, and any expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of its negligence or bad faith.

The Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this CVR Agreement or in aid of the exercise of any power granted herein, or to enforce any other remedy.

In case the Company shall fail forthwith to pay such amounts upon such demand, the Trustee, in its own name and as trustee of an express trust, shall be entitled and empowered to institute any action or proceedings at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against the Company or other obligor upon such Securities and collect in the manner provided by law out of the property of the Company or other obligor upon such Securities, wherever situated, the moneys adjudged or decreed to be payable.

In any judicial proceedings relative to the Company or other obligor upon the Securities, irrespective of whether any amount is then due and payable with respect to the Securities, the Trustee is authorized:

(a) to file and prove a claim or claims for the whole amount owing and unpaid in respect of the Securities, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the

Trustee (including any claim for reasonable compensation to the Trustee and each predecessor Trustee, and their respective agents, attorneys and counsel, and for reimbursement of all expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of negligence or bad faith) and of the Holders allowed in any judicial proceedings relative to the Company or other obligor upon the Securities, or to their respective property;

(b) unless prohibited by applicable law and regulations, to vote on behalf of the Holders in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency proceedings or person performing similar functions in comparable proceedings; and

(c) to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Holders and of the Trustee on their behalf; and any trustee, receiver, or liquidator, custodian or other similar official is hereby authorized by each of the Holders to make payments to the Trustee, and, in the event that the Trustee shall consent to the making of payments directly to the Holders, to pay to the Trustee such amounts as shall be sufficient to cover reasonable compensation to the Trustee, each predecessor Trustee and their respective agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of its negligence or bad faith, and all other amounts due to the Trustee or any predecessor Trustee pursuant to Section 4.6. To the extent that such payment of reasonable compensation, expenses, disbursements, advances and other amounts out of the estate in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, moneys, securities and other property which the Holders may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Securities, or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.

All rights of action and of asserting claims under this CVR Agreement, or under any of the Securities, may be enforced by the Trustee without the possession of any of the Securities or the production thereof and any trial or other proceedings instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements and compensation of the Trustee, each predecessor Trustee and their respective agents and attorneys, shall be for the ratable benefit of the Holders.

In any proceedings brought by the Trustee (and also any proceedings involving the interpretation of any provision of this CVR Agreement to which the Trustee shall be a party) the Trustee shall be held to represent all the Holders, and it shall not be necessary to make any Holders of such Securities parties to any such proceedings.

Section 8.3 Application of Proceeds. Any monies collected by the Trustee pursuant to this Article in respect of any Securities shall be applied in the following order at the date or dates fixed by the Trustee upon presentation of the several Securities in respect of which monies have been collected and stamping (or otherwise noting) thereon the payment in exchange for the presented Securities if only partially paid or upon surrender thereof if fully paid:

FIRST: To the payment of costs and expenses in respect of which monies have been collected, including reasonable compensation to the Trustee and each predecessor Trustee and their respective agents and attorneys and of all expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of its negligence or willful misconduct, and all other amounts due to the Trustee or any predecessor Trustee pursuant to Section 4.6;

SECOND: To the payment of the whole amount then owing and unpaid upon all the Securities, with interest at the Default Interest Rate on all such amounts, and in case such monies shall be insufficient to pay in full the whole amount so due and unpaid upon the Securities, then to the payment of such amounts without preference or priority of any security over any other Security, ratably to the aggregate of such amounts due and payable; and

THIRD: To the payment of the remainder, if any, to the Company or any other person lawfully entitled thereto.

Section 8.4 Suits for Enforcement. In case an Event of Default has occurred, has not been waived and is continuing, the Trustee may in its discretion proceed to protect and enforce the rights vested in it by this CVR Agreement by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any of such rights, either at law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this CVR Agreement or in aid of the exercise of any power granted in this CVR Agreement or to enforce any other legal or equitable right vested in the Trustee by this CVR Agreement or by law.

Section 8.5 Restoration of Rights on Abandonment of Proceedings. In case the Trustee or any Holder shall have proceeded to enforce any right under this CVR Agreement and such proceedings shall have been discontinued or abandoned for any reason, or shall have been determined adversely to the Trustee or to such Holder, then and in every such case the Company and the Trustee and the Holders shall be restored respectively to their former positions and rights hereunder, and all rights, remedies and powers of the Company, the Trustee and the Holders shall continue as though no such proceedings had been taken.

Section 8.6 Limitations on Suits by Holders. Subject to the right of the Majority Holders under Section 7.6, no Holder of any Security shall have any right by virtue or by availing of any provision of this CVR Agreement to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to this CVR Agreement, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy hereunder, unless such Holder previously shall have given to the Trustee written notice of default and of the continuance thereof, as hereinbefore provided, and unless also the Majority Holders shall have made written request upon the Trustee to institute such action or proceedings in its own name as trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and the Trustee for thirty (30) days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such action or proceeding and no direction inconsistent with such written request shall have been given to the Trustee pursuant to Section 8.9; it being understood and intended, and being expressly covenanted by the taker and Holder of every Security with every other taker and Holder and the Trustee, that no one or more Holders of Securities shall have any right in any manner whatever by virtue or by availing of any provision of this CVR Agreement to effect, disturb or prejudice the rights of any other such Holder of Securities, or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this CVR Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of Securities. For the protection and enforcement of the provisions of this Section, each and every Holder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 8.7 Unconditional Right of Holders to Institute Certain Suits. Notwithstanding any other provision in this CVR Agreement and any provision of any Security, but subject to Article 10, the right of any Holder of any Security to receive payment of the amounts payable in respect of such Security on or after the respective due dates expressed in such Security, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 8.8 Powers and Remedies Cumulative; Delay or Omission Not Waiver of Default.

(a) Except as provided in Section 8.6, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

(b) No delay or omission of the Trustee or of any Holder to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and, subject to Section 8.6, every power and remedy given by this CVR Agreement or by law to the Trustee or to the Holders may be exercised from time to time, and as often as shall be deemed expedient, by the Trustee or by the Holders.

Section 8.9 Control by Holders.

(a) The Majority Holders shall have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Securities by this CVR Agreement; provided that such direction shall not be otherwise than in accordance with law and the provisions of this CVR Agreement; and provided further that (subject to the provisions of Section 4.1) the Trustee shall have the right to decline to follow any such direction if the Trustee, being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith by its board of directors, the executive committee, or a trust committee of directors or responsible officers of the Trustee shall determine that the action or proceedings so directed would involve the Trustee in personal liability or if the Trustee in good faith shall so determine that the actions or forebearances specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders of the Securities not joining in the giving of said direction.

(b) Nothing in this CVR Agreement shall impair the right of the Trustee in its discretion to take any action deemed proper by the Trustee and which is not inconsistent with such direction or directions by Holders.

Section 8.10 Waiver of Past Defaults.

(a) In the case of a default or an Event of Default specified in clause (b), (c) or (d) of Section 8.1, the Majority Holders may waive any such default or Event of Default, and its consequences except a default in respect of a covenant or provisions hereof which cannot be modified or amended without the consent of the Holder of each Security affected. In the case of any such waiver, the Company, the Trustee and the Holders of the Securities shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

(b) Upon any such waiver, such default shall cease to exist and be deemed to have been cured and not to have occurred, and any Event of Default arising therefrom shall be deemed to have been cured, and not to have occurred for every purpose of this CVR Agreement; but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

Section 8.11 Trustee to Give Notice of Default, But May Withhold in Certain Circumstances. The Trustee shall transmit to the Holders, as the names and addresses of such Holders appear on the Security Register (as provided under Section 313(c) of the Trust Indenture Act), notice by mail of all defaults which have occurred and are known to the Trustee, such notice to be transmitted within ninety days after the occurrence thereof, unless such defaults shall have been cured before the giving of such notice (the term “default” for the purposes of this Section being hereby defined to mean any event or condition which is, or with notice or lapse of time or both would become, an Event of Default); provided that, except in the case of default in the payment of the amounts payable in respect of any of the Securities, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee, or a trust committee of directors or trustees and/or Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

Section 8.12 Right of Court to Require Filing of Undertaking to Pay Costs. All parties to this CVR Agreement agree, and each Holder of any Security by his acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this CVR Agreement or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 8.12 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder or group of Holders holding in the aggregate more than ten percent (10%) of the Securities Outstanding or to any suit instituted by any Holder for the enforcement of the payment of any Security on or after the due date expressed in such Security.

ARTICLE 9

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 9.1 Company May Consolidate, etc., on Certain Terms. Except for a Change of Control contemplated in Section 10.15, which shall be governed by such section, the Company covenants that it will not merge or consolidate with or into any other Person or sell or convey all or substantially all of its assets to any Person (including a sale or conveyance of shares of APP to a member of the Fresenius Group), unless, (i) such transaction complies with Section 7.11, (ii) the Company shall be the continuing Person, or the successor Person or the Person which acquires by sale or conveyance substantially all the assets of the Company (including the shares of APP) shall be a Person organized under the laws of the United States of America or any State thereof and shall expressly assume by an instrument supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of this CVR Agreement to be performed or observed by the Company and (iii) the Company, or such successor Person, as the case may be, shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition.

Section 9.2 Successor Person Substituted.

(a) In case of any such consolidation, merger, sale or conveyance, and following such an assumption by the successor Person, such successor Person shall succeed to and be substituted for the Company with the same effect as if it had been named herein. Such successor Person may cause to be signed, and may issue either in its own name or in the name of the Company prior to such succession any or all of the Securities issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such successor corporation instead of the Company and subject to all the terms, conditions and limitations in this CVR Agreement prescribed, the Trustee shall authenticate and shall deliver any Securities which previously shall have been signed and delivered to the Trustee for authentication, and any Securities which such successor corporation thereafter shall cause to be signed and delivered to the Trustee for that purpose. All of the Securities so issued shall in all respects have the same legal rank and benefit under this CVR Agreement as the Securities theretofore or thereafter issued in accordance with the terms of this CVR Agreement as though all of such Securities had been issued at the date of the execution hereof.

(b) In case of any such consolidation, merger, sale or conveyance, such changes in phraseology and form (but not in substance) may be made in the Securities thereafter to be issued as may be appropriate

(c) In the event of any such sale, transfer or conveyance (other than a conveyance by way of lease) the Company or any Person which shall theretofore have become such in the manner described in this Article shall be discharged from all obligations and covenants under this CVR Agreement and the Securities and may be liquidated and dissolved.

Section 9.3 Opinion of Counsel to Trustee. The Trustee, subject to the provisions of Sections 4.1 and 4.2, shall receive an Officer’s Certificate and Opinion of Counsel, prepared in accordance with Sections 1.3 and 1.4, as conclusive evidence that any such consolidation, merger, sale or conveyance, and any such assumption, and any such liquidation or dissolution, complies with the applicable provisions of this CVR Agreement, and if a supplemental agreement is required in connection with such transaction, such supplemental agreement complies with this Article and that there has been compliance with all conditions precedent herein provided for or relating to such transaction.

Section 9.4 Successors. All covenants and provisions of this CVR Agreement by or for the benefit of the Company, Trustee or the Holders shall bind and inure to the benefit of their respective successors, assigns, heirs and personal representatives.

ARTICLE 10

SUBORDINATION

Section 10.1 Agreement to Subordinate. The Company agrees, and each Holder agrees, that the CVR Payments, the Acceleration Payments, all other obligations under this CVR Agreement and the Securities and any rights or claims relating thereto (collectively, the “Junior Obligations”) are subordinated in right of payment, to the extent and in the manner provided in this Article 10, to the prior payment in full of all Senior Obligations of the Company (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of such Senior Obligations.

Section 10.2 Liquidation; Dissolution; Bankruptcy. Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, in an assignment for the benefit of creditors or any marshaling of the Company’s assets and liabilities:

(a) holders of Senior Obligations will be entitled to receive payment in full in cash of all Senior Obligations of the Company (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Obligation, whether or not permitted under such bankruptcy proceedings) before the Holders will be entitled to receive any payment with respect to the Junior Obligations; and

(b) until all Senior Obligations of the Company (as provided in clause (a) above) are paid in full in cash, any distribution to which Holders would be entitled but for this Article 10 will be made to holders of Senior Obligations of the Company, as their interests may appear.

Section 10.3 Default on Senior Obligations. The Company may not make any payment or distribution to any Holder in respect of Junior Obligations or acquire from any Holder for cash or property any Junior Obligations:

(a) if any default on any Senior Obligations would occur as a result of such payment, distribution or acquisition, provided, that, (i) in the case of Senior Obligations constituting Intercompany Loans, such default would cause a default to occur under the Senior Credit Facilities and (ii) in the case of Senior Obligations constituting Other Senior Debt, such Senior Obligations shall be in an aggregate amount exceeding €25 million;

(b) during the continuance of any payment default in respect of any Senior Obligations (after expiration of any applicable grace period); provided that, (i) in the case of Senior Obligations constituting Other Senior Debt, such Senior Obligations shall be in an aggregate amount exceeding €25 million and (ii) in the case of Senior Obligations constituting Intercompany Loans, such default shall have caused a default under the Senior Credit Facilities;

(c) if the maturity of any Senior Obligations is accelerated in accordance with its terms and such acceleration has not been rescinded; provided that, (i) in the case of Senior Obligations constituting Other Senior Debt, such Senior Obligations shall be in an aggregate amount exceeding €25 million and (ii) in the case of

Senior Obligations constituting Intercompany Loans, such acceleration shall have caused a default under the Senior Credit Facilities; or

(d) following the occurrence of any default (other than a payment default, and after the expiration of any applicable grace period) with respect to any Specified Senior Indebtedness, the effect of which is to permit the holders of such Specified Senior Indebtedness (or a trustee or agent acting on their behalf) to cause, with the giving of notice if required, the maturity of such Specified Senior Indebtedness to be accelerated, for a period commencing upon the receipt by the Trustee (with a copy to the Company) of a written notice of such default from the representative of the holders of such Specified Senior Indebtedness and ending when such Specified Senior Indebtedness is paid in full in cash or, if earlier, when such default is cured or waived.

Section 10.4 Notice of Event of Default. If an Event of Default occurs, the Company will promptly notify the Representatives of Senior Obligations of such Event of Default, but failure to give such notice will not affect the subordination of the Junior Obligations to the Senior Obligations as provided in this Article 10.

Section 10.5 When Distribution Must Be Paid Over.

(a) In the event that the Trustee or any Holder receives any payment of any Junior Obligations at a time when such payment is prohibited by this Article 10, such payment will be held by the Trustee or such Holder, in trust for the benefit of, and will be paid forthwith over and delivered, upon written request, to, the holders of Senior Obligations of the Company as their interests may appear or their Representative under the agreement, indenture or other document (if any) pursuant to which such Senior Obligations may have been issued, as their respective interests may appear, for application to the payment of all such Senior Obligations remaining unpaid to the extent necessary to pay such Senior Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Obligations.

(b) Any amount received by any Holder as a result of direct or indirect credit support for the Junior Obligations from any Affiliate of the Company (including without limitation, under the Parent Equity Commitment) shall be treated as payments received by such Holder from the Company that are subject to the provisions of this Article 10.

(c) With respect to the holders of Senior Obligations, the Trustee undertakes to perform only those obligations on the part of the Trustee as are specifically set forth in this Article 10, and no implied covenants or obligations with respect to the holders of Senior Obligations will be read into this Indenture against the Trustee. The Trustee will not be deemed to owe any fiduciary duty to the holders of Senior Obligations, and will not be liable to any such holders if the Trustee pays over or distributes to or on behalf of Holders or the Company or any other Person money or assets to which any holders of Senior Obligations are then entitled by virtue of this Article 10, except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.

Section 10.6 Notice by Company. The Company will promptly notify the Trustee of any facts known to the Company that would cause a payment of any Junior Obligations to violate this Article 10, but failure to give such notice will not affect the subordination of the Junior Obligations to the Senior Obligations as provided in this Article 10.

Section 10.7 Subordination Effective Notwithstanding Deficiencies with Respect to Senior Obligations; Waiver of Right to Contest Senior Obligation; Reinstatement of Subordination Provisions.

(d) The Holders hereby agree that subordination provisions contained in this Article 10 are unconditional, irrespective of the validity, regularity or enforceability of the Senior Obligations, the absence of any action to enforce the same, any waiver or consent by any holder of Senior Obligations with respect to any provisions thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense. Without limiting the foregoing, and notwithstanding anything to the contrary contained elsewhere herein, in the event that the amount of Senior Obligations are reduced or diminished for any reason (other than as a result of the payment in cash thereof), whether because of the applicability of fraudulent conveyance or other applicable laws, or any other invalidity or limitation on the amount of Senior Obligations, the subordination provisions thereof shall apply to the full amount of Senior Obligations (without giving effect to any reduction, invalidity or diminution thereof), and the turnover provisions hereunder shall be fully enforceable with respect to the full amount of Senior Obligations (without giving effect to any such reduction, invalidity or diminution thereof), even if the effect thereof is that there will be no (or a limited amount of) Senior Obligations to which the Junior Obligations are subrogated after the payment in full in cash of any of then remaining Senior Obligations (without giving effect to any reductions, invalidity or diminution thereof, except for reductions as a result of payments thereof in cash).

(e) The Trustee and the Holders agree that they shall not (and hereby waive any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any proceeding commenced by or against any Person under any provision of Title 11 of the United States Code, as now and hereinafter in effect, or any successor statute or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief), the validity or enforceability of the Senior Obligations.

(f) If any payment made or in respect to the Senior Obligations must be disgorged or returned for any reason, the Senior Obligations shall be reinstated hereunder and for all purposes of this Article 10 (including, without limitation, the turnover provisions hereof) such payment shall be deemed to have never been made with respect to the Senior Obligations.

Section 10.8 Subrogation. After all Senior Obligations are paid in full in cash and until the Junior Obligations are paid in full, Holders will be subrogated to the rights of holders of Senior Obligations to receive distributions applicable to Senior Obligations to the extent that distributions otherwise payable to the Holders have been applied to the payment of Senior Obligations. The Holders by accepting the Securities acknowledge that to the extent that the Senior Obligations are determined to be unenforceable, or the Senior Obligations are subordinated to other obligations of the Company, such subrogation rights may be impaired.

Section 10.9 Relative Rights. This Article 10 defines the relative rights of Holders and holders of Senior Obligations. Nothing in this CVR Agreement will:

(a) impair, as between the Company and Holders, the obligations of the Company under this CVR Agreement and the Securities; or

(b) affect the relative rights of Holders and creditors of the Company other than their rights in relation to holders of Senior Obligations.

If the Company fails because of this Article 10 to pay any amounts due in respect of the Securities on the due date, the failure is still an Event of Default.

Section 10.10 Subordination May Not Be Impaired by Company. No right of any holder of Senior Obligations to enforce the subordination of the Junior Obligations may be impaired by any act or failure to act by the Company or any Holder or by the failure of the Company or any Holder to comply with this CVR Agreement.

Section 10.11 Distribution or Notice to Representative. Whenever a distribution is to be made or a notice given to holders of Senior Obligations, the distribution may be made and the notice given to their Representative.

Upon any payment or distribution of assets of the Company referred to in this Article 10, the Trustee and the Holders will be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Representative or of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Holders for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Obligations and other obligations of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 10.

Section 10.12 Rights of Trustee. Notwithstanding the provisions of this Article 10 or any other provision of this CVR Agreement, the Trustee will not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee, and the Trustee may continue to make payments on the Securities, unless the Trustee has received at its address for notice specified in Section 1.5 at least five business days prior to the date of such payment written notice of facts that would cause the payment of any Junior Obligations to violate this Article 10. Only the Company or a Representative may give the notice. Nothing in this Article 10 will impair the claims of, or payments to, the Trustee under or pursuant to Section 4.7 hereof.

The Trustee in its individual or any other capacity may hold Senior Obligations with the same rights it would have if it were not Trustee.

Section 10.13 Authorization to Effect Subordination. Each Holder, by the Holder’s acceptance thereof, authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article 10, and appoints the Trustee to act as such Holder’s attorney-in-fact for any and all such purposes. If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 8.2 hereof at least 30 days before the expiration of the time to file such claim, the Representatives are hereby authorized to file an appropriate claim for and on behalf of the Holders of the Notes.

Section 10.14 Amendments. The provisions of this Article 10 are expressly made for the benefit of the holders from time to time of the Senior Obligations, and may not be amended or modified without the written consent of the Representatives of the holders of all Senior Obligations.

Section 10.15 Change of Control.

(a) In the event of a Change of Control of APP as a result of an event of default under the financing arrangements which results in the sale or conveyance of APP or substantially all of the assets of APP, the Company shall be obligated to pay Holders an acceleration payment (“Acceleration Payment”). The Acceleration Payment shall be calculated on the basis of the aggregate Adjusted EBITDA achieved by APP since the beginning of the CVR Measuring Period based on the financial statements filed in the Company’s last quarterly report preceding the Change of Control (the “Accelerated CVR Measuring Period”). The Adjusted EBITDA achieved shall be grossed up for the balance of the CVR Measuring Period from the date of the Change of Control (the “Grossed-Up Adjusted EBITDA”) and shall equal the product of (a) the aggregate Adjusted EBITDA achieved by APP in the Accelerated CVR Measuring Period multiplied by (b) the quotient obtained by dividing (i) the total number of quarters in the CVR Measuring Period (12) by (ii) the number of quarters in the Accelerated CVR Measuring Period.

(b) The Acceleration Payment, with respect to each CVR, will be an amount equal to the lesser of: (1) the quotient obtained by dividing (i) the product of (x) 2.5 multiplied by and (y)(A) the aggregate of the Grossed-Up Adjusted EBITDA plus (B) the aggregate of any Sale Adjustments in respect of Sale Transactions occurring prior to such Change of Control minus (C) the EBITDA Threshold Amount, by (ii) the Aggregate Share Number, or (2) the Maximum CVR Payment.

Example: Change of Control on October 29, 2009

(A) Grossed-Up Adjusted EBITDA = Adjusted EBITDA through September 30, 2009 x (12 / 7)

Acceleration Payment equals the lesser of:

(B) (B) 2.5 x (A + aggregate Sales Adjustments – EBITDA Threshold Amount) / Aggregate Share Number; OR

(C) the Maximum CVR Payment (eg $6.00 per CVR).

(c) The calculation of the Acceleration Payment shall be subject to the review provisions of Section 7.6 and shall be payable within six (6) months after the Change of Control giving rise to the Acceleration Payment.

IN WITNESS WHEREOF, the parties hereto have caused this CVR Agreement to be duly executed, all as of the day and year first above written.

FRESENIUS KABI PHARMACEUTICALS HOLDING, LLC

By:
Name:
Title:

[—], as Trustee

By:
Name:
Title:

[—] INC.

No.	Certificate for	Contingent Value Rights

This certifies that                    , or registered assigns (the “Holder”), is the registered holder of the number of Contingent Value Rights (“CVRs”) set forth above. Each CVR entitles the Holder, subject to the provisions contained herein and in the CVR Agreement referred to on the reverse hereof, to payments from [—], a Delaware corporation (the “Company”), in an amount and in the form determined pursuant to the provisions set forth on the reverse hereof and as more fully described in the CVR Agreement referred to on the reverse hereof. Such payment shall be made on the Payment Date, as defined in the CVR Agreement referred to on the reverse hereof.

Payment of any amounts pursuant to this CVR Certificate shall be made only to the registered Holder (as defined in the CVR Agreement) of this CVR Certificate. Such payment shall be made in the Borough of Manhattan, The City of New York, or at any other office or agency maintained by the Company for such purpose, in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts; provided, however, the Company may pay such amounts by wire transfer or check payable in such money. [TRUSTEE] has been initially appointed as Paying Agent at its office or agency in the Borough of Manhattan, The City of New York.

Reference is hereby made to the further provisions of this CVR Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been duly executed by the Trustee referred to on the reverse hereof by manual signature, this CVR Certificate shall not be entitled to any benefit under the CVR Agreement, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:	[—]

By:
Name:
Title:

Attest:

Authorized Signature

[Form of Reverse of CVR Certificate]

This CVR Certificate is issued under and in accordance with the Contingent Value Rights Agreement, dated as of                      (the “CVR Agreement”), between the Company and [—], a national banking association, as trustee (the “Trustee,” which term includes any successor Trustee under the CVR Agreement), and is subject to the terms and provisions contained in the CVR Agreement, to all of which terms and provisions the Holder of this CVR Certificate consents by acceptance hereof. The CVR Agreement is hereby incorporated herein by reference and made a part hereof. Reference is hereby made to the CVR Agreement for a full statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Trustee and the Holders of the CVRs. All capitalized terms used in this CVR Certificate without definition shall have the respective meanings ascribed to them in the CVR Agreement. Copies of the CVR Agreement can be obtained by contacting the Trustee.

The Company shall pay to the Holder hereof on June 30, 2011, with respect to each CVR, the CVR Payment; provided, that in no event shall the CVR Payment with respect to each CVR exceed the Maximum CVR Payment.

The CVR Payment, if any, and interest thereon, if any, shall be payable by the Company in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts; provided, however, the Company may pay such amounts by its check or wire transfer payable in such money. [TRUSTEE] has been initially appointed as Paying Agent at its office or agency in the Borough of Manhattan, The City of New York.

If an Event of Default occurs and is continuing, either the Trustee may or the Majority Holders, by notice to the Company and to the Trustee shall bring suit to protect the rights of the Holders, including to obtain payment of all amounts then due and payable, with interest at the Default Interest Rate from the date of the Event of Default through the date payment is made or duly provided for.

The CVR Payment and all other obligations of the Company under this CVR Certificate and the CVR Agreement are subordinated to the prior payment in full of all Senior Obligations on the terms provided in the CVR Agreement.

The CVR Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of CVRs under the CVR Agreement at any time by the Company and the Trustee with the consent of the holders of a majority of the CVRs at the time outstanding.

No reference herein to the CVR Agreement and no provision of this CVR Certificate or of the CVR Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay any amounts determined pursuant to the terms hereof and of the CVR Agreement at the times, place and amount, and in the manner, herein prescribed. The Holder of this CVR Certificate, by acceptance hereof, agrees that the Company has no obligation to initiate or continue research, development or commercialization activities with respect to any products or whether or not in development or commercialized prior to the date the CVRs were first issued by the Company and, in its sole subjective discretion, the Company may abandon efforts to research, develop or commercialize product.

As provided in the CVR Agreement and subject to certain limitations therein set forth, the transfer of the CVRs represented by this CVR Certificate is registrable on the Security Register, upon surrender of this CVR Certificate for registration of transfer at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new CVR Certificates, for the same amount of CVRs, will be issued to the designated transferee or transferees. The Company hereby initially designates the office of [TRUSTEE] at [—] as the office for registration of transfer of this CVR Certificate.

As provided in the CVR Agreement and subject to certain limitations therein set forth, this CVR Certificate is exchangeable for one or more CVR Certificates representing the same number of CVRs as represented by this CVR Certificate as requested by the Holder surrendering the same.

No service charge will be made for any registration of transfer or exchange of CVRs, but the Company may require payment of a sum sufficient to cover all documentary, stamp or similar issue or transfer taxes or other governmental charges payable in connection with any registration of transfer or exchange.

Prior to the time of due presentment of this CVR Certificate for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this CVR Certificate is registered as the owner hereof for all purposes, and neither the Company, the Trustee nor any agent shall be affected by notice to the contrary.

Neither the Company nor the Trustee has any duty or obligation to the holder of this CVR Certificate, except as expressly set forth herein or in the CVR Agreement.

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

                                                                                  this is one of the CVR Certificates referred to in the within-mentioned CVR Agreement.

[—], as Trustee

Dated:	By
Authorized Signatory

Annex C

Execution Copy

WRITTEN CONSENT AND VOTING AGREEMENT

This WRITTEN CONSENT AND VOTING AGREEMENT (this “Agreement”) is entered into as of July 6, 2008, by and among Fresenius SE, a societas europaea organized under the laws of Germany (“Parent”); Fresenius Kabi Pharmaceuticals Holding, LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of Parent (“Holdco”); Fresenius Kabi Pharmaceuticals, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Holdco (“Merger Sub”); and, the Persons whose names are set forth on the signature pages hereto under the caption “Stockholders” (each individually a “Stockholder” and, collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, as of the date of this Agreement, each Stockholder owns the number of shares of Common Stock, par value $.001 per share (the “Company Stock”), of APP Pharmaceuticals, Inc., a Delaware corporation (the “Company”), set forth opposite such Stockholder’s name on Schedule A attached hereto;

WHEREAS, concurrently herewith, Parent, Holdco, Merger Sub and the Company are entering into an Agreement and Plan of Merger, dated as of this date (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company and the Company will survive as a wholly-owned subsidiary of Holdco (the “Merger”), and each share of Company Stock will be converted into the right to receive the Merger Consideration, in accordance with the terms of, and subject to the conditions set forth in, the Merger Agreement; and

WHEREAS, as a condition to the willingness of Parent, Holdco and Merger Sub to enter into the Merger Agreement, and as an inducement and in consideration therefor, Parent, Holdco and Merger Sub have required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Defined Terms. For purposes of this Agreement, terms used in this Agreement that are defined in the Merger Agreement but not in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

SECTION 1.2 Other Definitions. For purposes of this Agreement:

(a) “Company Options” means options to acquire Company Stock granted to a Stockholder by the Company and held by a Stockholder as of the date of this Agreement.

(b) “Immediate Family” means lineal descendants (whether by blood or marriage), ancestral forebears, current and former spouses, and persons related by blood, adoption or marriage to any of the foregoing.

(c) “New Shares” means any shares of Company Stock (other than Owned Shares) acquired by a Stockholder at any time during the Voting Period.

(d) “Option Shares” means any shares of Company Stock issued or issuable upon exercise of Company Options.

(e) “Owned Shares” means all of the shares of Company Stock owned by such Stockholder as of the date of this Agreement as set forth on Schedule A.

(f) “Permitted Transferee” means PSS and any PSS Entity or any charitable foundation or organization, in each case only if such parties agree to be bound by the terms of this Agreement and execute an irrevocable Written Consent (as defined in Section 2.1).

(g) “PSS” means Dr. Patrick Soon-Shiong.

(h) “PSS Entity” means any trust for the benefit of PSS or any members of PSS’ Immediate Family and any other entity in which PSS or any members of PSS’ Immediate Family separately or collectively hold a majority of the outstanding equity interests.

(i) “Representative” means, with respect to any particular Person, the officers, directors, employees, trustees, investment bankers, attorneys and other advisors or representatives of such Person.

(j) “Voting Period” means the period from and including the date of this Agreement through and including the earliest to occur of (i) the effectiveness of the Merger, and (ii) the termination of the Merger Agreement in accordance with its terms.

(k) “Transfer” means sell, transfer, assign or otherwise dispose.

ARTICLE II

WRITTEN CONSENT; VOTING AGREEMENT AND IRREVOCABLE PROXY

SECTION 2.1 Written Consent and Agreement to Vote.

(a) Each Stockholder hereby agrees that, concurrently with the execution and delivery of this Agreement, such Stockholder will consent to the adoption of the Merger Agreement and the Merger in accordance with Section 251(c) of the General Corporation Law of the State of Delaware by delivering to the Company a written consent in the form of Exhibit A hereto (a “Written Consent”), which consent shall be executed by the record holder(s) of the Owned Shares listed opposite such Stockholder’s name on Schedule A. Subject to Article VI, upon Parent’s request each Stockholder shall promptly deliver to the Company an additional Written Consent dated as of such later date the additional Written Consent is granted. Each Written Consent shall be coupled with an interest and shall be irrevocable, except as provided in Article VI below.

(b) Subject to Section 3.2 hereof, each Stockholder hereby agrees that, during the Voting Period, such Stockholder shall vote or execute consents, as applicable, with respect to the Owned Shares and any New Shares owned by such Stockholder as of the applicable record date (or cause to be voted or a consent to be executed with respect to the Owned Shares and any New Shares owned by such Stockholder as of the applicable record date) against each of the matters set forth in clauses (i), (ii), (iii) and (iv) below at any meeting (or any adjournment or postponement thereof) of, or in connection with any proposed action by written consent of, the holders of Company Stock at or in connection with which any of the holders vote or execute consents with respect to any of the following matters:

(i) any merger agreement or merger (other than the Merger Agreement, the Merger or any business combination or transaction with Parent or any of its affiliates), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other business combination involving the Company;

(ii) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of such Stockholder contained in this Agreement;

(iii) any action, proposal, transaction or agreement involving the Company or any of its Subsidiaries that would reasonably be expected to prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement, in contravention of the terms and conditions set forth in the Merger Agreement; and

(iv) any Acquisition Proposal made prior to the termination of the Merger Agreement, other than the Merger.

(c) Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or consent. Nothing contained in this Section 2.1 shall require any Stockholder to vote or execute any consent with respect to any Option Shares not issued upon the exercise of a Company Option prior to the applicable record date for that vote or consent.

SECTION 2.2 Grant of Irrevocable Proxy. Each Stockholder hereby irrevocably appoints Parent and any designee of Parent, and each of them individually, as such Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, with effect immediately following the execution of the Written Consent as provided in Section 2.1, to vote or execute consents during the Voting Period, with respect to the Owned Shares and any New Shares owned by such Stockholder as of the applicable record date, in each case solely to the extent and in the manner specified in Section 2.1 and subject to the exceptions set forth in Section 2.1. This proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder shall not directly or indirectly grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of such Stockholder’s Owned Shares or New Shares that is inconsistent with Sections 2.1 and 2.2.

SECTION 2.3 Nature of Irrevocable Proxy. The proxy and power of attorney granted pursuant to Section 2.2 by each Stockholder shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Stockholder with regard to such Stockholder’s Owned Shares or any New Shares and such Stockholder acknowledges that the proxy constitutes an inducement for Parent, Holdco and Merger Sub to enter into the Merger Agreement. The power of attorney granted by each Stockholder is a durable power of attorney and shall survive the bankruptcy, dissolution, death or incapacity of such Stockholder. The proxy and power of attorney granted hereunder shall terminate only upon the expiration of the Voting Period.

ARTICLE III

COVENANTS

SECTION 3.1 Voting Period Restrictions. Each Stockholder agrees that such Stockholder shall not, during the Voting Period, Transfer any or all of such Stockholder’s Owned Shares or New Shares, or any interest therein, or any voting rights with respect thereto or enter into any contract, option or other arrangement or understanding with respect thereto (including any voting trust or agreement and the granting of any proxy), other than (a) pursuant to the Merger in accordance with the terms of the Merger Agreement, (b) with the prior written consent of Parent, and (c) pledges of up to 6 million Owned Shares or New Shares as security for indebtedness; provided that the foregoing shall not prevent (i) the Transfer of Owned Shares or New Shares upon the death of such Stockholder pursuant to the terms of any trust or will of such Stockholder or by the laws of intestate succession, but only if, and any such Transfer shall be void unless, the transferee executes and delivers to Parent an agreement to be bound by the terms of this Agreement to the same extent as such Stockholder, (ii) the Transfer of Owned Shares or New Shares to a Permitted Transferee, or (iii) the Transfer of Owned Shares or New Shares in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligation arising from the exercise of any Company Option.

SECTION 3.2 No Shop Obligations of Each Stockholder. Each Stockholder agrees that such Stockholder shall not, and that such Stockholder shall use its reasonable best efforts to cause the Representatives of such Stockholder not to, directly or indirectly, (i) solicit or initiate any proposal or offer which would reasonably be expected to lead to an Acquisition Proposal, other than the transactions contemplated by this Agreement, (ii) enter into, participate, continue or otherwise engage in discussions or negotiations with, or provide any non-public information to any Person (other than Parent and its Representatives) with respect to any inquiries regarding, or the making of, an Acquisition Proposal, or (iii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to an Acquisition Proposal; provided, however, that each Stockholder may, and may authorize and permit any Representative of such Stockholder to, provide non-public information to, and participate in discussions or negotiations, with any Person if at such time such Stockholder has been notified by the Company that the Board of Directors of the Company is permitted to provide non-public information to, or engage in discussions or negotiations with, such Person in accordance with the Merger Agreement. A Stockholder shall notify Parent orally and in writing within three Business Days after receipt of any Acquisition Proposal. The written notice shall include the material terms of the Acquisition Proposal, and the Stockholder shall keep Parent reasonably informed of any material changes with respect to such Acquisition Proposal.

SECTION 3.3 General Covenants. Each Stockholder agrees that such Stockholder shall not:

(a) enter into any agreement, commitment, letter of intent, agreement in principle, or understanding with any Person or take any other action that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, such Stockholder’s covenants and obligations under this Agreement; or

(b) take any action that could restrict or otherwise affect such Stockholder’s legal power, authority and right to comply with and perform such Stockholder’s covenants and obligations under this Agreement.

SECTION 3.4 Stockholders’ Capacity. Parent, Holdco and Merger Sub acknowledge that no Stockholder is making any agreement or understanding herein in such Stockholder’s capacity as a director or officer of the Company and that each Stockholder is executing this agreement solely in such Stockholder’s capacity as the owner of Company Stock and nothing herein shall limit or affect any actions taken by such Stockholder in such Stockholder’s capacity as a director or officer of the Company.

SECTION 3.5 Letter of Transmittal and Delivery of Merger Consideration. Parent agrees to provide the Stockholders a copy of the letter of transmittal referenced in Section 2.2 of the Merger Agreement a reasonable time period prior to the anticipated Closing Date to allow the Stockholders to complete the letter of transmittal and provide such letter of transmittal to the Paying Agent prior to or on the Closing Date. Parent agrees to use reasonable best efforts to cause the Paying Agent to deliver by wire transfer of immediately available funds the Merger Consideration to which the Stockholders are entitled under the terms of the Merger Agreement on the same date as the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder hereby represents and warrants to Parent, Holdco and Merger Sub as follows:

SECTION 4.1 Authorization. Such Stockholder has all power and authority (or legal capacity in the case of an individual) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and, assuming it has been duly and validly authorized, executed and delivered by Parent, Holdco and Merger Sub, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor’s rights generally, and (ii) general principles of equity.

SECTION 4.2 Ownership of Shares. As of the date hereof, the Owned Shares of such Stockholder are listed on Schedule A attached hereto. Except as described in the Schedule 13D, as amended to the date hereof, of such Stockholder with respect to Company Stock or Forms 3, 4, or 5 filed by such Stockholder with the SEC on or prior to the date hereof, such Stockholder is the sole beneficial owner, free and clear of all Liens and all voting agreements and commitments of every kind (other than pledges of up to 6 million Owned Shares or New Shares as security for indebtedness), of all of the Owned Shares and Option Shares listed opposite such Stockholder’s name on Schedule A hereto and has the sole power to vote (or cause to be voted or consents to be executed) and to dispose of (or cause to be disposed of) such Owned Shares without restriction and no proxies through and including the date hereof given in respect of any or all of such Owned Shares and Option Shares are irrevocable and any such proxies have been revoked.

SECTION 4.3 No Conflicts. Except for a filing of an amendment to a Schedule 13D and a filing of a Form 4 as required by the Exchange Act, (i) no filing with any Governmental Entity, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by such Stockholder or the performance by such Stockholder of such Stockholder’s obligations hereunder and (ii) none of the execution and delivery of this Agreement by such Stockholder, or the performance by such Stockholder of such Stockholder’s obligations hereunder shall (A) result in, give rise to or constitute a violation or breach of or a default (or any event which with notice or lapse of time or both would become a violation, breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on, any of the Owned Shares pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s Owned Shares are bound, or (B) violate any applicable law, rule, regulation, order, judgment, or decree applicable to such Stockholder, except for any of the foregoing as would not impair such Stockholder’s ability to perform such Stockholder’s obligations under this Agreement.

SECTION 4.4 Transaction Fee. Except as disclosed by such Stockholder to Parent in writing, such Stockholder has not employed any investment banker, broker or finder in connection with the transactions contemplated by the Merger Agreement who might be entitled to any fee or any commission from the Company in connection with or upon consummation of the Merger.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT, HOLDCO AND MERGER SUB

Each of Parent, Holdco and Merger Sub hereby represent and warrant to the Stockholders as follows:

SECTION 5.1 Authorization. Such party has all power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by such party and, assuming it has been duly and validly executed and delivered by the Stockholders, constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms of this Agreement.

SECTION 5.2 No Conflicts. The execution and delivery of this Agreement by such party does not and the performance of this Agreement by such party will not (i) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under any mortgage, bond, indenture, agreement, instrument or obligation to which it is a party or by which it or any of its properties is bound; (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency or other Governmental Entity that is binding on such party or any of its properties; or (iii) constitute a violation by such party of any law, regulation, rule or ordinance applicable to such party, in each case, except for any violation, conflict or consent as would not impair the ability of such party to perform its obligations under this Agreement or to consummate the transactions contemplated herein on a timely basis.

ARTICLE VI

TERMINATION

This Agreement and all obligations of the parties hereunder shall automatically terminate and the Written Consent of each of the Stockholders shall be automatically revoked upon the earliest to occur of (i) the Effective Time, (ii) the effectiveness of any amendment, modification or supplement to, or waiver under, the Merger Agreement which amendment, modification, supplement or waiver would reduce the amount of Merger Consideration payable in the Merger, unless consented to in writing by each Stockholder, and (iii) the termination of the Merger Agreement in accordance with its terms (unless the Merger Agreement is terminated as a result of breach of this Agreement). Upon the termination of this Agreement, neither Parent, Holdco, Merger Sub nor the Stockholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect; provided, that Sections 7.1, and 7.3 through 7.11 shall survive such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1 Publication. Each Stockholder hereby permits Parent, Holdco, Merger Sub and/or the Company to publish and disclose in press releases, Schedule 13D filings, and the Company Information Statement (including all documents and schedules filed with the SEC) and any other disclosures or filings required by applicable law such Stockholder’s identity and ownership of shares of the Company Stock, the nature of such Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and/or the text of this Agreement.

SECTION 7.2 Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger or the adoption of the Merger Agreement that such Stockholder may have under applicable law and shall not permit any such rights of appraisal or rights of dissent to be exercised with respect to such Stockholder’s Owned Shares, any New Shares or any Option Shares.

SECTION 7.3 Amendments, Waivers, etc. This Agreement may be amended by the parties at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking the action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

SECTION 7.4 Enforcement of Agreement; Specific Performance. The Stockholders agree and acknowledge that Parent, Holdco and Merger Sub would suffer irreparable damage in the event that any of the obligations of the Stockholders in this Agreement were not performed in accordance with its specific terms or if the Agreement was otherwise breached by the Stockholders. It is accordingly agreed by the Stockholders that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

SECTION 7.5 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a) If to the Parent, Holdco or Merger Sub, addressed to it at:

Fresenius SE

61346 Bad Homburg v.d.H.

Germany

Facsimile: +49 6172 608 5017

Telephone: +49 6172 608 2333

Attn: General Counsel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street

Canary Wharf

London E14 5DS

England

Facsimile: +44 (0) 207 519 7070

Telephone: +44 (0) 207 519 7000

Attn: Scott V. Simpson, Esq.

           Michal Berkner, Esq.

(b) If to the Stockholders, addressed to them at:

APP Pharmaceuticals, Inc.

1501 East Woodfield Road, Suite 300E

Schaumburg, Illinois 60173

Facsimile: +1 (847) 413-2652

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004-1980

Facsimile: +1 (212) 859-4000

Attn: Philip Richter, Esq.

           Brian T. Mangino, Esq.

or to that other address as any party shall specify by written notice so given, and notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered.

SECTION 7.6 Headings; Titles. Headings and titles of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

SECTION 7.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of this invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon determination that any term or other provision is invalid or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 7.8 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to in this Agreement) and any documents delivered by the parties in connection herewith constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all parties.

SECTION 7.9 Assignment; Binding Effect; No Third Party Beneficiaries; Further Action. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties. This Agreement shall be binding upon and shall inure to the benefit of Parent, Holdco and Merger Sub and their respective successors and assigns and shall be binding upon the Stockholders and the Stockholders’ successors, assigns, heirs, executors and administrators. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person (other than, in the case of Parent, Holdco and Merger Sub, their respective successors and assigns and, in the case of the Stockholders, the Stockholders’ successors, assigns, heirs, executors and administrators) any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Stockholders shall take any further action and execute any other instruments as may be reasonably requested by Parent to effectuate the intent of this Agreement.

SECTION 7.10 Mutual Drafting. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. This Agreement shall not be deemed to have been prepared or drafted by any one party or another or any party’s attorneys.

SECTION 7.11 Governing Law and Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflict of laws. The Stockholders hereby irrevocably and unconditionally consent to submit to the jurisdiction of the federal courts located in the State of Delaware or any Delaware state courts (and, if appropriate, appellate courts therefrom) in connection with any action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any suit, action or proceeding relating thereto except in those courts), waive any defense or objection they may have or hereafter have relating to the laying of venue of any suit, action or proceeding in any such courts and agree not to plead or claim that any suit, action or proceeding brought therein has been brought in an inconvenient forum.

SECTION 7.12 Counterparts; Facsimiles. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all of the parties. This Agreement or any counterpart may be executed and delivered by facsimile copies, each of which shall be deemed an original.

(Signature page follows.)

IN WITNESS WHEREOF, Parent, Holdco, Merger Sub and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

FRESENIUS SE

By:	/s/ Dr. U. M. SCHNEIDER
Name:	Dr. U. M. SCHNEIDER
Title:	PRESIDENT AND CEO

By:	/s/ ST. STURM
Name:	ST. STURM
Title:	CEO

FRESENIUS KABI PHARMACEUTICALS HOLDING, LLC

By:	/s/ G. STEEN
Name:	G. STEEN
Title:	AUTHORIZED SIGNATORY

FRESENIUS KABI PHARMACEUTICALS, LLC

By:	/S/ R BAULE
Name:	R BAULE
Title:	AUTHORIZED SIGNATORY

STOCKHOLDERS:

DR. PATRICK SOON-SHIONG

/s/ PATRICK SOON-SHIONG

MICHELLE B. CHAN SOON-SHIONG

/s/ MICHELLE B. CHAN SOON-SHIONG

THEMBA 2005 TRUST I

By:	/s/ STEVEN H. HASSAN
Name:	STEVEN H. HASSAN
Title:	TRUSTEE

[Voting Agreement Signature Page]

THEMBA 2005 TRUST II

By:	/s/ STEVEN H. HASSAN
Name:	STEVEN H. HASSAN
Title:	TRUSTEE

THE 2005 TWO-YEAR ANNUITY TRUST A

By:	/s/ STEVEN H. HASSAN
Name:	STEVEN H. HASSAN
Title:	TRUSTEE

THE 2005 TWO-YEAR ANNUITY TRUST B

By:	/s/ STEVEN H. HASSAN
Name:	STEVEN H. HASSAN
Title:	TRUSTEE

CALIFORNIA CAPITAL LP

By:	Themba LLC, its general partner

By:	/s/ STEVEN H. HASSAN
Name:	STEVEN H. HASSAN
Title:	MANAGER

RSU PLAN LLC

By:	/s/ STEVEN H. HASSAN
Name:	STEVEN H. HASSAN
Title:	MANAGER

THEMBA CREDIT LLC

By:	/s/ STEVEN H. HASSAN
Name:	STEVEN H. HASSAN
Title:	MANAGER

[Voting Agreement Signature Page]

THE TWO-YEAR ANNUITY TRUST #1

By:	/s/ STEVEN H. HASSAN
Name:	STEVEN H. HASSAN
Title:	TRUSTEE

THE TWO-YEAR ANNUITY TRUST #2

By:	/s/ STEVEN H. HASSAN
Name:	STEVEN H. HASSAN
Title:	TRUSTEE

THE TWO-YEAR ANNUITY TRUST #3

By:	/s/ STEVEN H. HASSAN
Name:	STEVEN H. HASSAN
Title:	TRUSTEE

THE TWO-YEAR ANNUITY TRUST #4

By:	/s/ STEVEN H. HASSAN
Name:	STEVEN H. HASSAN
Title:	TRUSTEE

[Voting Agreement Signature Page]

EXHIBIT A

WRITTEN CONSENT OF STOCKHOLDERS

OF

APP PHARMACEUTICALS, INC.

The undersigned, being stockholder(s) of APP Pharmaceuticals, Inc., a Delaware corporation (the “Company”), acting pursuant to the provisions of Section 228 of the Delaware General Corporation Law and the Company’s bylaws, hereby adopts the following recitals and resolution by written consent in lieu of a meeting:

WHEREAS, there has been presented to the undersigned stockholder(s) of the Company an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Fresenius SE, a societas europaea organized under the laws of Germany (“Parent”), Fresenius Kabi Pharmaceuticals Holding, LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of Parent (“Holdco”), and Fresenius Kabi Pharmaceuticals, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Holdco (“Merger Sub”), which Merger Agreement provides for the merger of Merger Sub with and into the Company, with the Company as the surviving corporation after such merger (the “Merger”);

WHEREAS, pursuant to the terms and conditions of the Merger Agreement, the stockholders of the Company (the “Stockholders”) will be entitled to receive the Merger Consideration (as defined in the Merger Agreement) for each share of common stock of the Company held by them at the effective time of the Merger;

WHEREAS, the board of directors of the Company has approved and adopted the Merger Agreement and the Merger and has resolved to recommend that the Stockholders approve and adopt the Merger Agreement and the Merger (the “Recommendation”); and

WHEREAS, the affirmative vote in favor of the adoption of the Merger Agreement by a majority of the votes entitled to be cast thereon by the stockholders of the Company is required pursuant to Section 251 of the Delaware General Corporation Law before the Company may effect the Merger.

NOW, THEREFORE, BE IT RESOLVED, that the undersigned stockholder(s), in their capacity as stockholder of the Company, hereby adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including, without limitation, the Merger; and

FURTHER RESOLVED, that the Merger Agreement and the Merger be, and hereby are, consented to, approved and adopted in all respects without a meeting, without prior notice and without a vote; and

FURTHER RESOLVED, that this written consent may be signed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one instrument and that this written consent shall be filed with the minutes of the proceedings of the stockholders of the Company.

This written consent is coupled with an interest and is irrevocable, except to the extent provided in Article 6 of the Written Consent and Voting Agreement entered into on July 6, 2008 between Parent, Holdco, Merger Sub and the Stockholders.

IN WITNESS WHEREOF, each of the undersigned has executed this written consent effective as of the last date set forth below.

DATED: July 6, 2008

DR. PATRICK SOON-SHIONG

/s/ PATRICK SOON-SHIONG

MICHELLE B. CHAN SOON-SHIONG

/s/ MICHELLE B. CHAN SOON-SHIONG

THEMBA 2005 TRUST I

By:	/s/ STEVEN H. HASSAN
Name:	STEVEN H. HASSAN
Title:	TRUSTEE

THEMBA 2005 TRUST II

By:	/s/ STEVEN H. HASSAN
Name:	STEVEN H. HASSAN
Title:	TRUSTEE

THE 2005 TWO-YEAR ANNUITY TRUST A

By:	/s/ STEVEN H. HASSAN
Name:	STEVEN H. HASSAN
Title:	TRUSTEE

[Signature Page to Written Consent]

THE 2005 TWO-YEAR ANNUITY TRUST B

By:	/s/ STEVEN H. HASSAN
Name:	STEVEN H. HASSAN
Title:	TRUSTEE

CALIFORNIA CAPITAL LP

By:	Themba LLC, its general partner

By:	/s/ STEVEN H. HASSAN
Name:	STEVEN H. HASSAN
Title:	MANAGER

RSU PLAN LLC

By:	/s/ STEVEN H. HASSAN
Name:	STEVEN H. HASSAN
Title:	MANAGER

THEMBA CREDIT LLC

By:	/s/ STEVEN H. HASSAN
Name:	STEVEN H. HASSAN
Title:	MANAGER

THE TWO-YEAR ANNUITY TRUST #1

By:	/s/ STEVEN H. HASSAN
Name:	STEVEN H. HASSAN
Title:	TRUSTEE

[Signature Page to Written Consent]

THE TWO-YEAR ANNUITY TRUST #2

By:	/s/ STEVEN H. HASSAN
Name:	STEVEN H. HASSAN
Title:	TRUSTEE

THE TWO-YEAR ANNUITY TRUST #3

By:	/s/ STEVEN H. HASSAN
Name:	STEVEN H. HASSAN
Title:	TRUSTEE

THE TWO-YEAR ANNUITY TRUST #4

By:	/s/ STEVEN H. HASSAN
Name:	STEVEN H. HASSAN
Title:	TRUSTEE

[Signature Page to Written Consent]

[Letterhead of Goldman, Sachs & Co.]

Annex D

PERSONAL AND CONFIDENTIAL

July 6, 2008

Special Committee of the Board of Directors and

Board of Directors

APP Pharmaceuticals, Inc.

1501 East Woodfield Road, Suite 300 East

Schaumburg, IL 60173-5837

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than the Principal Stockholders (as defined in the Agreement (as defined below))) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of APP Pharmaceuticals, Inc. (the “Company”) of the Per Share Consideration (as defined below), taken in the aggregate, to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of July 6, 2008 (the “Agreement”), by and among Fresenius SE (“Fresenius”), Fresenius Kabi Pharmaceuticals, a wholly owned subsidiary of Fresenius (“Kabi”), Fresenius Kabi Pharmaceuticals Holding LLC, a wholly owned subsidiary of Kabi (“Kabi Holding”), and the Company. The Agreement provides for the merger of Kabi Holding with and into the Company pursuant to which each Share (other than Excluded Company Shares and Dissenting Company Shares (each as defined in the Agreement)) will be canceled and converted into the right to receive $23.00 in cash (the “Cash Consideration”) plus a contingent value right (a “CVR”) entitling the holder thereof to a potential payment of up to $6.00 in cash to be issued pursuant to, and in the time frame set forth in, the CVR Indenture (as defined in the Agreement) (the “CVR Consideration” and together with the Cash Consideration, the “Per Share Consideration”).

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Fresenius, Kabi and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Special Committee of the Board of Directors (the “Special Committee”) in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking and other financial services to the Company and its affiliates from time to time, including having acted as the advisor to the Special Committee of American Pharmaceutical Partners, a predecessor to Abraxis BioScience Inc. (“Abraxis”), in connection with APP’s acquisition of Abraxis in 2006. Goldman, Sachs & Co. has also extended a margin loan to the Company’s chairman, Dr. Patrick Soon-Shiong, which is secured by certain of his and/or his affiliates’ Shares (aggregate principal amount of $10,000,000, of which approximately $1,400,000 has been drawn as of the date hereof), in June 2008, and Goldman, Sachs & Co. may loan additional amounts to Dr. Patrick Soon-Shiong pursuant to a similar credit facility in the future. We also may provide investment banking and other financial services to the Company, Fresenius, Kabi, Dr. Patrick Soon-Shiong, and their respective affiliates in the future. In connection with the above-described services we have received, and may receive, compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the year ended December 31, 2007 and of its predecessor company, Abraxis, for the year ended December 31, 2006; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its

D-1

Special Committee of the Board of Directors

Board of Directors

APP Pharmaceuticals, Inc.

July 6, 2008

Page Two

stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management and approved for our use by the Company (the “Forecasts”). We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the generic pharmaceutical industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company and we have not been furnished with any such evaluation or appraisal. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Fresenius or on the expected benefits of the Transaction in any way meaningful to our analysis. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Per Share Consideration, taken in the aggregate, to be received by the holders (other than the Principal Stockholders) of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the Principal Stockholders, the holders of any other class of securities, creditors, or other constituencies of the Company or Fresenius; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Fresenius, or class of such persons in connection with the Transaction, whether relative to the Per Share Consideration, taken in the aggregate, to be received by the holders pursuant to the Agreement or otherwise. In addition, we express no opinion as to the prices at which the CVR will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Consideration, taken in the aggregate, to be received by the holders (other than the Principal Stockholders) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/S/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

D-2

[Letterhead of Lazard Frères & Co. LLC]

Annex E

CONFIDENTIAL

July 7, 2008

The Board of Directors

The Special Committee of the Board of Directors

APP Pharmaceuticals, Inc.

1501 East Woodfield Road, Suite 300 East

Schaumburg, IL 60173

Dear Members of the Board and the Special Committee:

We understand that Fresenius SE, a societas europaea organized under the laws of Germany (“Parent”), Fresenius Kabi Pharmaceuticals Holding LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Holdco”), Fresenius Kabi Pharmaceuticals LLC, a Delaware limited liability company and wholly owned subsidiary of Holdco (“Merger Sub”), and APP Pharmaceuticals, Inc., a Delaware corporation (the “Company”), propose to enter into an Agreement and Plan of Merger, dated as of July 6, 2008 (the “Agreement”), pursuant to which Parent will acquire the Company (the “Transaction”). Pursuant to the Transaction, Merger Sub will be merged with and into the Company and each outstanding share of the common stock, par value $.001 per share, of the Company (“Company Common Stock”), other than shares of Company Common Stock (i) held by holders who are entitled to and properly demand an appraisal of their shares of Company Common Stock, (ii) held in the treasury of the Company, (iii) owned by Parent, Holdco, Merger Sub or any other wholly-owned subsidiary of Parent (such holders, together with their respective affiliates (“Excluded Holders”), will be converted into the right to receive (x) $23.00 in cash (the “Cash Consideration”) and (y) a contingent value right (a “CVR”) issued by Holdco pursuant to the CVR Indenture (as defined below) entitling the holder to a potential future payment of up to $6.00 in cash (the “CVR Consideration” and together with the Cash Consideration, the “Consideration”).

We also understand that concurrently with the execution of the Agreement, Parent, Holdco, Merger Sub and certain stockholders of the Company (the “Principal Stockholders”) are entering into a written consent and voting agreement (the “Written Consent and Voting Agreement”) pursuant to which such stockholders have agreed, subject to the terms thereof, to take specified actions in furtherance of the Transaction, including executing and delivering written consents under Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which the Agreement will be adopted in accordance with Section 251(c) of the DGCL immediately following the execution and delivery of the Agreement; and (i) Parent and Dr. Patrick Soon-Shiong are entering into a Non-Competition Agreement, which will become effective at the Effective Time (as defined in the Agreement) (the “Non-Competition Agreement”), (ii) Parent, Holdco, and Dr. Soon-Shiong will enter into a consulting agreement (the “Consulting Agreement”) and (iii) Parent will execute and deliver to Holdco an equity commitment letter in favor of Holdco. As of or prior to the closing of the Transaction, Holdco, and Parent and a trustee mutually agreeable to Holdco and the Company will enter into a CVR indenture (the “CVR Indenture”) together with the Non-Competition Agreement, the Consulting Agreement, the Equity Letter and the Written Consent and Voting Agreement (the “Related Agreements”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than Excluded Holders and the Principal Stockholders) of the Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of the Agreement and the Related Agreements;

(ii)	Analyzed certain publicly available historical business and financial information relating to the Company;

The Board of Directors

The Special Committee of the Board of Directors

APP Pharmaceuticals, Inc.

July 7, 2008

(iii)	Reviewed various financial forecasts and other data provided to us by the Company relating to the business of the Company;

(iv)	Held discussions with members of the senior managements of the Company with respect to the business and prospects of the Company;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of the Company;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the businesses of the Company;

(vii)	Reviewed historical stock prices and trading volumes of Company Common Stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company, and we have not been furnished with such valuation or appraisal. With respect to the financial forecasts that we have reviewed, we have assumed, with the consent of the Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock or CVRs may trade at any time subsequent to the announcement of the Transaction.

In rendering our opinion, we have assumed, with your consent, that the Transaction will be consummated on the terms described in the Agreement and the Related Agreements, without any waiver or modification of any material terms or conditions. We also have assumed, with your consent, that obtaining the necessary regulatory or third party approvals and consents for the Transaction will not have an adverse effect on the Company or Holdco. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects of the Transaction (other than the Consideration to the extent expressly specified herein), including the Related Agreements. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

Lazard Frères & Co. LLC is acting as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, contingent upon the closing of the Transaction. We in the past have provided investment banking services to the Company and other entities controlled by Dr. Soon-Shiong, for which we have received compensation. In 2006, we advised American BioSciences Inc. in connection with its co-promotion agreement with AstraZeneca plc and its merger with American Pharmaceutical Partners, Inc. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an

The Board of Directors

The Special Committee of the Board of Directors

APP Pharmaceuticals, Inc.

July 7, 2008

entity indirectly owned in large part by managing directors of Lazard) may actively trade securities of Company and/or the securities of Fresenius SE and certain of its affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by the Opinion Committee of Lazard Frères & Co. LLC.

Our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the Transaction.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of the Company and the Special Committee of the Board of Directors of the Company and our opinion is rendered to the Board of Directors of the Company and the Special Committee of the Board of Directors of the Company in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Company Common Stock (other than Excluded Holders and the Principal Stockholders) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours, LAZARD FRERES & CO. LLC

By:	/S/ STEPHEN H. SANDS
Stephen H. Sands Managing Director

Annex F

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16.)

F-4